Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173891
PROSPECTUS
AMB Property, L.P.
Unconditionally Guaranteed by AMB Property Corporation
Offers to Exchange
All Outstanding Notes of the Series Specified Below
and Solicitation of Consents to Amend the Related Indenture
Expiration Date: 9:00 a.m., New York City Time, June 3, 2011, unless extended
     AMB Property, L.P., a limited partnership organized under the laws of Delaware (“AMB LP”), is conducting the exchange offers and, on behalf of the combined company (as defined below), the solicitation of consents set forth in this prospectus and related letter of transmittal and consent (“letter of transmittal”) in connection with, and subject to the consummation of, the planned Merger (as defined below) of ProLogis and AMB Property Corporation (“AMB”) pursuant to the agreement and plan of merger referred to below. AMB LP is offering to exchange all validly tendered and accepted notes that were issued by ProLogis with notes to be issued by AMB LP and unconditionally guaranteed by AMB, the parent entity and sole general partner of AMB LP, each as described in the table below.

	Series of Notes Issued by	CUSIP No.	Series of Notes to be
Aggregate	ProLogis to be Exchanged	of the ProLogis	Issued by AMB LP (Collectively,
Principal	(Collectively, the “ProLogis Non-Convertible	Non-Convertible	the “AMB LP Non-Exchangeable
Amount	Notes”)	Notes	Notes”)(1)
$58,935,000	5.500% Notes due April 1, 2012	743410 AK8	5.500% Notes due April 1, 2012
$61,443,000	5.500% Notes due March 1, 2013	743410 AE2	5.500% Notes due March 1, 2013
$350,000,000	7.625% Notes due August 15, 2014	743410 AU6	7.625% Notes due August 15, 2014
$48,226,750 (2) (3)	7.810% Notes due February 1, 2015	81413WAA8	7.810% Notes due February 1, 2015
$5,511,625 (2) (3)	9.340% Notes due March 1, 2015	814138 AB9	9.340% Notes due March 1, 2015
$155,320,000	5.625% Notes due November 15, 2015	743410 AJ1	5.625% Notes due November 15, 2015
$197,758,000	5.750% Notes due April 1, 2016	743410 AL6	5.750% Notes due April 1, 2016
$36,402,700 (2) (4)	8.650% Notes due May 15, 2016	814138 AJ2	8.650% Notes due May 15, 2016
$182,104,000	5.625% Notes due November 15, 2016	743410 AN2	5.625% Notes due November 15, 2016
$300,000,000	6.250% Notes due March 15, 2017	743410 AX0	6.250% Notes due March 15, 2017
$100,000,000	7.625% Notes due July 1, 2017	814138 AK9	7.625% Notes due July 1, 2017
$600,000,000	6.625% Notes due May 15, 2018	743410 AT9	6.625% Notes due May 15, 2018
$396,641,000	7.375% Notes due October 30, 2019	743410 AV4	7.375% Notes due October 30, 2019
$561,049,000	6.875% Notes due March 15, 2020	743410 AW2	6.875% Notes due March 15, 2020

Series of Exchangeable Notes to be
	Series of Convertible Notes Issued by		Issued by AMB LP (Collectively,
	ProLogis to be Exchanged		the “AMB LP Exchangeable Notes” and,
Aggregate	(Collectively, the “ProLogis Convertible	CUSIP No.	together with the AMB LP Non-
Principal	Notes” and, together with the ProLogis Non-	of the ProLogis	Exchangeable Notes, the “AMB LP
Amount	Convertible Notes, the “ProLogis Notes”)	Convertible Notes	Notes”)(1)
$460,000,000	3.250% Convertible Senior Notes due 2015	743410 AY8	3.250% Exchangeable Senior Notes due 2015
$592,980,000	2.250% Convertible Senior Notes due 2037	743410 AP7 743410 AQ5	2.250% Exchangeable Senior Notes due 2037
$141,635,000	1.875% Convertible Senior Notes due 2037	743410 AR3	1.875% Exchangeable Senior Notes due 2037
$386,250,000	2.625% Convertible Senior Notes due 2038	743410 AS1	2.625% Exchangeable Senior Notes due 2038

(1)	The AMB LP Notes will be issued by AMB LP and will be fully and unconditionally guaranteed by its parent entity and sole general partner, AMB.

(2)	In this prospectus, in the case of the ProLogis 7.810% 2015 Notes (as defined below), ProLogis 9.340% 2015 Notes (as defined below) and ProLogis 8.650% 2016 Notes (as defined below) (collectively, the “ProLogis Amortizing Notes” or singularly, a “ProLogis Amortizing Note”), unless stated otherwise, the aggregate principal amount and the price per principal amount refers to the current principal amount outstanding, after giving effect to the mandatory principal repayments that have been made on each ProLogis Amortizing Note, including the $4,600,300 repayment to be made on May 15, 2011 in the case of the ProLogis 8.650% 2016 Notes.

(3)	Such current aggregate principal amount reflects mandatory principal repayments already made in accordance with the terms of the notes. The original principal amount for the ProLogis 7.810% 2015 Notes is $74,195,000.

(4)	Such current aggregate principal amount reflects mandatory principal repayments already made in accordance with the terms of the notes, including the mandatory repayment of $4,600,300 to be made on May 15, 2011.
     In exchange for each ProLogis Note that is validly tendered and accepted, holders will receive a new AMB LP Note in a principal amount equal to the applicable exchange price of such tendered ProLogis Note. The principal amount of each new AMB LP Note will be rounded down, if necessary, to the nearest whole multiple of $1,000, and AMB LP will pay cash equal to the remaining portion, if any, of the exchange price of such ProLogis Note plus accrued and unpaid interest with respect to that portion. For each ProLogis Non-Convertible Note validly tendered (and not validly withdrawn), the holder will receive (i) an exchange price equal to 100% of its principal amount plus a cash consent fee equal to 0.25% of its principal amount (the “Non-Convertible Notes Consent Fee”) if it is validly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on May 16, 2011, unless extended (the “Early Consent Date”), and (ii) an exchange price equal to 97% of its principal amount if it is validly tendered (and not validly withdrawn) after the Early Consent Date and on or prior to the Expiration Date (as defined below) of the exchange offers. For each ProLogis Convertible Note validly tendered (and not validly withdrawn), the holder will receive (i) an exchange price equal to 100% of its principal amount plus a cash consent fee equal to 0.10% of its principal amount (the “Convertible Notes Consent Fee”) if it is validly tendered (and not validly withdrawn) prior to the Early Consent Date, and (ii) an exchange price equal to 97% of its principal amount if it is validly tendered (and not validly withdrawn) after the Early Consent Date and on or prior to the Expiration Date. If you validly tender ProLogis Notes prior to the Early Consent Date, you may validly withdraw your tender and the related consent prior to the Early Consent Date, but you will not receive the applicable cash consent fee unless you validly re-tender prior to the Early Consent Date. If you validly tender ProLogis Notes prior to the Early Consent Date, you may validly withdraw your tender after the Early Consent Date and before the Expiration Date, but you may not withdraw the related consent and you will receive the applicable cash consent fee. If you validly tender ProLogis Notes after the Early Consent Date and before the Expiration Date, you will not receive the applicable cash consent fee and you may withdraw your tender and the related consent at any time prior to the Expiration Date.
     Tender instructions for each series of ProLogis Notes will be accepted in authorized denominations. Tenders of ProLogis 7.810% 2015 Notes will be accepted only in original principal amounts (i.e., without giving effect to principal repayments already made) equal to $1,000 or integral multiples thereof. The applicable exchange price and consent fee will be calculated only on current principal amounts outstanding as of the settlement date. For illustrations on how the exchange price and consent fee will be calculated, see “The Exchange Offers and Consent Solicitations — ProLogis Amortizing Notes.”
     Each new AMB LP Note issued in exchange for a ProLogis Note will have substantially the same terms, including interest rate, interest payment dates, redemption terms, maturity and, if applicable, exchange terms (other than the applicable initial exchange rates, dividend threshold amounts, fundamental change make-whole amounts and, in the case of the AMB LP 3.250% 2015 Exchangeable Notes, the exchange consideration), as the corresponding ProLogis Note (prior to the Proposed Amendments) for which it is offered in exchange, and will accrue interest from the most recent interest payment date of the tendered ProLogis Note. The AMB LP Notes will be issued by AMB LP and will be fully and unconditionally guaranteed by AMB, as compared with the ProLogis Notes, which were issued by ProLogis and are not guaranteed. In the case of each new AMB LP 9.340% 2015 Note (as defined below) and AMB LP 8.650% 2016 Note (as defined below) issued in exchange for a ProLogis 9.340% 2015 Note and a ProLogis 8.650% 2016 Note, respectively, the mandatory principal repayment schedule will be revised from that contained in the corresponding ProLogis Note to reflect the fact that, because previous mandatory principal repayments were not, and with respect to the principal payment to be made in May 15, 2011 with respect to the ProLogis 8.650% 2016 Notes is not expected to be, applied in accordance with their respective terms with respect to the corresponding ProLogis Note, the outstanding principal amount of each currently outstanding ProLogis 9.340% 2015 Note and ProLogis 8.650% 2016 Note is, and the AMB LP 9.340% 2015 Note and AMB LP 8.650% 2016 Note to be issued in exchange thereof will be, $1,000. For more information, see “The Exchange Offers and Consent Solicitations — ProLogis Amortizing Notes.” The AMB LP 3.250% 2015 Exchangeable Notes (as defined below) will be exchangeable into AMB common stock, cash or a combination of the two, at the option of AMB LP, as compared with the ProLogis 3.250% 2015 Convertible Notes (as defined below), which are convertible only into ProLogis common shares and will be exchangeable only into AMB common stock after the Merger. The AMB LP Exchangeable Notes will be exchangeable into AMB common stock, cash or a combination of the two, at the option of AMB LP.
     The exchange offers will expire at 9:00 a.m., New York City time, on June 3, 2011, unless extended (the “Expiration Date”). You may withdraw tendered ProLogis Notes at any time prior to the Expiration Date. As of the date of this prospectus, after giving effect to the mandatory repayment of $4,600,300 of the principal of the ProLogis 8.650% 2016 Notes to be made on May 15, 2011, there was $3,053,391,075 principal amount of outstanding ProLogis Non-Convertible Notes and $1,580,865,000 principal amount of outstanding ProLogis Convertible Notes, for a total of $4,634,256,075 principal amount of outstanding ProLogis Notes.
     Concurrently with the exchange offers, AMB LP is also soliciting consents on behalf of the combined company from each holder of the ProLogis Notes upon the terms and conditions set forth in this prospectus and the related letter of transmittal to certain proposed amendments described below (the “Proposed Amendments”) to the indenture, dated as of March 1, 1995 (the “Base ProLogis Indenture”), between ProLogis (formerly ProLogis Trust and prior thereto Security Capital Industrial Trust) and U.S. Bank National Association, as successor in interest to State Street Bank and Trust Company, as trustee (the “Trustee”), as amended and supplemented (the “ProLogis Indenture”).

     A holder validly tendering ProLogis Notes for exchange will, by tendering those notes, be deemed to have validly delivered its consent to the Proposed Amendments to the ProLogis Indenture, as further described under “The Proposed Amendments.” If the Requisite Consents (as defined below) of the holders of a majority in aggregate principal amount of the relevant series of ProLogis Notes are not received, then AMB LP may, in its sole discretion, extend the Early Consent Date until the Requisite Consents are received. If the Requisite Consents of the holders of a majority in aggregate principal amount of the relevant series of ProLogis Notes issued under the ProLogis Indenture, as described more fully herein, are received, then it is anticipated that ProLogis and the Trustee will enter into a supplemental indenture with respect to the affected notes that will, subject to the successful completion of the applicable exchange offer, have the effect of eliminating certain covenants contained in the ProLogis Indenture that afford protection to holders of ProLogis Notes, including substantially all of the restrictive covenants, certain affirmative covenants, certain events of default and substantially all of the restrictions on the ability of ProLogis to merge, consolidate or sell all or substantially all of its properties or assets.
     AMB LP’s obligations to complete the exchange offers and consent solicitations are conditioned upon, among other things, consummation of the Merger, listing of AMB LP’s existing 6.750% Notes due 2011 on the New York Stock Exchange (the “NYSE”) and receipt of valid consents sufficient to effect the Proposed Amendments to the ProLogis Indenture. The Merger and related transactions and listing of AMB LP’s existing 6.750% Notes due 2011 on the NYSE are not conditioned upon the commencement or completion of the exchange offers or consent solicitations.
     The board of directors of AMB and the board of trustees of ProLogis have each approved an agreement to combine AMB and ProLogis through a merger of equals. The combined company resulting from such transactions (the “combined company”) will be organized as an umbrella partnership real estate investment trust, or “UPREIT.” AMB will be the surviving entity in the Merger and following the consummation of the Merger will change its name to “ProLogis, Inc.”, which will be the name of the combined company. Following the consummation of the Merger, AMB LP will continue in existence with its name changed to “ProLogis, L.P.”
     In the proposed Merger, ProLogis shareholders will receive 0.4464 of a newly issued share of AMB common stock for each ProLogis common share that they own. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. AMB common stock and ProLogis common shares are each traded on the NYSE, under the ticker symbols “AMB” and “PLD”, respectively. Based on the closing price of AMB common stock on the NYSE of $32.86 on January 26, 2011, the last trading day before ProLogis common share and AMB common stock prices may have been affected by market speculation regarding a potential transaction involving AMB and ProLogis, the exchange ratio represented approximately $14.67 in AMB common stock for each ProLogis common share. Based on the closing price of AMB common stock on the NYSE of $32.93 on January 28, 2011, the last trading day before public announcement of the proposed transactions, the exchange ratio represented approximately $14.70 in AMB common stock for each ProLogis common share. Based on the closing price of AMB common stock on the NYSE of $36.36 on May 2, 2011, the latest practicable date before the date of this prospectus, the exchange ratio represented approximately $16.23 in AMB common stock for each ProLogis common share. The value of the Merger consideration will fluctuate with changes in the market price of AMB common stock.
     The merger of AMB and ProLogis will be accomplished through a first-step merger of ProLogis and an indirect wholly owned subsidiary of ProLogis and a second-step merger of a parent entity of that subsidiary with AMB. ProLogis will continue its existence as a subsidiary of the combined company and will remain the obligor on any ProLogis Notes which remain outstanding following the Merger.
     Upon completion of the transactions, AMB and ProLogis estimate that former AMB stockholders will own approximately 40% of the common stock of the combined company and former ProLogis shareholders will own approximately 60% of the common stock of the combined company.
     The combination of AMB and ProLogis, which is a condition to the completion of the exchange offers and consent solicitations, cannot be completed without the approval of both the AMB stockholders and the ProLogis shareholders, including the approval by AMB stockholders of certain amendments to the amended and restated bylaws of AMB (the “AMB bylaws”). Each of AMB and ProLogis is holding a special meeting to vote on the proposals necessary to complete the Merger transactions. The obligations of AMB and ProLogis to complete the Merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. AMB LP intends to extend the Expiration Date if needed so that it will occur after the Merger is closed.
     AMB LP plans to issue new AMB LP Notes promptly after the Expiration Date in exchange for ProLogis Notes that are validly tendered and not withdrawn before the Expiration Date. The ProLogis Notes are not, and the AMB LP Notes will not be, listed on any securities exchange.

     This investment involves risks. Prior to participating in any of the exchange offers and consenting to the Proposed Amendments to the ProLogis Indenture, please see the section entitled “Risk Factors” beginning on page 59 of this prospectus for a discussion of the risks that you should consider in connection with your investment in the AMB LP Notes.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     None of AMB, AMB LP or their subsidiaries, ProLogis or its subsidiaries, the exchange agent, the information agent, the Trustee or the dealer managers makes any recommendation as to whether holders of ProLogis Notes should exchange their notes in the applicable exchange offers or deliver consents to the Proposed Amendments to the ProLogis Indenture.

The dealer managers for the exchange offers and solicitation agents for the consent solicitations are :
Citi
RBS

The date of this prospectus is May 9, 2011

ABOUT THIS PROSPECTUS
     The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement or documents to which AMB LP otherwise refers you. AMB LP has not authorized anyone else to provide you with different information. AMB LP is not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.
     This prospectus is part of a registration statement that AMB and AMB LP have filed with the Securities and Exchange Commission (the “SEC”). You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which AMB and ProLogis operate and beliefs of and assumptions made by AMB management and ProLogis management, involve uncertainties that could significantly affect the financial results of AMB or ProLogis or the combined company. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving AMB and ProLogis, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that AMB and ProLogis expect or anticipate will occur in the future — including statements relating to rent and occupancy growth, development activity and changes in sales or contribution volume of developed properties, general conditions in the geographic areas where AMB and ProLogis operate and the availability of capital in existing or new property funds — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although AMB and ProLogis believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, AMB and ProLogis can give no assurance that AMB’s and ProLogis’ expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to, those set forth under “Risk Factors” beginning on page 59 of this prospectus as well as the following:
•	national, international, regional and local economic climates,

•	changes in financial markets, interest rates and foreign currency exchange rates,

•	increased or unanticipated competition for AMB’s and ProLogis’ properties,

•	risks associated with acquisitions,

•	maintenance of real estate investment trust (“REIT”) status,

•	availability of financing and capital,

•	changes in demand for developed properties,

•	risks associated with achieving expected revenue synergies or cost savings,

•	risks associated with the ability to consummate the Merger and the timing of the closing of the Merger, and

•	those additional risks and factors discussed in reports filed with the SEC by AMB and ProLogis from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q.
     Neither AMB nor ProLogis undertakes any duty to update any forward-looking statements appearing in this document, except as may be required by applicable securities laws.

WHERE YOU CAN FIND MORE INFORMATION
     AMB, AMB LP and ProLogis file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding AMB, AMB LP and ProLogis, each of which files electronically with the SEC. The address of that site is www.sec.gov.
     Investors may also consult the websites of AMB and AMB LP or ProLogis for more information concerning the exchange offers and consent solicitations or Merger. The website of AMB and AMB LP is www.AMB.com. The website of ProLogis is www.ProLogis.com. Information included on these websites is not incorporated by reference into this prospectus.
     AMB and AMB LP have filed with the SEC a registration statement of which this prospectus forms a part. The registration statement registers the new AMB LP Notes, the related AMB guarantees and the shares of AMB common stock deliverable upon exchange of the AMB LP Exchangeable Notes. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the AMB LP Notes, the related AMB guarantees and the shares of AMB common stock. The rules and regulations of the SEC allow AMB and AMB LP to omit certain information included in the registration statement from this prospectus.
     In addition, the SEC allows AMB and AMB LP to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus.
     This prospectus incorporates by reference the documents listed below that AMB (File No. 001-13545) and AMB LP (File No. 001-14245) have previously filed with the SEC; provided, however, that AMB and AMB LP are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. They may contain important information about AMB and AMB LP, their financial condition or other matters:
•	Combined Annual Report of AMB and AMB LP on Form 10-K for the fiscal year ended December 31, 2010, filed on February 18, 2011, as amended by the Combined Annual Report on Form 10-K/A filed on March 10, 2011.

•	AMB’s definitive proxy statement with respect to the 2011 Annual Meeting of Stockholders filed on March 23, 2011 and additional proxy materials filed on April 26, 2011.

•	Combined Current Reports of AMB and AMB LP on Form 8-K, filed on February 1, 2011 and January 31, 2011.

•	Item 8.01 of the Current Reports of AMB on Form 8-K, filed on April 20, 2011 and February 3, 2011.
     In addition, AMB and AMB LP incorporate by reference herein any future filings they make with the SEC under Section 11, 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the Expiration Date. Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
     You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from AMB or AMB LP by requesting them in writing or by telephone at the following address:

AMB Property Corporation
AMB Property, L.P.
Pier 1, Bay 1
San Francisco, California 94111
Attention: Investor Relations
Telephone: (415) 394-9000
     These documents are available from AMB and AMB LP without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part.
     This prospectus also incorporates by reference the documents listed below that ProLogis has previously filed with the SEC (File No. 001-12846); provided, however, that AMB and AMB LP are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. They contain important information about ProLogis, its financial condition or other matters.
•	Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011, as amended by the Annual Report on Form 10-K/A filed on March 28, 2011.

•	Proxy Statement on Schedule 14A filed March 30, 2010.

•	Current Reports on Form 8-K, filed April 26, 2011, March 3, 2011, February 4, 2011, February 1, 2011 and January 31, 2011 (other than documents or portions of those documents not deemed to be filed).
     In addition, AMB and AMB LP incorporate by reference herein any future filings ProLogis makes with the SEC under Section 11, 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the Expiration Date. Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
     You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or ProLogis will provide you with copies of these documents, without charge, upon written or oral request to:
ProLogis
4545 Airport Way
Denver, Colorado 80239
Attention: Investor Relations
Telephone: (800) 820-0181
     If you are a noteholder of ProLogis and would like to request documents, please do so by May 9, 2011 or May 26, 2011 to receive them before the Early Consent Date or Expiration Date, respectively. If you request any documents from AMB, AMB LP or ProLogis, AMB, AMB LP or ProLogis will mail them to you by first-class mail or by another equally prompt means.
     This document is a prospectus of AMB LP. None of AMB, AMB LP or ProLogis has authorized anyone to give any information or make any representation about the Merger, the exchange offers, the consent solicitations or AMB, AMB LP or ProLogis that is different from, or in addition to, what is contained in this prospectus or in any of the materials that AMB, AMB LP or ProLogis has incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this prospectus reads only as of the date of this prospectus unless the information specifically indicates that another date applies.

SUMMARY
     This summary highlights information contained elsewhere in this prospectus and may not contain all the information that is important to you. AMB and AMB LP urge you to read carefully the remainder of this prospectus and the other documents to which AMB and AMB LP have referred you because this section does not provide all the information that might be important to you with respect to the Merger, the exchange offers, the consent solicitations and the related matters. See also “Where You Can Find More Information.”
     The AMB LP Notes will be solely the obligations of AMB LP and will be unconditionally guaranteed by AMB. The AMB LP Exchangeable Notes (as defined below) will be exchangeable into cash, AMB common stock or a combination of cash and AMB common stock, at AMB LP’s election.
Information About AMB and ProLogis
AMB Property Corporation
     AMB, a Maryland corporation, is a self-administered and self-managed REIT for U.S. federal income tax purposes. AMB, together with its subsidiaries, is a global owner, operator and developer of industrial real estate, focused on major hub and gateway distribution markets in the Americas, Europe and Asia. As of December 31, 2010, AMB owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects totaling approximately 159.6 million square feet (14.8 million square meters) in 49 markets within 15 countries.
     The business of AMB is operated primarily through its operating partnership, AMB LP. As of December 31, 2010, AMB owned an approximate 98.2% general partnership interest in AMB LP, excluding preferred units, and, as its sole general partner, AMB has the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of AMB LP. AMB LP holds substantially all the assets of AMB and directly or indirectly holds the ownership interests in AMB’s joint ventures.
     The principal offices of AMB are located at Pier 1, Bay 1, San Francisco, California 94111 and its telephone number is (415) 394-9000. AMB common stock is listed on the NYSE, trading under the symbol “AMB.”
     Additional information about AMB and its subsidiaries is included in documents incorporated by reference into this prospectus and under “Where You Can Find More Information.”
ProLogis
     ProLogis, a Maryland real estate investment trust that has elected to be taxed as a REIT under the Code (as defined below), is the leading global provider of distribution facilities, with more than 435 million square feet (40 million square meters) of industrial space in markets across North America, Europe and Asia. ProLogis leases its industrial facilities to more than 4,400 customers, including manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises with large-scale distribution needs. ProLogis owns and manages a global portfolio of properties in 19 countries, comprising over $31 billion in assets. New Pumpkin Inc., a Maryland corporation (“New Pumpkin”), Upper Pumpkin LLC, a Delaware limited liability company (“Upper Pumpkin”), and Pumpkin LLC, a Delaware limited liability company (“Pumpkin LLC”), are direct or indirect wholly owned subsidiaries of ProLogis and were formed for the purpose of effecting the Merger.
     The principal offices of ProLogis are located at 4545 Airport Way, Denver, Colorado 80239 and its telephone number is (303) 567-5000. ProLogis common shares of beneficial interest (“ProLogis common shares”) are listed on the NYSE, trading under the symbol “PLD.”
     Additional information about ProLogis and its subsidiaries is included in documents incorporated by reference into this prospectus and under “Where You Can Find More Information.”

The Combined Company
     The combined company will be named “ProLogis, Inc.” and will be a Maryland corporation that is a self- administered and self-managed REIT for U.S. federal income tax purposes. The combined company is expected to be a leading global owner, operator and developer of industrial real estate. The combined company is expected to have a pro forma equity market capitalization of approximately $14 billion, a total market capitalization in excess $24 billion, and gross assets owned and managed of approximately $46 billion. The combined company will own or manage approximately 600 million square feet (approximately 55 million square meters) of modern distribution facilities located in key gateway markets and logistics corridors in 22 countries.
     References to the “combined company” in this document shall be to AMB Property Corporation after the effective time of the Merger, which will be renamed “ProLogis, Inc.”
     The business of the combined company will be operated through an operating partnership, ProLogis, L.P. (which will be the renamed AMB LP, and will be the obligor under the AMB LP Notes). On a pro forma basis giving effect to the Merger, the combined company will own an approximate 99.3% general partnership interest in the operating partnership, excluding preferred units, and, as its sole general partner, the combined company will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of the operating partnership.
     The corporate headquarters of the combined company will be located at Pier 1, Bay 1, San Francisco, California 94111 and its telephone number will be (415) 394-9000. The operational headquarters of the combined company will be located at 4545 Airport Way, Denver, Colorado 80239 and its telephone number will be (303) 567-5000.
     The common stock of the combined company will be listed on the NYSE, trading under the symbol “PLD.”
The Merger
The Merger Agreement
     AMB and ProLogis have agreed to a merger of equals under the terms of an Agreement and Plan of Merger, dated as of January 30, 2011 and amended as of March 9, 2011 (the “merger agreement”), by and among AMB LP, ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC. The AMB board of directors and the ProLogis board of trustees have both unanimously approved the combination of AMB and ProLogis in what the parties intend to be a “merger of equals.”
Form of the Merger
Pursuant to the merger agreement, AMB and ProLogis will combine through a multi-step process:
•	first, in the “ProLogis merger”, ProLogis will be reorganized into an UPREIT by merging Pumpkin LLC with and into ProLogis, with ProLogis continuing as the surviving entity and as a wholly owned subsidiary of Upper Pumpkin and an indirect wholly owned subsidiary of New Pumpkin;

•	following the ProLogis merger, in the “Topco merger”, New Pumpkin will be merged with and into AMB, with AMB continuing as the surviving corporation under the name of “ProLogis, Inc.” (the ProLogis merger together with the Topco merger, the “Merger”); and

•	following the Topco merger, the combined company will contribute all of the outstanding equity interests of Upper Pumpkin to AMB LP, which will be renamed “ProLogis, L.P.”, in exchange for the “issuance” of partnership units to the combined company.
     ProLogis will continue its existence as a subsidiary of the combined company. The shares of common stock of the combined company will be listed and traded on the NYSE under the symbol “PLD.”

     AMB and ProLogis expect that the former shareholders of ProLogis and the former stockholders of AMB will own approximately 60% and 40%, respectively, of the outstanding common stock of the combined company.
Merger Consideration
     Upon completion of the Merger, holders of ProLogis common shares will receive 0.4464 of a newly issued share of AMB common stock for each ProLogis common share they own at the effective time of the Topco merger with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market value of ProLogis common shares or AMB common stock. Because of this, the implied value of the consideration to ProLogis shareholders will fluctuate between now and the completion of the Merger. Based on the closing price of AMB common stock on the NYSE of $32.86 on January 26, 2011, the last trading day before ProLogis common share and AMB common stock prices may have been affected by market speculation regarding a potential transaction involving AMB and ProLogis, the exchange ratio represented approximately $14.67 in AMB common stock for each ProLogis common share. Based on the closing price of AMB common stock on the NYSE of $32.93 on January 28, 2011, the last trading day before public announcement of the Merger, the exchange ratio represented approximately $14.70 in AMB common stock for each ProLogis common share. Based on the closing price of AMB common stock on the NYSE of $36.36 on May 2, 2011, the latest practicable date before the date of this prospectus, the exchange ratio represented approximately $16.23 in AMB common stock for each ProLogis common share. See “Comparative Stock Prices and Dividends.”
     The following table presents trading information for AMB common stock and ProLogis common shares on January 26, 2011, the last trading day before AMB common stock and ProLogis common share prices may have been affected by market speculation regarding a potential transaction involving AMB and ProLogis, January 28, 2011, the last trading day before public announcement of the Merger, and May 2, 2011, the latest practicable date before the date of this prospectus. Equivalent per share prices for ProLogis common shares, adjusted by the exchange ratio of 0.4464, are also provided for each of these dates.

	AMB Common Stock	ProLogis Common	Equivalent Per Share
	(Close)	Shares (Close)	Price
January 26, 2011	$32.86	$14.70	$14.67
January 28, 2011	$32.93	$15.21	$14.70
May 2, 2011	$36.36	$16.29	$16.23
Directors and Management Following the Merger
     Following the consummation of the Merger, the board of directors of the combined company will have eleven members, consisting of Mr. Hamid R. Moghadam, Mr. Walter C. Rakowich, Mr. George L. Fotiades, Ms. Christine N. Garvey, Ms. Lydia H. Kennard, Mr. J. Michael Losh, Mr. Irving F. Lyons, III, Mr. Jeffrey L. Skelton, Mr. D. Michael Steuert, Mr. Carl B. Webb and Mr. William D. Zollars. Mr. Moghadam will become chairman of the board of directors of the combined company, and Mr. Rakowich will become the chairman of the executive committee of the board of directors of the combined company. Mr. Lyons will become the lead independent director of the combined company.
     Following the Merger, the senior leadership team of the combined company will include Mr. Moghadam and Mr. Rakowich as co-chief executive officers, Mr. William E. Sullivan as chief financial officer, Mr. Thomas S. Olinger as chief integration officer, Mr. Michael S. Curless as chief investment officer, Mr. Guy F. Jaquier as CEO, Private Capital, Mr. Gary E. Anderson as CEO, Europe & Asia, Mr. Eugene F. Reilly as CEO, The Americas, Mr. Edward S. Nekritz as chief legal officer and general counsel and Ms. Nancy Hemmenway as chief human resources officer.
     See “The Merger — Directors and Management Following the Merger” for additional information.

Expected Timing of the Merger
     AMB and ProLogis currently expect to complete the Merger in the second quarter of 2011, subject to receipt of required shareholder and regulatory approvals and the satisfaction or waiver of the other closing conditions summarized below. It is possible that factors outside the control of AMB and ProLogis could result in the Merger being completed at a later time, or not at all. AMB and ProLogis hope to complete the Merger as soon as reasonably practicable following the receipt of all required approvals.
Regulatory Approvals Required for the Merger
     Competition approvals for the Merger were sought and obtained in Canada, Germany and Mexico. At any time before or after the combination, the Antitrust Division of the United States Department of Justice and the Federal Trade Commission, or a United States state attorney general, could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of assets of AMB or ProLogis or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances. While AMB and ProLogis do not expect any such action to be taken, they can give no assurance that a challenge to the Merger will not be made or, if made, would be unsuccessful. See “The Merger — Regulatory Approvals Required for the Merger.”
Conditions to Completion of the Merger
     As more fully described in this prospectus and in the merger agreement, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•	receipt of the requisite approvals of AMB stockholders and ProLogis shareholders;

•	the approval for listing of shares of AMB common stock, AMB Series R preferred stock and AMB Series S preferred stock to be issued or reserved for issuance in connection with the Merger on the NYSE;

•	the SEC having declared effective the Merger registration statement of AMB on Form S-4;

•	the absence of any judgment or other legal prohibition or binding order of any court or other governmental entity prohibiting the Merger;

•	the receipt of regulatory approvals required in connection with the Merger;

•	the correctness of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards);

•	the receipt of a legal opinion from tax counsel of ProLogis regarding the qualification of the ProLogis merger as a reorganization for U.S. federal income tax purposes; and

•	the receipt of legal opinions from the respective tax counsels of AMB and ProLogis regarding the qualification of the Topco merger as a reorganization for U.S. federal income tax purposes and the qualification of each of the parties as a REIT.
     AMB and ProLogis cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Termination of the Merger Agreement
     The merger agreement may be terminated prior to the effective time of the Merger, whether before or after the required approvals of the AMB stockholders and ProLogis shareholders are obtained:
•	by mutual written consent of AMB and ProLogis;

•	by either AMB or ProLogis, if the Merger is not consummated by September 30, 2011;

•	by either AMB or ProLogis, if a court or other governmental entity issues a final and nonappealable order prohibiting the Merger;

•	by either AMB or ProLogis, if the required approvals of either the AMB stockholders or the ProLogis shareholders are not obtained;

•	by either AMB or ProLogis, if there is a breach of the representations or covenants of the other party that would result in the failure of the related closing condition to be satisfied, and such breach is not cured or is not curable by September 30, 2011;

•	by either AMB or ProLogis, if the board of the other party changes its recommendation in favor of the Topco merger, in the case of the board of AMB, or the ProLogis merger or Topco merger in the case of the board of ProLogis;

•	by either AMB or ProLogis, if the special meeting of the other party is not called and held as required by the merger agreement; or

•	by either AMB or ProLogis, upon a material breach of the other party’s non-solicitation obligations under the merger agreement.
Litigation Relating to the Merger
     ProLogis, the members of the ProLogis board of trustees, New Pumpkin, Upper Pumpkin, Pumpkin LLC, AMB and AMP LP have each been named as defendants in lawsuits brought by holders of ProLogis common shares challenging the Merger and seeking, among other things, to enjoin the Merger, direct defendants to exercise their fiduciary duties, rescind the merger agreement and award the plaintiffs damages and expenses. The parties to the lawsuits brought in Maryland have executed a memorandum of understanding that embodies their agreement in principle on the structure of a proposed settlement, and the parties to the lawsuits brought in Colorado have also reached an agreement in principle on a proposed settlement. ProLogis and AMB believe that the claims are without merit and, absent court approval of the proposed settlement, intend to vigorously defend against these actions. See “The Merger — Litigation Relating to the Merger” for more information about litigation related to the Merger.
     The consummation of the exchange offers and consent solicitations are not a condition to the closing of the Merger.

Questions and Answers about the Exchange Offers and Consent Solicitations
Q:	Q: Why is AMB LP making the exchange offers and consent solicitations on behalf of the combined company?

A:	AMB LP is conducting the exchange offers in order to simplify the capital structure and reporting obligations of the combined company and its consolidated subsidiaries following the completion of the Merger. AMB LP is commencing the exchange offers prior to the completion of the Merger in order to achieve these benefits as soon as practicable after consummation of the Merger.

The principal purpose of the consent solicitations on behalf of the combined company and the Proposed Amendments to the ProLogis Indenture is to eliminate certain covenants contained in the ProLogis Indenture that afford protection to holders of ProLogis Notes, including substantially all of the restrictive covenants, certain affirmative covenants, certain events of default and substantially all of the restrictions on the ability of ProLogis to merge, consolidate or sell all or substantially all of its properties or assets.

Q:	What will I receive if I tender my ProLogis Notes in the applicable exchange offers and give my consent in the consent solicitations?

A:	Subject to certain conditions described below, for each ProLogis Note validly tendered (and concurrent consent to the Proposed Amendments delivered) and not validly withdrawn prior to the Expiration Date and accepted for exchange, you will be eligible to receive an AMB LP Note (as designated in the table below) in a principal amount equal to the applicable exchange price of such tendered ProLogis Note that will have substantially the same terms, including interest rate, interest payment dates, redemption terms, maturity and, if applicable, exchange terms (other than the applicable initial exchange rates, dividend threshold amounts, fundamental change make-whole amounts and, in the case of the AMB LP 3.250% 2015 Exchangeable Notes, the exchange consideration), as the corresponding ProLogis Note (prior to the Proposed Amendments) for which it was exchanged. The AMB LP Notes will be issued by AMB LP and will be fully and unconditionally guaranteed by AMB, as compared with the ProLogis Notes, which were issued by ProLogis and are not guaranteed. In the case of each new AMB LP 9.340% 2015 Note and AMB LP 8.650% 2016 Note issued in exchange for a ProLogis 9.340% 2015 Note and a ProLogis 8.650% 2016 Note, respectively, the mandatory principal repayment schedule will be revised from that contained in the corresponding ProLogis Note to reflect the fact that, because previous mandatory principal repayments were not, and with respect to the principal payment to be made on May 15, 2011 with respect to the ProLogis 8.650% 2016 Notes is not expected to be, applied in accordance with their respective terms with respect to the corresponding ProLogis Note, the outstanding principal amount of each currently outstanding ProLogis 9.340% 2015 Note and ProLogis 8.650% 2016 Note is, and the AMB LP 9.340% 2015 Note and AMB LP 8.650% 2016 Note to be issued in exchange thereof will be, $1,000. For more information, see “The Exchange Offers and Consent Solicitations — ProLogis Amortizing Notes.” The AMB LP 3.250% 2015 Exchangeable Notes will be exchangeable into AMB common stock, cash or a combination of the two, at the option of AMB LP, as compared with the ProLogis 3.250% 2015 Convertible Notes, which are convertible only into ProLogis common shares and will be exchangeable only into AMB common stock after the Merger. For each ProLogis Non-Convertible Note validly tendered (and not validly withdrawn), the holder will receive (i) an exchange price equal to 100% of its principal amount plus the Non-Convertible Notes Consent Fee if it is validly tendered (and not validly withdrawn) prior to the Early Consent Date, and (ii) an exchange price equal to 97% of its principal amount if it is validly tendered (and not validly withdrawn) after the Early Consent Date and on or prior to the Expiration Date. For each ProLogis Convertible Note validly tendered (and not validly withdrawn), the holder will receive (i) an exchange price equal to 100% of its principal amount plus the Convertible Notes Consent Fee if it is validly tendered (and not validly withdrawn) prior to the Early Consent Date, and (ii) an exchange price equal to 97% of its principal amount if it is validly tendered (and not validly withdrawn) after the Early Consent Date and on or prior to the Expiration Date. If you validly tender ProLogis Notes prior to the Early Consent Date, you may validly withdraw your tender and the related consent prior to the Early Consent Date, but you will not receive the applicable cash consent fee unless you validly re-tender prior to the Early Consent Date. If you validly tender ProLogis Notes prior to the Early Consent Date, you may validly withdraw your tender after the Early Consent Date and before the Expiration Date, but you may not withdraw the related consent and you will receive the applicable cash consent fee. If you validly tender ProLogis Notes after the Early Consent Date and before the Expiration Date, you will not receive the applicable cash consent fee and you may withdraw your tender and the related consent at any time prior to the Expiration Date.

Notwithstanding the foregoing, the AMB LP Notes will be issued only in denominations of $1,000 and whole multiples of $1,000 in excess thereof. See “Description of the AMB LP Non-Exchangeable Notes — General”, “Description of the AMB LP Contingent Exchangeable Notes — General” and “Description of the AMB LP 3.250% 2015 Notes — General.” The AMB LP 7.810% 2015 Notes will be issued only in denominations of $1,000 original principal amount and whole multiples of $1,000 in excess thereof. However, for each $1,000 original principal amount of AMB LP 7.810% 2015 Notes, holders will only be entitled to receive repayment of principal in an amount equal to the current principal amount outstanding under such notes, which is the amount of the unpaid principal at the time of settlement. The current principal amount of each AMB LP 7.810% 2015 Note will be $650 at the expected time of settlement. If AMB LP would otherwise be required to issue an AMB LP Note in a denomination other than $1,000 or a whole multiple of $1,000, AMB LP will, in lieu of such issuance:
•	issue an AMB LP Note in a principal amount that has been rounded down to the nearest whole multiple of $1,000; and

•	pay cash, which AMB LP refers to as “cash exchange consideration”, in an amount equal to:
o	the difference between (i) the principal amount calculated by the applicable exchange price formula and (ii) the principal amount of the AMB LP Note actually issued in accordance with this paragraph; plus

o	accrued and unpaid interest on the principal amount representing such difference to the date of the exchange.
Tenders of ProLogis 7.810% 2015 Notes will be accepted only in original principal amounts (i.e., without giving effect to principal repayments already made) equal to $1,000 or integral multiples thereof. The applicable exchange price and consent fee will be calculated only on current principal amounts outstanding as of the settlement date. For illustrations on how the exchange price and consent fee will be calculated, see “The Exchange Offers and Consent Solicitations — ProLogis Amortizing.”

The AMB LP Notes will be issued under and governed by the terms of a new AMB LP Indenture described under “The Exchange Offers and Consent Solicitations.” Except as otherwise set forth above, instead of receiving a payment for accrued interest on ProLogis Notes that you exchange, the AMB LP Notes you receive in exchange for those ProLogis Notes will accrue interest from the most recent date to which interest has been paid on those ProLogis Notes.

As a holder of ProLogis Notes, you may give your consent to the Proposed Amendments to the ProLogis Indenture only by tendering your ProLogis Notes in the applicable exchange offer. You may not withhold your consent to the Proposed Amendments when you tender your ProLogis Notes in the applicable exchange offer.

As described in the table below, AMB LP is offering to exchange all validly tendered and accepted notes that were issued by ProLogis with notes to be issued by AMB LP and unconditionally guaranteed by AMB.

Series of Notes Issued by ProLogis to be Exchanged	Series of Notes to be Issued by AMB LP (1)
5.500% Notes due April 1, 2012	5.500% Notes due April 1, 2012
(the “ProLogis 5.500% 2012 Notes”)	(the “AMB LP 5.500% 2012 Notes”)
5.500% Notes due March 1, 2013	5.500% Notes due March 1, 2013
(the “ProLogis 5.500% 2013 Notes”)	(the “AMB LP 5.500% 2013 Notes”)
7.625% Notes due August 15, 2014	7.625% Notes due August 15, 2014
(the “ProLogis 7.625% 2014 Notes”)	(the “AMB LP 7.625% 2014 Notes”)
7.810% Notes due February 1, 2015	7.810% Notes due February 1, 2015
(the “ProLogis 7.810% 2015 Notes”)	(the “AMB LP 7.810% 2015 Notes”)
9.340% Notes due March 1, 2015	9.340% Notes due March 1, 2015
(the “ProLogis 9.340% 2015 Notes”)	(the “AMB LP 9.340% 2015 Notes”)
5.625% Notes due November 15, 2015	5.625% Notes due November 15, 2015
(the “ProLogis 5.625% 2015 Notes”)	(the “AMB LP 5.625% 2015 Notes”)
5.750% Notes due April 1, 2016	5.750% Notes due April 1, 2016
(the “ProLogis 5.750% 2016 Notes”)	(the “AMB LP 5.750% 2016 Notes”)
8.650% Notes due May 15, 2016	8.650% Notes due May 15, 2016
(the “ProLogis 8.650% 2016 Notes”)	(the “AMB LP 8.650% 2016 Notes”)
5.625% Notes due November 15, 2016	5.625% Notes due November 15, 2016
(the “ProLogis 5.625% 2016 Notes”)	(the “AMB LP 5.625% 2016 Notes”)
6.250% Notes due March 15, 2017	6.250% Notes due March 15, 2017
(the “ProLogis 6.250% 2017 Notes”)	(the “AMB LP 6.250% 2017 Notes”)
7.625% Notes due July 1, 2017	7.625% Notes due July 1, 2017
(the “ProLogis 7.625% 2017 Notes”)	(the “AMB LP 7.625% 2017 Notes”)
6.625% Notes due May 15, 2018	6.625% Notes due May 15, 2018
(the “ProLogis 6.625% 2018 Notes”)	(the “AMB LP 6.625% 2018 Notes”)
7.375% Notes due October 30, 2019	7.375% Notes due October 30, 2019
(the “ProLogis 7.375% 2019 Notes”)	(the “AMB LP 7.375% 2019 Notes”)
6.875% Notes due March 15, 2020	6.875% Notes due March 15, 2020
(the “ProLogis 6.875% 2020 Notes” and, together with the ProLogis	(the “AMB LP 6.875% 2020 Notes” and, together with the
5.500% 2012 Notes, ProLogis 5.500% 2013 Notes, ProLogis 7.625%	AMB LP 5.500% 2012 Notes, AMB LP 5.500% 2013 Notes,
2014 Notes, ProLogis 7.810% 2015 Notes, ProLogis 9.340% 2015	AMB LP 7.625% 2014 Notes, AMB LP 7.810% 2015 Notes,
Notes, ProLogis 5.625% 2015 Notes, ProLogis 5.750% 2016 Notes,	AMB LP 9.340% 2015 Notes, AMB LP 5.625% 2015 Notes,
ProLogis 8.650% 2016 Notes, ProLogis 5.625% 2016 Notes,	AMB LP 5.750% 2016 Notes, AMB LP 8.650% 2016 Notes,
ProLogis 6.250% 2017 Notes, ProLogis 7.625% 2017 Notes,	AMB LP 5.625% 2016 Notes, AMB LP 6.250% 2017 Notes,
ProLogis 6.625% 2018 Notes and ProLogis 7.375% 2019 Notes, the	AMB LP 7.625% 2017 Notes, AMB LP 6.625% 2018 Notes
“ProLogis Non-Convertible Notes” or singularly, a “ProLogis Non-	and AMB LP 7.375% 2019 Notes, the “AMB LP Non-
Convertible Note”)	Exchangeable Notes” or singularly, an “AMB LP Non-
Exchangeable Note”)
3.250% Convertible Senior Notes due March 15, 2015	3.250% Exchangeable Senior Notes due March 15, 2015
(the “ProLogis 3.250% 2015 Convertible Notes”)	(the “AMB LP 3.250% 2015 Exchangeable Notes”)
2.250% Convertible Senior Notes due April 1, 2037	2.250% Exchangeable Senior Notes due April 1, 2037
(the “ProLogis 2.250% 2037 Convertible Notes”)	(the “AMB LP 2.250% 2037 Exchangeable Notes”)
1.875% Convertible Senior Notes due November 15, 2037	1.875% Exchangeable Senior Notes due November 15, 2037
(the “ProLogis 1.875% 2037 Convertible Notes”)	(the “AMB LP 1.875% 2037 Exchangeable Notes”)
2.625% Convertible Senior Notes due May 15, 2038	2.625% Exchangeable Senior Notes due May 15, 2038
(the “ProLogis 2.625% 2038 Convertible Notes” and, together with	(the “AMB LP 2.625% 2038 Exchangeable Notes” and,
the ProLogis 2.250% 2037 Convertible Notes and ProLogis 1.875%	together with the AMB LP 2.250% 2037 Exchangeable Notes
2037 Convertible Notes, the “ProLogis Contingent Convertible	and AMB LP 1.875% 2037 Exchangeable Notes, the “AMB LP
Notes” or singularly, a “ProLogis Contingent Convertible Note” and,	Contingent Exchangeable Notes” or singularly, an “AMB LP
together with the ProLogis 3.250% 2015 Convertible Notes, the	Contingent Exchangeable Note” and, together with the AMB
“ProLogis Convertible Notes” or singularly, a “ProLogis Convertible	LP 3.250% 2015 Exchangeable Notes, the “AMB LP
Note” and, together with the ProLogis Non-Convertible Notes, the	Exchangeable Notes” or singularly, an “AMB LP
“ProLogis Notes” or singularly, a “ProLogis Note”)	Exchangeable Note” and, together with the AMB LP Non-
Exchangeable Notes, the “AMB LP Notes” or singularly, an
“AMB LP Note”)

(1)	The AMB LP Notes will be issued by AMB LP and will be fully and unconditionally guaranteed by its parent entity and sole general partner, AMB.

Q:	What are the consequences of not consenting in the consent solicitations by failing to tender prior to the Early Consent Date or Expiration Date, as applicable?
A:	Holders that fail to tender their ProLogis Non-Convertible Notes (and thereby fail to deliver valid and unrevoked consents) prior to the Early Consent Date but who do so on or prior to the Expiration Date will receive an exchange price equal to 97% of the aggregate principal amount of such tendered notes, rather than 100% of such amount, and will not receive the Non-Convertible Notes Consent Fee. Holders that fail to tender their ProLogis Convertible Notes (and thereby fail to deliver valid and unrevoked consents) prior to the Early Consent Date but who do so on or prior to the Expiration Date will receive an exchange price equal to 97% of the aggregate principal amount of such tendered notes, rather than 100% of such amount, and will not receive the Convertible Notes Consent Fee. Holders that validly tender ProLogis Notes prior to the Early Consent Date may validly withdraw their tender and the related consent prior to the Early Consent Date, but will not receive the applicable cash consent fee unless they validly re-tender prior to the Early Consent Date. Holders that validly tender ProLogis Notes prior to the Early Consent Date may validly withdraw their tender after the Early Consent Date and before the Expiration Date, but may not withdraw the related consent and will receive the applicable cash consent fee. Holders that tender ProLogis Notes after the Early Consent Date and before the Expiration Date will not receive the applicable cash consent fee and may withdraw their tender and the related consent at any time prior to the Expiration Date.

Q:	What are the consequences of not tendering in the applicable exchange offers?

A:	If the Proposed Amendments to the ProLogis Indenture have been adopted, the amendments will apply to the applicable ProLogis Notes governed by such indenture that are not validly tendered or not accepted by AMB LP in the applicable exchange offers. Thereafter, all such ProLogis Notes will be governed by the ProLogis Indenture as amended by the Proposed Amendments, which will have less restrictive terms and afford reduced protections to the holders of such securities compared to those currently in the ProLogis Indenture. See “Risk Factors — Risks Related to the Exchange Offers and Consent Solicitations — The Proposed Amendments to the ProLogis Indenture will afford reduced protection to remaining holders of ProLogis Notes.”

If the Requisite Consents (as defined below) are not received and the Proposed Amendments to the ProLogis Indenture are therefore not adopted, all of the ProLogis Notes will be governed by the existing ProLogis Indenture as amended by the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture. The obligor on the ProLogis Notes will continue to be ProLogis, which will continue its existence after the Merger as a wholly owned subsidiary of the combined company, rather than as an independent public company. Claims of holders of the ProLogis Notes under such ProLogis Notes, where applicable, will be permitted to be made against assets of ProLogis, in accordance with the terms of the ProLogis Indenture, and may not be made with respect to other assets of the combined company.

Additionally, after the consummation of the Merger, whether or not the Requisite Consents are received, ProLogis Convertible Notes not validly tendered or not accepted by AMB LP in the applicable exchange offers will be exchangeable for AMB common stock and will no longer be convertible into ProLogis common shares.

Q:	How do the ProLogis Notes differ from the AMB LP Notes to be issued in the applicable exchange offers?

A:	The terms of each new series of AMB LP Notes will be substantially the same as the terms, including interest rate, interest payment dates, redemption terms, maturity and, if applicable, exchange terms (other than the applicable initial exchange rates, dividend threshold amounts, fundamental change make-whole amounts and, in the case of the AMB LP 3.250% 2015 Exchangeable Notes, the exchange consideration) of the corresponding series of outstanding ProLogis Notes (prior to the Proposed Amendments) for which they are being offered in exchange. However, the AMB LP Notes will be guaranteed by AMB LP’s parent entity and sole general partner, AMB, as compared with the ProLogis Notes, which were issued by ProLogis and are not guaranteed. In the case of each new AMB LP 9.340% 2015 Note and AMB LP

8.650% 2016 Note issued in exchange for a ProLogis 9.340% 2015 Note and a ProLogis 8.650% 2016 Note, respectively, the mandatory principal repayment schedule will be revised from that contained in the corresponding ProLogis Note to reflect the fact that, because previous mandatory principal repayments were not, and with respect to the principal payment to be made on May 15, 2011 with respect to the ProLogis 8.650% 2016 Notes is not expected to be, applied in accordance with their respective terms with respect to the corresponding ProLogis Note, the outstanding principal amount of each currently outstanding ProLogis 9.340% 2015 Note and ProLogis 8.650% 2016 Note is, and the AMB LP 9.340% 2015 Note and AMB LP 8.650% 2016 Note to be issued in exchange thereof will be, $1,000. For more information, see “The Exchange Offers and Consent Solicitations — ProLogis Amortizing Notes.” Additionally, the applicable initial exchange rates, dividend threshold amounts and fundamental change make-whole amounts for the AMB LP Exchangeable Notes will be adjusted relative to the conversion rate of the ProLogis Convertible Notes to account for differences in the value of shares of AMB common stock and ProLogis common shares. In addition, what the holder will receive upon exchange of the AMB LP Exchangeable Notes will change and the AMB LP 3.250% 2015 Exchangeable Notes will be exchangeable under certain circumstances into AMB common stock, cash or a combination of the two, at the option of AMB LP, as compared with the ProLogis 3.250% 2015 Convertible Notes, which are convertible only into ProLogis common shares and will be exchangeable only into AMB common stock after the Merger. The ProLogis Indenture, without taking into effect the adoption of the Proposed Amendments, and the new AMB LP Indenture will be substantially the same, except that, among other things:
•	the new AMB LP Indenture will include the guarantees by AMB,

•	the new AMB LP Indenture will not have a restriction preventing incurrence of additional unsecured debt by AMB LP’s subsidiaries,

•	the definition of debt will be revised to limit the amount of secured debt to include the lesser of the amount of secured debt or the fair market value of the property that secures such debt and to include letters of credit only to the extent called,

•	the financial reporting obligations will be revised to include AMB,

•	the AMB LP Exchangeable Notes will be exchangeable into AMB common stock and no longer convertible into ProLogis common shares,

•	the applicable initial exchange rates, dividend threshold amounts and fundamental change make-whole amounts of the AMB LP Exchangeable Notes will change, and

•	the AMB LP 3.250% 2015 Exchangeable Notes will be exchangeable into AMB common stock, cash or a combination of the two, at the option of AMB LP.
Additionally, after the consummation of the Merger, whether or not the Requisite Consents are received, ProLogis Convertible Notes not validly tendered or not accepted by AMB LP in the applicable exchange offers will be exchangeable for AMB common stock and will no longer be convertible into ProLogis common shares.

Q:	How will the ProLogis Notes differ if the Proposed Amendments to the ProLogis Indenture are adopted?

A:	After giving effect to the Merger, the outstanding ProLogis Notes that are not validly tendered or not accepted by AMB LP will continue to be governed by the ProLogis Indenture. The Proposed Amendments to the existing ProLogis Indenture will:
(i)	delete in their entirety Section 501(5), which addresses cross-acceleration, and Section 501(6), which addresses judgment default of the Base ProLogis Indenture and certain related cross-references and defined terms (collectively, the “Original Events of Default Amendments”);

(ii)	delete in their entirety the provisions addressing conditions to mergers, sales, leases and conveyances set forth in Article Eight (Consolidation, Merger, Sale, Lease or Conveyance) of the Base ProLogis Indenture and certain related cross-references and defined terms;

(iii)	delete in its entirety Section 1006 (Maintenance of Properties) of the Base ProLogis Indenture and certain related cross-references and defined terms (collectively, the “Maintenance of Properties Amendments”);

(iv)	delete in its entirety Section 1007 (Insurance) of the Base ProLogis Indenture and certain related cross-references and defined terms (collectively, the “Insurance Amendments”);

(v)	delete in its entirety Section 1008 (Payment of Taxes and Other Claims) of the Base ProLogis Indenture and certain related cross-references and defined terms;

(vi)	delete in their entirety the financial reporting obligations set forth in Section 1009 (Provision of Financial Information) of the Base ProLogis Indenture (the “Original Financial Information Provision”) and certain related cross-references and defined terms (collectively, the “Original Financial Information Amendments”), which are applicable to the ProLogis 9.340% 2015 Notes, ProLogis 8.650% 2016 Notes, ProLogis 7.810% 2015 Notes, ProLogis 7.625% 2017 Notes and ProLogis 5.500% 2013 Notes issued under the ProLogis Indenture prior to the execution of the Second Supplemental Indenture (as defined below) (collectively, the “Original Financial Information Securities”);

(vii)	delete in their entirety the amended financial reporting obligations set forth in Section 2.2 (Provision of Financial Information) of the Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of November 2, 2005, between ProLogis and the Trustee, and certain related cross-references and defined terms;

(viii)	delete in their entirety the amended financial reporting obligations set forth in Section 2.2 (Provision of Financial Information) of the Seventh Supplemental Indenture (the “Seventh Supplemental Indenture”), dated as of May 7, 2008, between ProLogis and the Trustee, and certain related cross-references and defined terms;

(ix)	delete in their entirety (a) the amended debt incurrence restrictions set forth in Section 2.1 (Limitations on Incurrence of Debt) and (b) the cross-acceleration and judgment default provisions from the events of default set forth in Section 2.2 (Events of Default) of the Eighth Supplemental Indenture (the “Eighth Supplemental Indenture”), dated as of August 14, 2009, between ProLogis and the Trustee, and certain related cross-references and defined terms;

(x)	delete in their entirety (a) the amended debt incurrence restrictions set forth in Section 2.1 (Limitations on Incurrence of Debt) and (b) the cross-acceleration and judgment default provisions from the events of default set forth in Section 2.2 (Events of Default) of the Ninth Supplemental Indenture (the “Ninth Supplemental Indenture”), dated as of October 1, 2009, between ProLogis and the Trustee, and certain related cross-references and defined terms;

(xi)	delete in their entirety (a) the reference to Section 1008 of the Base ProLogis Indenture in Section 4.05 (Exclusion of Certain Provisions From Base Indenture), (b) the reference to Section 1009 of the Base ProLogis Indenture in Section 4.05 (Exclusion of Certain Provisions From Base Indenture) and (c) Section 7.01 (Company May Consolidate, Etc. on Certain Terms) from each of the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”), dated as of March 26, 2007, the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”), dated as of November 8, 2007, the Sixth Supplemental Indenture (the “Sixth Supplemental Indenture”), dated as of May 7, 2008 and the Tenth Supplemental Indenture (the “Tenth Supplemental Indenture”), dated as of March 16, 2010, each between ProLogis and the Trustee (collectively, the “ProLogis

Convertible Notes Supplemental Indentures” or singularly, a “ProLogis Convertible Notes Supplemental Indenture”), and certain related cross-references and defined terms;

(xii)	delete in their entirety the references to Section 501(5) (as amended by the Second Supplemental Indenture) and Section 501(6) (as amended by the Second Supplemental Indenture) of the Base ProLogis Indenture in Section 5.01 (Events of Default) of the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture and certain related cross-references and defined terms (the “Contingent Convertible Notes Events of Default Amendments”); and

(xiii)	delete in their entirety the references to Section 501(5) (as amended by the Ninth Supplemental Indenture) and Section 501(6) (as amended by the Ninth Supplemental Indenture) of the Base ProLogis Indenture in Section 5.01 (Events of Default) of the Tenth Supplemental Indenture and certain related cross-references and defined terms.
For ease of reference,
•	the proposed amendments described in clauses (ii) and (xi)(c) of the immediately preceding sentence are referred to herein as the “Merger Restriction Amendments”;

•	the proposed amendments described in clauses (vii), (viii) and (xi)(b) of the immediately preceding sentence are referred to herein as the “Financial Information Amendments”;

•	the proposed amendments described in clauses (v) and (xi)(a) of the immediately preceding sentence are referred to herein as the “Payment of Taxes and Other Claims Amendments”;

•	the proposed amendments described in clauses (ix)(a) and (x)(a) of the immediately preceding sentence are referred to herein as the “Incurrence of Debt Amendments”; and

•	the proposed amendments described in clauses (ix)(b), (x)(b) and (xiii) of the immediately preceding sentence are referred to herein as the “Events of Default Amendments.”
The Original Events of Default Amendments, the Events of Default Amendments, the Contingent Convertible Notes Events of Default Amendments, the Merger Restriction Amendments, the Incurrence of Debt Amendments, the Maintenance of Properties Amendments, the Insurance Amendments, the Payment of Taxes and Other Claims Amendments, the Original Financial Information Amendments and the Financial Information Amendments are collectively referred to herein as the “Proposed Amendments.” For a description of the Proposed Amendments, see “The Proposed Amendments.”

Pursuant to Section 3(g) of the Amended and Restated Security Agency Agreement (as amended, the “Security Agency Agreement”) dated as of October 6, 2005 among ProLogis, Bank of America, N.A., as collateral agent, and certain other creditors of ProLogis, Bank of America, N.A., as collateral agent thereunder, may, without the consent of the holders of the ProLogis Notes, release any collateral pledged pursuant to any Security Document, so long as such release does not violate any other agreement of ProLogis. Upon or following the effectiveness of the Thirteenth Supplemental Indenture, ProLogis intends to cause Bank of America, N.A., in its capacity as collateral agent, to release all collateral under the Security Documents. Following such release, the obligations of ProLogis under the ProLogis Notes would not be secured by any collateral.

In addition, pursuant to Section 8(e) of the Security Agency Agreement, ProLogis may, upon not less than 90 days notice after disclosing such revocation (in a footnote or otherwise) in a Form 10-Q or 10-K filed with the SEC (but in no event before the earlier of (i) August 21, 2012 and (ii) the date on which the main revolving credit facility of ProLogis terminates), without the consent of the holders of the ProLogis Notes, revoke the status of the ProLogis Indenture as a “DSD Agreement” under the Security Agency Agreement and revoke the classification of the ProLogis Notes as “Other DS Debt” thereunder. Upon any such revocation, the holders of the ProLogis Notes would cease to have any rights under the Security Agency Agreement. Upon or following the closing of the Merger, ProLogis intends to terminate its main revolving credit facility and revoke the status of the ProLogis Indenture and the ProLogis Notes as a “DSD Agreement” and “Other DS Debt,” respectively. Upon such revocation, the benefits of the security and sharing arrangements afforded to the holders of the ProLogis Notes pursuant to the Security Documents would be eliminated. Such revocation may occur before or after the release of the collateral described above.

The elimination of certain covenants contained in the ProLogis Indenture that afford protection to holders of ProLogis Notes, including substantially all of the restrictive covenants, certain affirmative covenants, certain events of default and substantially all of the restrictions on the ability of ProLogis to merge, consolidate or sell all or substantially all of its properties or assets, permit ProLogis and its subsidiaries to take actions that could be adverse to the interests of the holders of the outstanding ProLogis Notes. See “Description of the Differences Between the AMB LP Notes and the ProLogis Notes”, “The Exchange Offers and Consent Solicitations”, “The Proposed Amendments”, “Description of the AMB LP Non-Exchangeable Notes”, “Description of the AMB LP Contingent Exchangeable Notes” and “Description of the AMB LP 3.250% 2015 Notes.”

The AMB LP Notes, which will be fully and unconditionally guaranteed by AMB, will be AMB LP’s direct, unsecured and unsubordinated obligations and will rank pari passu with all of AMB LP’s other unsecured and unsubordinated indebtedness outstanding from time to time. As of December 31, 2010, AMB’s unsecured senior debt securities, unsecured credit facilities and other senior debt totaled approximately $2.4 billion on a consolidated basis. AMB’s guarantee of the AMB LP Notes will rank pari passu in right of payment with all of AMB’s unsecured and unsubordinated indebtedness, including AMB’s indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other senior indebtedness. In addition, the guarantee of the AMB LP Notes by AMB will be effectively subordinated to all of the mortgages and other secured indebtedness of AMB and all of the secured and unsecured indebtedness and other liabilities of its subsidiaries, other than AMB LP.

Q:	What consents are required to effect the Proposed Amendments to the ProLogis Indenture and consummate the exchange offers?

A:	The ProLogis Indenture provides that ProLogis and the Trustee may amend, supplement or modify the ProLogis Indenture by entering into a supplemental indenture with the consent of holders of not less than a majority in principal amount of all outstanding securities affected by such supplemental indenture. Accordingly, approval of each of the Proposed Amendments in the table below requires the receipt of valid unrevoked consents from holders of not less than a majority in principal amount of the notes entitled to cast a consent for such Proposed Amendment. The far right column in the table below provides the defined term for the receipt of such requisite consents for each of the Proposed Amendments. The table below also provides the amounts of debt outstanding for each voting class as of the date of this prospectus.

Depending on the series of ProLogis Notes you hold, you will be entitled to cast your consent for the Proposed Amendments in the table below marked with an “X”, but will not be allowed to cast a consent for the Proposed Amendments marked with a “—”.

Holders must provide consents to all of the Proposed Amendments applicable to a particular series of notes or none of them. A consent purporting to consent only to some of the Proposed Amendments (or any portion thereof) will not be valid (unless AMB LP waives the defect in such consent).

ProLogis Notes
($4,634,256,075)
ProLogis Convertible
	ProLogis Non-Convertible Notes ($3,053,391,075)														Notes ($1,580,865,000)
ProLogis Contingent
	Original Financial														Convertible
	Information Securities														Notes
	($251,584,075)					($2,801,807,000)									($1,120,865,000)
	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis	ProLogis 2.625%	ProLogis 2.250%	ProLogis 1.875%	ProLogis 3.250%
	9.340%	8.650%	7.810%	7.625%	5.500%	5.500%	7.625%	5.625%	5.750%	5.625%	6.250%	6.625%	7.375%	6.875%	2038	2037	2037	2015
Proposed	2015	2016	2015	2017	2013	2012	2014	2015	2016	2016	2017	2018	2019	2020	Convertible	Convertible	Convertible	Convertible	Definition of
Amendment	Notes	Notes	Notes	Notes	Notes	Notes	Notes	Notes	Notes	Notes	Notes	Notes	Notes	Notes	Notes	Notes	Notes	Notes ($460,000,000)	Requisite Consent
Original Events of Default Amendments	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	“Original Events of Default Amendments Requisite Consent”
Events of Default Amendments	X	X	X	X	X	X	X	X	X	X	X	X	X	X	—	—	—	X	“Events of Default Amendments Requisite Consent”
Contingent Convertible Notes Events of Default Amendments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	X	X	X	—	“Contingent Convertible Notes Events of Default Amendments Requisite Consent”
Merger Restriction Amendments	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	“Merger Restriction Amendments Requisite Consent”
Incurrence of Debt Amendments	X	X	X	X	X	X	X	X	X	X	X	X	X	X	—	—	—	—	“Incurrence of Debt Amendments Requisite Consent”
Maintenance of Properties Amendments	X	X	X	X	X	X	X	X	X	X	X	X	X	X	—	—	—	—	“Maintenance of Properties Amendments Requisite Consent”
Insurance Amendments	X	X	X	X	X	X	X	X	X	X	X	X	X	X	—	—	—	—	“Insurance Amendments Requisite Consent”
Payment of Taxes and Other Claims Amendments	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	“Payment of Taxes and Other Claims Amendments Requisite Consent”
Original Financial Information Amendments	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	“Original Financial Information Amendments Requisite Consent”
Financial Information Amendments	—	—	—	—	—	X	X	X	X	X	X	X	X	X	X	X	X	X	“Financial Information Amendments Requisite Consent”

The Original Events of Default Amendments Requisite Consent, Events of Default Amendments Requisite Consent, Contingent Convertible Notes Events of Default Amendments Requisite Consent, Merger Restriction Amendments Requisite Consent, Incurrence of Debt Amendments Requisite Consent, Maintenance of Properties Amendments Requisite Consent, Insurance Amendments Requisite Consent, Payment of Taxes and Other Claims Amendments Requisite Consent, Original Financial Information Amendments Requisite Consent and Financial Information Amendments Requisite Consent are collectively referred to herein as the “Requisite Consents.” The Requisite Consent for each of the Proposed Amendments must be received by the Expiration Date in order to amend the ProLogis Indenture to reflect such Proposed Amendment.

The consent solicitation is being made on behalf of the combined company upon the terms and is subject to the conditions set forth herein and the related letter of transmittal. AMB LP reserves the right to accept consents on behalf of the combined company to effect any of the Original Events of Default Amendments, the Events of Default Amendments, the Contingent Convertible Notes Events of Default Amendments, the Merger Restriction Amendments, the Incurrence of Debt Amendments, the Maintenance of Properties Amendments, the Insurance Amendments, the Payment of Taxes and Other Claims Amendments, the Original Financial Information Amendments and the Financial Information Amendments or any combination thereof, to the extent that AMB LP has received the applicable Original Events of Default Amendments Requisite Consent, Events of Default Amendments Requisite Consent, Contingent Convertible Notes Events of Default Amendments Requisite Consent, Merger Restriction Amendments Requisite Consent, Incurrence of Debt Amendments Requisite Consent, Maintenance of Properties Amendments Requisite Consent, Insurance Amendments Requisite Consent, Payment of Taxes and Other Claims Amendments Requisite Consent, Original Financial Information Amendments Requisite Consent and Financial Information Amendments Requisite Consent, as the case may be, even if AMB LP has not obtained each of the other Requisite Consents necessary to effect all of the Proposed Amendments.

Q:	What is the completion of the exchange offers and consent solicitations conditioned upon?

A:	AMB LP’s obligations to complete the exchange offers and consent solicitations on behalf of the combined company are conditioned upon, among other things, (i) receipt of Requisite Consents sufficient to effect the Proposed Amendments, (ii) listing of AMB LP’s existing 6.750% Notes due 2011 on the NYSE and (iii) the consummation of the Merger, although AMB LP may, at its option, waive any condition with respect to the exchange offers and consent solicitations. For information about other conditions to AMB LP’s obligations to complete the exchange offers and consent solicitations, see “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.”

Q:	Will AMB LP accept consents on behalf of the combined company to the Proposed Amendments without holders tendering their corresponding ProLogis Notes?

A:	No. As a holder of ProLogis Notes, you may give your consent to the Proposed Amendments to the ProLogis Indenture only by tendering your ProLogis Notes of a series governed by the ProLogis Indenture in one of the aforementioned exchange offers. If you validly tender ProLogis Notes prior to the Early Consent Date, you may validly withdraw your tender and the related consent prior to the Early Consent Date. If you validly tender ProLogis Notes prior to the Early Consent Date, you may validly withdraw your tender after the Early Consent Date and before the Expiration Date, but you may not withdraw the related consent. If you tender ProLogis Notes after the Early Consent Date and before the Expiration Date you may withdraw your tender and the related consent at any time prior to the Expiration Date.

Q:	Will AMB LP accept all tenders of ProLogis Notes?

A:	Subject to the satisfaction or waiver of the conditions to the exchange offers, AMB LP will accept for exchange any and all ProLogis Notes that (i) have been validly tendered in the applicable exchange offers before the Expiration Date and (ii) have not been validly withdrawn before the Expiration Date.

Q:	When will AMB LP issue new AMB LP Notes and pay cash exchange consideration (as applicable)?

A:	Assuming the conditions to the exchange offers, including the consummation of the Merger, are satisfied or waived, AMB LP will issue new AMB LP Notes in book-entry form through The Depositary Trust Company (“DTC”) and pay cash exchange consideration (as applicable) promptly after the Expiration Date in exchange for ProLogis Notes that are validly tendered (and not validly withdrawn) before the Expiration Date and that are accepted for exchange.

Q:	When will the Proposed Amendments to the ProLogis Indenture become effective?

A:	If AMB LP receives the Requisite Consents, the Proposed Amendments to the ProLogis Indenture will be entered into and become effective when AMB LP settles the exchange offers, which AMB LP expects to occur promptly after the Expiration Date. This assumes that all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable.

Q:	When will the exchange offers expire?

A:	Each exchange offer will expire at 9:00 a.m., New York City time, on June 3, 2011, unless AMB LP, in its sole discretion, extends such exchange offer, in which case the Expiration Date will be the latest date and time to which such exchange offer is extended. AMB LP intends to extend the Expiration Date if needed so that it will occur after the Merger is closed. See “The Exchange Offers and Consent Solicitations — Expiration Date; Extensions; Amendments.”

Q:	What are my rights if I change my mind after I tender my ProLogis Notes and deliver my consent?

A:	You may withdraw tendered ProLogis Notes at any time prior to the Expiration Date. Holders that validly tender ProLogis Notes prior to the Early Consent Date may validly withdraw their tender and the related consent prior to the Early Consent Date. Holders that validly tender ProLogis Notes prior to the Early Consent Date may validly withdraw their tender after the Early Consent Date and before the Expiration Date, but may not withdraw the related consent. Holders that tender ProLogis Notes after the Early Consent Date and before the Expiration Date may withdraw their tender and the related consent at any time prior to the Expiration Date.

Once withdrawal rights have expired on the Expiration Date, tenders of ProLogis Notes may not be validly withdrawn unless AMB LP is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the ProLogis Notes tendered pursuant to such exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering — Withdrawal of Tenders and Revocation of Corresponding Consents.”

Q:	How do I exchange my ProLogis Notes if I am a beneficial owner of ProLogis Notes held of record by a custodian bank, depositary, broker, trust company or other nominee? Will the record holder exchange my ProLogis Notes for me?

A:	Currently, all of the ProLogis Notes are held in book-entry form and can only be tendered through the applicable procedures of DTC. However, if any ProLogis Notes are subsequently issued in certificated form and are held of record by a custodian bank, depositary, broker, trust company or other nominee and you wish to tender the securities in the applicable exchange offers, you should contact that institution promptly and instruct the institution to tender on your behalf. The record holder will tender your notes on your behalf, but only if you instruct the record holder to do so. See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering — ProLogis Notes Held Through a Nominee.”

Q:	Do I have the right to dissent from the exchange offers or the consent solicitations or seek appraisal of the ProLogis Notes I hold?

A:	Holders of ProLogis Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the ProLogis Indenture, or under the terms of the ProLogis Indenture in connection with the exchange offers and consent solicitations.

Q:	What effect will the Merger have on conversion rights with respect to any ProLogis Convertible Notes that I hold?

A:	Pursuant to their terms, upon consummation of the Merger, the ProLogis Convertible Notes will become exchangeable into shares of AMB common stock, rather than being convertible into ProLogis common shares, and ProLogis and the Trustee will be required to enter into a supplemental indenture to effect such change. After the consummation of the Merger, pursuant to Section 8.06 of each of the ProLogis Convertible Notes Supplemental Indentures, New Pumpkin, ProLogis and the Trustee will execute an Eleventh Supplemental Indenture (the “Eleventh Supplemental Indenture”) in connection with the ProLogis merger and shortly thereafter AMB, ProLogis and the Trustee will execute a Twelfth Supplemental Indenture (the “Twelfth Supplemental Indenture”) in connection with the Topco merger. Each of the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture will provide for the conversion and settlement of the ProLogis Convertible Notes as set forth in the ProLogis Convertible Notes Supplemental Indentures, and for certain adjustments to the initial exchange rate, dividend threshold amounts, contingent exchange trigger prices and fundamental change make-whole amounts to account for the Merger. Additionally, each of the Eleventh Supplemental Indenture and Twelfth Supplemental Indenture will provide for adjustments as nearly equivalent as may be practicable to the adjustments provided in Article VIII of each of the ProLogis Convertible Notes Supplemental Indentures. The Twelfth Supplemental Indenture will provide for adjustments to account for differences in the value of shares of AMB common stock and ProLogis common shares and for differences in the dividend thresholds of AMB and ProLogis. The initial exchange rate, dividend threshold amounts, contingent exchange trigger prices and fundamental change make-whole amounts will be adjusted as described herein and in the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture. The ProLogis Indenture, as so amended by the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture, will govern any ProLogis Convertible Notes that are not tendered and accepted in the exchange offers. Other than such adjustments, the consummation of the Merger will not confer any additional or different conversion or exchange rights to holders of the ProLogis Convertible Notes. See “Description of the Differences Between the AMB LP Notes and the ProLogis Notes” for adjustments to the original initial conversion rates, dividend threshold amounts, contingent exchange trigger prices and fundamental change make-whole amounts of the ProLogis Convertible Notes.

Holders of ProLogis 3.250% 2015 Convertible Notes will have the right to convert their notes into ProLogis common shares at any time prior to the consummation of the Merger, at a rate of 57.8503 ProLogis common shares (subject to adjustment by ProLogis as provided in Section 8.04 of the Tenth Supplemental Indenture) per $1,000 principal amount of the ProLogis 3.250% 2015 Convertible Notes.

Holders of ProLogis 3.250% 2015 Convertible Notes will have the right to exchange their notes for shares of AMB common stock at any time during the period beginning upon the consummation of the Merger and ending at the close of business on the trading day immediately preceding March 15, 2015, the final maturity date of the ProLogis 3.250% 2015 Convertible Notes, at a rate of 25.8244 shares of AMB common stock (subject to adjustment by AMB LP as provided in Section 8.04 of the Tenth Supplemental Indenture, as amended) per $1,000 principal amount of the ProLogis 3.250% 2015 Convertible Notes.

Holders of ProLogis Contingent Convertible Notes will have the right to convert their notes, at the applicable rate described below, into ProLogis common shares at any time from the fifteenth calendar day prior the date announced by ProLogis as the anticipated effective date of the Merger to the effective date of the Merger, and then will have the right to exchange their notes, at the applicable rate described below, into AMB common stock at any time from the effective date of the Merger to and including the date that is fifteen calendar days after the date that is the effective date of the Merger. ProLogis will give notice to all record holders of ProLogis Contingent Convertible Notes and the Trustee, and ProLogis will issue a press release at least 20 calendar days prior to the anticipated effective date of the Merger.

As described in the paragraph above, holders of ProLogis Contingent Convertible Notes will have the right, at such holder’s option, to convert all or any portion of such notes prior to the consummation of the Merger at a rate of:
•	ProLogis 2.250% 2037 Convertible Notes:
o	13.1614 ProLogis common shares (subject to adjustment by ProLogis as provided in Section 8.04 of the Fourth Supplemental Indenture) per $1,000 principal amount of the ProLogis 2.250% 2037 Convertible Notes.
•	ProLogis 1.875% 2037 Convertible Notes:
o	12.2926 ProLogis common shares (subject to adjustment by ProLogis as provided in Section 8.04 of the Fifth Supplemental Indenture) per $1,000 principal amount of the ProLogis 1.875% 2037 Convertible Notes.
•	ProLogis 2.625% 2038 Convertible Notes:
o	13.1203 ProLogis common shares (subject to adjustment by ProLogis as provided in Section 8.04 of the Sixth Supplemental Indenture) per $1,000 principal amount of the ProLogis 2.625% 2038 Convertible Notes.
Further, holders of ProLogis Contingent Convertible Notes will have the right, at such holder’s option, to exchange all or any portion of such notes following the consummation of the Merger at a rate of:
•	ProLogis 2.250% 2037 Convertible Notes:
o	5.8752 shares of AMB common stock (subject to adjustment by AMB LP as provided in Section 8.04 of the Fourth Supplemental Indenture, as amended) per $1,000 principal amount of the ProLogis 2.250% 2037 Convertible Notes.
•	ProLogis 1.875% 2037 Convertible Notes:
o	5.4874 shares of AMB common stock (subject to adjustment by AMB LP as provided in Section 8.04 of the Fifth Supplemental Indenture, as amended) per $1,000 principal amount of the ProLogis 1.875% 2037 Convertible Notes.
•	ProLogis 2.625% 2038 Convertible Notes:
o	5.8569 shares of AMB common stock (subject to adjustment by AMB LP as provided in Section 8.04 of the Sixth Supplemental Indenture, as amended) per $1,000 principal amount of the ProLogis 2.625% 2038 Convertible Notes.
Q:	Will the AMB LP Notes be eligible for trading on an exchange?

A:	The AMB LP Notes will not be listed on any securities exchange and there can be no assurance as to the development or liquidity of any market for the AMB LP Notes. See “Risk Factors — Risks Related to the AMB LP Notes — Your ability to transfer the AMB LP Notes may be limited by the absence of a trading market.”

Q:	To whom should I direct any questions?

A:	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer managers; contact information for the dealer managers is set forth on the back cover of this prospectus. Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent. The address and telephone numbers of the information agent are also set forth on the back cover page of this prospectus.
     AMB LP may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”
Risk Factors
     An investment in the AMB LP Notes involves risks that a potential investor should carefully evaluate prior to making such an investment. See “Risk Factors” beginning on page 59 of this prospectus.

The Exchange Offers and Consent Solicitations

Exchange Offers	AMB LP is hereby offering to exchange, upon the terms and conditions set forth in this prospectus and the related letter of transmittal, each series of outstanding ProLogis Notes listed on the front cover of this prospectus, for newly issued series of AMB LP Notes with substantially the same terms, including interest rate, interest payment dates, redemption terms, maturity and, if applicable, exchange terms (other than the applicable initial exchange rates, dividend threshold amounts, fundamental change make-whole amounts and, in the case of the AMB LP 3.250% 2015 Exchangeable Notes, the exchange consideration), as the corresponding series of ProLogis Notes (prior to the Proposed Amendments) for which it is offered in exchange. The AMB LP Notes will be issued by AMB LP and fully and unconditionally guaranteed by its parent and sole general partner, AMB, as compared with the ProLogis Notes, which were issued by ProLogis and are not guaranteed. In the case of each new AMB LP 9.340% 2015 Note and AMB LP 8.650% 2016 Note issued in exchange for a ProLogis 9.340% 2015 Note and a ProLogis 8.650% 2016 Note, respectively, the mandatory principal repayment schedule will be revised from that contained in the corresponding ProLogis Note to reflect the fact that, because previous mandatory principal repayments were not, and with respect to the principal payment to be made on May 15, 2011 with respect to the ProLogis 8.650% 2016 Notes is not expected to be, applied in accordance with their respective terms with respect to the corresponding ProLogis Note, the outstanding principal amount of each currently outstanding ProLogis 9.340% 2015 Note and ProLogis 8.650% 2016 Note is, and the AMB LP 9.340% 2015 Note and AMB LP 8.650% 2016 Note to be issued in exchange thereof will be, $1,000. The AMB LP 3.250% 2015 Exchangeable Notes will be exchangeable into AMB common stock, cash or a combination of the two, at the option of AMB LP, as compared with the ProLogis 3.250% 2015 Convertible Notes, which are convertible only into ProLogis common shares and will be exchangeable only into AMB common stock after the Merger. Thus, all of the AMB LP Exchangeable Notes are exchangeable into cash, AMB common stock or a combination of cash and AMB common stock, at AMB LP’s election. See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations” and “— ProLogis Amortizing Notes.”

Consent Solicitations	AMB LP is soliciting consents on behalf of the combined company to the Proposed Amendments of the ProLogis Indenture from holders of the ProLogis Notes upon the terms and conditions set forth in this prospectus and the related letter of transmittal. You may not tender your ProLogis Notes for exchange without delivering a consent to the Proposed Amendments to the ProLogis Indenture. See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations.”

The Proposed Amendments	If the Requisite Consents to amend the ProLogis Indenture are obtained, the indenture amendments will eliminate certain covenants contained in the ProLogis Indenture that afford protection to holders of ProLogis Notes, including substantially all of the restrictive covenants, certain affirmative covenants, certain events of default and substantially all of the restrictions on the ability of ProLogis to merge, consolidate or sell all or substantially all of its properties or assets. See “The Proposed Amendments.”

Requisite Consents	The Requisite Consents collectively refer to:

(i)         the receipt of valid unrevoked consents from holders of not less than a majority in principal amount of all of the outstanding ProLogis Notes voting as a single class, with respect to the Original Events of Default Amendments;

(ii)        the receipt of valid unrevoked consents from holders of not less than a majority in principal amount of all of the outstanding ProLogis Non-Convertible Notes and the ProLogis 3.250% 2015 Convertible Notes voting as a single class, with respect to the Events of Default Amendments;

(iii)       the receipt of valid unrevoked consents from holders of not less than a majority in principal amount of all of the outstanding ProLogis Contingent Convertible Notes, which are comprised of the ProLogis 2.625% 2038 Convertible Notes, the ProLogis 2.250% 2037 Convertible Notes and the ProLogis 1.875% 2037 Convertible Notes, voting as a single class, with respect to the Contingent Convertible Notes Events of Default Amendments;

(iv)       the receipt of valid unrevoked consents from holders of not less than a majority in principal amount of all of the outstanding ProLogis Notes voting as a single class, with respect to the Merger Restriction Amendments;

(v)        the receipt of valid unrevoked consents from holders of not less than a majority in principal amount of all of the outstanding ProLogis Non-Convertible Notes voting as a single class, with respect to the Incurrence of Debt Amendments;

(vi)       the receipt of valid unrevoked consents from holders of not less than a majority in principal amount of all of the outstanding ProLogis Non-Convertible Notes voting as a single class, with respect to the Maintenance of Properties Amendments;

(vii)      the receipt of valid unrevoked consents from holders of not less than a majority in principal amount of all of the outstanding ProLogis Non-Convertible Notes voting as a single class, with respect to the Insurance Amendments;

(viii)     the receipt of valid unrevoked consents from holders of not less than a majority in principal amount of all of the outstanding ProLogis Notes voting as a single class, with respect to the Payment of Taxes and Other Claims Amendments;

(ix)       the receipt of valid unrevoked consents from holders of not less than a majority in principal amount of all of the outstanding ProLogis Notes voting as a single class, with respect to the Original Financial Information Amendments; and

(x)     the receipt of valid unrevoked consents from holders of not less than a majority in principal amount of all of the outstanding ProLogis Notes, excluding the Original Financial Information Securities which are comprised of the ProLogis 9.340% 2015 Notes, ProLogis 8.650% 2016 Notes, ProLogis 7.810% 2015 Notes, ProLogis 7.625% 2017 Notes and ProLogis 5.500% 2013 Notes, voting as a single class, with respect to the Financial Information Amendments.

Consents may not be delivered on an alternative, conditional or selective basis. Consents must be obtained before the Expiration Date with respect to such series. See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations.”

Procedures for Participating in the Exchange Offers and Consent Solicitations
If you hold ProLogis Notes through DTC in the form of book-entry interests, and wish to participate in the applicable exchange offers and consent solicitations, you must cause the book-entry transfer of the ProLogis Notes to the exchange agent’s account at DTC, and the exchange agent must receive a confirmation of book-entry transfer and either:
• a completed letter of transmittal; or
• an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program, by which each tendering holder will agree to be bound by the letter of transmittal.

Alternatively, if you are the record or beneficial owner of any ProLogis Notes issued in certificated form and you wish to participate in the applicable exchange offers and consent solicitations, you must complete, sign and date an original or facsimile of the accompanying letter of transmittal in accordance with the instructions contained in this prospectus and the letter of transmittal, and send the letter of transmittal or a facsimile of it and the outstanding ProLogis Notes you wish to exchange and any other required documentation to the exchange agent at the address set forth on the back cover of this prospectus. These materials must be received by the exchange agent prior to the Early Consent Date or Expiration Date, as applicable. See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering.”

AMB LP reserves the right to accept consents on behalf of the combined company to effect any of the Original Events of Default Amendments, the Events of Default Amendments, the Contingent Convertible Notes Events of Default Amendments, the Merger Restriction Amendments, the Incurrence of Debt Amendments, the Maintenance of Properties Amendments, the Insurance Amendments, the Payment of Taxes and Other Claims Amendments, the Original Financial Information Amendments and the Financial Information Amendments or any combination thereof, to the extent that AMB LP has received the applicable Original Events of Default Amendments Requisite Consent, Events of Default Amendments Requisite Consent,

Contingent Convertible Notes Events of Default Amendments Requisite Consent, Merger Restriction Amendments Requisite Consent, Incurrence of Debt Amendments Requisite Consent, Maintenance of Properties Amendments Requisite Consent, Insurance Amendments Requisite Consent, Payment of Taxes and Other Claims Amendments Requisite Consent, Original Financial Information Amendments Requisite Consent and Financial Information Amendments Requisite Consent, as the case may be, even if AMB LP has not obtained each of the other Requisite Consents necessary to effect all of the Proposed Amendments.

See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering.”

Early Consent Date	The Early Consent Date is 5:00 p.m., New York City time, on May 16, 2011, or a later date and time to which AMB LP extends it. AMB LP intends to extend the Early Consent Date until AMB LP receives the Requisite Consents.

Exchange Price	For each ProLogis Non-Convertible Note validly tendered (and not validly withdrawn), the holder will receive (i) an exchange price equal to 100% of its principal amount plus the Non-Convertible Notes Consent Fee if it is validly tendered (and not validly withdrawn) prior to the Early Consent Date, and (ii) an exchange price equal to 97% of its principal amount if it is validly tendered (and not validly withdrawn) after the Early Consent Date and on or prior to the Expiration Date.

For each ProLogis Convertible Note validly tendered (and not validly withdrawn), the holder will receive (i) an exchange price equal to 100% of its principal amount plus the Convertible Notes Consent Fee if it is validly tendered (and not validly withdrawn) prior to the Early Consent Date, and (ii) an exchange price equal to 97% of its principal amount if it is validly tendered (and not validly withdrawn) after the Early Consent Date and on or prior to the Expiration Date.

Tender instructions for each series of ProLogis Notes will be accepted in authorized denominations. Tenders of ProLogis 7.810% 2015 Notes will be accepted only in original principal amounts (i.e., without giving effect to principal repayments already made) equal to $1,000 or integral multiples thereof. The applicable exchange price and consent fee will be calculated only on current principal amounts outstanding as of the settlement date. For illustrations on how the exchange price and consent fee will be calculated, see “The Exchange Offers and Consent Solicitations — ProLogis Amortizing Notes.”

If you validly tender ProLogis Notes prior to the Early Consent Date, you may validly withdraw your tender and the related consent prior to the Early Consent Date, but you will not receive the applicable cash consent fee unless you validly re-tender prior to the Early Consent Date. If you validly tender ProLogis Notes prior to the Early Consent Date, you may validly withdraw your tender after the Early Consent Date and before the Expiration Date, but you may not withdraw the related consent and you will receive the applicable cash consent fee. If you tender ProLogis Notes after the Early Consent Date and before the Expiration Date, you will not receive the applicable cash consent fee and you may withdraw your tender and the related consent at any time prior to the Expiration Date.

Expiration Date	Each of the exchange offers and consent solicitations will expire at 9:00 a.m., New York City time, on June 3, 2011, or a later date and time to which AMB LP extends it. AMB LP intends to extend the Expiration Date if needed so that it occurs after the Merger is closed.

Withdrawal and Revocation	Tenders of ProLogis Notes may be validly withdrawn at any time prior to the Expiration Date. Holders that validly tender ProLogis Notes prior to the Early Consent Date may validly withdraw their tender and the related consent prior to the Early Consent Date. Holders that validly tender ProLogis Notes prior to the Early Consent Date may validly withdraw their tender after the Early Consent Date and before the Expiration Date, but may not withdraw the related consent. Holders that validly tender ProLogis Notes after the Early Consent Date and before the Expiration Date may withdraw their tender and the related consent at any time prior to the Expiration Date.

Once withdrawal rights have expired on the Expiration Date, tenders of ProLogis Notes may not be validly withdrawn unless AMB LP is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the ProLogis Notes tendered pursuant to such exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering — Withdrawal of Tenders and Revocation of Corresponding Consents.”

Conditions	AMB LP’s obligations to complete the exchange offers and consent solicitations on behalf of the combined company are conditioned upon, among other things, consummation of the Merger, listing of AMB LP’s existing 6.750% Notes due 2011 on the NYSE and receipt of the Requisite Consents to effect the Proposed Amendments to the ProLogis Indenture. AMB LP reserves the right to accept consents on behalf of the combined company to effect any of the Proposed Amendments to the extent that it has received the applicable Requisite Consents, even if it has not obtained each of the other Requisite Consents necessary to effect all of the Proposed Amendments. Each exchange offer is independent of the others, and AMB LP may consummate any of them without doing so with respect to any other. The Merger and the related transactions and listing of AMB LP’s existing 6.750% Notes due 2011 on the NYSE are not conditioned upon the commencement or completion of the exchange offers or consent solicitations.

Special Procedures for Beneficial Owners of any Certificated Notes
Currently, all of the ProLogis Notes are held in book-entry form and can only be tendered through the applicable procedures of DTC. However, if any ProLogis Notes are subsequently issued to you in certificated form and you are a beneficial owner of ProLogis Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those ProLogis Notes and deliver your consent, you should contact the registered holder promptly and instruct the registered holder to tender your ProLogis Notes and deliver your consent on your behalf. See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering — ProLogis Notes Held Through a Nominee.”

Acceptance of ProLogis Notes and Consents and Delivery of AMB LP Notes
Subject to the satisfaction or waiver of the conditions to the exchange offers and consent solicitations, AMB LP will accept for exchange any and all ProLogis Notes that are validly tendered prior to the Expiration Date and not validly withdrawn; likewise, because the act of validly tendering ProLogis Notes will also constitute valid delivery of consents to the Proposed Amendments to the ProLogis Indenture, AMB LP will also accept on behalf of the combined company all consents that are validly delivered prior to the Expiration Date that are not validly revoked. All ProLogis Notes exchanged will be cancelled. The AMB LP Notes issued pursuant to the exchange offers will be issued and delivered through the facilities of DTC promptly following the Expiration Date. AMB LP will return to you any ProLogis Notes that are not accepted for exchange for any reason without expense to you promptly after the Expiration Date. See “The Exchange Offers and Consent Solicitations — Acceptance of ProLogis Notes for Exchange; AMB LP Notes and Cash Exchange Consideration; Effectiveness of Proposed Amendments.”

U.S. Federal Income Tax Considerations	Holders should consider certain U.S. federal income tax consequences of the exchange offers and consent solicitations. Holders of ProLogis Notes are urged to consult their respective tax advisors with respect to the tax consequences to them of the exchange. See “Material United States Federal Income Tax Consequences.”

Consequences of Not Exchanging ProLogis Notes for AMB LP Notes
If the Proposed Amendments to the ProLogis Indenture are adopted, holders of ProLogis Notes will no longer be entitled to the benefit of substantially all of the restrictive covenants, certain affirmative covenants, certain events of default and substantially all of the restrictions on the ability of ProLogis to merge, consolidate or sell all or substantially all of its properties or assets. Holders who do not elect to tender their ProLogis Notes will not receive the benefit of the guarantee of AMB on the AMB LP Notes. In addition, the trading market for any ProLogis Notes not validly tendered is likely to be significantly more limited in the future if the exchange offers are consummated. See “Risk Factors — Risks Related to the Exchange Offers and Consent Solicitations — The liquidity of the ProLogis Notes that are not exchanged will be reduced.”

Use of Proceeds	AMB LP will not receive any cash proceeds from the exchange offers.

Exchange Agent, Information Agent and Dealer Managers	Global Bondholder Services Corporation is serving as exchange agent and information agent for the exchange offers and consent solicitations.

Citigroup Global Markets Inc. and RBS Securities Inc. are serving as the dealer managers.

The addresses and the facsimile and telephone numbers of these parties appear on the back cover of this prospectus.

AMB LP has other business relationships with the exchange agent and the dealer managers, as described in “The Exchange Offers and Consent Solicitations — Exchange Agent” and “— Dealer Managers.”

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are being offered in connection with the exchange offers and consent solicitations. You must tender your ProLogis Notes and deliver your consent by the Expiration Date in order to participate in the applicable exchange offers.

No Recommendation	None of AMB, AMB LP or their subsidiaries, ProLogis or its subsidiaries, the dealer managers, the information agent, the exchange agent or the Trustee makes any recommendation in connection with the exchange offers or consent solicitations as to whether any ProLogis noteholder should tender or refrain from tendering all or any portion of the principal amount of such holder’s ProLogis Notes (and in so doing, consent to the adoption of the Proposed Amendments to the ProLogis Indenture), and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the exchange offers and consent solicitations, please read the section entitled “Risk Factors” beginning on page 59 of this prospectus.

The AMB LP Non-Exchangeable Notes

Issuer	AMB LP (which will be known as ProLogis, L.P. after the Merger) will issue the AMB LP Non-Exchangeable Notes.

General; Comparison to ProLogis Non-Convertible Notes
Each new series of AMB LP Non-Exchangeable Notes will have substantially the same terms, including interest rate, interest payment dates, redemption terms and maturity, as the corresponding series of outstanding ProLogis Non-Convertible Notes (prior to the Proposed Amendments) for which they are being offered in exchange, except that, among other things, the AMB LP Non-Exchangeable Notes will be guaranteed by AMB LP’s parent entity and sole general partner, AMB, as compared with the ProLogis Non-Convertible Notes, which were issued by ProLogis and are not guaranteed, the new AMB LP Indenture will not have a restriction preventing incurrence of additional unsecured debt by AMB LP’s subsidiaries and the definition of debt in the new AMB LP Indenture will be revised to limit the amount of secured debt to include the lesser of the amount of secured debt or the fair market value of the property that secures such debt and to include letters of credit only to the extent called upon. In the case of each new AMB LP 9.340% 2015 Note and AMB LP 8.650% 2016 Note issued in exchange for a ProLogis 9.340% 2015 Note and a ProLogis 8.650% 2016 Note, respectively, the mandatory principal repayment schedule will be revised from that contained in the corresponding ProLogis Note to reflect the fact that, because previous mandatory principal repayments were not, and with respect to the principal payment to be made on May 15, 2011 with respect to the ProLogis 8.650% 2016 Notes is not expected to be, applied in accordance with their respective terms with respect to the corresponding ProLogis Note, the outstanding principal amount of each currently outstanding ProLogis 9.340% 2015 Note and ProLogis 8.650% 2016 Note is, and the AMB LP 9.340% 2015 Note and AMB LP 8.650% 2016 Note to be issued in exchange thereof will be, $1,000.

See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations,” “— ProLogis Amortizing Notes” and “Description of the Differences Between the AMB LP Notes and the ProLogis Notes.”

Interest Rates; Interest Payment Dates; Maturity Dates	Each new series of AMB LP Non-Exchangeable Notes will have substantially the same terms, including interest rate, interest payment dates and maturity, as the corresponding series of ProLogis Non-Convertible Notes (prior to the Proposed Amendments) for which they are being offered in exchange, as described in the table below.

Each AMB LP Non-Exchangeable Note will bear interest from the most recent date on which interest will have been paid on the corresponding ProLogis Non-Convertible Note. Holders of ProLogis Non-Convertible Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from ProLogis in respect of interest accrued from the date of the last interest payment date in respect of their ProLogis Non-Convertible Notes until the date of the issuance of the AMB LP Non-Exchangeable Notes. Consequently, holders of AMB LP Non-Exchangeable Notes will receive the same interest payments that they would have received had they not exchanged their ProLogis Non-Convertible Notes in the applicable exchange offer.

Interest on the AMB LP 7.810% 2015 Notes, AMB LP 9.340% 2015 Notes and AMB LP 8.650% 2016 Notes will accrue on the current principal amount outstanding.

Semi-Annual Interest Payment
Interest Rates and Maturity Dates	Dates

5.500% Notes due April 1, 2012	April 1 and October 1
5.500% Notes due March 1, 2013	March 1 and September 1
7.625% Notes due August 15, 2014	February 15 and August 15
7.810% Notes due February 1, 2015	February 1 and August 1
9.340% Notes due March 1, 2015	March 1 and September 1
5.625% Notes due November 15, 2015	May 15 and November 15
5.750% Notes due April 1, 2016	April 1 and October 1
8.650% Notes due May 15, 2016	May 15 and November 15
5.625% Notes due November 15, 2016	May 15 and November 15
6.250% Notes due March 15, 2017	March 15 and September 15
7.625% Notes due July 1, 2017	January 1 and July 1
6.625% Notes due May 15, 2018	May 15 and November 15
7.375% Notes due October 30, 2019	April 30 and October 30
6.875% Notes due March 15, 2020	March 15 and September 15

Payment of Principal	Installments of principal on each $1,000 original principal amount of the AMB LP 7.810% 2015 Notes shall be payable to each holder of such notes annually on each February 1 in the following amounts: $150 in 2012, $200 in 2013, $200 in 2014 and $100 in 2015. Each $1,000 original principal amount of the AMB LP 7.810% 2015 Notes shall be entitled to receive payments of principal in an aggregate amount equal only to the current principal amount outstanding under each such note, which will be $650 at the expected time of settlement.

Installments of principal on each $1,000 principal amount of the AMB LP 9.340% 2015 Notes will be paid to each holder of such notes annually on each March 1 in the following amounts: $150 in 2012, $175 in 2013, $200 in 2014 and $250 in 2015. The remaining $225 of principal will be paid at or prior to the maturity date of the AMB LP 9.340% 2015 Notes. In each case, principal on the AMB LP 9.340% 2015 Notes will be payable to the Person in whose name the AMB LP 9.340% 2015 Notes are registered in the security register on the preceding February 15 (whether or not a business day). For more information on the AMB LP 9.340% 2015 Notes, see “The Exchange Offers and Consent Solicitations — ProLogis Amortizing Notes.”

Installments of principal on each $1,000 principal amount of the AMB LP 8.650% 2016 Notes will be paid to each holder of such notes annually on each May 15 to the Person in whose name the AMB LP 8.650% 2016 Notes are registered in the security register on the preceding May 1 (whether or not a business day) in the following amounts: $100 in 2012, $100 in 2013, $150 in 2014, $200 in 2015 and $250 in 2016. The remaining $200 of principal will be paid at or prior to the maturity date of the AMB LP 8.650% 2016 Notes. For more information on the AMB LP 8.650% 2016 Notes, see “The Exchange Offers and Consent Solicitations — ProLogis Amortizing Notes.”

The remaining series of the AMB LP Non-Exchangeable Notes will receive repayments of principal only on their respective maturity dates, or otherwise in accordance with the terms of each note.

Guarantor	AMB Property Corporation, a Maryland corporation (which will be known as ProLogis, Inc., and which is referred to as the combined company, after the Merger).

Guarantees	The AMB LP Non-Exchangeable Notes will be fully and unconditionally guaranteed by AMB except as may be limited to the maximum amount permitted under applicable federal or state law. AMB’s guarantee of the AMB LP Notes will rank pari passu in right of payment with all of AMB’s unsecured and unsubordinated indebtedness, including AMB’s indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other unsecured and unsubordinated indebtedness. In addition, the guarantee of the AMB LP Non-Exchangeable Notes by AMB will be effectively subordinated to all of the mortgages and other secured indebtedness of AMB and all of the secured and unsecured indebtedness and other liabilities of its subsidiaries, other than AMB LP. See “Description of the AMB LP Non-Exchangeable Notes — AMB Guarantee.”

Ranking	The AMB LP Non-Exchangeable Notes will be AMB LP’s direct, unsecured and unsubordinated obligations and will rank pari passu with all of AMB LP’s other unsecured and unsubordinated indebtedness outstanding from time to time. The AMB LP Non-Exchangeable Notes will be effectively subordinated to AMB LP’s mortgages and other secured indebtedness to the extent of any collateral pledged as security therefor and to all of the secured and unsecured indebtedness and other liabilities of AMB LP’s consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures.

Optional Redemption	AMB LP may redeem any series of the AMB LP Non-Exchangeable Notes before their stated maturity in whole, at any time, or in part, from time to time, at a redemption price that includes accrued and unpaid interest and a make-whole premium.

For a more complete description of the redemption provisions of the AMB LP Non-Exchangeable Notes, see “Description of the AMB LP Non-Exchangeable Notes — Optional Redemption.”

Use of Proceeds	AMB LP will not receive any cash proceeds from the issuance of the AMB LP Non-Exchangeable Notes in connection with the exchange offers. In exchange for issuing the AMB LP Non-Exchangeable Notes and paying the cash exchange consideration (as applicable), AMB LP will receive ProLogis Non-Convertible Notes that will be retired and cancelled and will not be reissued. See “Use of Proceeds.”

U.S. Federal Income Tax Considerations	The AMB LP Non-Exchangeable Notes are subject to special and complex U.S. federal income tax rules. Holders are urged to consult their respective tax advisors with respect to the application of the U.S. federal income tax laws to their own particular situation. See “Material United States Federal Income Tax Consequences.”

Trading	The AMB LP Non-Exchangeable Notes will be a new issue of securities, and there is currently no established trading market for the AMB LP Non-Exchangeable Notes. An active or liquid market may not develop for the AMB LP Non-Exchangeable Notes or, if developed, may not be maintained. AMB LP has not applied and does not intend to apply for the listing of the AMB LP Non-Exchangeable Notes on any securities exchange or for quotation on any automated dealer quotation system.

Covenants	AMB LP will issue the AMB LP Non-Exchangeable Notes under the new AMB LP Indenture. The new AMB LP Indenture will include certain covenants as described herein. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under “Description of the AMB LP Non-Exchangeable Notes — Covenants.”

The AMB LP Contingent Exchangeable Notes

Issuer	AMB LP (which will be known as ProLogis, L.P. after the Merger) will issue the AMB LP Contingent Exchangeable Notes. AMB will issue the shares of its common stock, if any, deliverable upon exchange of the AMB LP Contingent Exchangeable Notes.

General; Comparison to ProLogis Contingent Convertible Notes
Each new series of AMB LP Contingent Exchangeable Notes will have substantially the same terms, including interest rate, interest payment dates, redemption terms, maturity and exchange terms (other than the applicable initial exchange rates, dividend threshold amounts and fundamental change make-whole amounts), as the corresponding series of outstanding ProLogis Contingent Convertible Notes (prior to the Proposed Amendments) for which they are being offered in exchange, except that, among other things, the AMB LP Contingent Exchangeable Notes will be guaranteed by AMB LP’s parent entity and sole general partner, AMB, as compared with the ProLogis Contingent Convertible Notes, which were issued by ProLogis and are not guaranteed and will be exchangeable into the common stock of AMB, as compared with the ProLogis Contingent Convertible Notes, which are convertible into ProLogis common shares and will be exchangeable into AMB common stock after the Merger.

See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations” and “Description of the Differences Between the AMB LP Notes and the ProLogis Notes.”

Interest Rates; Interest Payment Dates; Maturity Dates	Each new series of AMB LP Contingent Exchangeable Notes will have substantially the same terms, including interest rate, interest payment dates and maturity, as the corresponding series of ProLogis Contingent Convertible Notes (prior to the Proposed Amendments) for which they are being offered in exchange, as described in the table below.

Each AMB LP Contingent Exchangeable Note will bear interest from the most recent date on which interest will have been paid on the corresponding ProLogis Contingent Convertible Note. Holders of ProLogis Contingent Convertible Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from ProLogis in respect of interest accrued from the date of the last interest payment date in respect of their ProLogis Contingent Convertible Notes until the date of the issuance of the AMB LP Contingent Exchangeable Notes. Consequently, holders of AMB LP Contingent Exchangeable Notes will receive the same interest payments that they would have received had they not exchanged their ProLogis Contingent Convertible Notes in the applicable exchange offer.

Semi-Annual Interest
Interest Rates and Maturity Dates	Payment Dates

2.250% Exchangeable Senior Notes due April 1, 2037	April 1 and October 1
1.875% Exchangeable Senior Notes due November 15, 2037	May 15 and November 15
2.625% Exchangeable Senior Notes due May 15, 2038	May 15 and November 15

Guarantor	AMB Property Corporation, a Maryland corporation (which will be known as ProLogis, Inc., and which is referred to as the combined company, after the Merger).

Guarantees	The AMB LP Contingent Exchangeable Notes will be fully and unconditionally guaranteed by AMB except as may be limited to the maximum amount permitted under applicable federal or state law. AMB’s guarantee of the AMB LP Notes will rank pari passu in right of payment with all of AMB’s unsecured and unsubordinated indebtedness, including AMB’s indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other unsecured and unsubordinated indebtedness. In addition, the guarantee of the AMB LP Contingent Exchangeable Notes by AMB will be effectively subordinated to all of the mortgages and other secured indebtedness of AMB and all of the secured and unsecured indebtedness and other liabilities of its subsidiaries, other than AMB LP. See “Description of the AMB LP Contingent Exchangeable Notes — AMB Guarantee.”

Ranking	The AMB LP Contingent Exchangeable Notes will be AMB LP’s direct, unsecured and unsubordinated obligations and will rank pari passu with all of AMB LP’s other unsecured and unsubordinated indebtedness outstanding from time to time. The AMB LP Contingent Exchangeable Notes will be effectively subordinated to AMB LP’s mortgages and other secured indebtedness to the extent of any collateral pledged as security therefor and to all of the secured and unsecured indebtedness and other liabilities of AMB LP’s consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures.

Optional Redemption	Prior to certain dates described below, AMB LP may not redeem the AMB LP Contingent Exchangeable Notes except to preserve AMB’s status as a REIT as described below. If at any time AMB LP determines it is necessary to redeem the AMB LP Contingent Exchangeable Notes in order to preserve AMB’s status as a REIT, AMB LP may redeem all, but not less than all, of the AMB LP Contingent Exchangeable Notes then outstanding for cash at a price equal to 100% of the principal amount of the AMB LP Contingent Exchangeable Notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date. On or after certain dates described below, AMB LP may at its option redeem all or part of the AMB LP Contingent Exchangeable Notes for cash at a price equal to 100% of the principal amount of the AMB LP Contingent Exchangeable Notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date.

For a more complete description of the redemption provisions of the AMB LP Contingent Exchangeable Notes, see “Description of the AMB LP Contingent Exchangeable Notes — Optional Redemption.”

Exchange Rights	Holders may exchange their AMB LP Contingent Exchangeable Notes prior to the close of business on the trading day immediately preceding the applicable maturity date, at the option of the holder under the following circumstances:
•	during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price per share of AMB common stock and the applicable exchange rate on each such day;

•	during any calendar quarter beginning after June 30, 2011, if the closing sale price per share of AMB common stock for at least 20 trading days in the 30 consecutive trading days ending on the last day of the preceding calendar quarter is more than 130% of the exchange price per share of AMB common stock on the last day of such preceding calendar quarter;

•	if AMB LP has called such series of AMB LP Contingent Exchangeable Notes for redemption, at any time prior to the close of business on the day that is two business days prior to the redemption date;

•	upon the occurrence of specified corporate transactions described under “Description of the AMB LP Contingent Exchangeable Notes — Exchange Rights — Exchange of AMB LP Contingent Exchangeable Notes Upon Specified Corporate Transactions”;

•	if AMB’s common stock is not listed on a United States national securities exchange; or

•	any time on or after
o	February 1, 2012 for the AMB LP 2.250% 2037 Exchangeable Notes,

o	October 15, 2012 for the AMB LP 1.875% 2037 Exchangeable Notes, or

o	February 15, 2013 for the AMB LP 2.625% 2038 Exchangeable Notes.
The initial exchange rates and equivalent exchange price for each series of AMB LP Contingent Exchangeable Notes, subject to adjustment, are provided below:

		Initial
	Initial Exchange	Exchange Price
	Rate Per $1,000	Per Share of
	Principal Amount	AMB Common
	Of Notes	Stock
AMB LP 2.250% 2037 Exchangeable Notes	5.8752	170.2070
AMB LP 1.875% 2037 Exchangeable Notes	5.4874	182.2357
AMB LP 2.625% 2038 Exchangeable Notes	5.8569	170.7388

Upon the occurrence of any of the circumstances described above, holders may exchange any outstanding AMB LP Contingent Exchangeable Notes into cash, shares of AMB common stock or a combination of cash and shares of AMB common stock, at AMB LP’s election. AMB LP will inform you through the Trustee of the method AMB LP will choose to satisfy its exchange obligations within two trading days immediately after AMB LP’s receipt of your exchange notice; provided, however, that at any time on or prior to:
• February 1, 2012 for the AMB LP 2.250% 2037 Exchangeable Notes,
• October 15, 2012 for the AMB LP 1.875% 2037 Exchangeable Notes, and
• February 15, 2013 for the AMB LP 2.625% 2038 Exchangeable Notes,

AMB LP may irrevocably elect, in its sole discretion without the consent of the holders of such notes to settle all of its future exchange obligations entirely in shares of AMB common stock, and, provided further, that AMB LP is required to settle all exchanges with an exchange date occurring on or after:
• February 1, 2012 for the AMB LP 2.250% 2037 Exchangeable Notes,
• October 15, 2012 for the AMB LP 1.875% 2037 Exchangeable Notes, and
• February 15, 2013 for the AMB LP 2.625% 2038 Exchangeable Notes,

in the same manner and AMB LP will notify holders of the manner of settlement on or before such date. If AMB LP does not elect otherwise, its exchange obligations will be settled in a combination of cash and shares of AMB common stock as follows: (i) AMB LP will pay cash in an amount equal to the lesser of the principal amount of the AMB LP Contingent Exchangeable Notes to be exchanged and the exchange value of the AMB LP Contingent Exchangeable Notes to be exchanged, calculated as described in this prospectus, and (ii) to the extent that the exchange value of the AMB LP Contingent Exchangeable Notes to be exchanged exceeds the principal amount of the AMB LP Contingent Exchangeable Notes to be exchanged (such difference being referred to as the “excess amount”), AMB LP will deliver shares of AMB common stock or, at AMB LP’s election, cash, equivalent to the excess amount. The number of shares to be delivered will be determined based on a daily exchange value, as described in this prospectus, calculated on a proportionate basis for each day of a 20 trading day observation period, as described in this prospectus. However, AMB LP may elect to deliver cash in settlement of all or a portion of the excess amount or AMB LP may elect to settle its exchange obligations entirely in shares of AMB common stock. See “Description of the AMB LP Contingent Exchangeable Notes — Exchange Rights — Payment Upon Exchange of the AMB LP Contingent Exchangeable Notes.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon exchange of an AMB LP Contingent Exchangeable Note, except in limited circumstances. Instead, interest will be deemed paid by cash and shares of AMB common stock, if any, delivered to you upon exchange.

Use of Proceeds	AMB LP will not receive any cash proceeds from the issuance of the AMB LP Contingent Exchangeable Notes in connection with the exchange offers. In exchange for issuing the AMB LP Contingent Exchangeable Notes and paying the cash exchange consideration (as applicable), AMB LP will receive ProLogis Contingent Convertible Notes that will be retired and cancelled and will not be reissued. See “Use of Proceeds.”

Repurchase at Holders’ Option	Holders may require AMB LP to repurchase the AMB LP Contingent Exchangeable Notes on:
• April 1 of 2012, 2017, 2022, 2027 and 2032 with respect to any outstanding AMB LP 2.250% 2037 Exchangeable Notes,
• January 15, 2013 and November 15 of 2017, 2022, 2027, and 2032 with respect to any outstanding AMB LP 1.875% 2037 Exchangeable Notes, and
• May 15 of 2013, 2018, 2023, 2028, and 2033 with respect to any outstanding AMB LP 2.625% 2038 Exchangeable Notes,

at a repurchase price equal to 100% of the principal amount of the AMB LP Contingent Exchangeable Notes being repurchased plus any accrued and unpaid interest to, but excluding, the repurchase date. AMB LP will pay cash for all notes so repurchased.

Fundamental Change	If AMB LP undergoes a fundamental change (as defined under “Description of the AMB LP Contingent Exchangeable Notes — Exchange Rights — Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change”), you will have the option to require AMB LP to repurchase all or any portion of your AMB LP Contingent Exchangeable Notes.

The fundamental change purchase price will be 100% of the principal amount of the AMB LP Contingent Exchangeable Notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. AMB LP will pay cash for all AMB LP Contingent Exchangeable Notes so purchased.

In addition, if a fundamental change occurs prior to:
• April 5, 2012 for the AMB LP 2.250% 2037 Exchangeable Notes,
• January 15, 2013 for the AMB LP 1.875% 2037 Exchangeable Notes, and
• May 20, 2013 for the AMB LP 2.625% 2038 Exchangeable Notes,

AMB LP will increase the applicable exchange rate for a holder who elects to exchange its AMB LP Contingent Exchangeable Notes in connection with such a fundamental change as described under “Description of the AMB LP Contingent Exchangeable Notes — Exchange Rights — Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change.”

U.S. Federal Income Tax Considerations	The AMB LP Contingent Exchangeable Notes and the shares of AMB common stock into which the AMB LP Contingent Exchangeable Notes may be exchanged are subject to special and complex U.S. federal income tax rules. Holders are urged to consult their respective tax advisors with respect to the application of the U.S. federal income tax laws to their own particular situation. See “Material United States Federal Income Tax Consequences.”

Trading	The AMB LP Contingent Exchangeable Notes will be a new issue of securities, and there is currently no established trading market for the AMB LP Contingent Exchangeable Notes. An active or liquid market may not develop for the AMB LP Contingent Exchangeable Notes or, if developed, may not be maintained. AMB LP has not applied and does not intend to apply for the listing of the AMB LP Contingent Exchangeable Notes on any securities exchange or for quotation on any automated dealer quotation system.

New York Stock Exchange Symbol for AMB Common Stock	Following the completion of the Merger, the common stock of the combined company will be listed on the NYSE, trading under the symbol “PLD.”

Ownership Limitation	In order to assist AMB in maintaining its qualification as a REIT for U.S. federal income tax purposes, no person may own more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of AMB common stock, with certain exceptions. Notwithstanding any other provision of the AMB LP Contingent Exchangeable Notes, in addition to AMB LP’s right to elect to deliver exchange consideration in whole or in part in cash, no holder of AMB LP Contingent Exchangeable Notes will be entitled to exchange such AMB LP Contingent Exchangeable Notes for shares of AMB common stock to the extent that receipt of such shares would cause such holder (together with such holder’s affiliates) to exceed such ownership limit. See “Description of AMB Capital Stock — AMB Common Stock — Ownership Limitation.”

No Stockholder Rights for Holders of AMB LP Contingent Exchangeable Notes
Holders of AMB LP Contingent Exchangeable Notes will not have any rights as stockholders of AMB (including, without limitation, voting rights and rights to receive dividends or other distributions on AMB common stock).

Covenants	AMB LP will issue the AMB LP Contingent Exchangeable Notes under a new AMB LP Indenture. The new AMB LP Indenture will include certain covenants as described herein. The AMB LP Contingent Exchangeable Notes will not be subject to the Limitations on Incurrence of Debt covenant. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under “Description of the AMB LP Contingent Exchangeable Notes — Covenants.”

The AMB LP 3.250% 2015 Exchangeable Notes

Issuer	AMB LP (which will be known as ProLogis, L.P. after the Merger) will issue the AMB LP 3.250% 2015 Exchangeable Notes. AMB will issue the shares of its common stock, if any, deliverable upon exchange of the AMB LP 3.250% 2015 Exchangeable Notes.

General; Comparison to ProLogis 2015 Convertible Notes
The AMB LP 3.250% 2015 Exchangeable Notes will have substantially the same terms, including interest rate, interest payment dates, redemption terms, maturity and exchange terms (other than the applicable initial exchange rates, dividend threshold amounts, fundamental change make-whole amounts and the exchange consideration), as the corresponding outstanding ProLogis 3.250% 2015 Convertible Notes (prior to the Proposed Amendments) for which they are being offered in exchange, except that, among other things, the AMB LP 3.250% 2015 Exchangeable Notes will be guaranteed by AMB LP’s parent entity and sole general partner, AMB, as compared with the ProLogis 3.250% 2015 Convertible Notes, which were issued by ProLogis and are not guaranteed, and will be exchangeable into AMB common stock, cash or a combination of the two, at the option of AMB LP, as compared with the ProLogis 3.250% 2015 Convertible Notes, which are convertible only into ProLogis common shares and will be exchangeable only into AMB common stock after the Merger.

See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations” and “Description of the Difference Between the AMB LP Notes and the ProLogis Notes.”

Interest Rates; Interest Payment Dates; Maturity Dates	The AMB LP 3.250% 2015 Exchangeable Notes will have substantially the same terms, including interest rate, interest payment dates, and maturity, as the corresponding ProLogis 3.250% 2015 Convertible Notes (prior to the Proposed Amendments) for which they are being offered in exchange, as described in the table below.

Each AMB LP 3.250% 2015 Exchangeable Note will bear interest from the most recent date on which interest will have been paid on the ProLogis 3.250% 2015 Convertible Note. Holders of ProLogis 3.250% 2015 Convertible Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from ProLogis in respect of interest accrued from the date of the last interest payment date in respect of their ProLogis 3.250% 2015 Convertible Notes until the date of the issuance of the AMB LP 3.250% 2015 Exchangeable Notes. Consequently, holders of AMB LP 3.250% 2015 Exchangeable Notes will receive the same interest payments that they would have received had they not exchanged their ProLogis 3.250% 2015 Convertible Notes in the applicable exchange offer.

Semi-Annual Interest
Interest Rates and Maturity Dates	Payment Dates

3.250% Exchangeable Senior Notes due March 15, 2015	March 15 and September 15

Guarantor	AMB Property Corporation, a Maryland corporation (which will be known as ProLogis, Inc., and which is referred to as the combined company, after the Merger).

Guarantees	The AMB LP 3.250% 2015 Exchangeable Notes will be fully and unconditionally guaranteed by AMB except as may be limited to the maximum amount permitted under applicable federal or state law. AMB’s guarantee of the AMB LP Notes will rank pari passu in right of payment with all of AMB’s unsecured and unsubordinated indebtedness, including AMB’s indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other unsecured and unsubordinated indebtedness. In addition, the guarantee of the AMB LP 3.250% 2015 Notes by AMB will be effectively subordinated to all of the mortgages and other secured indebtedness of AMB and all of the secured and unsecured indebtedness and other liabilities of its subsidiaries, other than AMB LP. See “Description of the AMB LP 3.250% 2015 Exchangeable Notes — AMB Guarantee.”

Ranking	The AMB LP 3.250% 2015 Exchangeable Notes will be AMB LP’s direct, unsecured and unsubordinated obligations and will rank pari passu with all of AMB LP’s other unsecured and unsubordinated indebtedness outstanding from time to time. The AMB LP 3.250% 2015 Notes will be effectively subordinated to AMB LP’s mortgages and other secured indebtedness to the extent of any collateral pledged as security therefor and to all of the secured and unsecured indebtedness and other liabilities of AMB LP’s consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures.

Optional Redemption	AMB LP may not redeem the AMB LP 3.250% 2015 Exchangeable Notes prior to maturity except to preserve AMB’s status as a REIT. If at any time AMB LP determines it is necessary to redeem the AMB LP 3.250% 2015 Exchangeable Notes in order to preserve AMB’s status as a REIT, AMB LP may redeem all, but not less than all, of the AMB LP 3.250% 2015 Exchangeable Notes then outstanding for cash at a price equal to 100% of the principal amount of the AMB LP 3.250% 2015 Exchangeable Notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date.

For a more complete description of the redemption provisions of the AMB LP 3.250% 2015 Exchangeable Notes, see “Description of the AMB LP 3.250% 2015 Exchangeable Notes — Optional Redemption.”

Exchange Rights	Holders may exchange their AMB LP 3.250% 2015 Exchangeable Notes into cash, shares of AMB common stock or a combination of cash and shares of AMB common stock, at AMB LP’s election, based upon an initial exchange rate of 25.8244 shares of AMB common stock per $1,000 principal amount of AMB LP 3.250% 2015 Exchangeable Notes (equivalent to an initial exchange price of approximately $38.7231 per share of AMB common stock), subject to adjustment, at any time prior to the close of business on the trading day immediately preceding the maturity date, unless the AMB LP 3.250% 2015 Exchangeable Notes have been previously redeemed or purchased by AMB LP. See “Description of the AMB LP 3.250% 2015 Exchangeable Notes — Exchange Rights.”

AMB LP will inform you through the Trustee of the method AMB LP will choose to satisfy its exchange obligations within two trading days immediately after AMB LP’s receipt of your exchange notice. If AMB LP does not elect otherwise, its exchange obligations will be settled in a combination of cash and shares of AMB common stock as follows: (i) AMB LP will pay cash in an amount equal to the lesser of the principal amount of the AMB LP 3.250% 2015 Exchangeable Notes to be exchanged and the exchange value of the AMB LP 3.250% 2015 Exchangeable Notes to be exchanged, calculated as described in this prospectus, and (ii) to the extent that the exchange value of the AMB LP 3.250% 2015 Exchangeable Notes to be exchanged exceeds the principal amount of the AMB LP 3.250% 2015 Exchangeable Notes to be exchanged (such difference being referred to as the “excess amount”), AMB LP will deliver shares of AMB common stock or, at AMB LP’s election, cash, equivalent to the excess amount. The number of shares to be delivered will be determined based on a daily exchange value, as described in this prospectus, calculated on a proportionate basis for each day of a 20 trading day observation period, as described in this prospectus. However, AMB LP may elect to deliver cash in settlement of all or a portion of the excess amount or AMB LP may elect to settle its exchange obligations entirely in shares of AMB common stock. See “Description of the AMB LP 3.250% 2015 Exchangeable Notes — Exchange Rights — Payment Upon Exchange of the AMB LP 3.250% 2015 Exchangeable Notes.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon exchange of an AMB LP 3.250% 2015 Exchangeable Note, except in limited circumstances. Instead, interest will be deemed paid by the shares of AMB common stock, cash or combination of cash and AMB common stock delivered to you upon exchange.

Use of Proceeds	AMB LP will not receive any cash proceeds from the issuance of the AMB LP 3.250% 2015 Exchangeable Notes in connection with the exchange offers. In exchange for issuing the AMB LP 3.250% 2015 Exchangeable Notes and paying the cash exchange consideration (as applicable), AMB LP will receive ProLogis 3.250% 2015 Convertible Notes that will be retired and cancelled and will not be reissued. See “Use of Proceeds.”

Fundamental Change	If AMB LP undergoes a fundamental change (as defined under “Description of the AMB LP 3.250% 2015 Exchangeable Notes — Exchange Rights — Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change”), you will have the option to require AMB LP to repurchase all or any portion of your AMB LP 3.250% 2015 Exchangeable Notes.

The fundamental change purchase price will be 100% of the principal amount of the AMB LP 3.250% 2015 Exchangeable Notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. AMB LP will pay cash for all notes so purchased.

In addition, if a fundamental change occurs at any time, AMB LP will increase the exchange rate for a holder who elects to exchange its AMB LP 3.250% 2015 Exchangeable Notes in connection with such a fundamental change as described under “Description of the AMB LP 3.250% 2015 Exchangeable Notes — Exchange Rights — Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change.”

U.S. Federal Income Tax Considerations	The AMB LP 3.250% 2015 Exchangeable Notes and the shares of AMB common stock into which the AMB LP 3.250% 2015 Exchangeable Notes may be exchanged are subject to special and complex U.S. federal income tax rules. Holders are urged to consult their respective tax advisors with respect to the application of the U.S. federal income tax laws to their own particular situation. See “Material United States Federal Income Tax Consequences.”

Trading	The AMB LP 3.250% 2015 Exchangeable Notes will be a new issue of securities, and there is currently no established trading market for the AMB LP 3.250% 2015 Exchangeable Notes. An active or liquid market may not develop for the AMB LP 3.250% 2015 Exchangeable Notes or, if developed, may not be maintained. AMB LP has not applied and does not intend to apply for the listing of the AMB LP 3.250% 2015 Exchangeable Notes on any securities exchange or for quotation on any automated dealer quotation system.

New York Stock Exchange Symbol for AMB Common Stock	Following the completion of the Merger, the common stock of the combined company will be listed on the NYSE, trading under the symbol “PLD.”

Ownership Limitation	In order to assist AMB in maintaining its qualification as a REIT for U.S. federal income tax purposes, no person may own more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of AMB common stock, with certain exceptions. Notwithstanding any other provision of the AMB LP 3.250% 2015 Exchangeable Notes, in addition to AMB LP’s right to elect to deliver exchange consideration in whole or in part in cash, no holder of AMB LP 3.250% 2015 Exchangeable Notes will be entitled to exchange such AMB LP 3.250% 2015 Exchangeable Notes for shares of AMB common stock to the extent that receipt of such shares would cause such holder (together with such holder’s affiliates) to exceed such ownership limit. See “Description of AMB Capital Stock — AMB Common Stock — Ownership Limitation.”

No Stockholder Rights for Holders of AMB LP 3.250% 2015 Exchangeable Notes
Holders of AMB LP 3.250% 2015 Exchangeable Notes will not have any rights as stockholders of AMB (including, without limitation, voting rights and rights to receive dividends or other distributions on AMB common stock).

Covenants	AMB LP will issue the AMB LP 3.250% 2015 Exchangeable Notes under a new AMB LP Indenture. The new AMB LP Indenture will include certain covenants as described herein. The AMB LP 3.250% 2015 Exchangeable Notes will not be subject to the Limitations on Incurrence of Debt covenant. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under “Description of the AMB LP 3.250% 2015 Exchangeable Notes — Covenants.”

Selected Historical Financial Data of AMB
     The following tables set forth selected consolidated financial information for AMB. The selected financial data as of and for the three months ended March 31, 2011 represents preliminary operating and balance sheet data. AMB’s results of operations for the three months ended March 31, 2011 are not necessarily indicative of results that may be expected for any future period.
     The selected statement of operations data for each of the years in the five-year period ended December 31, 2010 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2010 have been derived from the consolidated financial statements of AMB that were audited by PricewaterhouseCoopers LLP. The following information should be read together with the consolidated financial statements of AMB, the notes related thereto and the related reports of management on the financial condition and performance of AMB, all of which are contained in the reports of AMB filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information.”

	Three Months Ended
	March 31,
	2011	2010
	(In millions, except per
	share amounts)
	(Unaudited)
Operating Data:
Revenues:
Rental revenues	$158	$147
Private capital revenues	8	7

Total revenues	166	154

Costs and Expenses:
Property operating costs	52	48
Depreciation and amortization	55	47
General and administrative	31	32
Merger transaction costs and restructuring charges	4	3
Fund costs and other expenses	1	2

Total costs and expenses	143	132
Other Income and Expenses:
Development profits, net of taxes	—	5
Earnings from unconsolidated joint ventures, net	8	4
Interest expense, amortization and other income, net	(34)	(33)

Loss from continuing operations	(3)	(2)

Income and gains from discontinued operations	17	1
Noncontrolling interests’ share of net income	(2)	1
Preferred stock dividends & allocation to participating securities	(4)	(4)

Net income (loss) available to common stockholders	$8	$(4)

Net income (loss) per share available to common stockholders — Basic	$0.05	$(0.03)

Net income (loss) per share available to common stockholders — Diluted	$0.05	$(0.03)

Weighted average common shares outstanding:
Basic	168	149
Diluted	168	149

As of March 31, 2011
(In millions)
(Unaudited)
Balance sheet Data:
Investments in real estate (at cost)	$6,841
Total assets	$7,421
Total debt	$3,426
Total liabilities and noncontrolling interests	$4,118
Preferred stock	$223
Total stockholders’ equity (excluding preferred stock)	$3,080
Number of common shares outstanding	170

	For the Years Ended December 31,
	2010	2009	2008	2007	2006
	(In millions, except per share amounts)
Operating Data:
Total revenues	$634	$618	$678	$636	$679
Income (loss) from continuing operations	$9	$(124)	$(18)	$282	$210
Income from discontinued operations	$24	$96	$11	$90	$78
Net income (loss) before cumulative effect of change in accounting principle	$34	$(28)	$(7)	$372	$289
Net income (loss)	$34	$(28)	$(7)	$372	$289
Net income (loss) available to common stockholders	$10	$(50)	$(66)	$294	$208
(Loss) income from continuing operations available to common stockholders per common share:
Basic	$(0.08)	$(1.01)	$(0.77)	$2.17	$1.54
Diluted	$(0.08)	$(1.01)	$(0.77)	$2.12	$1.49
Income from discontinued operations available to common stockholders per common share:
Basic	$0.14	$0.64	$0.09	$0.85	$0.83
Diluted	$0.14	$0.64	$0.09	$0.83	$0.80
Net income (loss) available to common stockholders per common share
Basic	$0.06	$(0.37)	$(0.68)	$3.02	$2.37
Diluted	$0.06	$(0.37)	$(0.68)	$2.95	$2.29
Cash dividends per common shares	$1.12	$1.12	$1.56	$2.00	$1.84
Weighted average common shares outstanding
Basic	162	134	97	97	88
Diluted	162	134	97	100	91

	As of December 31,
	2010	2009	2008	2007	2006
	(In millions)
Balance sheet Data:
Investments in real estate (at cost)	$6,906	$6,709	$6,604	$6,710	$6,576
Total assets	$7,373	$6,842	$7,302	$7,262	$6,714
Total debt	$3,331	$3,213	$3,990	$3,495	$3,437
Total liabilities and noncontrolling interests	$4,052	$3,902	$4,787	$4,498	$4,547
Preferred stock	$223	$223	$223	$223	$223
Total stockholders’ equity (excluding preferred stock)	$3,097	$2,717	$2,292	$2,541	$1,943

	For the Years Ended December 31,
	2010	2009	2008	2007	2006
	(In millions)
Funds from operations (FFO), as adjusted(1)
Net income (loss) available to common stockholders	$10	$(50)	$(66)	$294	$208
Gains from sale or contribution of real estate interests, net	(20)	(39)	(23)	(86)	(45)
Total depreciation and amortization	190	174	162	158	176
Adjustments to derive FFO, as defined by NAREIT from consolidated joint ventures	(22)	(17)	(19)	(22)	(35)
Adjustments to derive FFO, as defined by NAREIT from unconsolidated joint ventures	43	32	26	20	(7)

Funds from operations, as defined by NAREIT(1)	$201	$100	$80	$364	$297

Adjustments for impairment charges, restructuring charges, preferred unit redemption (discount) premium and debt extinguishment:
Real estate impairment losses(2)	1	182	194	1	6
Pursuit costs and tax reserve	—	—	12	—	—
Restructuring charges	5	6	12	—	—
Loss on early extinguishment of debt	3	12	1	—	—
Preferred unit redemption (discount) premium	—	(10)	—	3	1
Allocation to participating securities	—	(1)	(1)	—	(1)

FFO, as adjusted(1)	$210	$289	$298	$368	$303

AMB’s share of development profits, net of taxes	(7)	(88)	(77)	(168)	(106)
Allocation to participating securities	—	—	1	1	1

Core funds from operations (Core FFO), as adjusted(1)	$203	$201	$222	$201	$198

Cash flows provided by (used in):
Operating activities	$253	$243	$303	$241	$336
Investing activities	$(587)	$84	$(882)	$(632)	$(881)
Financing activities	$330	$(298)	$580	$420	$484

(1)	AMB believes that net income, as defined by generally accepted accounting principles as used in the United States (“GAAP”), is the most appropriate earnings measure. However, AMB considers funds from operations, as adjusted (“FFO, as adjusted”), funds from operations, as defined by NAREIT (“FFO, as defined by NAREIT”) and core funds from operations, as adjusted (“Core FFO, as adjusted”, which together with FFO, as adjusted and FFO, as defined by NAREIT, AMB and ProLogis refer to as the “FFO Measures, as adjusted”) to be useful supplemental measures of its operating performance. AMB calculates FFO, as adjusted, as net income (or loss) available to common stockholders, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive AMB’s pro rata share of FFO, as adjusted, of consolidated and unconsolidated joint ventures. AMB calculates Core FFO, as adjusted, as FFO, as adjusted excluding the share of development profits of AMB. These calculations also include adjustments for items as described below.

Unless stated otherwise, AMB includes the gains from development, including those from value-added conversion projects, before depreciation recapture, as a component of FFO, as adjusted. AMB believes gains from development should be included in FFO, as adjusted, to more completely reflect the performance of one of AMB’s lines of business. AMB believes that value-added conversion dispositions are in substance land sales and as such should be included in FFO, as adjusted, consistent with the REIT industry’s long standing practice to include gains on the sale of land in funds from operations. However, AMB’s interpretation of FFO, as adjusted, may not be consistent with the views of others in the REIT industry, who may consider it to be a divergence from the National Association of Real Estate Investment

Trusts (“NAREIT”) definition, and may not be comparable to funds from operations or funds from operations per share reported by other REITs that interpret the current NAREIT definition differently than AMB does. In connection with the formation of a joint venture, AMB may warehouse assets that are acquired with the intent to contribute these assets to the newly formed venture. Some of the properties held for contribution may, under certain circumstances, be required to be depreciated under GAAP. AMB includes in its calculation of FFO, as adjusted, gains or losses related to the contribution of previously depreciated real estate to joint ventures. Although it is a departure from the current NAREIT definition, AMB believes such calculation of FFO, as adjusted, better reflects the value created as a result of the contributions.

In addition, AMB calculates FFO, as adjusted, to exclude impairment and restructuring charges, debt extinguishment losses and preferred unit redemption discounts/premiums. The impairment charges were principally a result of increases in estimated capitalization rates and deterioration in market conditions that adversely impacted values. The restructuring charges reflected costs associated with the reduction in global headcount and cost structure of AMB. Debt extinguishment losses generally included the costs of repurchasing debt securities. AMB repurchased certain tranches of senior unsecured debt to manage its debt maturities in response to the current financing environment, resulting in greater debt extinguishment costs. The preferred unit redemption discounts/premiums reflect the gain/loss associated with the liquidation preference in the preferred unit redemption price less costs incurred as a result of the redemption. In 2008, AMB also recognized charges to write-off pursuit costs related to development projects it no longer planned to commence and to establish a reserve against tax assets associated with the reduction of its development activities. Although difficult to predict, these items may be recurring given the uncertainty of the current economic climate and its adverse effects on the real estate and financial markets. While not infrequent or unusual in nature, these items result from market fluctuations that can have inconsistent effects on the results of operations of AMB. The economics underlying these items reflect market and financing conditions in the short-term but can obscure the performance of AMB and the value of the long-term investment decisions and strategies of AMB. AMB management believes FFO, as adjusted, is significant and useful to both it and its investors. FFO, as adjusted, more appropriately reflects the value and strength of the business model of AMB and its potential performance isolated from the volatility of the current economic environment and unobscured by costs (or gains) resulting from the management of AMB of its financing profile in response to the tightening of the capital markets. However, in addition to the limitations of the FFO Measures, as adjusted, generally discussed below, FFO, as adjusted, does not present a comprehensive measure of the financial condition and operating performance of AMB. This measure is a modification of the NAREIT definition of funds from operations and should not be used as an alternative to net income or cash flow from operations as defined by GAAP.

AMB believes that the FFO Measures, as adjusted, are meaningful supplemental measures of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, the FFO Measures, as adjusted, are supplemental measures of operating performance for REITs that exclude historical cost depreciation and amortization, among other items, from net income available to common stockholders, as defined by GAAP. AMB believes that the use of the FFO Measures, as adjusted, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of operating results among such companies more meaningful. AMB considers the FFO Measures, as adjusted, to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, the FFO Measures, as adjusted, can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While funds from operations is a relevant and widely used measure of operating performance of REITs, the FFO Measures, as adjusted, do not represent cash flow from operations or net income as defined by GAAP and should not be considered as alternatives to those measures in evaluating the liquidity or operating performance of AMB. The FFO Measures, as adjusted, also do not consider the costs associated with capital expenditures related to the real estate assets of AMB nor are the FFO Measures, as adjusted, necessarily indicative of cash available to fund the future cash requirements of AMB. AMB management compensates for the limitations of the FFO Measures, as adjusted, by providing investors with financial statements prepared according to GAAP, along with this detailed discussion of the FFO Measures, as adjusted, and a reconciliation of the FFO Measures, as adjusted, to net income available to common stockholders, a GAAP measurement.

(2)	Includes adjustments for AMB’s share of real estate impairment losses from unconsolidated and consolidated joint ventures.

Selected Historical Financial Data of AMB LP
     The following tables set forth selected consolidated financial information for AMB LP. The selected financial data as of and for the three months ended March 31, 2011 represents preliminary operating and balance sheet data. AMB LP’s results of operations for the three months ended March 31, 2011 are not indicative of results that may be expected for any future period.
     The selected statement of operations data for each of the years in the five-year period ended December 31, 2010 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2010 have been derived from the consolidated financial statements of AMB LP that were audited by PricewaterhouseCoopers LLP. The following information should be read together with the consolidated financial statements of AMB LP, the notes related thereto and the related reports of management on the financial condition and performance of AMB LP, all of which are contained in the reports of AMB LP filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information.”

	Three Months Ended
	March 31,
	2011	2010
	(In millions, except per
	share amounts)
	(Unaudited)
Operating Data:
Revenues:
Rental revenues	$158	$147
Private capital revenues	8	7

Total revenues	166	154

Costs and Expenses:
Property operating costs	52	48
Depreciation and amortization	55	47
General and administrative	31	32
Merger transaction costs and restructuring charges	4	3
Fund costs and other expenses	1	2

Total costs and expenses	143	132
Other Income and Expenses:
Development profits, net of taxes	—	5
Earnings from unconsolidated joint ventures, net	8	4
Interest expense, amortization and other income, net	(34)	(33)

Loss from continuing operations	(3)	(2)

Income and gains from discontinued operations	17	1
Noncontrolling interests’ share of net income	(2)	—
Preferred unit dividends & allocation to participating securities	(4)	(4)

Net income (loss) attributable to common unitholders	$8	$(5)

Net income (loss) per unit available to common unitholders — Basic	$0.05	$(0.03)

Net income (loss) per unit available to common unitholders — Diluted	$0.05	$(0.03)

Weighted average common unit outstanding:
Basic	170	151
Diluted	170	151

As of March 31, 2011
(In millions)
(Unaudited)
Balance sheet Data:
Investments in real estate (at cost)	$6,841
Total assets	$7,421
Total debt	$3,426
Total liabilities and noncontrolling interests	$4,081
Preferred units	$223
Total partners’ capital (excluding preferred units)	$3,117
Number of common units outstanding	169

	For the Years Ended December 31,
	2010	2009	2008	2007	2006
	(In millions, except per share amounts)
Operating Data:
Total revenues	$634	$618	$678	$636	$679
Income (loss) from continuing operations	$9	$(124)	$(18)	$282	$210
Income from discontinued operations	$24	$96	$11	$90	$78
Net income (loss) before cumulative effect of change in accounting principle	$34	$(28)	$(7)	$372	$289
Net income (loss)	$34	$(28)	$(7)	$372	$289
Net income (loss) available to common unitholders	$10	$(51)	$(67)	$305	$217
(Loss) income from continuing operations available to common unitholders per common unit:
Basic	$(0.08)	$(1.02)	$(0.75)	$2.13	$1.53
Diluted	$(0.08)	$(1.02)	$(0.75)	$2.08	$1.48
Income from discontinued operations available to common unitholders per common unit:
Basic	$0.14	$0.65	$0.09	$0.88	$0.83
Diluted	$0.14	$0.65	$0.09	$0.86	$0.80
Net income (loss) available to common unitholders per common unit
Basic	$0.06	$(0.37)	$(0.66)	$3.01	$2.36
Diluted	$0.06	$(0.37)	$(0.66)	$2.94	$2.28
Cash dividends per common unit	$1.12	$1.12	$1.56	$2.00	$1.84
Weighted average common unit outstanding
Basic	164	136	101	102	92
Diluted	164	136	101	104	95

	As of December 31,
	2010	2009	2008	2007	2006
	(In millions)
Balance sheet Data:
Investments in real estate (at cost)	$6,906	$6,709	$6,604	$6,710	$6,576
Total assets	$7,373	$6,842	$7,302	$7,262	$6,714
Total debt	$3,331	$3,213	$3,990	$3,495	$3,437
Total liabilities and noncontrolling interests	$4,015	$3,864	$4,736	$4,428	$4,395
Preferred units	$223	$223	$223	$223	$223
Total partner’s capital (excluding preferred units)	$3,135	$2,755	$2,343	$2,611	$2,096

	For the Years Ended December 31,
	2010	2009	2008	2007	2006
	(In millions)
Funds from operations (FFO), as adjusted(1)
Net income (loss) available to common unitholders	$10	$(50)	$(66)	$294	$208
Gains from sale or contribution of real estate interests, net	(20)	(39)	(23)	(86)	(45)
Total depreciation and amortization	190	174	162	158	176
Adjustments to derive FFO, as defined by NAREIT from consolidated joint ventures	(22)	(17)	(19)	(22)	(35)
Adjustments to derive FFO, as defined by NAREIT from unconsolidated joint ventures	43	32	26	20	(7)

Funds from operations, as defined by NAREIT(1)	$201	$100	$80	$364	$297

Adjustments for impairment charges, restructuring charges, preferred unit redemption (discount) premium and debt extinguishment:
Real estate impairment losses(2)	1	182	194	1	6
Pursuit costs and tax reserve	—	—	12	—	—
Restructuring charges	5	6	12	—	—
Loss on early extinguishment of debt	3	12	1	—	—
Preferred unit redemption (discount) premium	—	(10)	—	3	1
Allocation to participating securities	—	(1)	(1)	—	(1)

FFO, as adjusted(1)	$210	$289	$298	$368	$303

AMB’s share of development profits, net of taxes	(7)	(88)	(77)	(168)	(106)
Allocation to participating securities	—	—	1	1	1

Core funds from operations (Core FFO), as adjusted(1)	$203	$201	$222	$201	$198

Cash flows provided by (used in):
Operating activities	$253	$243	$303	$241	$336
Investing activities	$(587)	$84	$(882)	$(632)	$(881)
Financing activities	$330	$(298)	$580	$420	$484

(1)	AMB LP believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, AMB LP considers FFO Measures, as adjusted, to be useful supplemental measures of its operating performance. AMB LP calculates FFO, as adjusted, as net income (or loss) available to common unitholders, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive AMB LP’s pro rata share of FFO, as adjusted, of consolidated and unconsolidated joint ventures. AMB LP calculates Core FFO, as adjusted, as FFO, as adjusted excluding the share of development profits of AMB LP. These calculations also include adjustments for items as described below.

Unless stated otherwise, AMB LP includes the gains from development, including those from value-added conversion projects, before depreciation recapture, as a component of FFO, as adjusted. AMB LP believes gains from development should be included in FFO, as adjusted, to more completely reflect the performance of one of AMB LP’s lines of business. AMB LP believes that value-added conversion dispositions are in substance land sales and as such should be included in FFO, as adjusted, consistent with the REIT industry’s long standing practice to include gains on the sale of land in funds from operations. However, AMB LP’s interpretation of FFO, as adjusted, may not be consistent with the views of others in the REIT industry, who may consider it to be a divergence from the NAREIT definition, and may not be comparable to funds from operations or funds from operations per share reported by other REITs that interpret the current NAREIT definition differently than AMB LP does. In connection with the formation of a joint venture, AMB LP may warehouse assets that are acquired with the intent to contribute these assets to the newly formed venture. Some of the properties held for contribution may, under certain circumstances, be required to be depreciated under GAAP. AMB LP includes in its calculation of FFO, as adjusted, gains or losses related to the contribution of previously depreciated real estate to joint ventures. Although it is a departure from the current NAREIT definition, AMB LP believes such calculation of FFO, as adjusted, better reflects the value created as a result of the contributions.

In addition, AMB LP calculates FFO, as adjusted, to exclude impairment and restructuring charges, debt extinguishment losses and preferred unit redemption discounts/premiums. The impairment charges were principally a result of increases in estimated capitalization rates and deterioration in market conditions that adversely impacted values. The restructuring charges reflected costs associated with the reduction in global headcount and cost structure of AMB LP. Debt extinguishment losses generally included the costs of repurchasing debt securities. AMB LP repurchased certain tranches of senior unsecured debt to manage its debt maturities in response to the current financing environment, resulting in greater debt extinguishment costs. The preferred unit redemption discounts/premiums reflect the gain/loss associated with the liquidation preference in the preferred unit redemption price less costs incurred as a result of the redemption. In 2008, AMB LP also recognized charges to write-off pursuit costs related to development projects it no longer planned to commence and to establish a reserve against tax assets associated with the reduction of its development activities. Although difficult to predict, these items may be recurring given the uncertainty of the current economic climate and its adverse effects on the real estate and financial markets. While not infrequent or unusual in nature, these items result from market fluctuations that can have inconsistent effects on the results of operations of AMB LP. The economics underlying these items reflect market and financing conditions in the short-term but can obscure the performance of AMB and the value of the long-term investment decisions and strategies of AMB LP. AMB LP management believes FFO, as adjusted, is significant and useful to both it and its investors. FFO, as adjusted, more appropriately reflects the value and strength of the business model of AMB LP and its potential performance isolated from the volatility of the current economic environment and unobscured by costs (or gains) resulting from the management of AMB LP of its financing profile in response to the tightening of the capital markets. However, in addition to the limitations of the FFO Measures, as adjusted, generally discussed below, FFO, as adjusted, does not present a comprehensive measure of the financial condition and operating performance of AMB LP. This measure is a modification of the NAREIT definition of funds from operations and should not be used as an alternative to net income or cash flow from operations as defined by GAAP.

AMB LP believes that the FFO Measures, as adjusted, are meaningful supplemental measures of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, the FFO Measures, as adjusted, are supplemental measures of operating performance for REITs that exclude historical cost depreciation and amortization, among other items, from net income available to common unitholders, as defined by GAAP. AMB LP believes that the use of the FFO Measures, as adjusted, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of operating results among such companies more meaningful. AMB LP considers the FFO Measures, as adjusted, to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, the FFO Measures, as adjusted, can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While funds from operations is a relevant and widely used measure of operating performance of REITs, the FFO Measures, as adjusted, do not represent cash flow from operations or net income as defined by GAAP and should not be considered as alternatives to those measures in evaluating the liquidity or operating performance of AMB LP. The FFO Measures, as adjusted, also do not consider the costs associated with capital expenditures related to the real estate assets of AMB LP nor are the FFO Measures, as adjusted, necessarily indicative of cash available to fund the future cash requirements of AMB LP. AMB LP management compensates for the limitations of the FFO Measures, as adjusted, by providing investors with financial statements prepared according to GAAP, along with this detailed discussion of the FFO Measures, as adjusted, and a reconciliation of the FFO Measures, as adjusted, to net income available to common unitholders, a GAAP measurement.

(2)	Includes adjustments for AMB LP’s share of real estate impairment losses from unconsolidated and consolidated joint ventures.

Selected Historical Financial Data of ProLogis
     The following tables set forth selected consolidated financial information for ProLogis. The selected financial data as of and for the three months ended March 31, 2011 represents preliminary operating and financial condition data. ProLogis’ results of operations for the three months ended March 31, 2011 are not necessarily indicative of results that may be expected for any future period.
     The selected data presented below under the captions “Operating Data”, “Common Share Distributions”, “Cash Flow Data” and “Financial Position” for, and as of the end of, each of the years in the five-year period ended December 31, 2010, are derived from the consolidated financial statements of ProLogis and subsidiaries, which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The information presented below under the caption “FFO” is not included in the consolidated financial statements. The consolidated financial statements and schedule as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and the reports thereon, are incorporated by reference in this prospectus. The following information should be read together with the consolidated financial statements of ProLogis, the notes related thereto and the related reports of management on the financial condition and performance of ProLogis, all of which are contained in the reports of ProLogis filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information.”

	Three Months Ended
	March 31,
	2011	2010
	(In millions, except per
	share amounts)
	(Unaudited)
Operating Data:
Revenues:
Rental income	$205.3	$187.5
Property management fees and other income	33.5	29.8

Total revenues	238.8	217.3

Expenses:
Rental expenses	63.3	56.3
Investment management expenses	10.6	10.3
General and administrative	39.2	42.0
Merger integration expenses and reduction in workforce	6.0	—
Depreciation and other	87.3	79.4

Total expenses	206.4	188.0

Operating income	32.4	29.3
Other income (expense):
Earnings from unconsolidated investees, net	13.6	8.0
Loss on early extinguishment of debt	—	(47.6)
Net gains on dispositions of investments in real estate	3.7	11.8
Interest, income taxes and other income (expenses), net	(98.1)	(114.8)

Loss from continuing operations	(48.4)	(113.3)
Income from discontinued operations	8.2	28.8

Consolidated net loss	$(40.2)	$(84.5)

Net loss attributable to common shares	$(46.6)	$(91.1)

Net loss per share attributable to common shares — Basic	$(0.08)	$(0.19)

Net loss per share attributable to common shares — Diluted	$(0.08)	$(0.19)

Weighted average common shares outstanding:
Basic	570.6	475.0
Diluted	570.6	475.0

As of March 31,
2011
(In millions)
(Unaudited)
Financial Position:
Real estate properties owned, excluding land held for development, before depreciation	$11,541.5
Land held for development or targeted for disposition	$1,600.0
Net investments in properties	$11,484.7
Investments in and advances to unconsolidated investees	$2,084.7
Total assets	$14,935.7
Total debt	$6,415.0
Total liabilities	$7,309.3
Noncontrolling interests	$17.7
ProLogis shareholders’ equity	$7,608.7
Number of common shares outstanding	570.6

	Years Ended December 31,
	2010	2009	2008	2007	2006
	(In millions, except per share amounts)
Operating Data:
Total revenues(1)	$909	$1,055	$5,396	$5,944	$2,209
Total expenses(1)	$1,503	$1,089	$4,897	$4,922	$1,556
Operating income (loss)(1)(2)	$(594)	$(35)	$500	$1,022	$654
Interest expense	$461	$373	$385	$389	$294
Earnings (loss) from continuing operations(2)	$(1,582)	$(346)	$(359)	$853	$609
Discontinued operations	$311	$370	$(91)	$205	$269
Consolidated net earnings (loss)(2)	$(1,270)	$24	$(450)	$1,058	$878
Net earnings (loss) attributable to common shares(2)	$(1,296)	$(3)	$(479)	$1,028	$849
Net earnings (loss) per share attributable to common shares — Basic:
Continuing operations	$(3.27)	$(0.93)	$(1.48)	$3.20	$2.36
Discontinued operations	0.63	0.92	(0.34)	0.80	1.09

Net earnings (loss) per share attributable to common shares — Basic(2)	$(2.64)	$(0.01)	$(1.82)	$4.00	$3.45

Net earnings (loss) per share attributable to common shares — Diluted:
Continuing operations	$(3.27)	$(0.93)	$(1.48)	$3.09	$2.27
Discontinued operations	0.63	0.92	(0.34)	0.77	1.05

Net earnings (loss) per share attributable to common shares — Diluted(2)	$(2.64)	$(0.01)	$(1.82)	$3.86	$3.32

Weighted average common shares outstanding:
Basic	492	403	263	257	246
Diluted	492	403	263	267	257
Common Share Distributions:
Common share cash distributions paid	$281	$272	$543	$473	$393
Common share distributions paid per share	$0.56	$0.70	$2.07	$1.84	$1.60
FFO(3):
Reconciliation of net earnings (loss) to FFO:
Net earnings (loss) attributable to common shares(2)	$(1,296)	$(3)	$(479)	$1,028	$849
Total NAREIT defined adjustments	241	213	449	150	149

FFO, as defined by NAREIT	(1,055)	210	(30)	1,178	998

	Years Ended December 31,
	2010	2009	2008	2007	2006
	(In millions, except per share amounts)
ProLogis’ defined adjustments:
Foreign currency exchange losses (gains), net	11	(58)	144	16	(19)
Current income tax expense	—	4	10	3	23
Deferred income tax expense (benefit)	(52)	(23)	4	1	(54)
ProLogis’ share of reconciling items from unconsolidated investees:
Foreign currency exchange losses (gains), net	(9)	(2)	2	2	—
Unrealized losses (gains) on derivative contracts, net	4	(8)	23	—	—
Deferred income tax expense (benefit)	—	16	(19)	6	(3)

FFO attributable to common shares as defined by ProLogis, including significant non-cash items	(1,101)	139	134	1,206	945
Add (deduct) significant non-cash items:
Impairment of real estate properties(2)	824	331	275	—	—
Impairment of goodwill and other assets(2)	413	164	321	—	—
Impairment (net gain) related to China operations	—	(3)	198	—	—
Loss (gain) on early extinguishment of debt	31	(172)	(91)	—	—
Write-off deferred financing fees associated with credit facility restructuring	8	—	—	—	—
ProLogis’ share of certain losses recognized by the property funds, net	11	9	108	—	—

FFO attributable to common shares as defined by ProLogis, excluding significant non-cash items	$186	$468	$945	$1,206	$945

Cash Flow Data:
Net cash provided by operating activities(1)	$241	$89	$888	$1,230	$664
Net cash provided by (used in) investing activities	$733	$1,235	$(1,347)	$(4,076)	$(2,047)
Net cash provided by (used in) financing activities	$(970)	$(1,463)	$358	$2,742	$1,645

	As of December 31,
	2010	2009	2008(1)	2007(1)	2006
	(in millions)
Financial Position:
Real estate properties owned, excluding land held for development, before depreciation	$11,346	$12,606	$13,234	$14,414	$12,482
Land held for development or targeted for disposition(2)	$1,534	$2,574	$2,483	$2,153	$1,397
Net investments in properties	$11,284	$13,508	$14,134	$15,199	$12,615
Investments in and advances to unconsolidated investees	$2,025	$2,107	$2,195	$2,252	$1,300
Total assets	$14,903	$16,797	$19,210	$19,652	$15,827
Total debt	$6,506	$7,978	$10,711	$10,217	$8,387
Total liabilities	$7,382	$8,790	$12,452	$11,848	$9,376
Noncontrolling interests	$15	$20	$20	$79	$52
ProLogis shareholders’ equity	$7,505	$7,987	$6,738	$7,725	$6,399
Number of common shares outstanding	570	474	267	258	251

(1)	During 2010 and 2009, ProLogis contributed certain properties with any resulting gain or loss reflected as net gains in the Consolidated Statements of Operations of ProLogis and as cash provided by investing activities. In 2008 and previous years, ProLogis reflected these contributions as gross revenues and expenses as cash provided by operating activities. See the Consolidated Financial Statements of ProLogis contained in Item 8 of ProLogis’ Form 10-K for the year ended December 31, 2010 for more information.

(2)	During 2010, ProLogis recognized impairment charges of $824.3 million on certain of its real estate properties, which includes $87.7 million in discontinued operations and $412.7 million related to goodwill and other assets. During 2009, ProLogis recognized impairment charges of $331.6 million on certain of its real estate properties and $163.6 million related to goodwill and other assets. During 2008, ProLogis recognized impairment charges of $274.7 million on certain of its real estate properties and $320.6 million related to goodwill and other assets. In addition, during 2008, ProLogis recognized impairment charges of $198.2 million in discontinued operations related to the net assets of ProLogis’ China operations that were reclassified as held for sale and its share of impairment charges recorded by an unconsolidated investee of $108.2 million. See ProLogis’ Consolidated Financial Statements contained in Item 8 of ProLogis’ Form 10-K for the year ended December 31, 2010 in for more information.

(3)	Funds from operations (“FFO”) is a non-GAAP measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to FFO is net earnings. Although the NAREIT has published a definition of FFO, modifications to the NAREIT calculation of FFO are common among REITs, as companies seek to provide financial measures that meaningfully reflect their business. FFO, as ProLogis defines it, is presented as a supplemental financial measure. FFO is not used by ProLogis as, nor should it be considered to be, an alternative to net earnings computed under GAAP as an indicator of the operating performance of ProLogis or as an alternative to cash from operating activities computed under GAAP as an indicator of the ability of ProLogis to fund its cash needs.

FFO is not meant to represent a comprehensive system of financial reporting and does not present, nor does ProLogis intend it to present, a complete picture of its financial condition and operating performance. ProLogis believes net earnings computed under GAAP remains the primary measure of performance and that FFO is only meaningful when it is used in conjunction with net earnings computed under GAAP. Further, ProLogis believes that its consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of its financial condition and operating performance.

At the same time that NAREIT created and defined its FFO concept for the REIT industry, it also recognized that “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” ProLogis believes that financial analysts, potential investors and shareholders who review the operating results of ProLogis are best served by a defined FFO measure that includes other adjustments to net earnings computed under GAAP in addition to those included in the NAREIT defined measure of FFO. The FFO measures of ProLogis are discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds From Operations (“FFO”)” in its Annual Report on Form 10-K for its fiscal year ended December 31, 2010, which is incorporated into this prospectus by reference. See “Where You Can Find More Information.”

Summary Unaudited Pro Forma Combined Condensed Financial Information
     The following table shows summary unaudited pro forma combined condensed financial information about the combined financial condition and operating results after giving effect to the Merger. The unaudited pro forma combined condensed financial information assumes that the Merger is accounted for by applying the purchase method of accounting with ProLogis treated as the acquirer. The unaudited pro forma combined condensed balance sheet data gives effect to the Merger as if it had occurred on December 31, 2010. The unaudited pro forma combined condensed statement of operations data gives effect to the Merger as if it had become effective at January 1, 2010, based on the most recent valuation data available. The summary unaudited pro forma combined condensed financial information listed below has been derived from and should be read in conjunction with (i) the more detailed unaudited pro forma combined condensed financial information, including the notes thereto, appearing elsewhere in this prospectus and (ii) the consolidated financial statements and the related notes of both AMB and ProLogis contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2010, all of which are incorporated by reference into this prospectus. See “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Where You Can Find More Information.”
     The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of the future operating results or financial position of the combined company. The unaudited pro forma combined condensed financial information does not give effect to (i) any potential revenue enhancements or cost synergies that could result from the Merger or (ii) any transaction or integration costs relating to the Merger. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined condensed financial information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma combined condensed financial information is subject to adjustment and may vary significantly from the definitive allocation of the final purchase price that will be recorded subsequent to completion of the Merger. The determination of the final purchase price will be based on the trading price of ProLogis common shares at closing.

December 31, 2010
(In millions, except
per share amounts)
Operating Data:
Total revenues	$1,536
Operating loss	$(495)
Loss from continuing operations	$(1,575)
Loss from continuing operations attributable to common shares	$(1,621)
Loss from continuing operations per share attributable to common shares
Basic	$(3.89)
Diluted	$(3.89)

Balance Sheet Data:
Net investments in real estate	$23,742
Total assets	$25,581
Total debt	$9,906
ProLogis, Inc. shareholders’ equity	$13,626

Equivalent and Comparative Per Share Information
     The following table sets forth, for the year ended December 31, 2010, selected per share information for ProLogis common shares on a historical and pro forma combined basis and for AMB common stock on a historical and pro forma equivalent basis. You should read the table below together with the historical consolidated financial statements and related notes of AMB and ProLogis contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2010, all of which are incorporated by reference into this prospectus. See “Where You Can Find More Information.”
     The ProLogis pro forma combined loss per share was calculated using the methodology as described below under the heading “Unaudited Pro Forma Condensed Consolidated Financial Information”, and are subject to all the assumptions, adjustments and limitations described thereunder. The pro forma financial information described below is presented as if the Merger occurred on January 1, 2010 for the results of operations and December 31, 2010 for financial position. As this is a reverse acquisition, the AMB pro forma equivalent per common share amounts were calculated by multiplying the ProLogis pro forma combined per share amounts by 40%, representing the approximate share of the combined company that will be owned by pre-Merger shareholders of AMB. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that actually would have occurred had the Merger been completed as of the dates indicated above, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	ProLogis		AMB
		Pro Forma		Pro Forma
	Historical	Combined	Historical	Equivalent
Loss from continuing operations available to common share, per common share:
Basic	$(3.27)	$(3.89)	$(0.08)	$(1.56)
Diluted	$(3.27)	$(3.89)	$(0.08)	$(1.56)
Dividends declared per common share.	$0.56	$0.56	$1.12	$0.22
Book value per common share	$12.55	$30.80	$18.36	$12.32

Consolidated Ratio of Earnings to Fixed Charges
     AMB’s consolidated ratios of earnings to fixed charges for each of the previous five years ended December 31 were as follows:

	Year Ended December 31,
	2010	2009	2008	2007	2006
Consolidated ratio of earnings to fixed charges (1)	—	—	—	2.0x	1.6x
     AMB LP’s consolidated ratios of earnings to fixed charges for each of the previous five years ended December 31 were as follows:

	Year Ended December 31,
	2010	2009	2008	2007	2006
Consolidated ratio of earnings to fixed charges (1)	—	—	—	2.1x	1.6x

(1)	The consolidated ratio of earnings to fixed charges was less than one-to-one for the years ended December 31, 2010, 2009 and 2008. For the years ended December 31, 2010, 2009 and 2008, earnings were insufficient to cover fixed charges by $25.0 million, $167.3 million and $84.6 million, respectively, for each of AMB and AMB LP.
     For the purposes of the above calculations, earnings include income from continuing operations plus fixed charges, amortization of capitalized interest and distributed income from unconsolidated entities. From that total, capitalized interest and income from unconsolidated entities is subtracted. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of debt issuance costs and preferred distributions of consolidated subsidiaries. Management calculates the interest component of rental expense as one-third of total rental expense.

RISK FACTORS
     In addition to the other information included in, or incorporated by reference into, this prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements”, you should carefully consider the following risks before deciding whether to participate in the applicable exchange offers and consent solicitations. In addition, you should read and consider the risks associated with each of the businesses of AMB, AMB LP and ProLogis because these risks will also affect the combined company. These risks can be found in AMB’s and AMB LP’s and ProLogis’ respective Annual Reports on Form 10-K for the year ended December 31, 2010, each of which is filed with the SEC and incorporated by reference into this prospectus. You should also read and consider the other information in this prospectus and the other documents incorporated by reference into this prospectus. See “Where You Can Find More Information.”
Risks Related to the Exchange Offers and Consent Solicitations
The exchange offers and consent solicitations may be cancelled or delayed.
     AMB LP is not obligated to complete the exchange offers and consent solicitations on behalf of the combined company unless and until it receives valid and unrevoked tenders and the Requisite Consents and until the Merger has been consummated. If you validly tender ProLogis Notes prior to the Early Consent Date, you may validly withdraw your tender and the related consent prior to the Early Consent Date. If you validly tender ProLogis Notes prior to the Early Consent Date, you may validly withdraw your tender after the Early Consent Date and before the Expiration Date, but you may not withdraw the related consent. If you tender ProLogis Notes after the Early Consent Date and before the Expiration Date you may withdraw your tender and the related consent at any time prior to the Expiration Date. If the merger agreement is terminated for any reason, AMB LP intends promptly to terminate the exchange offers and the consent solicitations. Even if each of the exchange offers and consent solicitations are completed, the exchange offers and consent solicitations may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the applicable exchange offers and consent solicitations may have to wait longer than expected to receive their AMB LP Notes and cash consent fee, if any, during which time those holders of ProLogis Notes will not be able to effect transfers of their ProLogis Notes tendered for exchange.
The liquidity of the ProLogis Notes that are not exchanged will be reduced.
     The current trading market for the ProLogis Notes is limited. The trading market for unexchanged ProLogis Notes will become more limited and could cease to exist due to the reduction in the amount of the ProLogis Notes outstanding upon consummation of the exchange offers. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged ProLogis Notes exists or develops, these securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged ProLogis Notes will exist, develop or be maintained or as to the prices at which the unexchanged ProLogis Notes may be traded.
Following the Merger, ProLogis will not have access to all of the cash flow available to AMB LP when making its required principal and interest payments.
     Following the Merger, ProLogis will be a subsidiary of AMB LP. If a holder does not participate in an exchange offer or if AMB LP does not accept the holder’s tendered ProLogis Notes, the applicable ProLogis Notes will remain outstanding as ProLogis’ notes. As a result, these ProLogis Notes will not be guaranteed by AMB and ProLogis will not have access to all of the cash flow available to AMB LP outside of that generated by ProLogis in making required principal and interest payments on remaining ProLogis Notes.

The Proposed Amendments to the ProLogis Indenture and elimination of the benefits provided to the holders of the ProLogis Notes by the Security Documents will afford reduced protection to remaining holders of ProLogis Notes.
     If the Proposed Amendments to the ProLogis Indenture are adopted and the Security Documents are eliminated, the covenants and some other terms of the ProLogis Notes will be materially less restrictive and will afford significantly reduced protection to holders of such securities compared to the covenants and other provisions currently contained in the ProLogis Indenture.
     The Proposed Amendments to the ProLogis Indenture would, among other things:
•	eliminate cross-acceleration and judgment default from the events of default;

•	eliminate certain requirements that must be met for ProLogis to consolidate, merge or sell all or substantially all of its assets;

•	eliminate the covenant prohibiting ProLogis and its subsidiaries from incurring additional unsecured indebtedness;

•	eliminate the covenants requiring ProLogis to maintain its properties in useful condition, keep its properties insured and pay any taxes, governmental charges and other claims; and

•	eliminate the covenant requiring ProLogis to prepare and file separate periodic reports under the Exchange Act (except as required by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”)).
     The release of the collateral pursuant to the Security Documents and the revocation of the status of the ProLogis Indenture and the ProLogis Notes as a “DSD Agreement” and “Other DS Debt,” respectively, thereunder will eliminate the benefits of the security and sharing arrangements afforded to the holders of the ProLogis Notes pursuant to the Security Documents.
     If the Proposed Amendments are adopted with respect to the ProLogis Notes, each non-exchanging holder of ProLogis Notes will be bound by the Proposed Amendments even if that holder did not consent to the Proposed Amendments. The elimination or modification of the covenants and other provisions in the ProLogis Indenture contemplated by the Proposed Amendments would, among other things, permit AMB, ProLogis and their respective subsidiaries to take actions that could increase the credit risk with respect to ProLogis, and might adversely affect the liquidity, market price and price volatility of the ProLogis Notes or otherwise be adverse to the interests of the holders of the ProLogis Notes. See “The Proposed Amendments.”
You may recognize taxable gain or loss if the exchange of your ProLogis Notes for AMB LP Notes constitutes a taxable exchange for U.S. federal income tax purposes, and AMB LP believes that the exchange of ProLogis Notes (with certain exceptions) that are validly tendered (and not validly withdrawn) after the Early Consent Date will constitute a taxable exchange.
     The modification of a debt instrument creates a deemed exchange upon which gain or loss is realized if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. Although it is not entirely clear under U.S. tax law, AMB LP intends to take the position that the exchange of the ProLogis Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for AMB LP Notes does not constitute a significant modification of such ProLogis Notes, and consequently is not treated as a taxable exchange for U.S. federal income tax purposes. However, AMB LP believes that the exchange of ProLogis Notes (other than the ProLogis Contingent Convertible Notes) that are validly tendered (and not validly withdrawn) after the Early Consent Date for AMB LP Notes with a principal amount equal to 97% of the principal amount of such ProLogis Notes will result in a significant modification, and consequently will be treated as a taxable exchange for U.S. federal income tax purposes, due to a significant change in the yield of such ProLogis Notes as a result of the exchange. See “Material United States Federal Income Tax Consequences — U.S. Federal Income Tax Considerations Relating to the Exchange Offers.”
Risks Related to the AMB LP Notes
Future installment payments on the AMB LP 9.340% 2015 Notes and the AMB LP 8.650% 2016 Notes may not be made strictly in accordance with their terms due to the fact that installment payments previously made by ProLogis on the ProLogis 9.340% 2015 Notes and the ProLogis 8.650% 2016 Notes were not, and with respect to the principal payment to be made on May 15, 2011 with respect to the ProLogis 8.650% 2016  Notes is not expected to be, applied in accordance with the terms of the respective notes.
     ProLogis has made all installment payments required to be made pursuant to the terms of the ProLogis 9.340% 2015 Notes and the ProLogis 8.650% 2016 Notes. However, ProLogis has recently discovered that previous mandatory principal repayments were not, and with respect to the principal payment to be made on May 15, 2011 with respect to the ProLogis 8.650% 2016  Notes is not expected to be, applied in accordance with their respective terms with respect to the corresponding ProLogis Note. Rather than making equal installment payments across all outstanding notes of the affected series, random lots of $1,000 notes of the affected series were redeemed in amounts equal to the aggregate installment payment amounts. Although the installment payments made by ProLogis to date have reduced the outstanding aggregate principal amount of each of the ProLogis 9.340% 2015 Notes and the ProLogis 8.650% 2016 Notes, the outstanding principal amount of each note not redeemed has not been reduced from its original $1,000 principal amount. In effect, the notes that were not redeemed have not been amortizing. Therefore, the current principal amount of each note outstanding under these two series is the same as the original principal amount when the notes were issued ($1,000). To the extent a holder tenders ProLogis 9.340% 2015 Notes or ProLogis 8.650% 2016 Notes pursuant to the applicable exchange offers, the letter of transmittal provides that such holder waives any and all rights with respect to such ProLogis Notes (including any existing or past defaults and their consequences in respect of such ProLogis Notes) once such tendered ProLogis Notes are accepted by AMB LP, the applicable exchange offers are consummated in accordance with their terms and, as a result, such person ceases to be a holder of such ProLogis Notes.
     AMB LP and ProLogis are working with their advisors, the Trustee and DTC to rectify the fact that the previous mandatory principal repayments were not, and with respect to the principal payment to be made on May 15, 2011 with respect to the ProLogis 8.650% 2016  Notes is not expected to be, applied in accordance with their respective terms with respect to the corresponding ProLogis Note, although there can be no assurance as to when or how the situation will be resolved. AMB LP and ProLogis currently expect that one or more future installment payments for each outstanding note may be increased so that at or prior to maturity of the ProLogis 9.340% 2015 Notes and the ProLogis 8.650% 2016 Notes (and the AMB LP 9.340% 2015 Notes and the AMB LP 8.650% 2016 Notes issued in the exchange offers) holders will receive all principal amounts due to them pursuant to the terms of their respective notes. As a result, the timing and amounts of future payments may not occur as provided for in the affected notes.
     In addition, if these principal payments are deemed to be optional redemptions, additional amounts may be due to the affected noteholders under the terms of the respective notes.
The market price of the AMB LP Notes may be volatile.
     The market price of the AMB LP Notes will depend on many factors that may vary over time and some of which are beyond AMB LP’s control, including:
•	AMB LP’s financial performance;

•	the amount of indebtedness AMB LP and its subsidiaries have outstanding;

•	market interest rates;

•	the market for similar securities;

•	competition;

•	the size and liquidity of the market for the AMB LP Notes; and

•	general economic conditions.
As a result of these factors, you may only be able to sell your AMB LP Notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

An increase in interest rates could result in a decrease in the relative value of the AMB LP Notes.
     In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase AMB LP Notes and market interest rates increase, the market value of your AMB LP Notes may decline. AMB LP cannot predict the future level of market interest rates.
Ratings of AMB LP Notes may not reflect all risks of an investment in the AMB LP Notes.
     AMB LP expects that the AMB LP Notes will be rated by at least one nationally recognized statistical rating organization. The ratings of the AMB LP Notes will primarily reflect AMB LP’s financial strength and will change in accordance with the rating of AMB LP’s financial strength. Any rating is not a recommendation to purchase, sell or hold the AMB LP Notes. These ratings do not correspond to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. As a result, the ratings of the AMB LP Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your AMB LP Notes.
AMB LP’s financial performance and other factors could adversely impact AMB LP’s ability to make payments on the AMB LP Notes.
     AMB LP’s ability to make scheduled payments with respect to AMB LP’s indebtedness, including the AMB LP Notes, will depend on AMB LP’s financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond AMB LP’s control.
AMB LP may require cash from its subsidiaries to make payments on the AMB LP Notes.
     AMB LP conducts the majority of its operations through its consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures, some of which are not wholly owned, and AMB LP relies to a significant extent on dividends, distributions, proceeds from intercompany transactions, interest payments and loans from those entities to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses, including interest payments on the AMB LP Notes, which may be subject to contractual restrictions. Accordingly, the AMB LP Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of AMB LP’s consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures. Holders of AMB LP Notes may look only to AMB LP’s assets and the assets of AMB, and not directly to any of AMB LP’s consolidated subsidiaries or unconsolidated joint ventures and co-investment ventures, for payments on the AMB LP Notes. If AMB LP is unable to obtain cash from such entities to fund required payments in respect of the AMB LP Notes, AMB LP may be unable to make payments of principal of or interest on those AMB LP Notes.
The AMB LP Notes will be pari passu with a substantial portion of its other senior indebtedness.
     AMB LP’s payment obligations under the AMB LP Notes will be unsecured. The AMB LP Notes will be pari passu in right of payment with a substantial portion of AMB LP’s current and future indebtedness, including its indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other senior indebtedness.
     The new AMB LP Indenture, except with respect to the AMB Exchangeable Notes, will limit the ability of AMB LP to incur additional indebtedness and other obligations, including indebtedness, senior debt and other obligations that rank senior to or pari passu with the AMB LP Notes. At December 31, 2010, AMB’s unsecured senior debt securities, unsecured credit facilities and other senior debt totaled approximately $2.4 billion on a consolidated basis. As discussed below, the AMB LP Notes will also be effectively subordinated to all of AMB LP’s consolidated subsidiaries’ and unconsolidated joint ventures’ and co-investment ventures’ existing and future secured and unsecured indebtedness and other liabilities. At December 31, 2010, total indebtedness, including current maturities, of AMB LP’s consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures totaled approximately $5.3 billion. After giving effect to the Merger, the AMB LP Notes will be effectively subordinated to ProLogis’ indebtedness under any ProLogis Notes not tendered.

AMB’s guarantee of the AMB LP Notes will rank pari passu with all of its other senior indebtedness.
     AMB’s guarantee of the AMB LP Notes will rank pari passu in right of payment with all of AMB’s unsecured and unsubordinated indebtedness, including AMB’s indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other senior indebtedness. At December 31, 2010, AMB’s unsecured senior debt securities, unsecured credit facilities and other senior debt totaled approximately $2.4 billion on a consolidated basis.
The AMB LP Notes will be effectively subordinated to AMB LP’s and its subsidiaries’ secured debt, and the guarantees will be effectively subordinated. Accordingly, other creditors may be entitled to repayment before AMB’s and its subsidiaries’ assets are available to satisfy AMB LP’s obligations under the AMB LP Notes and AMB’s obligations under the guarantees.
     The AMB LP Notes will be effectively subordinated to AMB LP’s mortgages and other secured indebtedness, which encumber certain of its assets, and to all of the secured and unsecured indebtedness and other liabilities of AMB LP’s consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures. As a result, in the event of AMB LP’s bankruptcy or liquidation, any holders of its mortgages or other secured indebtedness would be entitled to be repaid in full before AMB LP’s pledged assets would be available to satisfy its obligations on the AMB LP Notes, and, in the event of a bankruptcy or liquidation of any of its subsidiaries, the creditors of that subsidiary would be entitled to be repaid in full before any assets of that subsidiary would be available to satisfy AMB LP’s obligations on the AMB LP Notes. In addition, the guarantee of the AMB LP Notes by AMB will be effectively subordinated to all of the mortgages and other secured indebtedness of AMB and all of the secured and unsecured indebtedness and other liabilities of its subsidiaries, other than AMB LP. Further, AMB’s only significant asset is its ownership interest in AMB LP. As of December 31, 2010, the total outstanding indebtedness on a consolidated basis for AMB LP, its subsidiaries and the other subsidiaries of AMB was approximately $3.3 billion, of which approximately $1.0 billion was secured. Approximately $598.4 million of this secured debt is non-recourse secured debt of consolidated joint ventures and co-investment ventures. Subject to certain limitations, AMB and AMB LP may incur additional indebtedness.
The guarantees of the AMB LP Notes by AMB could be voided.
     AMB’s obligations under its guarantees of the AMB LP Notes issued under this prospectus may be subject to review under state or federal fraudulent transfer laws in the event of AMB’s bankruptcy or other financial difficulty. Under those laws, in a lawsuit by an unpaid creditor or representative of creditors of AMB, such as a trustee in bankruptcy, if a court were to find that, when AMB entered into the guarantees, it received less than fair consideration or reasonably equivalent value for the guarantees and either:
•	was insolvent;

•	was rendered insolvent;

•	was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital;

•	intended to incur or believed that it would incur debts beyond its ability to pay as the debts matured; or

•	entered into the guarantees with actual intent to hinder, delay or defraud its creditors, then the court could void the guarantees and AMB’s obligations under the guarantees and direct the return of any amounts paid under the guarantees to AMB or to a fund for the benefit of its creditors. Furthermore, to the extent that AMB’s obligations under the guarantees of the AMB LP Notes exceed the actual benefit that it receives from the issuance of the AMB LP Notes, AMB may be deemed not to have received fair consideration or reasonably equivalent value from the guarantees. As a result, the guarantees and AMB’s obligations under the guarantees may be void. The measure of insolvency for purposes of the factors above will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.
Your ability to transfer the AMB LP Notes may be limited by the absence of a trading market.
     The AMB LP Notes will be new securities for which there is no established trading market. AMB LP does not currently intend to apply for listing of the AMB LP Notes on any securities exchange. The liquidity of any market for the AMB LP Notes will depend on the number of holders of the AMB LP Notes, AMB LP’s performance, the market for similar securities, the interest of securities dealers in making a market for the AMB LP Notes, prevailing interest rates and other factors. Accordingly, AMB LP can provide no assurance as to the development or liquidity of any market for the AMB LP Notes.
The credit and risk profile of AMB could adversely affect AMB LP’s credit ratings and profile.
     The credit and business risk profiles of the general partner or owners of a general partner may be factors in credit evaluations of a limited partnership. This is because the general partner can exercise significant influence over the business activities of the partnership, including its cash distribution and acquisition strategy and business risk profile. Another factor that may be considered is the financial condition of the general partner and its owners, including the degree of their financial leverage and their dependence on cash flow from the partnership to service their indebtedness. Accordingly, AMB LP’s credit ratings and business risk profile could be adversely affected if the ratings and risk profile of AMB were to decline or were viewed as substantially lower or riskier than AMB LP’s ratings and risk profile.
AMB LP may elect to cause the redemption of the AMB LP Notes when prevailing interest rates are relatively low.
     AMB LP may redeem any series of the AMB LP Non-Exchangeable Notes in whole at any time, or in part from time to time, at a price equal to the greater of (i) 100% of the principal amount of the AMB LP Non-Exchangeable Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of the calculation of the redemption price) on the AMB LP Non-Exchangeable Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at an applicable treasury yield, plus a number of basis points dependent upon the original maturity of such series, plus, in either case, accrued interest to the redemption date. See “Description of the AMB LP Non-Exchangeable Notes — Optional Redemption.”
     Prior to a specified date with respect to each series of AMB LP Contingent Exchangeable Notes, AMB LP may not redeem the AMB LP Contingent Exchangeable Notes except to preserve AMB LP’s status as a REIT as described below. If at any time AMB LP determines it is necessary to redeem the AMB LP Contingent Exchangeable Notes in order to preserve its status as a REIT, AMB LP may redeem all, but not less than all, of the AMB LP Contingent Exchangeable Notes then outstanding for cash at a price equal to 100% of the principal amount of the AMB LP Contingent Exchangeable Notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date. On or after certain dates described below, AMB LP may at its option redeem all or part of the AMB LP Contingent Exchangeable Notes for cash at a price equal to 100% of the principal amount of the AMB LP Contingent Exchangeable Notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date. See “Description of the AMB LP Contingent Exchangeable Notes — Optional Redemption.”
     AMB LP may not redeem the AMB LP 3.250% 2015 Exchangeable Notes prior to maturity except to preserve AMB LP’s status as a REIT. If at any time AMB LP determines it is necessary to redeem the AMB LP 3.250% 2015 Exchangeable Notes in order to preserve its status as a REIT, AMB LP may redeem all, but not less than all, of the AMB LP 3.250% 2015 Exchangeable Notes then outstanding for cash at a price equal to 100% of the principal amount of the AMB LP 3.250% 2015 Exchangeable Notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date. See “Description of the AMB LP 3.250% 2015 Notes — Optional Redemption.”

     If AMB LP were to redeem AMB LP Notes at a time when prevailing interest rates are less than the interest rate on the AMB LP Notes being redeemed, you may not be able to reinvest the proceeds from the redemption to obtain a comparable yield.
The Trustee has only limited rights of acceleration.
     The Trustee under the new AMB LP Indenture governing the AMB LP Notes may accelerate payment of the principal and accrued and unpaid interest on the AMB LP Notes only upon the occurrence and continuation of an event of default. An event of default will generally be limited to payment defaults, breach of other covenants after notice, acceleration of other indebtedness and judgment defaults in excess of a specified amount, and specific events of bankruptcy, insolvency and reorganization relating to AMB LP or AMB.
If AMB LP were to become subject to entity level taxation for U.S. federal or state tax purposes, then AMB LP’s cash available for payment on the AMB LP Notes would be substantially reduced.
     Current law may change so as to cause AMB LP to be treated as a corporation for U.S. federal income tax purposes or otherwise subject AMB LP to entity level U.S. federal income taxation. If AMB LP were treated as a corporation for U.S. federal income tax purposes, AMB LP would pay U.S. federal income tax on its taxable income at the corporate tax rate, which is currently a maximum of 35%, and it likely would pay state taxes as well. Because a tax would be imposed upon AMB LP as a corporation, the cash available for payment on the AMB LP Notes would be substantially reduced. Therefore, treatment of AMB LP as a corporation would result in a material reduction in its anticipated cash flows and could cause a reduction in the value of the AMB LP Notes and would materially and adversely affect the value of the AMB common stock.
     In addition, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise and other forms of taxation. For example, AMB LP is now subject to a new entity level tax on the portion of its gross income apportioned to Texas. If any additional state were to impose an entity level tax on AMB LP, the cash available for payment on the AMB LP Notes would be reduced.
Additional Risks Related to the AMB LP Exchangeable Notes
The conditional exchange feature of the AMB LP Contingent Exchangeable Notes could result in your receiving less than the value of shares of AMB common stock into which an AMB LP Contingent Exchangeable Note would otherwise be exchangeable.
     The AMB LP Contingent Exchangeable Notes are exchangeable into cash, shares of AMB common stock or a combination of both, at AMB LP’s election, only if specified conditions are met. If the specific conditions for exchange are not met until a specified date with respect to each series of AMB LP Contingent Exchangeable Notes, you will not be able to exchange your AMB LP Contingent Exchangeable Notes, and you may not be able to receive the value of the cash and/or shares of AMB common stock into which the AMB LP Contingent Exchangeable Notes would otherwise be exchangeable until such specified date. If the specified conditions for the conditional exchange are met, you could receive less than the value of shares of AMB common stock into which an AMB LP Contingent Exchangeable Note would have otherwise been exchangeable had a specified condition for the conditional exchange not occurred.
The settlement feature of the AMB LP Exchangeable Notes may have adverse consequences.
     Unless AMB LP elects to satisfy its exchange obligations entirely in shares of AMB common stock, the AMB LP Exchangeable Notes will be subject to net share settlement, which means that AMB LP will satisfy its exchange obligation to holders by paying cash in settlement of the lesser of the principal amount and the daily exchange value of the AMB LP Exchangeable Notes and by delivering shares of AMB common stock or, at AMB LP’s election, cash, in settlement of any and all exchange obligations in excess of the principal amount of the AMB LP Exchangeable Notes, as described under “Description of the AMB LP Contingent Exchangeable Notes — Exchange Rights — Payment Upon Exchange of the AMB LP Contingent Exchangeable Notes” and “Description of the AMB LP 3.250% 2015 Exchangeable Notes — Exchange Rights — Payment Upon Exchange of the AMB LP

3.250% 2015 Exchangeable Notes.” Accordingly, upon exchange of an AMB LP Exchangeable Note, holders might not receive any shares of AMB common stock, or they might receive fewer shares of AMB common stock relative to the daily exchange value of the AMB LP Exchangeable Note. In addition, any settlement of an exchange of AMB LP Exchangeable Notes will be delayed until at least the 25th trading day following AMB LP’s receipt of the holder’s exchange notice. Accordingly, you may receive less proceeds than expected, because the value of any shares of AMB common stock that you receive may decline (or fail to appreciate as much as you may expect) between the day that you exercise your exchange right and the day the daily exchange value of your AMB LP Exchangeable Notes is determined.
     AMB LP’s failure to exchange the AMB LP Exchangeable Notes into shares of AMB common stock, a combination of cash and shares of AMB common stock, or, if AMB LP so elects, cash, upon exercise of a holder’s exchange right in accordance with the provisions of the new AMB LP Indenture would constitute a default under the new AMB LP Indenture. In addition, a default under the new AMB LP Indenture could lead to a default under existing and future agreements governing AMB LP’s indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, AMB LP may not have sufficient funds to repay such indebtedness and amounts owing in respect of the exchange of any AMB LP Exchangeable Notes. If AMB LP is unable to deliver registered shares of AMB common stock upon exchange, AMB LP may be more likely to elect to settle its obligations under the exchange by delivering cash.
If the market price of AMB’s common stock decreases, the market price of AMB LP Exchangeable Notes may similarly decrease.
     AMB LP expects that the market price of the AMB LP Exchangeable Notes will be significantly affected by the market price of AMB’s common stock. This may result in greater volatility in the market price of the AMB LP Exchangeable Notes than would be expected for AMB LP’s non-exchangeable debt securities. The market price of AMB’s common stock will likely continue to fluctuate in response to factors, including the factors discussed elsewhere in this prospectus and AMB’s and AMB LP’s Annual Report on Form 10-K for the year ended December 31, 2010, many of which are beyond AMB LP’s control. For instance, the price of AMB’s common stock could be affected by possible sales of shares of AMB common stock by investors who view the AMB LP Exchangeable Notes as a more attractive means of equity participation in AMB and by hedging or arbitrage trading activity that may develop involving AMB’s common stock. The hedging or arbitrage could, in turn, affect the trading prices of the AMB LP Exchangeable Notes. In addition, anticipated exchange of the AMB LP Exchangeable Notes issued in this offering into shares of AMB common stock could depress the price of AMB’s common stock to the extent that any such exchange would result in the issuance by AMB of a significant number of additional shares of AMB common stock. Future issuances of shares of AMB common stock in other circumstances could likewise have a similar effect on the market price of AMB’s common stock and, therefore, the market price of the AMB LP Exchangeable Notes.
AMB LP may be unable to repurchase AMB LP Exchangeable Notes upon the occurrence of a fundamental change and with respect to the AMB LP Contingent Exchangeable Notes on specified dates.
     You have the right to require AMB LP to repurchase your AMB LP Exchangeable Notes upon the occurrence of a fundamental change and with respect to the AMB LP Contingent Exchangeable Notes on specified dates as described under “Description of the AMB LP Contingent Exchangeable Notes — Fundamental Change Permits Holders to Require AMB LP to Repurchase AMB LP Contingent Exchangeable Notes” and “Description of the AMB LP Contingent Exchangeable Notes — Repurchase of AMB LP Contingent Exchangeable Notes at Your Option on Specified Dates.” AMB LP cannot assure you that it will have enough funds to repurchase all of the AMB LP Contingent Exchangeable Notes of a particular series on specified dates or all the AMB LP Exchangeable Notes if a fundamental change event occurs. In addition, future debt AMB LP incurs may limit its ability to repurchase all of the AMB LP Contingent Exchangeable Notes of a particular series on specified dates or the AMB LP Exchangeable Notes upon a fundamental change. Moreover, if you or other investors in the AMB LP Exchangeable Notes exercise the repurchase right on the specified dates or upon a fundamental change, it may cause a default under that debt, even if the fundamental change itself does not cause a default owing to the financial effect of such a repurchase on AMB LP.

A change in control or a fundamental change may adversely affect AMB LP or the AMB LP Exchangeable Notes.
     A fundamental change or change in control transaction involving AMB LP could have a negative effect on AMB LP and the trading price of AMB’s common stock and could negatively impact the trading price of the AMB LP Exchangeable Notes. Furthermore, the fundamental change provisions, including the provisions requiring the increase to the applicable exchange rate for exchanges in connection with a fundamental change prior to a specified date with respect to the AMB LP Contingent Exchangeable Notes or at any time with respect to the AMB LP 3.250% 2015 Exchangeable Notes, may in certain circumstances make it more difficult to complete or discourage a takeover of AMB LP and the removal of incumbent management.
The adjustment to the applicable exchange rate for AMB LP Exchangeable Notes exchanged in connection with a fundamental change may not adequately compensate you for any lost value of your AMB LP Exchangeable Notes as a result of such transaction.
     If a fundamental change occurs prior to a specified date with respect to the AMB LP Contingent Exchangeable Notes or at any time with respect to the AMB LP 3.250% 2015 Exchangeable Notes, AMB LP will increase the applicable exchange rate by a number of additional shares of AMB common stock for AMB LP Exchangeable Notes exchanged in connection with such fundamental change. The increase in the applicable exchange rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of AMB common stock in such transaction, as described below under “Description of the AMB LP Contingent Exchangeable Notes — Exchange Rights — Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change” and “Description of the AMB LP 3.250% 2015 Exchangeable Notes — Exchange Rights — Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change.” The adjustment to the applicable exchange rate for AMB LP Exchangeable Notes exchanged in connection with a fundamental change may not adequately compensate you for any lost value of your AMB LP Exchangeable Notes as a result of such transaction. In addition, if the price per share of AMB common stock in the transaction is:
•	greater than $380.82 per share or less than $142.97 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the AMB LP 2.250% 2037 Exchangeable Notes,

•	greater than $268.82 per share or less than $142.97 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the AMB LP 1.875% 2037 Exchangeable Notes,

•	greater than $268.82 per share or less than $140.82 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the AMB LP 2.625% 2038 Exchangeable Notes, and

•	greater than $89.61 per share or less than $30.02 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the AMB LP 3.250% 2015 Exchangeable Notes.
Moreover, in no event will the total number of shares of AMB common stock issuable upon exchange as a result of this adjustment exceed:
•	7.0410 per $1,000 principal amount of AMB LP 2.250% 2037 Exchangeable Notes,

•	6.5762 per $1,000 principal amount of AMB LP 1.875% 2037 Exchangeable Notes,

•	7.1015 per $1,000 principal amount of AMB LP 2.625% 2038 Exchangeable Notes, and

•	33.3134 per $1,000 principal amount of AMB LP 3.250% 2015 Exchangeable Notes, subject to adjustments in the same manner as the applicable exchange rate as set forth under “Description of the AMB LP Contingent Exchangeable Notes — Exchange Rights — Exchange Rate Adjustments of the AMB LP

Contingent Exchangeable Notes” and “Description of the AMB LP 3.250% 2015 Exchangeable Notes — Exchange Rights — Exchange Rate Adjustments of the AMB LP 3.250% 2015 Exchangeable Notes.” AMB LP’s obligation to increase the applicable exchange rate in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
A change in control involving AMB LP may not constitute a fundamental change for purposes of the AMB LP Exchangeable Notes.
     The new AMB LP Indenture, with respect to the AMB LP Exchangeable Notes, contains no covenants or other provisions to afford protection to holders of the AMB LP Exchangeable Notes in the event of a change in control involving AMB LP except to the extent described under “Description of the AMB LP Contingent Exchangeable Notes — Fundamental Change Permits Holders to Require AMB LP to Repurchase AMB LP Contingent Exchangeable Notes” and “— Exchange Rights — Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change” and “Description of the AMB LP 3.250% 2015 Exchangeable Notes — Fundamental Change Permits Holders to Require AMB LP to Repurchase AMB LP 3.250% 2015 Notes” and “— Exchange Rights — Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change.” However, the term fundamental change is limited and may not include every change in control event that might cause the market price of the AMB LP Exchangeable Notes to decline. As a result, your rights under the AMB LP Exchangeable Notes upon the occurrence of a fundamental change may not preserve the value of the AMB LP Exchangeable Notes in the event of a change in control involving AMB LP. In addition, any change in control involving AMB LP may negatively affect the liquidity, value or volatility of AMB’s common stock, negatively impacting the value of the AMB LP Exchangeable Notes.
Ownership limitations in the charter of AMB may impair the ability of holders to exchange AMB LP Exchangeable Notes for shares of AMB common stock.
     AMB’s charter (including the AMB articles of incorporation, the “AMB charter”) prohibits the actual or constructive ownership by any single person of more than 9.8% (by value or number of shares, whichever is more restrictive) of the issued and outstanding shares of AMB’s common stock. AMB refers to this limitation as the “ownership limit.” The purpose of the ownership limit is to assist in protecting and preserving AMB’s REIT status under the Code. For AMB to qualify as a REIT under the Code, not more than 50% in value of AMB’s outstanding shares of common stock may be owned by five or fewer individuals at any time during the last half of any taxable year. The ownership limit permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the board of directors in protecting and preserving AMB’s REIT status under the Code.
     AMB’s charter provides that shares acquired or held in violation of the ownership limit will be transferred to a trust for the benefit of a designated charitable beneficiary. The charter further provides that any person who acquires shares in violation of the ownership limit will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid for the shares or the amount realized from the sale. A transfer of shares in violation of the above limits may be void under certain circumstances. In addition, stockholders are required to disclose, upon demand of the board of directors, such information with respect to their direct and indirect ownership of shares of AMB as the board of directors deems necessary to comply with the provisions of the Code pertaining to qualification, for tax purposes, of REITs, or to comply with the requirements of any other appropriate taxing authority.
     Notwithstanding any other provision of the AMB LP Exchangeable Notes, in addition to AMB LP’s right to elect to deliver exchange consideration in whole or in part in cash, no holder of AMB LP Exchangeable Notes will be entitled to receive shares of AMB common stock upon an exchange of AMB LP Exchangeable Notes to the extent that receipt of such shares of AMB common stock (assuming AMB LP elected to deliver common stock) would cause such holder (together with such holder’s affiliates) to exceed such ownership limit.

If you hold AMB LP Exchangeable Notes, you will not be entitled to any rights with respect to AMB’s common stock, but you will be subject to all changes made with respect to AMB’s common stock.
     If you hold AMB LP Exchangeable Notes, you will not be entitled to any rights with respect to AMB’s common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on shares of AMB common stock), but, if you subsequently exchange your AMB LP Exchangeable Notes for shares of AMB common stock, you will be subject to all changes affecting AMB’s common stock. You will have rights as a holder of AMB common stock only if and when AMB LP delivers shares of AMB common stock to you upon exchange of your AMB LP Exchangeable Notes. For example, in the event that an amendment is proposed to AMB’s charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of shares of AMB common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of AMB’s common stock if you are issued shares upon exchange of your AMB LP Exchangeable Notes.
The value of the exchange right associated with the AMB LP Exchangeable Notes may be substantially lessened or eliminated if AMB is party to a merger, consolidation or other similar transaction.
     If AMB is party to a consolidation, merger, binding share exchange or sale of all or substantially all of AMB’s assets pursuant to which shares of AMB common stock are exchanged into the right to receive cash, securities or other property, at the effective time of the transaction, the right to exchange the AMB LP Exchangeable Notes into shares of AMB common stock will be changed into a right to exchange the AMB LP Exchangeable Notes into the kind and amount of cash, securities or other property that the holder would have received if the holder had exchanged its AMB LP Exchangeable Notes immediately prior to the transaction. This change could substantially lessen or eliminate the value of the exchange privilege associated with the AMB LP Exchangeable Notes in the future. For example, if all of the outstanding shares of AMB common stock were acquired for cash in a merger transaction, each AMB LP Exchangeable Note would become exchangeable solely into cash and would no longer be exchangeable into securities whose value would vary depending on AMB future prospects and other factors.
     In addition, holders of AMB LP Contingent Exchangeable Notes may not have the right to exchange their AMB LP Contingent Exchangeable Notes upon the occurrence of such a transaction. The fundamental change exchange provisions of the AMB LP Contingent Exchangeable Notes will not afford holders the right to exchange their AMB LP Contingent Exchangeable Notes in the event of a consolidation, merger, share exchange, sale or other transaction that does not constitute a fundamental change, even if shares of AMB common stock would be exchanged into cash, securities or other property in such transaction.
The applicable exchange rate of the AMB LP Exchangeable Notes may not be adjusted for all dilutive events, which may adversely affect the trading price of the AMB LP Exchangeable Notes.
     The applicable exchange rate of the AMB LP Exchangeable Notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends or payment of certain cash dividends, whether quarterly or special, on AMB’s common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of shares of capital stock, indebtedness, or assets and certain issuer tender or exchange offers as described under “Description of the AMB LP Contingent Exchangeable Notes — Exchange Rights — Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change” and “Description of the AMB LP 3.250% 2015 Exchangeable Notes — Exchange Rights — Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change.” However, the applicable exchange rate will not be adjusted for other events, such as certain exchange offers or an issuance of shares of AMB common stock for cash, that may adversely affect the trading price of the AMB LP Exchangeable Notes or the shares of AMB common stock. An event that adversely affects the value of the AMB LP Exchangeable Notes may occur, and that event may not result in an adjustment to the applicable exchange rate.
You may be deemed to have received taxable income if the applicable exchange rate of the AMB LP Exchangeable Notes is adjusted, even if you do not receive any cash.
     If AMB pays a cash dividend on its common stock over a set dividend threshold amount described below under clause (4) of the heading “Description of the AMB LP Contingent Exchangeable Notes — Exchange Rights — Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change — Adjustment Events” and

“Description of the AMB LP 3.250% 2015 Exchangeable Notes — Exchange Rights — Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change — Adjustment Events”, an adjustment to the applicable exchange rate may result, and you may be deemed to have received a taxable dividend, interest or other income subject to U.S. federal income tax without the receipt of any cash. In addition, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate share in AMB assets or earnings may, in some circumstances, result in a deemed distribution to such holder. For example, if the applicable exchange rate is increased at AMB LP’s discretion or in certain other circumstances (including in connection with the payment of a dividend to AMB’s common stockholders that results in an adjustment to the applicable exchange rate and that is taxable to AMB’s common stockholders), such increase may result in a deemed payment of a taxable dividend, interest or other income to holders of the AMB LP Exchangeable Notes, notwithstanding the fact that the holders do not receive a cash payment. See “Material United States Federal Income Tax Consequences — U.S. Federal Income Tax Considerations Relating to the AMB LP Notes — U.S. Holders — Constructive Dividends.” If you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Consequences”), such deemed dividend, interest or other income may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Material United States Federal Income Tax Consequences — U.S. Federal Income Tax Considerations Relating to the AMB LP Notes — Non-U.S. Holders — Adjustments to Exchange Rate.”
An exchange of AMB LP Exchangeable Notes for AMB common stock will result in taxable gain or loss to you.
     The tax consequences of exchanging AMB LP Exchangeable Notes is not the same as converting ProLogis Convertible Notes. You would generally not have recognized taxable gain or loss on the conversion of ProLogis Convertible Notes into ProLogis common shares. However, an exchange of the AMB LP Exchangeable Notes for AMB common stock will generally result in taxable gain or loss to you. See “Material United States Federal Income Tax Consequences — U.S. Federal Income Tax Considerations Relating to the AMB LP Notes — U.S. Holders — Sale, Exchange or Other Disposition of AMB LP Notes” and “— Non U.S. Holders — Sale, Exchange of Other Disposition of AMB LP Notes.”
AMB LP cannot assure you that it will not be required to withhold on payments to non-U.S. holders of AMB LP Exchangeable Notes in connection with a sale, exchange, redemption, repurchase, conversion or other disposition of AMB LP Exchangeable Notes based on the facts and circumstances at the time.
     Although AMB LP believes currently that the AMB LP Exchangeable Notes do not constitute “U.S. real property interests” and AMB LP therefore does not currently intend to withhold under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, AMB LP cannot assure you that the AMB LP Exchangeable Notes will not constitute U.S. real property interests depending on the facts or law in existence at the time of any sale, exchange, redemption, repurchase, exchange or other disposition of an AMB LP Exchangeable Note. If the AMB LP Exchangeable Notes were to constitute U.S. real property interests, withholding on payments to non-U.S. holders in connection with such a sale, exchange, redemption, repurchase, exchange or other disposition of AMB LP Exchangeable Notes may be required, regardless of whether such non-U.S. holders provided certification documenting their non-U.S. status, which could materially and adversely affect the value of the AMB LP Exchangeable Notes. See “Material United States Federal Income Tax Consequences — U.S. Federal Income Tax Considerations Relating to the AMB LP Notes — Non-U.S. Holders — Sale, Exchange or Other Dispositions of the Notes.”
Risks Related to the Merger
The exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either AMB or ProLogis and therefore the shares you receive upon exchange of your ProLogis Convertible Notes or exchange of your AMB LP Exchangeable Notes, as applicable, will not be further adjusted except for other circumstances as provided in the applicable supplemental indenture.
     Upon the closing of the Merger, each ProLogis common share (including ProLogis common shares received by holders of ProLogis Convertible Notes who convert their notes into ProLogis common shares prior to the consummation of the Merger) will be converted into the right to receive 0.4464 of a newly issued share of AMB common stock, with cash paid in lieu of fractional shares. The exchange ratio was fixed in the merger agreement, and, while it will be adjusted in the event of a recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction involving AMB or ProLogis, the exchange ratio will not be adjusted for changes in the market price of either AMB common stock or ProLogis common shares. Changes in the price of AMB common stock prior to the Merger will affect the market value of the merger consideration that ProLogis shareholders will receive on the closing date of the Merger.
     Therefore, while the number of shares of AMB common stock to be issued upon exchange per ProLogis Convertible Note or AMB LP Exchangeable Note, as applicable, is fixed, such noteholders cannot be sure of the market value of the consideration they will receive upon exchange of their notes, as applicable.
Failure to complete the Merger could negatively affect the stock prices and the future business and financial results of ProLogis.
     If the Merger is not completed, the ongoing business of ProLogis may be adversely affected, and ProLogis will be subject to numerous risks, including the following:
•	ProLogis being required, under certain circumstances, to pay AMB a termination fee of $315 million and reimburse AMB for up to $20 million of its expenses in connection with the Merger;

•	ProLogis having to pay certain costs relating to the proposed Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	the management of ProLogis focusing on the Merger instead of on pursuing other opportunities that could be beneficial to ProLogis without realizing any of the benefits of having the Merger completed.
     If the Merger is not completed, ProLogis cannot assure its shareholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of ProLogis.
The pendency of the Merger could adversely affect the business and operations of AMB and ProLogis.
     In connection with the pending Merger, some customers or vendors of each of AMB and ProLogis may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of AMB and ProLogis, regardless of whether the Merger is completed. Similarly, current and prospective employees of AMB and ProLogis may experience uncertainty about their future roles with the combined company following the Merger, which may materially adversely affect the ability of each of AMB and ProLogis to attract and retain key personnel during the pendency of the Merger. In addition, due to operating covenants in the merger agreement, each of AMB and ProLogis may be unable, during the pendency of the Merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.
Risk Related to the Combined Company
Operational Risks
The combined company expects to incur substantial expenses related to the Merger.
     The combined company expects to incur substantial expenses in connection with completing the Merger and integrating the business, operations, networks, systems, technologies, policies and procedures of AMB and ProLogis. There are a large number of systems that must be integrated, including billing, management information, purchasing, accounting and finance, sales, payroll and benefits, fixed asset, lease administration and regulatory compliance. Although AMB and ProLogis have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration expenses associated with the

Merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Merger. As a result of these expenses, both AMB and ProLogis expect to take charges against their earnings before and after the completion of the Merger. The charges taken in connection with the Merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.
Following the Merger, the combined company may be unable to integrate the businesses of AMB and ProLogis successfully and realize the anticipated synergies and related benefits of the Merger or do so within the anticipated timeframe.
     The Merger involves the combination of two companies that currently operate as independent public companies. AMB and ProLogis expect that the transaction will generate $80 million of annual gross savings in general and administrative expenses, based on preliminary estimates of certain personnel and non-personnel reductions. The personnel cost reductions are estimated to be approximately $65 million and relate to anticipated reductions of certain positions at both AMB and ProLogis that are believed to be redundant for the combined company. The non-personnel cost reductions are estimated to be approximately $15 million and relate to duplicative corporate infrastructure and public company operating expenses. AMB and ProLogis expect to realize these savings on an annualized run-rate basis by December 31, 2012.
     However, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of AMB and ProLogis. Potential difficulties the combined company may encounter in the integration process include the following:
•	the inability to successfully combine the businesses of AMB and ProLogis in a manner that permits the combined company to achieve the cost savings anticipated to result from the Merger, which would result in the anticipated benefits of the Merger not being realized in the timeframe currently anticipated or at all;

•	lost sales and customers as a result of certain customers of either of AMB or ProLogis deciding not to do business with the combined company;

•	the complexities associated with managing the combined businesses out of several different locations and integrating personnel from AMB and ProLogis;

•	the additional complexities of combining two AMB and ProLogis with different histories, cultures, regulatory restrictions, markets and customer bases;

•	the failure to retain key employees of either of AMB or ProLogis;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger; and

•	performance shortfalls at one or both of AMB or ProLogis as a result of the diversion of management’s attention caused by completing the Merger and integrating AMB’s or ProLogis’ operations.
     For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s products, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits of the Merger or could otherwise adversely affect the business and financial results of the combined company.

Following the Merger, the combined company may be unable to retain key employees.
     The success of the combined company after the Merger will depend in part upon its ability to retain key AMB and ProLogis employees. Key employees may depart either before or after the Merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the Merger. Accordingly, no assurance can be given that AMB, ProLogis or, following the Merger, the combined company will be able to retain key employees to the same extent as in the past.
The Merger will result in changes to the board of directors and management of the combined company that may affect the strategy of the combined company as compared to that of AMB and ProLogis.
     If the parties complete the Merger, the composition of the board of directors of the combined company and management team will change from the boards and management teams of AMB and ProLogis. The board of directors of the combined company will consist of 11 members, with five directors selected by the current board of directors of AMB and six directors selected by the current board of trustees of ProLogis. The combined company will also have executive officers from both AMB and ProLogis. This new composition of the board of directors and the management team of the combined company may affect the business strategy and operating decisions of the combined company upon the completion of the Merger.
The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the Merger.
     Following the Merger, the combined company may continue to expand its operations through additional acquisitions and other strategic transactions, some of which involve complex challenges. The future success of the combined company will depend, in part, upon the ability of the combined company to manage its expansion opportunities, which pose substantial challenges for the combined company to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality and to maintain other necessary internal controls. The combined company cannot assure you that its expansion or acquisition opportunities will be successful or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.
The trading price of shares of the common stock of the combined company may be affected by factors different from those affecting the price of shares of AMB common stock or ProLogis common shares before the Merger.
     If the Merger is completed, ProLogis shareholders will become holders of approximately 60% and AMB stockholders will hold approximately 40% of the outstanding shares of common stock of the combined company. The results of operations of the combined company, as well as the trading price of the common stock of the combined company, after the Merger may be affected by factors different from those currently affecting AMB’s or ProLogis’ results of operations and the trading prices of AMB common stock and ProLogis common shares. These factors include:
•	a greater number of shares of the combined company outstanding as compared to the number of currently outstanding shares of AMB;

•	different stockholders;

•	different businesses; and

•	different assets and capitalizations.
     Accordingly, the historical trading prices and financial results of AMB and ProLogis may not be indicative of these matters for the combined company after the Merger. For a discussion of the business of AMB and ProLogis and of certain factors to consider in connection with that business, see the documents incorporated by reference by AMB or ProLogis into this prospectus referred to under “Where You Can Find More Information.”

Regulatory and Legal Risks
Counterparties to certain significant agreements with AMB or ProLogis may exercise contractual rights under such agreements in connection with the Merger.
     AMB and ProLogis are each party to certain agreements that give the counterparty certain rights following a “change in control”, including in some cases the right to terminate the agreement. Under some such agreements, the Merger will constitute a change in control, and, therefore, the counterparty may exercise certain rights under the agreement upon the closing of the Merger. Certain AMB and ProLogis funds, joint ventures, management and servicing contracts, leases and debt obligations have agreements subject to such provisions. Any such counterparty may request modifications of their respective agreements as a condition to granting a waiver or consent under their agreement. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect.
In connection with the announcement of the merger agreement, several lawsuits have been filed and are pending, seeking, among other things, to enjoin the Merger and rescind the merger agreement, and an adverse judgment in any of the lawsuits may prevent the Merger from being effective or from becoming effective within the expected timeframe.
     ProLogis, the members of the ProLogis board of trustees, New Pumpkin, Upper Pumpkin, Pumpkin LLC, AMB and AMP LP, have each been named as defendants in several lawsuits brought by holders of ProLogis common shares challenging the Merger and seeking, among other things, to enjoin the Merger, direct the defendants to exercise their fiduciary duties, rescind the merger agreement, and award the plaintiffs damages and expenses. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed upon terms, the injunction may prevent the completion of the Merger in the expected timeframe (if at all). For more information about litigation related to the Merger, including the agreements in principle with respect to the proposed settlement of the litigation, see “The Merger — Litigation Relating to the Merger.”
REIT Risks
The combined company would succeed to, and may incur, adverse tax consequences if AMB or ProLogis has failed or fails to qualify as a REIT for U.S. federal income tax purposes.
     If either AMB or ProLogis has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the Merger is completed, the combined company generally would succeed to and may incur significant tax liabilities, and the combined company could possibly lose its REIT status should disqualifying activities continue after the Merger.
REITs are subject to a range of complex organizational and operational requirements.
     As REITs prior to the completion of the Merger, each of AMB and ProLogis, and as a REIT following the completion of the Merger, the combined company, must distribute with respect to each year at least 90% of its REIT taxable income to its stockholders or shareholders, as applicable. Other restrictions apply to a REIT’s income and assets and share ownership. For any taxable year that AMB, ProLogis or the combined company fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders or shareholders, as applicable, in computing taxable income and thus would become subject to U.S. federal and state income tax as if it were a regular taxable corporation. In such an event, AMB, ProLogis or the combined company, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, AMB, ProLogis or the combined company, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If AMB or ProLogis failed to qualify as a REIT, the market price of the common stock of the combined company may decline, and the combined company may need to reduce substantially the amount of distributions to its stockholders because of its increased tax liability. See “Material United States Federal Income Tax Consequences — U.S. Federal Income Tax Considerations Relating to the Ownership of AMB Common Stock — AMB’s Qualification as a REIT.”

Other Risks
Failure to complete the exchange offers and consent solicitation could adversely affect the operations of the combined company.
     Although AMB LP expects the completion of the exchange offers and consent solicitations to occur promptly after the completion of the Merger, it may occur a substantial period of time following the completion of the Merger, or may not occur at all, which may subject the combined company to certain risks and possible adverse consequences. If the Merger is completed but the exchange offers and consent solicitation are not completed, the combined company will not benefit from the simplification of its capital structure and the reporting obligations of the combined company and its consolidated subsidiaries following the completion of the Merger. As a result, the combined company would be required to undergo the effort and expense of fulfilling reporting obligations under the ProLogis Indenture for ProLogis, which will be a subsidiary of ProLogis, Inc. and ProLogis, L.P., both of which will have their own reporting obligations.
     Similarly, the combined company would not benefit from the elimination of certain other covenants contained in the ProLogis Indenture. Such covenants limit the ability of ProLogis and its subsidiaries to take certain actions, effectively limiting the ability of the combined company to take certain actions, that may be beneficial to the business or operations of the combined company, through ProLogis or its subsidiaries (which will be subsidiaries of the combined company). For example, if the covenants are not eliminated, the combined company generally would not be able to cause the subsidiaries of ProLogis to incur debt on an unsecured basis (such as borrowings under the combined company’s unsecured debt agreements) and any secured debt that was incurred or that remains outstanding would be included as secured debt for purposes of calculating the combined company’s covenants under its other debt agreements. Completion of the Merger is not conditioned on completing the exchange offers and consent solicitations. No assurance can be given that the exchange offers and consent solicitations will be completed substantially concurrently with the Merger, or at all.
In connection with the Merger, the combined company is planning to refinance a significant amount of indebtedness and cannot guarantee that it will be able to obtain the necessary funds on favorable terms or at all.
     In connection with the closing of the Merger, or at any time thereafter, the combined company may elect to terminate certain (or all) of AMB’s and ProLogis’ respective credit facilities. Any such termination would require the repayment of the amounts outstanding thereunder. In addition, the Merger may trigger the mandatory prepayment of certain secured mortgage debt of AMB, ProLogis or their affiliates. AMB and ProLogis are engaged in discussions with certain potential financing providers regarding one or more bank credit facilities to be entered into by the combined company at or around the time of the closing of the Merger, funds from which would be used in part to make such repayments or mandatory prepayments and to provide a source of liquidity for the combined company. However, the combined company’s ability to obtain such financing will depend on, among other factors, prevailing market conditions at the time of the closing of the Merger and other factors beyond the control of the combined company. AMB and ProLogis cannot assure you that the combined company will be able to obtain additional financing on terms acceptable to the combined company or at all. Completion of the Merger is not conditioned on completing such financing transactions.
     If the combined company is unable to obtain such financing, or is unable to do so on terms acceptable to the combined company, the combined company or, prior to the closing of the Merger, AMB and ProLogis, may seek to obtain the consent of their respective lenders to the Merger or, alternatively, to seek waivers or amendments of certain provisions of their respective bank credit facilities. ProLogis sought and obtained a consent and waiver from certain of its lenders with respect to the signing of the merger agreement, but such waiver does not extend to any defaults that would be triggered by the closing of the Merger. In addition, AMB and ProLogis have sought certain consents related to mandatory prepayments of secured mortgage debt of the parties which may be triggered by the closing of the Merger. As of the date hereof, substantially all of the consents related to such mortgage debt requested by AMB have been received. ProLogis has delivered its requests for consents and waivers required under such mortgage debt, which has an aggregate principal amount of approximately $407 million (and could require the payment of associated prepayment penalties of approximately $45 million), and is awaiting responses to such requests. AMB and ProLogis cannot assure you that any further consents or waivers will be obtained if sought, or that the combined company will have sufficient funds available to make such mandatory prepayments if necessary.
The combined company will have a substantial amount of indebtedness and may need to incur more in the future.
     The combined company will have substantial indebtedness. For example, as of December 31, 2010, the combined company would have had an estimated fixed charge coverage ratio of 2.5x and an estimated debt as a percentage of total market capitalization of 41.3% (by comparison, as of that date, the standalone figures for AMB were 2.6x and 37.2%, respectively, and for ProLogis were 2.3x and 42.9%, respectively). In addition, in connection with executing the combined company’s business strategies following the Merger, the combined company expects to continue to evaluate the possibility of acquiring additional properties and making strategic investments, and the combined company may elect to finance these endeavors by incurring additional indebtedness. Its substantial indebtedness could have material adverse consequences for the combined company, including (i) reducing the combined company’s credit ratings and thereby raising its borrowing costs, (ii) hindering the combined company’s ability to adjust to changing market, industry or economic conditions, (iii) limiting the combined company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses, (iv) limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses, (v) making the combined company more vulnerable to economic or industry downturns, including interest rate increases, and (vi) placing the combined company at a competitive disadvantage compared to less leveraged competitors.
     Moreover, to respond to competitive challenges, the combined company may be required to raise substantial additional capital to execute its business strategy. The combined company’s ability to arrange additional financing will depend on, among other factors, the combined company’s financial position and performance, as well as prevailing market conditions and other factors beyond the combined company’s control. If the combined company is able to obtain additional financing, the combined company’s credit ratings could be further adversely affected, which could further raise the combined company’s borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.
The historical and unaudited pro forma combined condensed financial information included elsewhere in this prospectus may not be representative of the combined company’s results after the Merger, and, accordingly, you have limited financial information on which to evaluate the combined company.
     The unaudited pro forma combined condensed financial information included elsewhere in this prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma combined condensed financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to AMB’s assets and liabilities. The purchase price allocation reflected in the unaudited pro forma combined condensed financial information included elsewhere in this prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of AMB as of the date of the completion of the Merger. The unaudited pro forma combined condensed financial information does not reflect future events that may occur after the Merger, including the costs related to the planned integration of AMB and ProLogis and any future nonrecurring charges resulting from the Merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined condensed financial information presented elsewhere in this prospectus is based in part on certain assumptions regarding the Merger that AMB and ProLogis believe are reasonable under the circumstances. AMB and ProLogis cannot assure you that the assumptions will prove to be accurate over time.
AMB, AMB LP and ProLogis face other risks.
     The risks listed above are not exhaustive, and you should be aware that, following the Merger, the combined company will face various other risks, including those discussed in reports filed by AMB, AMB LP and ProLogis with the SEC. See “Where You Can Find More Information.”

USE OF PROCEEDS
     AMB LP will not receive any cash proceeds from the issuance of the AMB LP Notes in connection with the exchange offers. In exchange for issuing the AMB LP Notes and paying the cash exchange consideration (as applicable), AMB LP will receive accepted ProLogis Notes in an aggregate principal amount equal to (i) the aggregate principal amount of such issued AMB LP Notes plus (ii) the aggregate amount of such cash exchange consideration (only if AMB LP would otherwise be required to issue an AMB LP Note in a denomination other than $1,000 or a whole multiple of $1,000). AMB LP will not receive any cash proceeds from the consent solicitations. The ProLogis Notes surrendered in connection with the exchange offers will be retired and cancelled and will not be reissued.

COMPARATIVE STOCK PRICES AND DIVIDENDS
     AMB common stock and ProLogis common shares are traded on the NYSE under the symbols “AMB” and “PLD”, respectively. The following table presents trading information for AMB common stock and ProLogis common shares on January 26, 2011, the last trading day before ProLogis common share and AMB common stock prices may have been affected by market speculation regarding a potential transaction involving AMB and ProLogis, January 28, 2011, the last trading day before public announcement of the merger agreement, and May 2, 2011, the latest practicable trading date before the date of this prospectus.

	AMB Common Stock			ProLogis Common Shares
Date	High	Low	Close	High	Low	Close
January 26, 2011	$33.34	$32.72	$32.86	$14.74	$14.50	$14.70
January 28, 2011	$34.08	$32.80	$32.93	$15.84	$15.17	$15.21
May 2, 2011	$37.05	$35.94	$36.36	$16.60	$16.08	$16.29
     For illustrative purposes, the following table provides ProLogis equivalent per share information on each of the specified dates. ProLogis equivalent per share amounts are calculated by multiplying AMB per share amounts by the exchange ratio of 0.4464.

				ProLogis Equivalent
	AMB Common Stock			Per Share
Date	High	Low	Close	High	Low	Close
January 26, 2011	$33.34	$32.72	$32.86	$14.88	$14.61	$14.67
January 28, 2011	$34.08	$32.80	$32.93	$15.21	$14.64	$14.70
May 2, 2011	$37.05	$35.94	$36.36	$16.54	$16.04	$16.23
     The following tables set forth the high and low sales prices of AMB common stock and ProLogis common shares as reported in the NYSE’s consolidated transaction reporting system, and the quarterly cash dividends declared per share, for the calendar quarters indicated.
AMB

			Dividend
	High	Low	Declared
2009
First Quarter	$26.03	$9.12	$0.28
Second Quarter	$20.75	$13.81	$0.28
Third Quarter	$25.96	$15.91	$0.28
Fourth Quarter	$27.43	$20.71	$0.28

2010
First Quarter	$29.60	$21.80	$0.28
Second Quarter	$29.17	$23.14	$0.28
Third Quarter	$26.97	$22.05	$0.28
Fourth Quarter	$32.18	$26.14	$0.28

2011
First Quarter	$36.47	$31.75	$0.28
Second Quarter (through May 2, 2011)	$37.06	$34.52	$—

ProLogis

			Dividend
	High	Low	Declared
2009
First Quarter	$16.68	$4.87	$0.25
Second Quarter	$9.77	$6.10	$0.15
Third Quarter	$13.30	$6.54	$0.15
Fourth Quarter	$15.04	$10.76	$0.15

2010
First Quarter	$14.71	$11.32	$0.15
Second Quarter	$14.67	$9.61	$0.15
Third Quarter	$12.22	$9.15	$0.15
Fourth Quarter	$14.97	$11.66	$0.1125

2011
First Quarter	$16.52	$14.02	$0.1125
Second Quarter (through May 2, 2011)	$16.70	$15.51	$—

INFORMATION ABOUT AMB, AMB LP AND PROLOGIS
AMB Property Corporation
AMB Property, L.P.
Pier 1, Bay 1
San Francisco, California 94111
(415) 394-9000
     AMB, together with its subsidiaries, is a global owner, operator and developer of industrial real estate, focused on major hub and gateway distribution markets in the Americas, Europe and Asia. As of December 31, 2010, AMB owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 159.6 million square feet (14.8 million square meters) in 49 markets within 15 countries.
     The business of AMB is operated primarily through its operating partnership, AMB LP. As of December 31, 2010, AMB owned an approximate 98.2% general partnership interest in the operating partnership, excluding preferred units. As the sole general partner of AMB LP, AMB has the full, exclusive and complete responsibility for and discretion in its day-to-day management and control. AMB LP holds substantially all of the assets of AMB and directly or indirectly holds the ownership interests in AMB’s joint ventures.
     AMB, a Maryland corporation, is a self-administered and self-managed REIT, and it expects that it has qualified, and will continue to qualify, as a REIT for U.S. federal income tax purposes beginning with the year ended December 31, 1997. As a self-administered and self-managed REIT, the employees of AMB perform its corporate, administrative and management functions, rather than AMB relying on an outside manager for these services. AMB believes that real estate is fundamentally a local business and is best operated by local teams in each of its markets. As a vertically integrated company, AMB actively manages its portfolio of properties. In select markets, AMB may, from time to time, establish relationships with third-party real estate management firms, brokers and developers that provide some property-level administrative and management services under AMB’s direction.
     AMB was incorporated in the State of Maryland in 1997, and AMB LP was formed in the State of Delaware in 1997. AMB common stock is listed on the NYSE, trading under the symbol “AMB.” The primary office of AMB is located in San Francisco, California at the address above.
     Additional information about AMB, AMB LP and their subsidiaries is included in documents incorporated by reference into this prospectus. See “Where You Can Find More Information.”
ProLogis
4545 Airport Way
Denver, Colorado 80239
(303) 567-5000
     ProLogis is a leading global provider of industrial distribution facilities. ProLogis is organized as a Maryland real estate investment trust and has elected to be taxed as a REIT under the Code. The world headquarters of ProLogis are located in Denver, Colorado. The European headquarters of ProLogis are located in the Grand Duchy of Luxembourg with its European customer service headquarters located in Amsterdam, the Netherlands. The primary office of ProLogis in Asia is located in Tokyo, Japan.
     ProLogis was formed in 1991, primarily as a long-term owner of industrial distribution space operating in the United States. Over time, the business strategy of ProLogis evolved to include the development of properties for contribution to property funds in which ProLogis maintains an ownership interest and the management of those property funds and the properties they own. Originally, ProLogis sought to differentiate itself from its competition by focusing on the distribution space requirements of its corporate customers on a national, regional and local basis and providing customers with consistent levels of service throughout the United States. However, as the needs of its customers expanded to markets outside the United States, so did the portfolio and management team of ProLogis. Today, ProLogis is an international real estate company with operations in North America, Europe and Asia. The business strategy of ProLogis is to integrate international scope and expertise with a strong local presence in its markets, thereby becoming an attractive choice for its targeted customer base, the largest global users of distribution space, while achieving long-term sustainable growth in cash flow.
     ProLogis common stock is listed on the NYSE, trading under the symbol “PLD.”
     New Pumpkin Inc., a Maryland corporation, Upper Pumpkin LLC, a Delaware limited liability company, and Pumpkin LLC, a Delaware limited liability company, are direct and indirect, wholly owned subsidiaries of ProLogis and were formed in January 2011 for the purpose of effecting the Merger.
     Additional information about ProLogis and its subsidiaries is included in documents incorporated by reference into this prospectus. See “Where You Can Find More Information.”
     The Combined Company
Corporate Headquarters:
Pier 1, Bay 1
San Francisco, California 94111
(415) 394-9000
Operational Headquarters:
4545 Airport Way
Denver, Colorado 80239
(303) 567-5000
     The combined company will be named “ProLogis, Inc.” and will be a Maryland corporation that is a self- administered and self-managed REIT for U.S. federal income tax purposes. The combined company is expected to be a leading global owner, operator and developer of industrial real estate. The combined company is expected to have a pro forma equity market capitalization of approximately $14 billion, a total market capitalization in excess of $24 billion, and gross assets owned and managed of approximately $46 billion. The combined company will own or manage approximately 600 million square feet (approximately 55 million square meters) of modern distribution facilities located in key gateway markets and logistics corridors in 22 countries.
     The business of the combined company will be operated through an operating partnership, ProLogis, L.P. (which will be the renamed AMB LP, and will be the obligor under the AMB LP Notes upon the consummation of the exchange offers). On a pro forma basis giving effect to the Merger, the combined company will own an approximate 99.3% general partnership interest in the operating partnership, excluding preferred units, and, as its sole general partner, the combined company will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of the operating partnership.
     The common stock of the combined company will be listed on the NYSE, trading under the symbol “PLD.”

THE MERGER
     The following is a discussion of the Merger and the material terms of the merger agreement between AMB and ProLogis. You are urged to read the merger agreement carefully and in its entirety, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
Directors and Management Following the Merger
     Initial Board Composition
     Following the consummation of the Merger, the board of directors of the combined company will have eleven members, consisting of (i) Mr. Hamid R. Moghadam, the current chief executive officer of AMB; (ii) Mr. Walter C. Rakowich, the current chief executive officer of ProLogis; (iii) Ms. Lydia H. Kennard, Mr. J. Michael Losh, Mr. Jeffrey Skelton and Mr. Carl B. Webb, each of whom was selected by the AMB board of directors and is currently a member of the AMB board of directors; and (iv) Mr. Irving F. Lyons III, Mr. George L. Fotiades, Ms. Christine Garvey, Mr. D. Michael Steuert and Mr. William D. Zollars, each of whom were selected by the ProLogis board of trustees and each of whom (other than Mr. Zollars) is currently a member of the ProLogis board of trustees.
     Mr. Moghadam will become the chairman of the board of the combined company (which will not be an executive officer position at the combined company), Mr. Rakowich will become the chairman of the executive committee of the board, and Mr. Lyons will become the lead independent director.
     Mr. Zollars, age 63, was a trustee of ProLogis from June 2001 to May 2010. Mr. Zollars has been the chairman of the board and chief executive officer of YRC Worldwide Inc., a holding company specializing in the transportation of industrial, commercial and retail goods, since November 1999. Mr. Zollars is a director of Cerner Corporation (computer integrated systems design) and CIGNA Corporation (hospital and medical service plans).
     Board Committees
     The board of directors of the combined company will have four committees, consisting of an audit committee, a compensation committee, an executive committee and a nominating & governance committee (which will include in its charter the current responsibilities of the corporate responsibility committee of ProLogis). Mr. Losh (chair), Ms. Garvey and Mr. Steuert will serve as members of the audit committee; Mr. Fotiades (chair), Mr. Webb and Mr. Zollars will serve as members of the compensation committee; Mr. Rakowich (chair), Mr. Lyons, Mr. Moghadam and Mr. Skelton will serve as members of the executive committee; and Ms. Kennard (chair), Mr. Skelton and Mr. Zollars will serve as members of the nominating & governance committee. The role of the executive committee will be to meet and act separately if board action is required, the matter is time-sensitive and the full board of directors is unavailable or unable to act in the required time frame.
     Officers of the Combined Company
     Upon the closing of the Merger, Mr. Moghadam and Mr. Rakowich will become co-chief executive officers of the combined company. On December 31, 2012, Mr. Rakowich will resign as co-chief executive officer and as a member of the board of directors, and Mr. Moghadam will become the sole chief executive officer of the combined company and remain chairman of the board of the combined company. The bylaws of the combined company will provide that the affirmative vote of at least 75% of the independent directors of the combined company is required to take any of the following actions:
•	removal of Mr. Moghadam from the office of co-chief executive officer of the combined company prior to December 31, 2012 or removal of Mr. Moghadam from the office of chief executive officer or chairman of the board of directors of the combined company prior to December 31, 2014;
•	removal of Mr. Rakowich as co-chief executive officer of the combined company prior to December 31, 2012;

•	appointment of any person as chief executive officer or co-chief executive officer of the combined company, other than, prior to December 31, 2012, Mr. Moghadam or Mr. Rakowich, or, after December 31, 2012 and prior to December 31, 2014, Mr. Moghadam;
•	appointment of any person, other than Mr. Moghadam, as chairman or co-chairman of the board of directors of the combined company prior to December 31, 2014;
•	failure to nominate Mr. Moghadam or Mr. Rakowich as a director of the combined company in any election of directors where the term of such directorship commences prior to December 31, 2014 or December 31, 2012, respectively; or
•	a material alteration, limitation or curtailment of the authority granted pursuant to the bylaws of the combined company to the chief executive officer, co-chief executive officer or chairman of the board prior to December 31, 2014.
     In addition, the affirmative vote of at least 75% of the independent directors of the combined company is required to amend, modify or repeal, or adopt any bylaw provision inconsistent with, the foregoing provisions.
     The current chief financial officer of ProLogis, Mr. William E. Sullivan, will become chief financial officer of the combined company, and the current chief financial officer of AMB, Mr. Thomas S. Olinger, will become chief integration officer of the combined company. On December 31, 2012, Mr. Sullivan will retire from the combined company, and Mr. Olinger will become the chief financial officer of the combined company.
     Following the closing of the Merger, Mr. Michael S. Curless will act as chief investment officer of the combined company, Mr. Guy F. Jaquier will act as chief executive officer, private capital, Mr. Gary E. Anderson will act as chief executive officer, Europe & Asia, Mr. Eugene F. Reilly will act as chief executive officer, the Americas, Mr. Edward S. Nekritz will act as chief legal officer and general counsel, and Ms. Nancy Hemmenway will act as chief human resources officer.
Regulatory Approvals Required for the Merger
     AMB and ProLogis are not required to make notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission. Competition approvals for the Merger were required and have been obtained from the antitrust authorities in Canada, Germany and Mexico. In particular, competition consents were sought from the German antitrust authority (Bundeskartellamt), pursuant to the German Competition Law (Act Against Restraints of Competition of 1998, as amended), and the Mexican competition commission, Commission Federal de Competencia, pursuant to Article 20 of the Federal Law of Economic Competition. Competition consent was also sought and obtained from the Canadian Competition Bureau in Canada, pursuant to the Competition Act (Canada).
     At any time before or after the combination, the Antitrust Division of the United States Department of Justice, the Federal Trade Commission or a United States state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the combination or seeking divestiture of assets of AMB or ProLogis or their respective subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances. While AMB and ProLogis do not expect any such action to be taken, they can give no assurance that a challenge to the combination will not be made or, if made, would be unsuccessful.
Dividends
     AMB and ProLogis plan to continue their current dividend policy until the closing of the Merger. The parties each intend to pay distributions on their preferred shares at their stated dividend or distribution rates and quarterly dividends to their common stockholders at a rate not in excess of $0.28 per share of AMB common stock and $0.1125 per ProLogis common share. AMB and ProLogis have agreed to coordinate their regular quarterly dividends for their common stockholders so that, if one group of common stockholders receives any dividend for a quarter, the other group of common stockholders will also receive a dividend for such quarter at the same time. AMB and ProLogis have agreed that the other party, with notice to the other, can declare or pay the minimum dividend as may be required in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise tax (“REIT dividend”). If one party declares a REIT dividend, the other party can declare a dividend per share in the same amount, as adjusted by the exchange ratio.
     Following the closing of the Merger, the parties intend that the combined company will maintain a dividend policy that will allow it to maintain its status as a REIT and avoid to the extent reasonably possible the incurrence of income or excise tax.
Listing of AMB Common Stock and Preferred Stock
     It is a condition to the completion of the Merger that the AMB common stock, AMB Series R preferred stock and AMB Series S preferred stock issuable in the Topco merger and the AMB common stock to be authorized and reserved for issuance upon exchange or redemption of partnership units by limited partners in certain of ProLogis’ partnerships, upon the conversion or exchange of certain of ProLogis’ convertible debt or upon exercise or settlement of options and other equity awards to purchase AMB common stock issued in substitution for ProLogis options and other equity awards, be approved for listing on the NYSE, subject to official notice of issuance.
De-listing and Deregistration of ProLogis Common Shares and Preferred Shares
     When the Merger is completed, the ProLogis common shares and each series of ProLogis preferred shares currently listed on the NYSE will cease to be quoted on the NYSE and will be deregistered under the Exchange Act.
Litigation Relating to the Merger
     Three of the actions were filed in the District Court for the City and County of Denver, Colorado. These cases have been consolidated, and on or about April 1, 2011, plaintiffs filed a consolidated class action complaint against ProLogis, the members of the ProLogis board of trustees, AMB, New Pumpkin, Upper Pumpkin, Pumpkin LLC and AMB LP. The complaint alleges that ProLogis’ trustees breached their fiduciary duties in connection with entering into the merger agreement and that ProLogis, AMB, New Pumpkin, Upper Pumpkin, Pumpkin LLC and AMB LP aided and abetted the breaches of those fiduciary duties. The complaint further alleges that the Merger registration statement contains material omissions and misstatements. The plaintiffs seek, among other relief, an order to (i) enjoin the defendants from consummating the Merger unless and until ProLogis adopts and implements a procedure or process reasonably designed to enter into a merger agreement providing the best possible value for ProLogis’ shareholders, (ii) direct the defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of ProLogis’ shareholders and to refrain from entering into any transaction until the process for the sale or merger of ProLogis is completed and the highest possible value obtained, (iii) rescind the merger agreement, to the extent already implemented, and (iv) award plaintiffs’ costs and disbursements of the action. Defendants have moved to stay the Colorado action in favor of the Maryland action described below. Plaintiffs have moved for expedited discovery, and the defendants have opposed that motion.
     Two of the actions were filed in the Circuit Court of Maryland for Baltimore City. The actions have been consolidated, and the plaintiffs filed a consolidated class action and derivative complaint on or about March 28, 2011. The Maryland consolidated complaint names the same defendants as the Colorado consolidated complaint. The complaint alleges that the members of the ProLogis board of trustees breached their fiduciary duties in connection with the Merger and that AMB and AMB LP aided and abetted the breaches of those fiduciary duties. The complaint further alleges that the Merger registration statement is misleading and incomplete. The plaintiffs in this action seek, among other relief, an order to (i) enjoin, preliminarily and permanently, the Merger, (ii) rescind the Merger in the event it is consummated or award rescissory damages, (iii) direct the defendants to account to plaintiffs and all other members of the class for all damages, profits and any special benefits defendants obtained as a result of their breaches of fiduciary duties, and (iv) award plaintiffs the costs of the action. Defendants moved to dismiss the Maryland action for failure to state a claim and to stay all discovery pending a ruling on their motion to dismiss; plaintiffs moved for expedited discovery in advance of a preliminary injunction hearing.
     On April 15, 2011, the parties to the Maryland action executed a memorandum of understanding that embodies their agreement in principle on the structure of a proposed settlement. The proposed settlement, which is subject to confirmatory discovery and court approval following notice to the class of all ProLogis shareholders during the period from January 30, 2011 through the date of the consummation of the Merger (which is referred to as the “Class”), would dismiss all causes of action asserted in the Maryland consolidated complaint and release all claims that members of the Class may have arising out of or relating in any manner to the Merger, including all claims being asserted in the Colorado action. Pursuant to the terms of the proposed settlement, defendants agreed to make certain disclosures to shareholders in the registration statement of AMB on Form S-4 of which the Merger prospectus forms a part. The parties reported to the Maryland court on April 18, 2011 that they had reached agreement on a proposed settlement and executed a memorandum of understanding. On April 27, 2011, the parties to the consolidated action in Colorado reached an agreement in principle on the structure of a proposed settlement. Under the proposed settlement, which is subject to confirmatory discovery and approval of the Maryland court following notice to the Class, defendants agreed to make additional disclosures in the registration statement of AMB on Form S-4 of which the Merger prospectus forms a part. On April 28, 2011, the parties in the Colorado action advised the Colorado court of their agreement in principle to settle and jointly moved for a stay of the Colorado action pending a ruling by the Maryland Circuit Court on the proposed settlement.
     The defendants believe that the claims asserted against them in these lawsuits are without merit and, absent court approval of the proposed settlement, intend to defend themselves vigorously against the claims.
The Merger Agreement
     The following section summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the Merger.
     The merger agreement summary is included in this prospectus only to provide you with information regarding the terms and conditions of the merger agreement and not to provide any other factual information about AMB or ProLogis or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this prospectus and in the documents incorporated by reference herein. See “Where You Can Find More Information.”
     The representations, warranties and covenants contained in the merger agreement and described in this prospectus were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not survive the effective time of the Merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of AMB, ProLogis, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by AMB or ProLogis.

     Form of the Merger
     The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the applicable provisions of Maryland law and the Delaware Limited Liability Company Act, AMB and ProLogis will combine through a multi-step process:
•	first, in the ProLogis merger, ProLogis will be reorganized into an UPREIT structure by merging Pumpkin LLC with and into ProLogis, with ProLogis continuing as the surviving entity and as a direct wholly owned subsidiary of Upper Pumpkin and an indirect wholly owned subsidiary of New Pumpkin;
•	following the ProLogis merger, in the Topco merger, New Pumpkin will be merged with and into AMB, with AMB continuing as the surviving corporation under the name of “ProLogis, Inc.”; and
•	following the Topco merger, the combined company will contribute all of the outstanding equity interests of Upper Pumpkin to AMB LP, which will be renamed “ProLogis, L.P.”, in exchange for the issuance of partnership interests in AMB LP to the combined company.
     Following the consummation of the Merger, ProLogis will continue its existence as a subsidiary of the combined company. The shares of common stock of the combined company will be listed and traded on the NYSE under the symbol “PLD.”
     Merger Consideration
     At the effective time of the ProLogis merger, upon the terms and subject to the conditions set forth in the merger agreement, (i) each outstanding ProLogis common share will be converted into one newly issued share of common stock of New Pumpkin, (ii) in a share exchange effected by the ProLogis merger, each outstanding ProLogis Series C preferred share will be exchanged for one newly issued share of Series C Cumulative Redeemable Preferred Stock of New Pumpkin (“New Pumpkin Series C preferred stock”), (iii) in a share exchange effected by the ProLogis merger, each outstanding ProLogis Series F preferred share will be exchanged for one newly issued share of Series F Cumulative Redeemable Preferred Stock of New Pumpkin (“New Pumpkin Series F preferred stock”), and (iv) in a share exchange effected by the ProLogis merger, each outstanding ProLogis Series G preferred share will be exchanged for one newly issued share of Series G Cumulative Redeemable Preferred Stock of New Pumpkin (“New Pumpkin Series G preferred stock”).
     Pursuant to the Topco merger, upon the terms and subject to the conditions set forth in the merger agreement, (i) each outstanding share of New Pumpkin common stock will be converted into 0.4464 of a newly issued share of AMB common stock, (ii) each outstanding share of New Pumpkin Series C preferred stock will be converted into one newly issued share of AMB Series Q preferred stock (“AMB Series Q preferred stock”), (iii) each outstanding share of New Pumpkin Series F preferred stock will be converted into one newly issued share of AMB Series R preferred stock (“AMB Series R preferred stock”) and (iv) each outstanding share of New Pumpkin Series G preferred stock will be converted into one newly issued share of AMB Series S preferred stock (“AMB Series S preferred stock”).
     AMB will not issue any fractional shares of AMB common stock in the Topco merger. Instead, a holder of New Pumpkin common stock who otherwise would have received a fraction of a share of AMB common stock will receive an amount in cash, without interest, equal to such fractional amount multiplied by the NYSE closing price for a share of AMB common stock on the last trading day immediately prior to the effective time of the Topco merger.
     Each share of AMB common stock and AMB preferred stock will remain outstanding following the effective time of the Topco merger as shares of stock of the combined company.
     As a result of the Merger, each outstanding right of a limited partner in each of ProLogis Fraser, L.P. and ProLogis Limited Partnership I to redeem or exchange such limited partner’s partnership interests therein for

ProLogis common shares (or cash equivalents thereof) will be converted into the right to redeem or exchange such partnership interests for shares of AMB common stock (or cash equivalents thereof) adjusted by the exchange ratio, upon the terms and subject to the conditions set forth in the merger agreement. Each outstanding right of a holder of ProLogis’ convertible notes to convert such convertible notes into ProLogis common shares will be converted into the right to exchange such convertible notes into shares of AMB common stock, upon the terms and subject to the conditions set forth in the merger agreement.
     As a result of the contribution and the issuance, Upper Pumpkin and, accordingly, ProLogis will become a wholly owned subsidiary of AMB LP. Following the contribution and the issuance, AMB LP shall change its name to “ProLogis, L.P.”
     Treatment of ProLogis Share Options and Other Equity-Based Awards
     Upon the completion of the Topco merger, each outstanding option to purchase ProLogis common shares, whether or not then exercisable, will be assumed by the combined company. Each such option so assumed by the combined company will otherwise continue to be subject to the same terms and conditions as applicable immediately prior to the effective date of the Topco merger, except that:
•	each such option will be exercisable for that number of shares of common stock of the combined company equal to the product of the number of ProLogis common shares that were subject to such option immediately prior to the Topco merger, multiplied by the exchange ratio (0.4464) and rounded down to the nearest whole number of shares; and
•	the per share exercise price for the shares of common stock of the combined company issuable upon exercise of such option will be equal to the quotient determined by dividing the exercise price of the option immediately prior to the Topco merger by the exchange ratio (0.4464), rounded up to the nearest whole cent.
     The foregoing provisions recognize and take into account that each ProLogis common share will, at the effective time of the ProLogis merger, be converted into a share of New Pumpkin common stock.
     On the effective date of the Topco merger, the following will occur with respect to each outstanding share unit award with respect to ProLogis common shares, dividend equivalent unit award with respect to ProLogis common shares and performance share award denominated in ProLogis common shares:
•	each such award, whether or not then vested or earned, will be assumed by the combined company by virtue of the Merger;
•	each such award will be converted into the right to receive the number of shares of common stock of the combined company equal to the number of ProLogis common shares underlying or subject to such award immediately prior to the Topco merger, multiplied by the exchange ratio (0.4464) and rounded down to the nearest whole number of shares; and
•	each such award will otherwise continue to be subject to the same terms and conditions as applicable immediately prior to the Topco merger effective date.
     The foregoing provisions recognize and take into account that each ProLogis common share will, at the effective time of the ProLogis merger, be converted into a share of New Pumpkin common stock.
     The ProLogis board of trustees has agreed to adopt such resolutions and take such other actions as may be required to provide that with respect to ProLogis’ Employee Stock Purchase Plan:
•	participants may not increase their payroll deductions under such plan from those in effect on January 30, 2011, the date of the merger agreement;

•	no new participants may join such plan following January 30, 2011;

•	all participation in, and purchases under such plan will be suspended effective as of the earlier of June 30, 2011 or ProLogis’ payroll period ending immediately prior to the closing of the Topco merger, but in no event less than ten business days prior to the closing of the Topco merger (the “suspension date”), such that the offering period in effect as of January 30, 2011, the date of the merger agreement, will be the final offering period under the plan until otherwise determined by the board of directors of the combined company; and

•	with respect to any offering period under such plan in effect as of January 30, 2011, ProLogis will ensure that such offering period ends on the suspension date and that each participant’s accumulated contributions for such offering period will be applied to the purchase of ProLogis common shares in accordance with the terms of the plan.
     Any cash remaining in ProLogis’ Employee Share Purchase Plan after the purchases occurring on the suspension date will be promptly refunded to participants.
     Closing; Effective Time of the Merger
     Unless the parties otherwise agree, the closing of the Merger, the contribution and the issuance will take place on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that, by their terms, are to be satisfied on the closing date, but subject to the satisfaction or waiver of those conditions at the time of closing).
     Unless the parties otherwise agree, the ProLogis merger will become effective following the close of business on the closing date, and the Topco merger will become effective before the open of business on the first business day following the closing date. After the Topco merger becomes effective, the combined company will change its name to “ProLogis, Inc.” The contribution and the issuance will take place immediately after the Topco merger becomes effective.
     Charter and Bylaws
     The AMB charter as in effect immediately prior to the Topco merger will be the charter of the combined company following the Topco merger, except that the name of the combined company will be “ProLogis, Inc.” and, if the charter amendment is approved by AMB stockholders at the AMB special meeting, the charter amendment will become effective upon consummation of the Topco merger.
     Unless the parties otherwise agree, AMB has agreed to use its reasonable best efforts to submit the charter amendment to the vote of its stockholders. The approval of the charter amendment is not a condition to the parties’ obligations to effect the Merger and other transactions contemplated by the merger agreement.
     The AMB bylaws as in effect immediately prior to the Topco merger will be the bylaws of the combined company following the Topco merger, except that amendments effected by the bylaw amendment will become effective upon the consummation of the Topco merger. Approval by the AMB stockholders of the bylaw amendment is a condition to parties’ obligations to effect the Merger and other transactions contemplated by the merger agreement.
     Directors and Management Following the Merger
     The parties have agreed that following the consummation of the Merger, the board of the directors of the combined company will have eleven members. The members of the initial board of directors of the combined company will consist of:
•	Mr. Hamid R. Moghadam, the current chief executive officer of AMB;

•	Mr. Walter C. Rakowich, the current chief executive officer of ProLogis;

•	Ms. Lydia H. Kennard, Mr. J. Michael Losh, Mr. Jeffrey L. Skelton and Mr. Carl B. Webb, each of whom was designated as a director by the AMB board of directors and each of whom is currently a member of the AMB board of directors; and

•	Mr. George L. Fotiades, Ms. Christine Garvey, Mr. Irving F. Lyons III, Mr. D. Michael Steuert and Mr. William D. Zollars each of whom was designated as a director by the ProLogis board of trustees and each of whom (other than Mr. Zollars) is currently a member of the ProLogis board of trustees.
     The board of directors of the combined company will have four committees, consisting of an audit committee, a compensation committee, an executive committee, and a nominating and governance committee, which will include in its charter the current responsibilities of ProLogis’ corporate responsibility committee. The role of the executive committee will be to meet and act separately if board action is required, the matter is time-sensitive and the full board of directors is unavailable or unable to act in the required time frame. The members of the committees of the initial board of directors of the combined companies have been mutually agreed on by the AMB board of directors and the ProLogis board of trustees of ProLogis and will consist of:
•	Audit Committee. Mr. Losh (chair), Ms. Garvey and Mr. Steuert;

•	Compensation Committee. Mr. Fotiades (chair), Mr. Webb and Mr. Zollars;

•	Nominating & Governance Committee. Ms. Kennard (chair), Mr. Skelton and Mr. Zollars; and

•	Executive Committee. Mr. Rakowich (chair), Mr. Lyons, Mr. Moghadam and Mr. Skelton.
     Upon the consummation of the Merger, (i) Mr. Moghadam and Mr. Rakowich will become co-chief executive officers of the combined company, (ii) Mr. William E. Sullivan, the current chief financial officer of ProLogis, will become the chief financial officer of the combined company, (iii) Mr. Lyons will become the lead independent director of the combined company, (iv) Mr. Moghadam will become the chairman of the board of directors of the combined company and (v) Mr. Rakowich will become the chairman of the executive committee of the board of directors of the combined company.
     Unless earlier terminated in accordance with the bylaws of the combined company, on December 31, 2012, (i) the employment of Mr. Rakowich as co-chief executive officer will terminate and Mr. Rakowich will retire as co-chief executive officer and as a director of the combined company, (ii) Mr. Moghadam will become the sole chief executive officer (and will remain the chairman of the board of directors) of the combined company, (iii) the employment of Mr. Sullivan as the chief financial officer of the combined company will terminate and Mr. Thomas S. Olinger, the current chief financial officer of AMB, will become the chief financial officer of the combined company.
     Representations and Warranties of AMB and ProLogis
     The merger agreement contains representations and warranties made by each of AMB and ProLogis to each other. These representations and warranties are subject to qualifications and limitations agreed to by AMB and ProLogis in connection with negotiating the terms of the merger agreement. Some of the significant representations and warranties contained in the merger agreement relate to, among other things:
•	organization, standing and corporate power and charter documents;

•	capital structure;

•	authority relative to execution and delivery of, and performance of obligations under, the merger agreement;

•	the absence of conflicts with, or violations of, laws, organizational documents or other obligations or contracts as a result of the Merger;

•	required consents and approvals relating to the Merger;

•	SEC documents, financial statements, internal controls and accounting or auditing practices;

•	accuracy of information supplied or to be supplied in the Merger prospectus and the registration statement of AMB on Form S-4 of which it forms a part;

•	compliance with applicable laws;

•	absence of certain litigation;

•	tax matters, including qualification as a REIT under the Code;

•	existence and validity of certain material contracts;

•	benefits matters and ERISA (as defined below) compliance;

•	collective bargaining agreements and other labor matters;

•	absence of certain changes and non-existence of a material adverse effect;

•	board approval of the merger agreement and the transactions contemplated thereby;

•	exemption from anti-takeover statutes;

•	required shareholder approval;

•	ownership of or interest in, and condition of, certain owned and leased real property;

•	compliance with environmental laws;

•	ownership of or licenses to certain intellectual property;

•	possession of certain permits, licenses and other approvals from governmental entities;

•	existence of insurance policies;

•	inapplicability of the Investment Company Act of 1940;

•	brokers’ and finders’ fees in connection with the Merger and other transactions contemplated by the merger agreement; and

•	receipt of opinions from each party’s financial advisor.
     The merger agreement also contains certain representations and warranties of ProLogis with respect to its wholly owned subsidiaries, Upper Pumpkin, New Pumpkin and Pumpkin LLC, including their organization and authorization, lack of prior business activities, lack of liabilities and execution and approval of the merger agreement.

     Many of the representations of AMB and ProLogis are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect). “Material adverse effect” for purposes of the merger agreement means any event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations of AMB or ProLogis, as applicable, in each case including its subsidiaries, taken as a whole, except that no event, development, change or occurrence arising out of, relating to or resulting from any of the following will constitute a material adverse effect or will be considered in determining whether a material adverse effect has occurred:
•	changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not have a materially disproportionate effect on the financial condition, business or results of operations of AMB or ProLogis, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated owners, operators and developers of industrial real estate;

•	changes in the industrial real estate sector or changes generally affecting owners, operators or developers of industrial real estate, to the extent such changes do not have a materially disproportionate effect on the financial condition, business or results of operations of AMB or ProLogis, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated owners, operators and developers of industrial real estate;

•	any change after the date of the merger agreement in law or the interpretation thereof or GAAP or the interpretation thereof, to the extent such changes do not have a materially disproportionate effect on the financial condition, business or results of operations of AMB or ProLogis, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated owners, operators and developers of industrial real estate;

•	acts of war, armed hostility or terrorism or any worsening thereof, to the extent such changes do not have a materially disproportionate effect on the financial condition, business or results of operations of AMB or ProLogis, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated owners, operators and developers of industrial real estate;

•	earthquakes, hurricanes, tornados or other natural disasters or calamities, to the extent such changes do not have a materially disproportionate effect on the financial condition, business or results of operations of AMB or ProLogis, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated owners, operators and developers of industrial real estate;

•	any change to the extent attributable to the negotiation, execution or announcement of the merger agreement, including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor licensee, sub-licensee, stockholder, joint venture partner or similar relationships, including as a result of the identity of the other party;

•	any failure by AMB or ProLogis, as applicable, to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (although facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any change in the price or trading volume of the common stock of AMB or common shares of ProLogis, as applicable (although facts and circumstances giving rise to such change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	compliance with the terms of, or the taking of any action required by, the merger agreement; and

•	the outcome of certain litigation, claims or other proceedings.
     Notwithstanding the above, any event, development, change or occurrence that has caused or is reasonably likely to cause AMB or ProLogis, as applicable, to fail to qualify as a REIT for U.S. federal income tax purposes will be considered a material adverse effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.
     Conduct of Business
     Under the merger agreement, between January 30, 2011 and the earlier of the effective time of the Topco merger and the termination of the merger agreement, subject to certain exceptions, unless (i) expressly contemplated or permitted by the merger agreement, (ii) required by applicable law or regulation, or (iii) consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed), each of AMB and ProLogis has agreed to conduct its business in the ordinary course consistent with past practice and to use commercially reasonable efforts to preserve intact its business organization and maintain its existing relations and goodwill with customers, suppliers, distributions, creditors, lessors and tenants.
     In addition, between January 30, 2011 and the earlier of the effective time of the Topco merger, and the termination of the merger agreement, subject to certain exceptions, unless (i) expressly contemplated or permitted by the merger agreement, (ii) required by applicable law or regulation, or (iii) consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed), each of AMB and ProLogis has agreed that it will not, and will cause its subsidiaries not to:
•	enter into any new material line of business;

•	declare, set aside or pay any dividends or other distributions, other than (i) as described under “— Dividends”, (ii) regular distributions that are required to be made in respect of partnership units of certain specified subsidiaries of each of AMB and ProLogis, and (iii) dividends by or among an entity and its subsidiaries;

•	split, combine or reclassify any of its capital stock or shares of beneficial interest, as the case may be, or issue any other securities in substitution for such shares;

•	repurchase, redeem or otherwise acquire its capital stock or other securities convertible into or exercisable for any shares of capital stock, except upon the exercise by a limited partner in certain specified subsidiaries of each of AMB and ProLogis of its right to redeem or exchange partnership units pursuant to the terms of the related partnership agreements;

•	issue, deliver or sell, or authorize any issuance, delivery or sale of, shares of its capital stock or shares of beneficial interest, as applicable, equity-based awards, voting debt or convertible or exchangeable securities, except (i) in connection with the exercise or settlement of existing equity awards in accordance with the existing terms of the related plans or awards, (ii) upon the exercise by a limited partner in certain specified subsidiaries of each of AMB and ProLogis of its right to redeem or exchange partnership units pursuant to the terms of the related partnership agreements, (iii) issuances by a subsidiary of AMB or ProLogis to AMB, ProLogis or another subsidiary thereof, as applicable, or (iv) issuances by ProLogis of ProLogis common shares upon conversion of any of ProLogis’ existing convertible debt;

•	amend the charter, declaration of trust, bylaws or equivalent governing documents of AMB, ProLogis, Upper Pumpkin, Pumpkin LLC, New Pumpkin, or certain significant subsidiaries of AMB or ProLogis;

•	make acquisitions of businesses, entities, properties or assets, other than (i) acquisitions for consideration with a fair market value that does not exceed $50,000,000 individually or $250,000,000 per calendar quarter in the aggregate and which would not reasonably be expected to materially delay, impede or affect the consummation of the Merger, (ii) internal reorganizations or consolidations of subsidiaries that would not present a material risk of a material delay in the consummation of the Merger, (iii) acquisitions pursuant to agreements, arrangements or understandings existing on January 30, 2011, or (iv) the creation of new subsidiaries organized to continue or conduct activities otherwise permitted by the merger agreement;

•	sell, assign, encumber or otherwise dispose of any assets (including capital stock of subsidiaries and indebtedness of others owned by such party) which are material, individually or in the aggregate, to AMB or ProLogis, as applicable, other than (i) internal reorganizations or consolidations involving existing subsidiaries that would not present a material risk of any material delay in the consummation of the Merger, (ii) dispositions disclosed in SEC filings of AMB or ProLogis, as applicable, made prior to January 30, 2011, (iii) other activities in the ordinary course of business consistent with past practice, (iv) other dispositions if the fair market value of the total consideration received in respect of such assets does not exceed $50,000,000 individually or $250,000,000 per calendar quarter in the aggregate or (v) the incurrence of indebtedness specifically permitted pursuant to the provision described in the immediately succeeding bullet;

•	incur, create, assume or guarantee any long-term indebtedness, modify any of the material terms of any outstanding long-term indebtedness, guarantee any long-term indebtedness or issue or sell any long-term debt securities (or securities with the right to acquire any long-term debt securities), other than (i) in the ordinary course of business consistent with past practice, (ii) certain qualifying debt incurred to refinance or repay existing debt, (iii) indebtedness between an entity and a subsidiary of which it owns at least 90% of the voting interests, or between such 90% owned subsidiaries of the same entity, (iv) other indebtedness incurred by non-wholly owned subsidiaries of AMB or ProLogis, as applicable, in individual amounts below certain thresholds, which thresholds vary by currency, (v) certain indebtedness specified in the disclosures made in connection with the merger agreement, or (vi) certain borrowings under existing credit agreements in the ordinary course of business consistent with past practice;

•	change its methods of accounting, except as required by changes in GAAP as concurred in by such party’s independent auditors or as previously disclosed in an SEC filing by such party;

•	adopt a plan of complete or partial liquidation or resolutions providing for a liquidation, dissolution, restructuring, recapitalization or reorganization;

•	terminate, cancel, renew or request or agree to any material amendment or modification to or waiver under or assignment of, any of certain specified types of material contracts, or enter into or materially amend any contract that, if existing on January 30, 2011, would have qualified as one of such types of material contracts;

•	waive the excess share provision of its charter, in the case of AMB, or declaration of trust, in the case of ProLogis, for anyone other than the other parties to the merger agreement and their subsidiaries;

•	take or fail to take any action which would reasonably be expected to cause such party to fail to qualify as a REIT under the Code;

•	take or fail to take any action which would reasonably be expected to cause any subsidiary of such party to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the Code;

•	make or commit to make any capital expenditures in excess of $50,000,000, other than in the ordinary course of business consistent with past practice;

•	take or knowingly fail to take any action which could reasonably be expected to prevent the ProLogis merger or the Topco merger from qualifying as a reorganization under the Code;

•	make, change or rescind any material tax election or change a material method of tax accounting, amend any material tax return, settle or compromise any material income tax liability, audit, assessment or claim, enter into any material closing agreement related to taxes or knowingly surrender any right to claim any material tax refund, in each case, except (i) in the ordinary course of business, (ii) as necessary to preserve the status of AMB or ProLogis, as applicable, as a REIT under the Code, or (iii) as necessary to qualify or preserve the status of any subsidiary of AMB or ProLogis, as applicable, as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the Code;

•	waive, release, assign, compromise or settle any claim, action or proceeding, other than waivers, releases, assignments, compromises or settlements that (i) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any amounts payable under existing property-level insurance policies) either equal to or lesser than the amount specifically reserved with respect to the most recent balance sheet of AMB or ProLogis, as applicable, filed with the SEC prior to January 30, 2011, or that do not exceed $10,000,000 individually or $100,000,000 in the aggregate, (ii) do not involve the imposition of injunctive relief against AMB, ProLogis, any of their subsidiaries or the surviving corporation following the effective time of the Topco merger, and (iii) do not provide for any admission of material liability by AMB, ProLogis or any of their subsidiaries;

•	increase the compensation or other benefits to directors, officers or employees, except in the ordinary course of business consistent with past practice and as would not result in a material increase in cost to AMB or ProLogis, as applicable;

•	enter into any employment, change of control, severance or retention agreement with any director, officer or employee, except for (i) agreements entered into with newly hired employees or (ii) severance agreements entered into with employees in connection with terminations of employment, in the case of each of (i) and (ii) with employees who are not executive officers, and in each case only in the ordinary course of business consistent with past practice and as would not result in a material increase in cost to AMB or ProLogis, as applicable;

•	establish, adopt, enter into or amend any benefit plan or other plan, policy, program or arrangement for the benefit of any director, officer or employee or their beneficiaries, except as permitted pursuant to the two preceding bullets or in the ordinary course of business consistent with past practice, in each case only with respect to awards or grants made to newly hired employees in the ordinary course of business consistent with past practice that would not result in a material increase in cost to AMB or ProLogis, as applicable;

•	enter into or amend any collective bargaining agreement or similar agreement, other than in the ordinary course of business consistent with past practice that would not result in a material increase in cost to ProLogis;

•	repay, refinance or replace any direct indebtedness maturing within twelve months from January 30, 2011, subject to certain exceptions;

•	form any new funds;

•	effect any deed in lieu of foreclosure, or sell, lease, assign or encumber or transfer to a lender any property securing indebtedness owed to such lender; or

•	agree to take or authorize any of the foregoing actions.

     Other Covenants and Agreements
     The merger agreement contains certain other covenants and agreements, including covenants related to:
•	cooperation between AMB and ProLogis in the preparation of the prospectus contained in the Merger registration statement of AMB on Form S-4;

•	each party’s agreement to (i) afford the representatives of the other party access to its books, contracts and records during normal business hours and (ii) provide the other party, upon reasonable request, with copies of certain information;

•	each party’s agreement to maintain the confidentiality of certain non-public information provided by the other party;

•	each party’s agreement to use its reasonable best efforts to take all actions reasonably appropriate to consummate the Merger and other transactions contemplated by the merger agreement;

•	each party’s agreement to use its reasonable best efforts to cooperate to obtain all governmental consents, clearances, approvals, permits or authorizations required to complete the Merger;

•	each party’s agreement to (i) cooperate in all respects in connection with any investigation or other inquiry, (ii) promptly inform the other party of any communication concerning the merger agreement or the transactions contemplated thereby from or with any governmental entity, (iii) permit the other party to review and comment on any proposed communication to any government entity, (iv) consult with the other party in advance of any meeting with any governmental entity or in connection with a proceeding by a private party and (v) resolve objections and avoid or eliminate impediments to the closing of the Merger;

•	cooperation between AMB and ProLogis in connection with the development of a joint communications plan and in connection with press releases and other public statements with respect to the Merger;

•	AMB’s agreement to use its reasonable best efforts to cause the shares of AMB common stock and preferred stock to be issued in, or reserved for issuance in connection with, the Topco merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the consummation of the Merger;

•	the use by each party of reasonable best efforts to cause each of the ProLogis merger and Topco merger to qualify as a reorganization under the Code; and

•	cooperation between AMB and ProLogis to implement necessary or appropriate agreements under each party’s indentures or other indebtedness with respect to financing matters.
     Dividends
     The merger agreement provides that between January 30, 2011 and the earlier of the effective time of the Topco merger and the termination of the merger agreement, none of AMB, New Pumpkin or ProLogis may make, declare, set aside for payment or pay any dividend or other distribution to its respective stockholders or shareholders without the prior written consent of AMB (in the case of New Pumpkin or ProLogis) or ProLogis (in the case of AMB), except that such written consent will not be required for the authorization and payment of:
•	distributions at their respective stated dividend or distribution rates with respect to AMB preferred stock and ProLogis preferred shares; and

•	quarterly distributions at a rate not in excess of the regular quarterly cash dividend most recently declared prior to January 30, 2011 ($0.28 per share of AMB common stock and $0.1125 per share of ProLogis common shares).
     AMB and ProLogis have agreed to coordinate their regular quarterly dividends for their common shareholders so that, if one group of common shareholders receives any dividend for a calendar quarter, the other group of common stockholders will also receive a dividend for such calendar quarter with the same record and payment dates. AMB and ProLogis have also agreed that one party, with notice to the other, can declare or pay the minimum dividend that may be required in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise tax. If one party declares a REIT dividend, the other party can declare a dividend per share in the same amount, as adjusted by the exchange ratio.
     Conditions to Completion of Merger
     The obligations of AMB and ProLogis to complete the Merger are subject to a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•	the affirmative vote of the holders of two-thirds of the outstanding shares of AMB common stock to approve the Topco merger;

•	the affirmative vote of the holders of a majority of the outstanding shares of AMB common stock to approve the bylaw amendment;

•	the affirmative vote of the holders of a majority of the outstanding ProLogis common shares to approve the Merger;

•	the approval for listing by the NYSE of shares of AMB common stock, AMB Series R preferred stock and AMB Series S preferred stock to be issued or reserved for issuance in connection with the Topco merger;

•	the SEC having declared effective the Merger registration statement of AMB on Form S-4 of which the Merger prospectus forms a part;

•	the absence of any judgment or other legal prohibition or binding order of any court or other governmental entity that prohibits the Merger;

•	the absence of any action taken or statute, rule, regulation or order enacted by any governmental entity which makes the consummation of the Merger illegal; and

•	the receipt of all requisite regulatory approvals and the termination or expiration of all requisite waiting periods, subject to the material adverse effect standard provided in the merger agreement and summarized above.
     In addition, the obligation of AMB to effect the Topco merger is subject to the satisfaction or waiver of the following additional conditions:
•	the representations and warranties of ProLogis set forth in the merger agreement with respect to its capital structure and authority to enter into the merger agreement and to consummate the transactions contemplated thereby being true and correct in all material respects as of January 30, 2011 and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of ProLogis set forth in the merger agreement with respect to all other matters being true and correct as of January 30, 2011 and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date), except for the failure to be true and correct (without giving effect to any limitations as to materiality or a material adverse effect) as would not have or reasonably be expected to have a material adverse effect;

•	each of ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC having performed, in all material respects, all obligations required to be performed under the merger agreement at or prior to the closing date;

•	the receipt of an officers’ certificate signed by the chief executive officer and chief financial officer of ProLogis, certifying that the three preceding conditions have been satisfied;

•	the receipt of an opinion of AMB’s counsel to the effect that the Topco merger will qualify as a reorganization under the Code; and

•	the receipt of an opinion from ProLogis’ counsel that, since December 31, 1993, ProLogis has been organized and operated in conformity with REIT requirements under the Code.
     The obligation of ProLogis to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:
•	the representations and warranties of AMB set forth in the merger agreement with respect to its capital structure and authority to enter into the merger agreement and to consummate the transactions contemplated thereby being true and correct in all material respects as of January 30, 2011 and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of AMB set forth in the merger agreement with respect to all other matters being true and correct as of January 30, 2011 and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date), except for the failure to be true and correct (without giving effect to any limitations as to materiality or a material adverse effect) as would not have or reasonably be expected to have a material adverse effect;

•	each of AMB and AMB LP having performed, in all material respects, all obligations required to be performed under the merger agreement at or prior to the closing date;

•	the receipt of an officers’ certificate signed by the chief executive officer and chief financial officer of AMB, certifying that the three preceding conditions have been satisfied;

•	the receipt of an opinion of ProLogis’ counsel to the effect that each of the ProLogis merger and the Topco merger will qualify as a reorganization under the Code; and

•	the receipt of an opinion from AMB’s counsel that, since December 31, 1997, AMB has been organized and operated in conformity with REIT requirements under the Code.
     No Solicitation
     AMB and ProLogis have agreed that, from the time of the execution of the merger agreement, none of AMB or ProLogis, or their respective subsidiaries, officers, trustees, directors or representatives, will, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal, (ii) participate in any discussions or negotiations with or provide any confidential information to any person concerning an acquisition proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal, or (iv) propose or agree to any of the foregoing.
     For purposes of the merger agreement, an “acquisition proposal” means any proposal or offer with respect to, or a transaction to effect, (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving AMB, ProLogis or any of their significant subsidiaries, (ii) any purchase or sale of 20% or more of the consolidated assets (including stock or other ownership interests of its subsidiaries) of AMB or ProLogis, in each case taken as a whole with each of its subsidiaries, or (iii) any tender or exchange offer for its voting securities that, if consummated, would result in any person (or the stockholders or other equity interest holders of such person) beneficially owning securities representing 20% or more of the total voting power of either AMB or ProLogis (or of the surviving parent entity in such transaction) or the voting power of any significant subsidiary of either AMB or ProLogis (in each case other than any proposal or offer made by one party to the merger agreement to another such party). For purposes of the merger agreement, a “significant subsidiary” is any subsidiary of AMB or ProLogis that would constitute a significant subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC.
     Notwithstanding the foregoing, the AMB board of directors and the ProLogis board of trustees will each be permitted, prior to its respective special meeting of stockholders or shareholders, subject to first entering into a confidentiality agreement and subject to its compliance with the other provisions of this covenant, to engage in discussion and negotiations with, or provide information to, any person making an unsolicited bona fide written acquisition proposal with respect to AMB or ProLogis (but not with respect to any of their subsidiaries) which did not result from a breach of the terms of this covenant and which the board of directors or board of trustees, as the case may be, concludes in good faith (after consultation with outside legal counsel and financial advisors) constitutes, or is reasonably likely to result in, a acquisition proposal that is both (i) more favorable to its stockholders or shareholders, as the case may be, than the Merger, and (ii) is fully financed, reasonably likely to receive all required governmental approvals and otherwise reasonably capable of being completed on the terms proposed, in each case taking into account all financial, regulatory, legal and other aspects of such proposal and the person making the proposal, and provided that the references to “20% or more” in the definition of acquisition proposal are replaced with a reference to “a majority” (any proposal meeting such criteria is referred to as a “superior proposal”). The foregoing actions may be undertaken only if the directors or trustees, as the case may be, conclude in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable law.
     Each party has agreed to notify the other party within 24 hours after receipt of an acquisition proposal or receipt of any inquiry from any party relating to a possible acquisition proposal, or if either party enters into discussions or negotiations concerning any acquisition proposal or provides nonpublic information to any person in connection with an acquisition proposal. Each party has agreed to keep the other party informed of the status and terms of any such proposals. Neither party will submit to the vote of its shareholders or stockholders, as the case may be, any alternative acquisition proposal prior to the termination of the merger agreement.
     The merger agreement required each of AMB and ProLogis and their subsidiaries and representatives to, upon execution of the merger agreement, immediately cease and terminate any existing activities, discussions or negotiations with any third parties conducted prior to the execution of the merger agreement regarding an acquisition proposal, and prohibits each party from releasing any third party from any confidentiality or standstill agreement with respect to any acquisition proposal.
     Reasonable Best Efforts to Obtain Shareholder Vote
     AMB has agreed to take all lawful action to hold a meeting of its stockholders as promptly as practicable following the effective date of the registration statement of AMB on Form S-4 of which the Merger prospectus forms a part for the purpose of obtaining AMB stockholder approval of the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger) and the bylaw amendment. Unless a permitted change in recommendation has occurred as described below, the AMB board of directors has agreed to use its reasonable best efforts to obtain such stockholder approval, which includes issuing a recommendation to its stockholders to approve the Topco merger. AMB has agreed to submit the Topco merger to a vote of its stockholders even if a permitted change in recommendation has occurred.
     ProLogis has agreed to take all lawful action to hold a meeting of its shareholders as promptly as practicable following the effective date of the registration statement of AMB on Form S-4 of which the Merger prospectus forms a part for the purpose of obtaining ProLogis shareholder approval of the Merger. Unless a permitted change in recommendation has occurred as described below, the ProLogis board of trustees has agreed to use its reasonable best efforts to obtain such shareholder approval, which includes issuing a recommendation to its shareholders to approve the ProLogis merger and the Topco merger. ProLogis has agreed to submit the Merger to a vote of its shareholders even if a permitted change in recommendation has occurred.
     Each party has agreed to use its reasonable best efforts to cause the AMB stockholders meeting and the ProLogis shareholders meeting to be held on the same date.
     The AMB board of directors and the ProLogis board of trustees have agreed they will not, and will not publicly propose to, withhold, withdraw or modify in any manner adverse to the other party its approval, recommendation or declaration of advisability with respect to the merger agreement or the transactions contemplated thereby (“change in recommendation”). Nevertheless, the AMB board of directors or the ProLogis board of trustees may make a change in recommendation in the following circumstances:
•	if the board of directors or trustees, as the case may be, has determined in good faith that an unsolicited bona fide written acquisition proposal which it has received from a third party and which did not result from any violation of the non-solicitation covenant constitutes a superior proposal, and that the failure to make such change in recommendation would be inconsistent with the board’s duties under applicable law, subject to informing the other party of its decision to change its recommendation; or
•	if a material development or change in circumstances, which does not relate to an acquisition proposal and was neither known to nor reasonably foreseeable by the directors or trustees, as the case may be, as of January 30, 2011, has occurred after such date, and the directors or trustees, as the case may be, have reasonably determined that the failure to make such a change in recommendation would be inconsistent with their duties under applicable law.
     Prior to making any change in recommendations, the AMB board of directors or ProLogis board of trustees, as applicable, must give five business days notice of its intention to do so to the other party, which notice must contain certain information relating to the acquisition proposal, development or change in circumstances leading to the proposed change in recommendation, and must engage in good faith discussions with the other party regarding any adjustments or modifications to the terms of the merger agreement proposed by such party. Following such five business day period and prior to making any change in recommendation, the party proposing to make a change in recommendation must again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party) that failure to do so would be inconsistent with its duties under applicable law.
     Fees and Expenses
     Other than as provided in the provisions of the merger agreement summarized below, all fees and expenses incurred in connection with the Merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, whether or not the Topco merger is completed, provided that (i) each party will share equally the expenses incurred in connection with the Merger prospectus which forms a part of the registration statement of AMB on Form S-4 and all filings in connection with antitrust or other merger control laws and (ii) if the Topco merger is completed, the combined company will pay all property or transfer taxes imposed on either party in connection with the Topco merger.
     Termination of the Merger Agreement
     Termination. The merger agreement may be terminated at any time prior to the effective time of the Topco merger, whether before or after the receipt of the requisite stockholder and shareholder approvals, under the following circumstances:
•	by mutual written consent of AMB and ProLogis;

•	by either AMB or ProLogis:

•	if any court or other governmental entity issues a final and nonappealable order, decree or ruling or takes any other action that permanently enjoins or otherwise prohibits the Merger, provided that such right to terminate will not be available to any party whose failure to comply with any provision of the merger agreement has been the cause of such action;

•	if the Merger is not consummated on or before September 30, 2011, provided that such right to terminate will not be available to any party whose failure to comply with any provision of the merger agreement has been the cause of such delay;

•	if there has been a breach by the other party of any covenants or agreements or any of the representations and warranties set forth in the merger agreement, which breach would result in the related closing conditions set forth in the merger agreement not being satisfied on the closing date, and such breach is not cured or is not curable by September 30, 2011; or

•	if the required approvals of either AMB stockholders or ProLogis shareholders have not been obtained upon a vote thereon at the duly convened AMB stockholders meeting or ProLogis shareholders meeting;
•	by AMB:
•	upon a change in recommendation of the ProLogis board of trustees regarding the approval of the Merger;

•	if a meeting of ProLogis shareholders to approve the Merger has not been called and held as promptly as practicable following the date on which the registration statement of AMB on Form S-4 of which the Merger prospectus forms a part becomes effective; or

•	upon a material breach by ProLogis of its obligations under the merger agreement regarding non- solicitation of acquisition proposals;
•	by ProLogis:
•	upon a change in recommendation of the AMB board of directors regarding the approval of the Topco merger;

•	if a meeting of AMB stockholders to approve the Topco merger and the bylaw amendment, has not been called and held as promptly as practicable following the date on which the registration statement of AMB on Form S-4 of which the Merger prospectus forms a part becomes effective; or

•	upon a material breach by AMB of its obligations under the merger agreement regarding non- solicitation of acquisition proposals.
     Effect of Termination. If the merger agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party, except that no party will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of the merger agreement, and except that the provisions of the merger agreement relating to confidentiality, fees and expenses, effects of termination, termination fees, governing law, jurisdiction, waiver of jury trial and specific performance will continue in effect notwithstanding termination of the merger agreement.
     Termination Fees. AMB has agreed to pay a termination fee of $210 million plus expenses to ProLogis in the following circumstances:

•	if ProLogis terminates the merger agreement due to the AMB stockholders meeting not being called and held as required by the merger agreement and, after the date of the merger agreement and prior to the date of such termination, an acquisition proposal for AMB has been publicly announced or otherwise communicated to the senior management or AMB board of directors and not withdrawn prior to the date of termination;

•	if either party terminates the merger agreement due to the fact that the AMB stockholders failed to approve the Topco merger and the bylaw amendment at a meeting of the AMB stockholders held for such purpose and, after the date of the merger agreement and prior to the date of the meeting of AMB stockholders, an acquisition proposal for AMB had been publicly announced and not withdrawn prior to the date of the special meeting of AMB stockholders;

•	if ProLogis terminates the merger agreement due to a change in recommendation by the AMB board of directors and, within twelve months of the termination date, AMB or any of its subsidiaries executes a definitive agreement with respect to, or consummates, an acquisition proposal (provided that for these purposes, references to “20% or more” in the definition of acquisition proposal will be replaced with references to “35% or more”); or

•	if ProLogis terminates the merger agreement due to a material breach by AMB of its obligations regarding non-solicitation of alternative proposals.
     Such termination fee plus ProLogis’ expenses (up to $20,000,000) will be the maximum amount owed by AMB in connection with any termination of the merger agreement, except in the case of any fraud or willful and material breach of the merger agreement by AMB. The amount payable by AMB may also be reduced to the extent necessary to maintain ProLogis’ qualification as a REIT under the Code.
     ProLogis has agreed to pay a termination fee of $315 million plus expenses to AMB in the following circumstances:
•	if AMB terminates the merger agreement due to the ProLogis shareholders meeting not being called and held as required by the merger agreement and, after the date of the merger agreement and prior to the date of such termination, an acquisition proposal for ProLogis has been publicly announced or otherwise communicated to the senior management or board of trustees of ProLogis and not withdrawn prior to the date of termination;

•	if either party terminates the merger agreement due to the fact that ProLogis shareholders failed to approve the Merger at a meeting of the ProLogis shareholders held for such purpose and, after the date of the merger agreement and prior to the date of the meeting of ProLogis shareholders, an acquisition proposal for ProLogis had been publicly announced and not withdrawn prior to the date of the special meeting of ProLogis shareholders;

•	if AMB terminates the merger agreement due to a change in recommendation by the ProLogis board of trustees and, within twelve months of the termination date, ProLogis or any of its subsidiaries executes a definitive agreement with respect to, or consummates, an acquisition proposals (provided that for these purposes, references to “20% or more” in the definition of acquisition proposal will be replaced with references to “35% or more”); or

•	if AMB terminates the merger agreement due to a material breach by ProLogis of its obligations regarding non-solicitation of acquisition proposals.
     Such termination fee plus AMB’s expenses (up to $20,000,000) will be the maximum amount owed by ProLogis in connection with any termination of the merger agreement, except in the case of any fraud or willful and material breach of the merger agreement by ProLogis. The amount payable by ProLogis may also be reduced to the extent necessary to maintain AMB’s qualification as a REIT under the Code.

     If either party terminates the merger agreement due solely to a change in the other party’s recommendation to stockholders or shareholders, as the case may be, or due to the other party’s breach of any covenants, agreements or representations or warranties in the merger agreement, the non-terminating party will pay the terminating party’s expenses in connection with the merger agreement and the transactions contemplated thereby, including attorneys’ fees and costs and banking and bankers’ fees and costs in an amount up to $20 million.
     Indemnification and Insurance
     The combined company will, to the fullest extent permitted by law, exculpate, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is or has been an officer, director or trustee of AMB, ProLogis or their respective subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts arising from any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such person is or was a director, trustee or officer of AMB, ProLogis or their respective subsidiaries, or was serving at the request of any such party as a trustee, director, officer, partner, or employee of another entity, to the same extent such persons are exculpated or indemnified as of January 30, 2011 by AMB, ProLogis or their respective subsidiaries. Additionally, prior to the effective date of the Topco merger, each of AMB and ProLogis will use reasonable best efforts to obtain and fully pay for “tail” directors’ and officers’ liability insurance and fiduciary insurance policies with a claim period of six years following the effective time of the Topco merger for the current and former directors, trustees and officers of AMB, ProLogis and their respective subsidiaries, subject to certain limitations on cost and requirements on terms set forth in the merger agreement. The combined company will enter into indemnification agreements with each of its directors and officers who does not have such an agreement as of immediately prior to the effective time of the Topco merger.
     Employee Benefit Matters
     From and after the effective date of the Topco merger, the AMB and ProLogis benefit plans in effect as of such effective date (other than certain ProLogis share plans), shall remain in effect for the respective employees of AMB and ProLogis, until such time as the combined company shall otherwise determine, subject to applicable laws and the terms of such plans. Nevertheless, nothing in the merger agreement prohibits any amendment, modification or termination of any benefit plan, arrangement or agreement in accordance with their terms as in effect immediately prior to the Topco merger effective date and nothing prohibits the termination of employment of any AMB or ProLogis employee.
     With respect to any benefit plan in which any combined company employees who were employees of AMB or ProLogis (or their subsidiaries) prior to the Merger first become eligible to participate on or after the effective date of the Topco merger, the combined company will:
•	waive all pre-existing conditions, exclusions and waiting periods with respect to such new plans in which employees may be eligible to participate after the effective date of the Topco merger, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous AMB or ProLogis benefit plan;

•	provide each combined company employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Topco merger effective date (to the same extent that such credit was given under the analogous AMB or ProLogis benefit plan) in satisfying any applicable deductible or out-of-pocket requirements under any new plan; and

•	recognize all service of the combined company employees with ProLogis and AMB for all purposes (including for purposes of eligibility to participate, vesting credit, entitlement to benefits and except with respect to defined benefit pension plans benefit accrual) in any new plan in which such employees may be eligible to participate, including any severance plan, to the extent such service is taken into account under the applicable new plan.
     The foregoing will not apply to the extent it would result in the duplication of benefits.

     Amendment, Extension and Waiver of the Merger Agreement
     Amendment. At any time prior to the receipt of stockholder or shareholder approval, the merger agreement may be amended by authorization of the AMB board of directors and ProLogis board of trustees. After any such stockholder or shareholder approval, no amendment which requires further approval by stockholders or shareholders may be made without such further approval by such stockholders or shareholders.
     Extension; Waiver. At any time prior to the effective time of the Topco merger, any party may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or other merger documents and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.
     Governing Law
     The merger agreement is governed by the laws of the State of Maryland (without giving effect to choice of law principles thereof).

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS
Purpose of the Exchange Offers and Consent Solicitations
     AMB LP is conducting the exchange offers in order to simplify the capital structure of the combined company and its consolidated subsidiaries following the completion of the Merger. The AMB LP Notes will be issued by AMB LP and will be guaranteed by AMB, AMB LP’s parent and sole general partner, as compared with the ProLogis Notes, which were issued by ProLogis and are not guaranteed. The AMB LP Exchangeable Notes will be exchangeable into AMB common stock, cash or a combination of the two, at the option of AMB LP. AMB LP is commencing the exchange offers prior to the completion of the Merger in order to achieve these benefits as soon as practicable after consummation of the Merger.
     The principal purpose of the consent solicitations on behalf of the combined company and the Proposed Amendments to the ProLogis Indenture is to eliminate certain covenants contained in the ProLogis Indenture that afford protection to holders of ProLogis Notes, including substantially all of the restrictive covenants, certain affirmative covenants, certain events of default and substantially all of the restrictions on the ability of ProLogis to merge, consolidate or sell all or substantially all of its properties or assets.
Terms of the Exchange Offers and Consent Solicitations
     In the exchange offers, AMB LP is offering in exchange for a holder’s outstanding ProLogis Notes the following AMB LP Notes:

Semi-Annual Interest
Aggregate	Series of Notes Issued by ProLogis to be	Series of Notes to be Issued by AMB LP	Payment Dates for both
Principal Amount	Exchanged (1)	(2)	ProLogis and AMB LP Notes
$58,935,000	5.500% Notes due April 1, 2012	5.500% Notes due April 1, 2012	April 1 and October 1
$61,443,000	5.500% Notes due March 1, 2013	5.500% Notes due March 1, 2013	March 1 and September 1
$350,000,000	7.625% Notes due August 15, 2014	7.625% Notes due August 15, 2014	February 15 and August 15
$48,226,750 (3) (4)	7.810% Notes due February 1, 2015	7.810% Notes due February 1, 2015	February 1 and August 1
$5,511,625 (3) (4)	9.340% Notes due March 1, 2015	9.340% Notes due March 1, 2015	March 1 and September 1
$155,320,000	5.625% Notes due November 15, 2015	5.625% Notes due November 15, 2015	May 15 and November 15
$197,758,000	5.750% Notes due April 1, 2016	5.750% Notes due April 1, 2016	April 1 and October 1
$36,402,700 (3) (5)	8.650% Notes due May 15, 2016	8.650% Notes due May 15, 2016	May 15 and November 15
$182,104,000	5.625% Notes due November 15, 2016	5.625% Notes due November 15, 2016	May 15 and November 15
$300,000,000	6.250% Notes due March 15, 2017	6.250% Notes due March 15, 2017	March 15 and September 15
$100,000,000	7.625% Notes due July 1, 2017	7.625% Notes due July 1, 2017	January 1 and July 1
$600,000,000	6.625% Notes due May 15, 2018	6.625% Notes due May 15, 2018	May 15 and November 15
$396,641,000	7.375% Notes due October 30, 2019	7.375% Notes due October 30, 2019	April 30 and October 30
$561,049,000	6.875% Notes due March 15, 2020	6.875% Notes due March 15, 2020	March 15 and September 15
$460,000,000	3.250% Convertible Senior Notes due	3.250% Exchangeable Senior Notes due	March 15 and September 15
	March 15, 2015	March 15, 2015
$592,980,000	2.250% Convertible Senior Notes due	2.250% Exchangeable Senior Notes due	April 1 and October 1
	April 1, 2037	April 1, 2037
$141,635,000	1.875% Convertible Senior Notes due	1.875% Exchangeable Senior Notes due	May 15 and November 15
	November 15, 2037	November 15, 2037
$386,250,000	2.625% Convertible Senior Notes due	2.625% Exchangeable Senior Notes due	May 15 and November 15
	May 15, 2038	May 15, 2038

(1)	The ProLogis Notes are not fully and unconditionally guaranteed.

(2)	The AMB LP Notes will be issued by AMB LP and will be fully and unconditionally guaranteed by its parent entity and sole general partner, AMB.

(3)	In this prospectus, in the case of the ProLogis Amortizing Notes, unless stated otherwise, the aggregate principal amount and the price per principal amount refers to the current principal amount outstanding, after giving effect to the mandatory principal repayments that have been made on each ProLogis

Amortizing Note, including the $4,600,300 repayment to be made on May 15, 2011 in the case of the ProLogis 8.650% 2016 Notes.

(4)	Such current aggregate principal amount reflects mandatory principal repayments already made in accordance with the terms of the notes. The original principal amount for the ProLogis 7.810% 2015 Notes is $74,195,000.

(5)	Such current aggregate principal amount reflects mandatory principal repayments already made in accordance with the terms of the notes, including the mandatory repayment of $4,600,300 to be made on May 15, 2011.
     For each ProLogis Non-Convertible Note validly tendered (and not validly withdrawn), the holder will receive (i) an exchange price equal to 100% of its principal amount plus the Non-Convertible Notes Consent Fee if it is validly tendered (and not validly withdrawn) prior to the Early Consent Date, and (ii) an exchange price equal to 97% of its principal amount if it is validly tendered (and not validly withdrawn) after the Early Consent Date and on or prior to the Expiration Date (as defined below) of the exchange offers. For each ProLogis Convertible Note validly tendered (and not validly withdrawn), the holder will receive (i) an exchange price equal to 100% of its principal amount plus the Convertible Notes Consent Fee if it is validly tendered (and not validly withdrawn) prior to the Early Consent Date, and (ii) an exchange price equal to 97% of its principal amount if it is validly tendered (and not validly withdrawn) after the Early Consent Date and on or prior to the Expiration Date. If you validly tender ProLogis Notes prior to the Early Consent Date, you may validly withdraw your tender and the related consent prior to the Early Consent Date, but you will not receive the applicable cash consent fee unless you validly re-tender prior to the Early Consent Date. If you validly tender ProLogis Notes prior to the Early Consent Date, you may validly withdraw your tender after the Early Consent Date and before the Expiration Date, but you may not withdraw the related consent and you will receive the applicable cash consent fee. If you tender ProLogis Notes after the Early Consent Date and before the Expiration Date, you will not receive the applicable cash consent fee and you may withdraw your tender and the related consent at any time prior to the Expiration Date.
     Notwithstanding the foregoing, the AMB LP Notes will be issued only in denominations of $1,000 and whole multiples of $1,000 in excess thereof. See “Description of the AMB LP Non-Exchangeable Notes — General”, “Description of the AMB LP Contingent Exchangeable Notes — General” and “Description of the AMB LP 3.250% 2015 Notes — General.” The AMB LP 7.810% 2015 Notes will be issued only in denominations of $1,000 original principal amount and whole multiples of $1,000 in excess thereof. However, for each $1,000 original principal amount of AMB LP 7.810% 2015 Notes, holders will only be entitled to receive repayment of principal in an amount equal to the current principal amount outstanding under such notes, which is the amount of the unpaid principal at the time of settlement. The current principal amount of each AMB LP 7.810% 2015 Note will be $650 at the expected time of settlement. If AMB LP would otherwise be required to issue an AMB LP Note in a denomination other than $1,000 or a whole multiple of $1,000, AMB LP will, in lieu of such issuance:
•	issue an AMB LP Note in a principal amount that has been rounded down to the nearest whole multiple of $1,000; and

•	pay cash, which AMB LP refers to as “cash exchange consideration”, in an amount equal to:
o	the difference between (i) the principal amount calculated by the applicable exchange formula and (ii) the principal amount of the AMB LP Note actually issued in accordance with this paragraph; plus

o	accrued and unpaid interest on the principal amount representing such difference to the date of the exchange.
     Each new AMB LP Note issued in exchange for a ProLogis Note will have substantially the same terms, including interest rate, interest payment dates, redemption terms, maturity and, if applicable, exchange terms (other than the applicable initial exchange rates, dividend threshold amounts, fundamental change make-whole amounts and, in the case of the AMB LP 3.250% 2015 Exchangeable Notes, the exchange consideration), as the corresponding ProLogis Note (prior to the Proposed Amendments) for which it is offered in exchange. The AMB LP Notes received in exchange for the tendered ProLogis Notes will accrue interest from the most recent date to which interest has been paid on those ProLogis Notes. Except as otherwise set forth above, you will not receive a payment for accrued interest on ProLogis Notes you exchange at the time of the exchange. In the case of each new AMB LP 9.340% 2015 Note and AMB LP 8.650% 2016 Note issued in exchange for a ProLogis 9.340% 2015 Note and a ProLogis 8.650% 2016 Note, respectively, the mandatory principal repayment schedule will be revised from that contained in the corresponding ProLogis Note to reflect the fact that, because previous mandatory principal repayments were not, and with respect to the principal payment to be made on May 15, 2011 with respect to the ProLogis 8.650% 2016 Notes is not expected to be, applied in accordance with their respective terms with respect to the corresponding ProLogis Note, the outstanding principal amount of each currently outstanding ProLogis 9.340% 2015 Note and ProLogis 8.650% 2016 Note is, and the AMB LP 9.340% 2015 Note and AMB LP 8.650% 2016 Note to be issued in exchange thereof will be, $1,000. For more information, see “— ProLogis Amortizing Notes.”
     The AMB LP Notes will be a new series of debt securities that will be issued under a new indenture to be dated as of the first date on which AMB LP exchanges AMB LP Notes for ProLogis Notes pursuant to the exchange offers among AMB LP (which will be known as ProLogis, L.P. after the Merger), as issuer, AMB (which will be known as ProLogis, Inc., and which is referred to as the combined company, after the Merger), as parent guarantor, and U.S. Bank National Association, as trustee (as amended by a new supplemental indenture for each series of the AMB LP Exchangeable Notes to be dated as of the first date on which AMB LP exchanges such AMB LP Exchangeable Notes, the “AMB LP Indenture”). The terms of the AMB LP Notes will include those expressly set forth in the new AMB LP Indenture and those made part of the new AMB LP Indenture by reference to the Trust Indenture Act.
     In conjunction with the exchange offers, AMB LP is also soliciting consents on behalf of the combined company from the holders of the ProLogis Notes to effect a number of amendments to the ProLogis Indenture. As a holder of ProLogis Notes, you may give your consent to the Proposed Amendments to the ProLogis Indenture only by tendering your ProLogis Notes of a series governed by such ProLogis Indenture in one of the aforementioned exchange offers. AMB LP’s obligations to complete the exchange offers and consent solicitations are conditioned on, among other things, completion of the Merger, listing of AMB LP’s existing 6.750% Notes due 2011 on the NYSE and receipt of the Requisite Consents, although AMB LP may, at its option, waive certain conditions with respect to the exchange offers.
     Section 902 of the ProLogis Indenture provides that ProLogis and the Trustee may amend, supplement or modify the ProLogis Indenture by entering into a supplemental indenture with the consent of holders of not less than a majority in principal amount of all outstanding securities affected by such supplemental indenture. Accordingly,
(i)	approval of the Original Events of Default Amendments requires receipt of the Original Events of Default Amendments Requisite Consent;

(ii)	approval of the Events of Default Amendments requires receipt of the Events of Default Amendments Requisite Consent;

(iii)	approval of the Contingent Convertible Notes Events of Default Amendments requires receipt of the Contingent Convertible Notes Events of Default Amendments Requisite Consent;

(iv)	approval of the Merger Restriction Amendments requires receipt of the Merger Restriction Amendments Requisite Consent;

(v)	approval of the Incurrence of Debt Amendments requires receipt of the Incurrence of Debt Amendments Requisite Consent;

(vi)	approval of the Maintenance of Properties Amendments requires receipt of the Maintenance of Properties Amendments Requisite Consent;

(vii)	approval of the Insurance Amendments requires receipt of the Insurance Amendments Requisite Consent;

(viii)	approval of the Payment of Taxes and Other Claims Amendments requires receipt of the Payment of Taxes and Other Claims Amendments Requisite Consent;

(ix)	approval of the Original Financial Information Amendments requires receipt of the Original Financial Information Amendments Requisite Consent; and

(x)	approval of the Financial Information Amendments requires receipt of the Financial Information Amendments Requisite Consent.
For a description of the Proposed Amendments, see “The Proposed Amendments.”
     As of the date of this prospectus, after giving effect to the mandatory repayment of a portion of the principal of the ProLogis 8.650% 2016 Notes to be made on May 15, 2011, there was $4,634,256,075 in aggregate principal amount of outstanding ProLogis Notes, consisting of:
(i)	$3,053,391,075 in aggregate principal amount of ProLogis Non-Convertible Notes, which includes $251,584,075 in aggregate principal amount of Original Financial Information Securities which are comprised of the ProLogis 9.340% 2015 Notes, ProLogis 8.650% 2016 Notes, ProLogis 7.810% 2015 Notes, ProLogis 7.625% 2017 Notes, and ProLogis 5.500% 2013 Notes; and

(ii)	$1,580,865,000 in aggregate principal amount of ProLogis Convertible Notes, which includes:
(a)	$1,120,865,000 in aggregate principal amount of ProLogis Contingent Convertible Notes, which are comprised of the ProLogis 2.625% 2038 Convertible Notes, the ProLogis 2.250% 2037 Convertible Notes and the ProLogis 1.875% 2037 Convertible Notes; and

(b)	$460,000,000 in aggregate principal amount of ProLogis 3.250% 2015 Convertible Notes.
As of the date of this prospectus, neither AMB LP nor any of its affiliates held any ProLogis Notes. For purposes of determining whether any such requisite principal amount of ProLogis Notes have given consents, ProLogis Notes owned by AMB LP, or by any of its affiliates, will be disregarded. For additional details regarding the amounts outstanding, see “The Proposed Amendments.”
     If the Requisite Consents are received and accepted with respect to the ProLogis Notes, then ProLogis and the Trustee will execute a supplemental indenture setting forth such Proposed Amendments in respect of such ProLogis Notes. Under the terms of this supplemental indenture, the Proposed Amendments will become effective on the exchange date with respect to such ProLogis Notes, which is expected to occur promptly after the Expiration Date. Further, if the Requisite Consents are received and accepted with respect to the ProLogis Notes before the Early Consent Date, then ProLogis and the Trustee will execute a supplemental indenture setting forth such Proposed Amendments in respect of such ProLogis Notes when AMB LP settles the exchange offers, which AMB LP expects to occur promptly after the Expiration Date. Under the terms of this supplemental indenture, the Proposed Amendments will become effective on the Early Consent Date with respect to such ProLogis Notes. Each non-consenting holder of ProLogis Notes entitled to vote on any Proposed Amendments will nonetheless be bound by the supplemental indenture.
ProLogis Amortizing Notes
     Pursuant to the terms of the ProLogis 9.340% 2015 Notes, ProLogis is required to make installments of principal on each $1,000 original principal amount to the holders of such notes annually on each March 1, which commenced on March 1, 2010, in the following amounts: $100 in 2010, $125 in 2011, $150 in 2012, $175 in 2013, $200 in 2014 and $250 in 2015.
     Pursuant to the terms of the ProLogis 8.650% 2016 Notes, ProLogis is required to make installments of principal on each $1,000 original principal amount to the holders of such notes annually on each May 15, which commenced on May 15, 2010, in the following amounts: $100 in 2010, $100 in 2011, $100 in 2012, $100 in 2013, $150 in 2014, $200 in 2015 and $250 in 2016.
     ProLogis has made all installment payments required to be made pursuant to the terms of the ProLogis 9.340% 2015 Notes and the ProLogis 8.650% 2016 Notes. However, ProLogis has recently discovered that previous mandatory principal repayments were not, and with respect to the principal payment to be made on May 15, 2011 with respect to the ProLogis 8.650% 2016 Notes is not expected to be, applied in accordance with their respective terms with respect to the corresponding ProLogis Note. Rather than making equal installment payments across all outstanding notes of the affected series, random lots of $1,000 notes of the affected series were redeemed in amounts equal to the aggregate installment payment amounts. Although the installment payments made by ProLogis to date have reduced the outstanding aggregate principal amount of each of the ProLogis 9.340% 2015 Notes and the ProLogis 8.650% 2016 Notes, the outstanding principal amount of each note not redeemed has not been reduced from its original $1,000 principal amount. In effect, the notes that were not redeemed have not been amortizing. Therefore, the current principal amount of each note outstanding under these two series is the same as the original principal amount when the notes were issued ($1,000).
     As a result, pursuant to the terms of the AMB LP 9.340% 2015 Notes, AMB LP will be required to make installments of principal on each $1,000 principal amount to the holders of such notes annually on each March 1, commencing on March 1, 2012, in the following amounts: $150 in 2012, $175 in 2013, $200 in 2014 and $250 in 2015. The remaining $225 of principal will be paid at or prior to the maturity date of the AMB LP 9.340% 2015 Notes.
     In addition, pursuant to the terms of the AMB LP 8.650% 2016 Notes, AMB LP will be required to make installments of principal on each $1,000 principal amount to the holders of such notes annually on each May 15, commencing on May 15, 2012, in the following amounts: $100 in 2012, $100 in 2013, $150 in 2014, $200 in 2015 and $250 in 2016. The remaining $200 of principal will be paid at or prior to the maturity date of the AMB LP 8.650% 2016 Notes.
     AMB LP and ProLogis are working with their advisors, the Trustee and DTC to rectify the fact that the previous mandatory principal repayments were not, and with respect to the principal payment to be made on May 15, 2011 with respect to the ProLogis 8.650% 2016 Notes is not expected to be, applied in accordance with their respective terms with respect to the corresponding ProLogis Note, although there can be no assurance as to when or how the situation will be resolved. AMB LP and ProLogis currently expect that one or more future installment payments for each outstanding note may be increased so that at or prior to maturity of the ProLogis 9.340% 2015 Notes and the ProLogis 8.650% 2016 Notes (and the AMB LP 9.340% 2015 Notes and the AMB LP 8.650% 2016 Notes issued in the exchange offers) holders will receive all principal amounts due to them pursuant to the terms of their respective notes. As a result, the timing and amounts of future payments may not occur as provided for in the affected notes.
     ProLogis 7.810% 2015 Notes
     Pursuant to the terms of the ProLogis 7.810% 2015 Notes, ProLogis is required to make installments of principal on each $1,000 original principal amount to the holders of such notes annually on each February 1, which commenced on February 1, 2010, in the following amounts: $200 in 2010 (previously paid), $150 in 2011 (previously paid), $150 in 2012, $200 in 2013, $200 in 2014 and $100 in 2015.
     Tenders of ProLogis 7.810% 2015 Notes will be accepted only in original principal amounts (i.e., without giving effect to principal repayments already made) equal to $1,000 or integral multiples thereof. The applicable exchange price and consent fee will be calculated only on current principal amounts outstanding as of the settlement date.
     For each $1,000 original principal amount of ProLogis 7.810% 2015 Notes validly tendered (and not validly withdrawn) before the Early Consent Date, you will be entitled to receive an exchange price equal to (i) 100% of the current $650 principal amount outstanding for such $1,000 original principal amount of tendered ProLogis 7.810% 2015 Notes, which reflects the mandatory principal repayments already made, and (ii) the Non-Convertible Notes Consent Fee equal to 0.25% of the current $650 principal amount outstanding for such $1,000 original principal amount of tendered ProLogis 7.810% 2015 Notes. You will receive such exchange price for two tendered and accepted ProLogis 7.810% 2015 Notes in the following form:

(i)	two AMB LP 7.810% 2015 Notes, each with an original principal amount of $1,000 that has $650 of current principal amount outstanding; plus

(ii)	a cash consent fee of $3.25, which is the sum of the current $650 principal amount outstanding for each tendered ProLogis 7.810% 2015 Note multiplied by .0025.
     For each $1,000 original principal amount of ProLogis 7.810% 2015 Notes validly tendered (and not validly withdrawn) after the Early Consent Date and on or prior to the Expiration Date, you will be entitled to receive an exchange price equal to 97% of the current $650 principal amount outstanding for such $1,000 original principal amount of tendered ProLogis 7.810% 2015 Notes, which reflects the mandatory principal repayments already made. The exchange price you will be entitled to receive per note will be $630.50. You will receive such exchange price for two tendered and accepted ProLogis 7.810% 2015 Notes in the following form:
(i)	one AMB LP 7.810% 2015 Note with an original principal amount of $1,000 that has $650 of current principal amount outstanding; plus

(ii)	cash of $611, which is the difference between the exchange price of $1,261.00 ($630.50 multiplied by two) to which you are entitled and the current $650.00 principal amount that you are entitled to receive under the issued AMB LP 7.810% 2015 Note; plus

(iii)	accrued and unpaid interest on the current principal amount outstanding representing such difference to the date of the exchange.
Conditions to the Exchange Offers and Consent Solicitations
     AMB LP’s obligations to complete the exchange offers and consent solicitations on behalf of the combined company are subject to the satisfaction or waiver (by AMB LP) of the following conditions as applicable: (a) AMB LP having received the Requisite Consents described above under "— Terms of the Exchange Offers and Consent Solicitations”, (b) the Merger having been consummated, (c) the listing of AMB LP’s existing 6.750% Notes due 2011 on the NYSE and (d) the following statements being true:
(1)	In AMB LP’s reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which AMB LP or one of its affiliates is a party or by which AMB LP or one of its affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, the exchange of ProLogis Notes under an exchange offer, the consent solicitations or the Proposed Amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:
•	challenges the exchange offers, the exchange of ProLogis Notes under an exchange offer, the consent solicitations or the Proposed Amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers, the exchange of ProLogis Notes under an exchange offer, the consent solicitations or the Proposed Amendments; or

•	in AMB LP’s reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of AMB and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to AMB of the exchange offers, the exchange of ProLogis Notes under an exchange offer, the consent solicitations or the Proposed Amendments, or might be material to holders of ProLogis Notes in deciding whether to accept the exchange offers and give their consents;

(2)	None of the following has occurred:
•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	a material impairment in the general trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	a commencement or escalation of a war, armed hostilities, terrorist act or other national or international crisis directly or indirectly relating to the United States;

•	any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•	any material adverse change in United States securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and
(3)	The Trustee under the ProLogis Indenture has not objected in any respect to the execution and delivery of a supplemental indenture relating to the Proposed Amendments, or taken any action that could in AMB LP’s reasonable judgment adversely affect the consummation of, any of the exchange offers, the exchange of ProLogis Notes under an exchange offer, the consent solicitations or ProLogis’ ability to effect the Proposed Amendments, nor has the Trustee taken any action that challenges the validity or effectiveness of the procedures used by AMB LP in soliciting consents on behalf of the combined company (including the form thereof) or AMB LP in making the exchange offers, the exchange of the ProLogis Notes under an exchange offer or the consent solicitations.
     All of these conditions are for AMB LP’s sole benefit and may be waived by AMB LP, in whole or in part, and in AMB LP’s sole discretion. Any determination made by AMB LP concerning these events, developments or circumstances shall be conclusive and binding.
     If any of these conditions are not satisfied with respect to the ProLogis Notes, AMB LP may, at any time before the consummation of the exchange offers or consent solicitations:
(1)	terminate any one or more of the exchange offers or the consent solicitations and promptly return all applicable tendered ProLogis Notes to the holders thereof (whether or not AMB LP terminates the other exchange offers or consent solicitations);

(2)	modify, extend or otherwise amend any one or more of the exchange offers or consent solicitations and retain all tendered ProLogis Notes and consents until the Expiration Date or consent solicitations, subject, however, to the withdrawal rights of holders (see “— Expiration Date; Extensions; Amendments” and “— Procedures for Consenting and Tendering — Withdrawal of Tenders and Revocation of Corresponding Consents”); or

(3)	waive the unsatisfied conditions with respect to any one or more of the exchange offers or consent solicitations to the extent permitted and accept all ProLogis Notes tendered and not previously validly withdrawn.

     If the merger agreement is terminated for any reason, AMB LP intends promptly to terminate the exchange offers and the consent solicitations and to return any tendered ProLogis Notes and revoke consents.
Expiration Date; Extensions; Amendments
     For purposes of each of the exchange offers, the term “Expiration Date” means 9:00 a.m., New York City time, on June 3, 2011, subject to AMB LP’s right to extend that date and time in its sole discretion, in which case the Expiration Date shall be the latest date and time to which AMB LP has extended the exchange offer. AMB LP intends to extend the Expiration Date if needed so that it occurs after the Merger is closed.
     AMB LP reserves the right, in its sole discretion, to (1) delay accepting any validly tendered ProLogis Notes, (2) extend any of the exchange offers, or (3) terminate or amend any of the exchange offers, by giving written notice of such delay, extension, termination or amendment to the exchange agent. Any such delay in acceptance, extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
     If any of the exchange offers are amended in a manner determined by AMB LP to constitute a material change, AMB LP will promptly disclose such amendment by means of a supplement to this prospectus that will be distributed to holders of ProLogis Notes and AMB LP will extend the relevant exchange offer to a date at least ten business days after disclosing the amendment, depending upon the significance of the amendment and the manner of disclosure to the holders, if such exchange offer would otherwise have expired during such ten business-day period.
     Without limiting the manner in which AMB LP may choose to make a public announcement of any delay, extension, amendment or termination of any of the exchange offers and consent solicitations, AMB LP will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including the Dow Jones News Service.
Effect of Tender
     Any tender of a ProLogis Note by a noteholder prior to the Expiration Date that is not validly withdrawn prior to the Expiration Date will constitute a binding agreement between that holder and AMB LP and a consent to the Proposed Amendments, upon the terms and subject to the conditions of the relevant exchange offer and the letter of transmittal. The acceptance of the exchange offers by a tendering holder of ProLogis Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered ProLogis Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.
     Holders that fail to tender their ProLogis Non-Convertible Notes (and thereby fail to deliver valid and unrevoked consents) prior to the Early Consent Date but who do so prior to the Expiration Date will receive an exchange price equal to 97% of the aggregate principal amount of such tendered ProLogis Non-Convertible Notes, rather than 100% of such amount, and will not receive the Non-Convertible Notes Consent Fee. Holders that fail to tender their ProLogis Convertible Notes (and thereby fail to deliver valid and unrevoked consents) prior to the Early Consent Date but who do so prior to the Expiration Date will receive an exchange price equal to 97% of the aggregate principal amount of such tendered ProLogis Convertible Notes, rather than 100% of such amount, and will not receive the Convertible Notes Consent Fee. If you validly tender ProLogis Notes prior to the Early Consent Date, you may validly withdraw your tender and the related consent prior to the Early Consent Date, but you will not receive the applicable cash consent fee unless you validly re-tender prior to the Early Consent Date. If you validly tender ProLogis Notes prior to the Early Consent Date, you may validly withdraw your tender after the Early Consent Date and before the Expiration Date, but you may not withdraw the related consent and you will receive the applicable cash consent fee. If you tender ProLogis Notes after the Early Consent Date and before the Expiration Date, you will not receive the applicable cash consent fee and you may withdraw your tender and the related consent at any time prior to the Expiration Date. If the Proposed Amendments to the ProLogis Indenture have been adopted, the amendments will apply to all ProLogis Notes governed by such indentures that are not validly tendered or not accepted by AMB LP in the applicable exchange offers. Thereafter, all such ProLogis Notes will be governed by the ProLogis Indenture as amended by the Proposed Amendments, which will have less restrictive terms and afford reduced protections to the holders of such securities compared to those currently in the ProLogis Indenture. See

“Risk Factors — Risks Related to the Exchange Offers and Consent Solicitations — The Proposed Amendments to the ProLogis Indenture will afford reduced protection to remaining holders of ProLogis Notes.”
Absence of Dissenters’ Rights
     Holders of the ProLogis Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the ProLogis Indenture and the ProLogis Notes, or under the terms of the ProLogis Indenture in connection with the exchange offers and consent solicitations.
Accounting Treatment of the Exchange Offers
     The exchange offers will be accounted for by AMB and AMB LP as debt modifications under United States generally accepted accounting principles and there will be no gain or loss for accounting purposes upon the consummation of the exchange offers. The direct costs incurred with third parties will be expensed. At consummation of the exchange offers, the conversion feature related to the exchangeable notes will be separated from the debt instrument and accounted for separately as a derivative.
Acceptance of ProLogis Notes for Exchange; AMB LP Notes and Cash Exchange Consideration; Effectiveness of Proposed Amendments
     Assuming the conditions to the exchange offers are satisfied or waived, AMB LP will issue new AMB LP Notes in book-entry form through DTC and pay any cash exchange consideration, as applicable, in connection with the exchange offers promptly after consummation of the Merger and the Expiration Date in exchange for ProLogis Notes that are properly tendered (and not validly withdrawn) before the Expiration Date and accepted for exchange.
     AMB LP refers to each date on which AMB LP exchanges AMB LP Notes for ProLogis Notes pursuant to the exchange offers as an “exchange date.”
     AMB LP will be deemed to have accepted validly tendered ProLogis Notes and to have accepted validly delivered consents to the Proposed Amendments to the ProLogis Indenture if and when AMB LP has given written notice of its acceptance to the exchange agent. Subject to the terms and conditions of the exchange offers, delivery of AMB LP Notes and payment of any cash exchange consideration, as applicable, in connection with the exchange of ProLogis Notes accepted by AMB LP will be made by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for participating holders of the ProLogis Notes for the purpose of receiving consents and ProLogis Notes from, and transmitting AMB LP Notes and cash exchange consideration to, such holders. If any tendered ProLogis Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if ProLogis Notes are withdrawn prior to the Expiration Date, such unaccepted or withdrawn ProLogis Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offers.
     If AMB LP receives the Requisite Consents, the Proposed Amendments to the ProLogis Indenture will be entered into and become effective when AMB LP settles the exchange offers, which AMB LP expects to occur promptly after the Expiration Date. This assumes that all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable.
Procedures for Consenting and Tendering
     If you hold ProLogis Notes and wish to have those ProLogis Notes exchanged for AMB LP Notes and, as applicable, cash exchange consideration, you must validly tender (or cause the valid tender of) your ProLogis Notes using the procedures described in this prospectus and in the accompanying letter of transmittal. The proper tender of ProLogis Notes will constitute an automatic consent to the Proposed Amendments to the ProLogis Indenture.
     Holders must provide consents to all of the Proposed Amendments applicable to a particular series of notes or none of them. A consent purporting to consent only to some of the Proposed Amendments (or any portion thereof) will not be valid (unless AMB LP, in its sole discretion, waives the defect in such consent). AMB LP reserves the right to accept consents on behalf of the combined company to effect any of the Original Events of Default Amendments, the Events of Default Amendments, the Contingent Convertible Notes Events of Default Amendments, the Merger Restriction Amendments, the Incurrence of Debt Amendments, the Maintenance of Properties Amendments, the Insurance Amendments, the Payment of Taxes and Other Claims Amendments, the Original Financial Information Amendments and the Financial Information Amendments or any combination thereof, to the extent that AMB LP has received the applicable Original Events of Default Amendments Requisite Consent, Events of Default Amendments Requisite Consent, Contingent Convertible Notes Events of Default Amendments Requisite Consent, Merger Restriction Amendments Requisite Consent, Incurrence of Debt Amendments Requisite Consent, Maintenance of Properties Amendments Requisite Consent, Insurance Amendments Requisite Consent, Payment of Taxes and Other Claims Amendments Requisite Consent, Original Financial Information Amendments Requisite Consent and Financial Information Amendments Requisite Consent, as the case may be, even if AMB LP has not obtained each of the other Requisite Consents necessary to effect all of the Proposed Amendments.
     The procedures by which you may tender or cause to be tendered ProLogis Notes will depend upon the manner in which you hold the ProLogis Notes, as described below.
     ProLogis Notes Held Through a Nominee
     Currently, all of the ProLogis Notes are held in book-entry form with DTC and can only be tendered by following the procedures described below under “— ProLogis Notes Held with DTC.” However, if you are a beneficial owner of ProLogis Notes that are subsequently issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender ProLogis Notes in the applicable exchange offers, you should contact the record holder promptly and instruct the record holder to tender the ProLogis Notes and thereby deliver a consent on your behalf using one of the procedures described below.
     ProLogis Notes Held with DTC
     Pursuant to authority granted by DTC, if you are a DTC participant that has ProLogis Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your ProLogis Notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with ProLogis Notes credited to their accounts. Promptly after the date of this prospectus, the exchange agent will establish accounts with respect to the ProLogis Notes at DTC for purposes of the exchange offers.
     Any participant in DTC may tender ProLogis Notes and thereby deliver a consent to the Proposed Amendments to the ProLogis Indenture by effecting a book-entry transfer of the ProLogis Notes to be tendered in the applicable exchange offers into the account of the exchange agent at DTC and either (1) electronically transmitting its acceptance of the exchange offers through DTC’s Automated Tender Offer Program (“ATOP”) procedures for transfer; or (2) completing and signing the letter of transmittal according to the instructions contained therein and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus, in either case before the exchange offers expire.
     If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering ProLogis Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that AMB LP may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date.
     The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date at one of its addresses set forth on the back cover page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

     Letter of Transmittal
     Subject to and effective upon the acceptance for exchange and issuance of AMB LP Notes and, as applicable, the payment of cash exchange consideration, in exchange for ProLogis Notes tendered by a letter of transmittal in accordance with the terms and subject to the conditions set forth in this prospectus, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message) a tendering holder of ProLogis Notes:
•	irrevocably sells, assigns and transfers to or upon the order of AMB, AMB LP or their respective subsidiaries all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the ProLogis Notes tendered thereby;

•	waives any and all rights with respect to the ProLogis Notes (including any existing or past defaults and their consequences in respect of the ProLogis Notes);

•	releases and discharges AMB, AMB LP, ProLogis and their respective subsidiaries and the Trustee under the ProLogis Indenture from any and all claims such holder may have, now or in the future, arising out of or related to the ProLogis Notes, including any claims that such holder is entitled to receive additional principal or interest payments with respect to the ProLogis Notes (other than as expressly provided in this document and in the letter of transmittal) or to participate in any redemption or defeasance of the ProLogis Notes;

•	represents and warrants that the ProLogis Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	consents to the Proposed Amendments described below under “The Proposed Amendments”, as applicable; and

•	irrevocably constitutes and appoints the exchange agent as the true and lawful agent and attorney-in-fact of the holder with respect to any tendered ProLogis Notes (with full knowledge that the exchange agent also acts as the agent of AMB LP), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the ProLogis Notes tendered to be assigned, transferred and exchanged in the applicable exchange offers.
     Proper Execution and Delivery of Letter of Transmittal
     If you wish to participate in the applicable exchange offers and consent solicitations, delivery of your ProLogis Notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, AMB LP recommends that you (1) use registered mail properly insured with return receipt requested and (2) mail the required items in sufficient time to ensure timely delivery.
     Except as otherwise provided below, all signatures on the letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, each a “Medallion Guarantee Program.” Signatures on the letter of transmittal need not be guaranteed if:
•	the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the ProLogis Notes and the portion entitled “Special Issuance and Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal has not been completed; or

•	the ProLogis Notes are tendered for the account of an eligible institution. See Instruction 4 in the letter of transmittal.

     Withdrawal of Tenders and Revocation of Corresponding Consents
     Tenders of ProLogis Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date. Tenders of ProLogis Notes may not be withdrawn at any time thereafter. Consents to the Proposed Amendments given by holders of ProLogis Notes in connection with the consent solicitations prior to the Early Consent Date may be revoked at any time prior to the Early Consent Date, but may not be revoked at any time thereafter. A valid withdrawal of tendered ProLogis Notes prior to the Early Consent Date will be deemed to be a concurrent revocation of the related consent to the Proposed Amendments to the ProLogis Indenture.
     Holders that tender ProLogis Notes after the Early Consent Date and before the Expiration Date will not receive the applicable cash consent fee and may withdraw their tender and the related consent at any time prior to the Expiration Date. If you validly withdraw your ProLogis Non-Convertible Notes before the Early Consent Date, your consent will be revoked and any subsequent tender and corresponding consent of the withdrawn ProLogis Non-Convertible Notes after the Early Consent Date and prior to the Expiration Date shall be for an exchange price of 97% of the re-tendered ProLogis Non-Convertible Notes’ aggregate principal amount (rather than 100% of the aggregate principal amount of the withdrawn ProLogis Non-Convertible Notes plus the Non-Convertible Notes Consent Fee, as would be obtained by validly tendering and not withdrawing your ProLogis Non-Convertible Notes prior to the Early Consent Date). If you validly withdraw your ProLogis Non-Convertible Notes following the Early Consent Date but before the Expiration Date, your consent will continue to be deemed delivered and you will receive the Non-Convertible Notes Consent Fee, and any subsequent tender of the withdrawn ProLogis Non-Convertible Notes prior to the Expiration Date shall be for an exchange price equal to 97% of the re-tendered ProLogis Non-Convertible Notes’ aggregate principal amount (rather than 100% of the aggregate principal amount of the withdrawn ProLogis Non-Convertible Notes, as would have been obtained if you had validly tendered and not withdrawn your ProLogis Non-Convertible Notes prior to the Early Consent Date). If you validly withdraw your ProLogis Convertible Notes before the Early Consent Date, your consent will be revoked and any subsequent tender and corresponding consent of the withdrawn ProLogis Convertible Notes after the Early Consent Date and prior to the Expiration Date shall be for an exchange price equal to 97% of the re-tendered ProLogis Convertible Notes’ aggregate principal amount (rather than 100% of the aggregate principal amount of the withdrawn ProLogis Convertible Notes plus the Convertible Notes Consent Fee, as would be obtained by validly tendering and not withdrawing your ProLogis Convertible Notes prior to the Early Consent Date). If you validly withdraw your ProLogis Convertible Notes following the Early Consent Date but before the Expiration Date, your consent will continue to be deemed delivered and you will receive the Convertible Notes Consent Fee, and any subsequent tender of the withdrawn ProLogis Convertible Notes prior to the Expiration Date shall be for an exchange price equal to 97% of the re-tendered ProLogis Convertible Notes’ aggregate principal amount (rather than 100% of the aggregate principal amount of the withdrawn ProLogis Convertible Notes, as would have been obtained if you had validly tendered and not withdrawn your ProLogis Convertible Notes prior to the Early Consent Date).
     Beneficial owners desiring to withdraw ProLogis Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their ProLogis Notes. In order to withdraw ProLogis Notes previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in a Medallion Guarantee Program, except that signatures on the notice of withdrawal need not be guaranteed if the ProLogis Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this section.
     If you are a beneficial owner of ProLogis Notes issued in certificated form and have tendered these ProLogis Notes (but not through DTC) and you wish to withdraw your tendered ProLogis Notes, you should contact the exchange agent for instructions.
     Withdrawals of tenders of ProLogis Notes may not be rescinded and any ProLogis Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offers. Properly withdrawn ProLogis Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date of the applicable exchange offer; if such withdrawn ProLogis Non-Convertible Notes are so re-tendered after the Early Consent Date, the holder will only be eligible to receive an exchange price equal to 97% of the aggregate principal amount of such ProLogis Non-Convertible Notes and if such withdrawn ProLogis Convertible Notes are so re-tendered after the Early Consent Date, the holder will only be eligible to receive an exchange price equal to 97% of the aggregate principal amount of such ProLogis Convertible Notes.
     Miscellaneous
     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of ProLogis Notes in connection with the exchange offers will be determined by AMB LP, in its sole discretion, and its determination will be final and binding. AMB LP reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of AMB LP’s counsel, be unlawful. AMB LP also reserves the absolute right to waive any defect or irregularity in the tender of any ProLogis Notes in the applicable exchange offers, and AMB LP’s interpretation of the terms and conditions of the exchange offers (including the instructions in the letter of transmittal) will be final and binding on all parties. None of AMB or its subsidiaries, ProLogis or its subsidiaries, the exchange agent, the information agent, the dealer managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
     Tenders of ProLogis Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. ProLogis Notes received by the exchange agent in connection with any exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to (i) you by mail if they were tendered in certificated form or (ii) if they were tendered through the ATOP procedures, to the DTC participant who delivered such ProLogis Notes by crediting an account maintained at DTC designated by such DTC participant, in either case promptly after the Expiration Date of the applicable exchange offer or the withdrawal or termination of the applicable exchange offer.
Transfer Taxes
     AMB LP will pay all transfer taxes, if any, applicable to the transfer and sale of ProLogis Notes to AMB LP in the applicable exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder.
     If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the ProLogis Notes tendered by such holder.
U.S. Federal Backup Withholding
     U.S. federal income tax law requires that a holder of ProLogis Notes, whose ProLogis Notes are accepted for exchange, provide the exchange agent, as payer, with the holder’s correct taxpayer identification number or otherwise establish a basis for an exemption from backup withholding. For U.S. holders, this information should be provided on Internal Revenue Service (“IRS”) Form W-9. In the case of a holder who is an individual, other than a resident alien, this identification number is his or her social security number. For holders other than individuals, the identification number is an employer identification number. Exempt holders, including, among others, all corporations and certain foreign individuals, are not subject to these backup withholding and reporting requirements, but must establish that they are so exempt. If you do not provide the exchange agent with your correct taxpayer identification number or an adequate basis for an exemption or, in the case of a non-U.S. holder, a completed IRS Form W-8BEN (or other applicable IRS Form W-8), you may be subject to backup withholding on payments made in exchange for any ProLogis Notes and a penalty imposed by the IRS. Backup withholding is not an additional U.S. federal income tax. Rather, the amount of tax withheld will be credited against the U.S. federal income tax liability of the holder subject to backup withholding. If backup withholding results in an overpayment of taxes, you may obtain a refund from the IRS. You should consult with a tax advisor regarding qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

     To prevent backup withholding, you must either (1) provide a completed IRS Form W-9 and indicate either (a) your correct taxpayer identification number or (b) an adequate basis for an exemption, or (2) provide a completed Form W-8BEN (or other applicable IRS Form W-8).
     Each of AMB, AMB LP and ProLogis reserves the right in its sole discretion to take all necessary or appropriate measures to comply with its respective obligations regarding backup withholding.
Exchange Agent
     Global Bondholder Services Corporation has been appointed the exchange agent for the exchange offers and consent solicitations. Letters of transmittal and consent and all correspondence in connection with the exchange offers should be sent or delivered by each holder of ProLogis Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this prospectus. AMB LP will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.
Information Agent
     Global Bondholder Services Corporation has been appointed as the information agent for the exchange offers and the consent solicitations, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of any ProLogis Notes issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee may also contact such record holder for assistance concerning the exchange offers.
Dealer Managers
     AMB LP has retained Citigroup Global Markets Inc. and RBS Securities Inc. to act as dealer managers in connection with the exchange offers and consent solicitations and will pay a customary fee to the dealer managers as compensation for their services. AMB LP will also reimburse the dealer managers for certain expenses. The obligations of the dealer managers to perform such function are subject to certain conditions. AMB LP has agreed to indemnify the dealer managers against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offers or the consent solicitations may be directed to the dealer managers at their respective addresses and telephone numbers set forth on the back cover page of this prospectus.
     The dealer managers and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to AMB, AMB LP, ProLogis and their respective affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their business, the dealer managers and their respective affiliates may actively trade or hold securities or loans of AMB, AMB LP and ProLogis and their respective affiliates for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in these securities or loans. From time to time, as a result of market making activities, the dealer managers may own common shares, common stock or other equity or debt securities issued by AMB, AMB LP, ProLogis or their respective affiliates. In addition, Citigroup Global Markets Inc. is acting as a lender under and its affiliates own a 63% equity interest in and are lenders to North American Industrial Fund II, a joint venture property fund sponsored by ProLogis. Citigroup Global Markets Inc. is also acting as a lender under AMB LP’s multi-year revolving credit facility and ProLogis’s existing global credit facility. RBS Securities Inc. is also acting as a lender under one of AMB LP’s revolving credit facilities and ProLogis’ existing global credit facility. Additionally, The Royal Bank of Scotland plc and The Royal Bank of Scotland NV, each an affiliate of RBS Securities Inc., lend to wholly-owned subsidiaries and partially owned related entities of ProLogis in the United Kingdom and Europe.

Other Fees and Expenses
     The expenses of soliciting tenders and consents with respect to the ProLogis Notes will be borne by AMB LP. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer managers and the information agent, as well as by officers and other employees of AMB, AMB LP, ProLogis and their affiliates.
     Tendering holders of ProLogis Notes will not be required to pay any fee or commission to the dealer managers. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE DIFFERENCES BETWEEN
THE AMB LP NOTES AND THE PROLOGIS NOTES
     The following is a summary comparison of the material terms of the AMB LP Notes and the ProLogis Notes (prior to the Proposed Amendments). The AMB LP Notes issued in the applicable exchange offers will be governed by the new AMB LP Indenture. This summary does not purport to be complete, does not include changes to the relevant defined terms and cross-references related thereto and is qualified in its entirety by reference to the new AMB LP Indenture and the ProLogis Indenture, without giving effect to the Proposed Amendments. Copies of those indentures are available from the information agent upon request. Copies of the forms of the new AMB LP Indenture and the new supplemental indentures related thereto for each respective series of the AMB LP Exchangeable Notes are filed as exhibits to the registration statement of which this prospectus is a part.
     The ProLogis Notes represent, as of the date of this prospectus, the only debt securities issued under the ProLogis Indenture.
     Other terms used in the comparison of the AMB LP Notes and the ProLogis Notes below and not otherwise defined in this prospectus have the meanings given to such terms in the new AMB LP Indenture and the ProLogis Indenture, respectively. Article and section references in the descriptions of the notes below are references to the applicable indenture under which the notes were or will be issued.
     Each new series of AMB LP Notes will have substantially the same terms, including interest rate, interest payment dates, redemption terms, maturity and, if applicable, exchange terms (other than the applicable initial exchange rates, dividend threshold amounts, fundamental change make-whole amounts and, in the case of the AMB LP 3.250% 2015 Exchangeable Notes, the exchange consideration), as the corresponding series of outstanding ProLogis Notes (prior to the Proposed Amendments) for which they are being offered in exchange, except that, among other things, the AMB LP Notes will be guaranteed by AMB LP’s parent entity and sole general partner, AMB, as compared with the ProLogis Notes, which were issued by ProLogis and are not guaranteed. In the case of each new AMB LP 9.340% 2015 Note and AMB LP 8.650% 2016 Note issued in exchange for a ProLogis 9.340% 2015 Note and a ProLogis 8.650% 2016 Note, respectively, the mandatory principal repayment schedule will be revised from that contained in the corresponding ProLogis Note to reflect the fact that, because previous mandatory principal repayments were not, and with respect to the principal payment to be made on May 15, 2011 with respect to the ProLogis 8.650% 2016 Notes is not expected to be, applied in accordance with their respective terms with respect to the corresponding ProLogis Note, the outstanding principal amount of each currently outstanding ProLogis 9.340% 2015 Note and ProLogis 8.650% 2016 Note is, and the AMB LP 9.340% 2015 Note and AMB LP 8.650% 2016 Note to be issued in exchange thereof will be, $1,000. For more information, see “The Exchange Offers and Consent Solicitations — ProLogis Amortizing Notes.” Additionally, the applicable initial exchange rates, dividend threshold amounts and fundamental change make-whole amounts for the AMB LP Exchangeable Notes will be adjusted relative to the conversion rate of the ProLogis Convertible Notes to account for differences in the value of shares of AMB common stock and ProLogis common shares, and the AMB LP 3.250% 2015 Exchangeable Notes will be exchangeable into AMB common stock, cash or a combination of the two, at the option of AMB LP, as compared with the ProLogis 3.250% 2015 Convertible Notes, which are convertible only into ProLogis common shares and will be exchangeable only into AMB common stock after the Merger. As described in the table below, the ProLogis Indenture, without giving effect to the Proposed Amendments, and the new AMB LP Indenture will be substantially the same, except that, among other things:
•	the new AMB LP Indenture will include the guarantees by AMB,

•	the new AMB LP Indenture will not have a restriction preventing incurrence of additional unsecured debt by AMB LP’s subsidiaries,

•	the definition of debt will be revised to limit the amount of secured debt to include the lesser of the amount of secured debt or the fair market value of the property that secures such debt and to include letters of credit only to the extent called upon,

•	the financial reporting obligations will be revised to include AMB,

•	the AMB LP Exchangeable Notes will be exchangeable and no longer convertible and the applicable initial exchange rates, dividend threshold amounts and fundamental change make-whole amounts of the AMB LP Exchangeable Notes will change, and

•	the AMB LP 3.250% 2015 Exchangeable Notes will be exchangeable into AMB common stock, cash or a combination of the two, at the option of AMB LP.
     The following description of the ProLogis Notes reflects the ProLogis Notes as currently constituted and does not reflect any changes to the covenants and other terms of the ProLogis Notes or the ProLogis Indenture that may be effected following the consent solicitations as described under “The Proposed Amendments.”

ProLogis Notes without giving effect to
the Proposed Amendments to the
	ProLogis Indenture	AMB LP Notes

Definitions; Debt	Section 101 of the Base ProLogis Indenture, as amended by Section 1.2(c) of the Eighth Supplemental Indenture and the Ninth Supplemental Indenture	Section 101 of the new AMB LP Indenture

	“Debt” of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, excluding any accrued expense or trade payable, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s Consolidated Balance Sheet as a capitalized lease in accordance with GAAP and to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Company’s Consolidated Balance Sheet in accordance with GAAP, and also includes, to the extent	“Debt” of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, excluding any accrued expense or trade payable, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary, but only to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such mortgage, pledge, lien, charge, encumbrance or any security interest, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued and called or amounts representing the balance deferred and unpaid of the purchase price of any property or services, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s Consolidated Balance Sheet as a capitalized lease in accordance with GAAP and to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Company’s Consolidated Balance Sheet in

ProLogis Notes without giving effect to
the Proposed Amendments to the
	ProLogis Indenture	AMB LP Notes

	not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary).	accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary).

Definitions; Pari Passu Debt	Section 101 of the Base ProLogis Indenture, as amended by Section 1.2(c) of the Eighth Supplemental Indenture and the Ninth Supplemental Indenture	Section N/A

	“Pari Passu Debt” means (i) any Debt of the Company or a Subsidiary that is secured only by Encumbrances that also secure the Securities issued hereunder on an equal and ratable basis and (ii) any series of Securities issued hereunder that is secured only by Encumbrances that also secure all other series of Securities issued hereunder on an equal and ratable basis.	There is no comparable provision.

Definitions; Subsidiary	Section 101 of the Base ProLogis Indenture	Section 101 of the new AMB LP Indenture

	“Subsidiary“ means, with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or (b) in the case of a partnership or any other entity other than a corporation, the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.	“Subsidiary” means, with respect to any Person, (i) a corporation, partnership, joint venture, limited liability company or other entity the majority of the shares, if any, of the non-voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or any other Subsidiary or Subsidiaries of such Person, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person, any other Subsidiary or Subsidiaries of such Person, and (ii) any other entity the accounts of which are consolidated with the accounts of such Person. For the purposes of this definition, “voting capital stock” means capital stock having voting power for the election of directors, whether at all times or only so long as no senior class of capital stock has such voting power by reason of any

ProLogis Notes without giving effect to
the Proposed Amendments to the
	ProLogis Indenture	AMB LP Notes

contingency.

Definitions; Subsidiary	Section 101 of the Base ProLogis Indenture, as amended by Section 1.2(c) of the Eighth Supplemental Indenture and the Ninth Supplemental Indenture	Section 101 of the new AMB LP Indenture

	“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership or any other entity other than a corporation, the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.	“Subsidiary” means, with respect to any Person, (i) a corporation, partnership, joint venture, limited liability company or other entity the majority of the shares, if any, of the non-voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or any other Subsidiary or Subsidiaries of such Person, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person, any other Subsidiary or Subsidiaries of such Person, and (ii) any other entity the accounts of which are consolidated with the accounts of such Person. For the purposes of this definition, “voting capital stock” means capital stock having voting power for the election of directors, whether at all times or only so long as no senior class of capital stock has such voting power by reason of any contingency.

Temporary Securities	Section 304 of the Base ProLogis Indenture	Section 304 of the new AMB LP Indenture

	(a) Pending the preparation of definitive Securities of any series, the Company may execute, and upon Company Order the Trustee shall authenticate and deliver, temporary Securities which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Securities in lieu of which they are issued, in registered form, or, if authorized, in bearer form with one or more coupons or without coupons, and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Securities may determine, as	Pending the preparation of definitive Securities of any series, the Company may execute, and upon Company Order the Trustee shall authenticate and deliver, temporary Securities which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Securities in lieu of which they are issued, in registered form, and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Securities may determine, as evidenced by their execution of such Securities. In the case of Securities of any series, such temporary Securities may be

ProLogis Notes without giving effect to
the Proposed Amendments to the
ProLogis Indenture	AMB LP Notes

conclusively evidenced by their execution of such Securities. In the case of Securities of any series, such temporary Securities may be in global form.

Except in the case of temporary Securities in global form (which shall be exchanged in accordance with Section 304(b) or as otherwise provided in or pursuant to a Board Resolution), if temporary Securities of any series are issued, the Company will cause definitive Securities of that series to be prepared without unreasonable delay. After the preparation of definitive Securities of such series, the temporary Securities of such series shall be exchangeable for definitive Securities of such series upon surrender of the temporary Securities of such series at the office or agency of the Company in a Place of Payment for that series, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities of any series (accompanied by any non-matured coupons appertaining thereto), the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Securities of the same series of authorized denominations; provided, however, that no definitive Bearer Security shall be delivered in exchange for a temporary Registered Security; and provided further that a definitive Bearer Security shall be delivered in exchange for a temporary Bearer Security only in compliance with the conditions set forth in Section 303. Until so exchanged, the temporary Securities of any series shall in all respects be entitled to the same benefits under this Indenture as definitive Securities of such series.	in global form.

If temporary Securities of any series are issued, the Company will cause definitive Securities of that series to be prepared without unreasonable delay. After the preparation of definitive Securities of such series, the temporary Securities of such series shall be exchangeable for definitive Securities of such series upon surrender of the temporary Securities of such series at the office or agency of the Company in a Place of Payment for that series, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities of any series, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Securities of the same series of authorized denominations. Until so exchanged, the temporary Securities of any series shall in all respects be entitled to the same benefits under this Indenture as definitive Securities of such series.

(b) Unless otherwise provided as contemplated in Section 301, this Section 304(b) shall govern the exchange of temporary Securities issued in global form other than through the facilities of

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DTC. If any such temporary Security is issued in global form, then such temporary global Security shall, unless otherwise provided therein, be delivered to the London office of a depositary or common depositary (the “Common Depositary”), for the benefit of Euroclear and CEDEL.

Without unnecessary delay but in any event not later than the date specified in, or determined pursuant to the terms of, any such temporary global Security (the “Exchange Date”), the Company shall deliver to the Trustee definitive Securities, in an aggregate principal amount equal to the principal amount of such temporary global Security, executed by the Company. On or after the Exchange Date, such temporary global Security shall be surrendered by the Common Depositary to the Trustee, as the Company’s agent for such purpose, to be exchanged, in whole or from time to time in part, for definitive Securities without charge, and the Trustee shall authenticate and deliver, in the name of Euroclear or CEDEL, as the case may be, in exchange for each portion of such temporary global Security, an equal aggregate principal amount of definitive Securities of or within the same series of authorized denominations and of like tenor as the portion of such temporary global Security to be exchanged. The definitive Securities to be delivered in exchange for any such temporary global Security shall be in bearer form, registered form, permanent global bearer form or permanent global registered form, or any combination thereof, as specified as contemplated by Section 301, and, if any combination thereof is so specified, as requested by the Common Depository; provided, however, that, unless otherwise specified in such temporary global Security, upon such presentation by the Common Depositary, such temporary global Security is accompanied by a certificate dated the Exchange Date or a subsequent date and signed by Euroclear as to the portion of

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such temporary global Security held for its account then to be exchanged and a certificate dated the Exchange Date or a subsequent date and signed by CEDEL as to the portion of such temporary global Security held for its account then to be exchanged, each in the form set forth in Exhibit A-2 to this Indenture or in such other form as may be established pursuant to Section 301; and provided further that definitive Bearer Securities shall be delivered in exchange for a portion of a temporary global Security only in compliance with the requirements of Section 303.

Unless otherwise specified in such temporary global Security, the interest of a beneficial owner of Securities of a series in a temporary global Security shall be exchanged for definitive Securities of the same series and of like tenor following the Exchange Date when the account holder instructs Euroclear or CEDEL, as the case may be, to request such exchange on his behalf and delivers to Euroclear or CEDEL, as the case may be, a certificate in the form set forth in Exhibit A-1 to this Indenture (or in such other form as may be established pursuant to Section 301), dated no earlier than 15 days prior to the Exchange Date, copies of which certificate shall be available from the offices of Euroclear and CEDEL, the Trustee, any Authenticating Agent appointed for such series of Securities and each Paying Agent. Unless otherwise specified in such temporary global Security, any such exchange shall be made free of charge to the beneficial owners of such temporary global Security, except that a Person receiving definitive Securities must bear the cost of insurance, postage, transportation and the like unless such Person takes delivery of such definitive Securities in person at the offices of Euroclear or CEDEL. Definitive Securities in bearer form to be delivered in exchange for any portion of a temporary global Security shall be

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delivered only outside the United States.

Until exchanged in full as hereinabove provided, the temporary Securities of any series shall in all respects be entitled to the same benefits under this Indenture as definitive Securities of the same series and of like tenor authenticated and delivered hereunder, except that, unless otherwise specified as contemplated by Section 301, interest payable on a temporary global Security on an Interest Payment Date for Securities of such series occurring prior to the applicable Exchange Date shall be payable to Euroclear and CEDEL on such Interest Payment Date upon delivery by Euroclear and CEDEL to the Trustee of a certificate or certificates in the form set forth in Exhibit A-2 to this Indenture (or in such other forms as may be established pursuant to Section 301), for credit without further interest on or after such Interest Payment Date to the respective accounts of Persons who are the beneficial owners of such temporary global Security on such Interest Payment Date and who have each delivered to Euroclear or CEDEL, as the case may be, a certificate dated no earlier than 15 days prior to the Interest Payment Date occurring prior to such Exchange Date in the form set forth as Exhibit A-1 to this Indenture (or in such other forms as may be established pursuant to Section 301). Notwithstanding anything to the contrary herein contained, the certifications made pursuant to this paragraph shall satisfy the certification requirements of the preceding two paragraphs of this Section 304(b) and of the third paragraph of Section 303 of this Indenture and the interests of the Persons who are the beneficial owners of the temporary global Security with respect to which such certification was made will be exchanged for definitive Securities of the same series and of like tenor on the Exchange Date or the date of certification if such date occurs after the Exchange Date, without further act or deed by such beneficial owners. Except

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as otherwise provided in this paragraph, no payments of principal or interest owing with respect to a beneficial interest in a temporary global Security will be made unless and until such interest in such temporary global Security shall have been exchanged for an interest in a definitive Security. Any interest so received by Euroclear and CEDEL and not paid as herein provided shall be returned to the Trustee prior to the expiration of two years after such Interest Payment Date in order to be repaid to the Company.

Events of Default	Sections 501(5), 501(6), 501(7) and 501(8) of the Base ProLogis Indenture	Sections 501(5), 501(6), 501(7) and 501(8) of the new AMB LP Indenture

	(5) a default under any bond, debenture, note or other evidence of indebtedness of the Company, or under any mortgage, indenture or other instrument of the Company (including a default with respect to Securities of any series other than that series) under which there may be issued or by which there may be secured any indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $10,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders	(5) a default under any bond, debenture, note or other evidence of indebtedness of the Company, or under any mortgage, indenture or other instrument of the Company (including a default with respect to Securities of any series other than that series) under which there may be issued or by which there may be secured any indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $50,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the

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of at least 10% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to the rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or

(6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; or

(7) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors; or

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary in an involuntary case,

(B) appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of either of	Company to cause such indebtedness to be discharged or cause such acceleration to the rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or

(6) the entry by a court of competent jurisdiction of final judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $50,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $50,000,000 for a period of 60 consecutive days; or

(7) the Company, the General Partner or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors; or

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, the General Partner or any Significant Subsidiary in an involuntary case,

(B) appoints a Custodian of the Company, the General Partner or any Significant Subsidiary or for all or substantially all of either of its property, or

(C) orders the liquidation of the Company, the General Partner or any Significant Subsidiary,

and the order or decree remains unstayed and

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	its property, or	in effect for 90 days; or

(C) orders the liquidation of the Company or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 90 days; or

Events of Default	Sections 501(5) and 501(6) of the Base ProLogis Indenture, as amended by Section 2.3 of the Second Supplemental Indenture	Sections 501(5) and 501(6) of the new AMB LP Indenture

	Pursuant to Section 901(5) of the Base Indenture, clauses (5) and (6) of Section 501 of the Base Indenture are hereby amended for the benefit of the Holders of Securities issued on or after the date of this Supplemental Indenture, unless otherwise provided in the Officers’ Certificate or supplemental indenture authorizing any series of such Securities, to provide that references to $10,000,000 contained in clauses (5) and (6) of Section 501 of the Indenture are amended to be $50,000,000; provided, however, that the provisions of this Section 2.3 shall become effective only when there are no Securities Outstanding of any series created prior to the execution of this Supplemental Indenture.	(5) a default under any bond, debenture, note or other evidence of indebtedness of the Company, or under any mortgage, indenture or other instrument of the Company (including a default with respect to Securities of any series other than that series) under which there may be issued or by which there may be secured any indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $50,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to the rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or

(6) the entry by a court of competent

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jurisdiction of final judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $50,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $50,000,000 for a period of 60 consecutive days; or

Events of Default	Sections 501(5) and 501(6) of the Base ProLogis Indenture, as amended by Section 2.2 of the Eighth Supplemental Indenture and the Ninth Supplemental Indenture	Sections 501(5) and 501(6) of the new AMB LP Indenture

	Pursuant to Section 901(5) of the Base Indenture, clauses (5) and (6) of Section 501 of the Base Indenture are hereby amended for the benefit of the Holders of Securities issued on or after the date of this Supplemental Indenture, unless otherwise provided in the Officers’ Certificate or supplemental indenture authorizing any series of such Securities, to provide that references to $10,000,000 contained in clauses (5) and (6) of Section 501 of the Indenture are amended to be $50,000,000.	(5) a default under any bond, debenture, note or other evidence of indebtedness of the Company, or under any mortgage, indenture or other instrument of the Company (including a default with respect to Securities of any series other than that series) under which there may be issued or by which there may be secured any indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $50,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be

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discharged or cause such acceleration to the rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or

(6) the entry by a court of competent jurisdiction of final judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $50,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $50,000,000 for a period of 60 consecutive days; or

Reports by Company	Section N/A	Section 703(b) of the new AMB LP Indenture

	There is no comparable provision.	(b) Delivery of such reports, information, and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on Officers’ Certificates).

Supplemental Indentures	Section 901(5) of the Base ProLogis Indenture	Section 901(5) of the new AMB LP Indenture

	(5) to change or eliminate any of the provisions of this Indenture, provided that any such change or elimination shall become effective only when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;	(5) to add to, change or eliminate any of the provisions of this Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (i) shall neither (A) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Security with respect to such provision or (ii) shall become effective only when there is no such Security Outstanding; or

Limitations on Incurrence of Debt	Section 1004(c) of the Base ProLogis Indenture, as amended by Section 2.1 of the Eighth Supplemental Indenture and the Ninth Supplemental Indenture	Section N/A

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	(c) In addition to the limitation set forth in subsections (a) and (b) of this Section 1004, no Subsidiary may incur any Unsecured Debt; provided, however, that the Company or a Subsidiary may acquire an entity that becomes a Subsidiary that has Unsecured Debt if the incurrence of such Debt (including any guarantees of such Debt assumed by the Company or any Subsidiary) was not intended to evade the foregoing restrictions and the incurrence of such Debt (including any guarantees of such Debt assumed by the Company or any Subsidiary) would otherwise be permitted under this Indenture.	There is no comparable provision.

Limitations on Incurrence of Debt	Section 1004(d) and (e) of the Base ProLogis Indenture, as amended by Section 2.1 of the Eighth Supplemental Indenture and the Ninth Supplemental Indenture	Section 1004(c) and (d) of the new AMB LP Indenture

(d) In addition to the limitation set forth in subsections (a), (b) and (c) of this Section 1004, the Company and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt and Pari Passu Debt of the Company and its Subsidiaries on a consolidated basis.

(e) In addition to the limitation set forth in subsections (a), (b), (c) and (d) of this Section 1004, the Company will not, and will not permit any Subsidiary to, incur any Debt for borrowed money secured by any mortgage, lien, charge, pledge, encumbrance or security interest upon any of the property of the Company or any Subsidiary, whether owned at the date hereof or hereafter acquired (other than Pari Passu Debt), if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis for borrowed money which is secured by any mortgage, lien, charge, pledge, encumbrance or security	(c) In addition to the limitation set forth in subsections (a) and (b) of this Section 1004, the Company and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis.

(d) In addition to the limitation set forth in subsections (a), (b) and (c) of this Section 1004, the Company will not, and will not permit any Subsidiary to, incur any Debt for borrowed money secured by any mortgage, lien, charge, pledge, encumbrance or security interest upon any of the property of the Company or any Subsidiary, whether owned at the date hereof or hereafter acquired, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis for borrowed money which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of the Company or any Subsidiary is greater than 40% of the sum of (without duplication): (i) Total Assets as of

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	interest on property of the Company or any Subsidiary (excluding any Pari Passu Debt) is greater than 40% of the sum of (without duplication): (i) Total Assets as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.	the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

Insurance	Section 1007 of the Base ProLogis Indenture	Section 1007 of the new AMB LP Indenture

	The Company will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.	The Company will, and will cause each of its Subsidiaries to, keep in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

Provision of Financial Information	Section 1009 of the Base ProLogis Indenture	Section 1009 of the new AMB LP Indenture

	Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the “Financial Statements”) if the Company were so subject, such documents to be filed with the Commission on or prior to	Whether or not the Company or the General Partner are subject to Section 13 or 15(d) of the Exchange Act, the Company and the General Partner will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company and the General Partner would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the “Financial Statements”) if the Company and the General Partner were so

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the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject.

The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (ii) file with the Trustee copies of annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.	subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company and the General Partner would have been required so to file such documents if the Company and the General Partner were so subject.

The Company and the General Partner will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail or electronic transmittal to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company and the General Partner are required to file or would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company and the General Partner were subject to such Sections, and (ii) file with the Trustee copies of annual reports, quarterly reports and other documents which the Company and the General Partner would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company and the General Partner were subject to such Sections and (y) if filing such documents by the Company or the General Partner with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

Provision of Financial Information	Section 1009 of the Base ProLogis Indenture, as amended by Section 2.2 of the Second Supplemental Indenture and the Seventh Supplemental Indenture	Section 1009 of the new AMB LP Indenture

	Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the “Financial Statements”) if the Company	Whether or not the Company or the General Partner are subject to Section 13 or 15(d) of the Exchange Act, the Company and the General Partner will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company and the General Partner would have been required to file with the Commission pursuant to such Section 13 or

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were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject.

The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail or electronic transmittal to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company is required to file or would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (ii) file with the Trustee copies of annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.	15(d) (the “Financial Statements”) if the Company and the General Partner were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company and the General Partner would have been required so to file such documents if the Company and the General Partner were so subject.

The Company and the General Partner will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail or electronic transmittal to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company and the General Partner are required to file or would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company and the General Partner were subject to such Sections, and (ii) file with the Trustee copies of annual reports, quarterly reports and other documents which the Company and the General Partner would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company and the General Partner were subject to such Sections and (y) if filing such documents by the Company or the General Partner with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

Statements as to Compliance	Section 1010 of the Base ProLogis Indenture	Section 1010 of the new AMB LP Indenture

	The Company will deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of the Company’s compliance with all conditions and covenants under this Indenture verified in the case of conditions precedent compliance with	The Company will deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate from its General Partner’s principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of the Company’s compliance with all conditions and covenants under this Indenture and, in the event of any noncompliance, specifying such

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	ProLogis Indenture	AMB LP Notes

	which is subject to verification by accountants by the certificate or opinion of an accountant and, in the event of any noncompliance, specifying such noncompliance and the nature and status thereof. For purposes of this Section 1010, such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.	noncompliance and the nature and status thereof, provided that if the Company has been succeeded to by a corporate successor pursuant to the provisions hereof such certificate will be from such successor’s principal executive officer, principal financial officer or principal accounting officer. For purposes of this Section 1010, such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

Guarantees	Section N/A	Section 1601 of the new AMB LP Indenture

	There is no comparable provision.	The provisions of this Article shall be applicable to the Securities and Guarantees. Each Guarantor (which term includes any successor Person under this Indenture) for consideration received hereby jointly and severally unconditionally and irrevocably guarantees on a senior basis (each a “Guarantee”, and collectively, the “Guarantees”) to the Holders from time to time of the Securities (a) the full and prompt payment of the principal of and any premium, if any, on any Security when and as the same shall become due, whether at the maturity thereof, by acceleration, redemption or otherwise and (b) the full and prompt payment of any interest on any Security when and as the same shall become due and payable. Each and every default in the payment of the principal of or interest or any premium on any Security shall give rise to a separate cause of action under each applicable Guarantee, and separate suits may be brought under each applicable Guarantee as each cause of action arises. The obligations of the Guarantors hereunder shall be evidenced by Guarantees affixed to the Securities issued hereunder.

An Event of Default under this Indenture or the Securities shall constitute an event of default under the Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the obligations of the Company.

The obligations of the Guarantors hereunder shall be absolute and unconditional and shall

ProLogis Notes without giving effect to
the Proposed Amendments to the
ProLogis Indenture	AMB LP Notes

remain in full force and effect until the entire principal and interest and any premium on the Securities shall have been paid or provided for in accordance with provisions of this Indenture, and, unless otherwise expressly set forth in this Article, such obligations shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to, or the consent of, the Guarantors:

(a) the failure to give notice to the Guarantors of the occurrence of an Event of Default;

(b) the waiver, surrender, compromise, settlement, release or termination of the payment, performance or observance by the Company or the Guarantors of any or all of the obligations, covenants or agreements of either of them contained in this Indenture or the Securities;

(c) the acceleration, extension or any other changes in the time for payment of any principal of or interest or any premium on any Security or for any other payment under this Indenture or of the time for performance of any other obligations, covenants or agreements under or arising out of this Indenture or the Securities;

(d) the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in this Indenture or the Securities;

(e) the taking or the omission of any of the actions referred to in this Indenture and in any of the actions under the Securities;

(f) any failure, omission, delay or lack on the part of the Trustee to enforce, assert or exercise any right, power or remedy conferred on the Trustee in this Indenture, or any other action or acts on the part of the Trustee or any of the Holders from time to time of the Securities;

(g) the voluntary or involuntary

ProLogis Notes without giving effect to
the Proposed Amendments to the
ProLogis Indenture	AMB LP Notes

liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting the Guarantors or the Company or any of the assets of any of them, or any allegation or contest of the validity of the Guarantee in any such proceedings;

(h) to the extent permitted by law, the release or discharge by operation of law of the Guarantors from the performance or observance of any obligation, covenant or agreement contained in this Indenture;

(i) to the extent permitted by law, the release or discharge by operation of law of the Company from the performance or observance of any obligation, covenant or agreement contained in this Indenture;

(j) the default or failure of the Company or the Trustee fully to perform any of its obligations set forth in this Indenture or the Securities;

(k) the invalidity, irregularity or unenforceability of this Indenture or the Securities or any part of any thereof;

(l) any judicial or governmental action affecting the Company or any Securities or consent or indulgence granted by the Company by the Holders or by the Trustee; or

(m) the recovery of any judgment against the Company or any action to enforce the same or any other circumstance which might constitute a legal or equitable discharge of a surety or guarantor.

The Guarantees shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization of the Company, should the Company become insolvent or make an assignment for the

ProLogis Notes without giving effect to
the Proposed Amendments to the
ProLogis Indenture	AMB LP Notes

benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time any payment in respect of the Securities is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Securities, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Securities shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular Security.

Each of the Guarantors hereby agrees that its Guarantee set forth in this Section shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Guarantee.

If an officer of a Guarantor whose signature is on this Indenture or a Security no longer holds that office at the time the Trustee authenticates such Security or at any time thereafter, such Guarantor’s Guarantee of such Security shall be valid nevertheless.

The delivery of any Security by the Trustee, after the authentication thereof hereunder shall constitute due delivery of any Guarantee set forth in this Indenture on behalf of the Guarantor.

ProLogis Notes without giving effect to
the Proposed Amendments to the
	ProLogis Indenture	AMB LP Notes

Proceedings Against Guarantors	Section N/A	Section 1602 of the new AMB LP Indenture

	There is no comparable provision.	In the event of a default in the payment of principal of or any premium on any Security when and as the same shall become due, whether at the Stated Maturity thereof, by acceleration, call for redemption or otherwise, or in the event of a default in the payment of any interest on any Security when and as the same shall become due, the Trustee shall have the right to proceed first and directly against the Guarantors under this Indenture without first proceeding against the Company or exhausting any other remedies which it may have and without resorting to any other Security held by the Trustee.

The Trustee shall have the right, power and authority to do all things it deems necessary or otherwise advisable to enforce the provisions of this Indenture relating to the Guarantees and protect the interests of the Holders of the Securities and, in the event of a default in payment of the principal of or any premium on any Security when and as the same shall become due, whether at the Stated Maturity thereof, by acceleration, call for redemption or otherwise, or in the event of a default in the payment of any interest on any Security when and as the same shall become due, the Trustee may institute or appear in such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of its rights and the rights of the Holders, whether for the specific enforcement of any covenant or agreement in this Indenture relating to the Guarantee or in aid of the exercise of any power granted herein, or to enforce any other proper remedy. Without limiting the generality of the foregoing, in the event of a default in payment of the principal of or interest or any premium on any Security when due, the Trustee may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Guarantors and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the

ProLogis Notes without giving effect to
the Proposed Amendments to the
	ProLogis Indenture	AMB LP Notes

Guarantors, wherever situated.

Guarantees for Benefit of Holders	Section N/A	Section 1603 of the new AMB LP Indenture

	There is no comparable provision.	The Guarantees contained in this Indenture are entered into by the Guarantors for the benefit of the Holders from time to time of the Securities. Such provisions shall not be deemed to create any right in, or to be in whole or in part for the benefit of, any person other than the Trustee, the Guarantors, the Holders from time to time of the Securities, and their permitted successors and assigns.

Merger or Consolidation of Guarantors	Section N/A	Section 1604 of the new AMB LP Indenture

	There is no comparable provision.	Each Guarantor will not, in any transaction or series of related transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to, or merge with or into, any other Person unless (i) either such Guarantor shall be the continuing Person, or the successor Person (if other than such Guarantor) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a corporation, partnership, limited liability company or other entity organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and shall expressly assume, by supplemental indenture executed by such successor and delivered by it to the Trustee (which supplemental indenture shall comply with Article Nine hereof and shall be reasonably satisfactory to the Trustee), all of such Guarantor’s obligations with respect to Securities Outstanding and the observance of all of the covenants and conditions contained in this Indenture and its Guarantee to be performed or observed by the Guarantor; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and shall be continuing; and (iii) such Guarantor shall have delivered

ProLogis Notes without giving effect to
the Proposed Amendments to the
	ProLogis Indenture	AMB LP Notes

to the Trustee the Officers’ Certificate and Opinion of Counsel required pursuant to this Section. In the event that such Guarantor is not the continuing corporation, then, for purposes of clause (ii) of the preceding sentence, the successor shall be deemed to be such “Guarantor” referred to in such clause (ii). Any consolidation, merger, sale, lease, assignment, transfer or conveyance permitted under this Section is also subject to the condition precedent that the Trustee receive an Officers’ Certificate and an Opinion of Counsel to the effect that any such consolidation, merger, sale, lease, assignment, transfer or conveyance, and the assumption by any successor, complies with the provisions of this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

Additional Guarantors	Section N/A	Section 1605 of the new AMB LP Indenture

	There is no comparable provision.	Any Person may become a Guarantor by executing and delivering to the Trustee (a) a supplemental indenture, which subjects such person to the provisions of this Indenture as a Guarantor, and (b) an Opinion of Counsel to the effect that such supplemental indenture has been duly authorized and executed by such person and constitutes the legal, valid, binding and enforceable obligation of such person (subject to such customary exceptions concerning fraudulent conveyance laws, creditors’ rights and equitable principles).

Guarantee	Section N/A	Section 10.01 of the new supplemental indentures to the new AMB LP Indenture for each series of AMB LP Exchangeable Notes

	There is no comparable provision.	Article Sixteen of the Base Indenture shall be applicable to the Notes.

Exclusion of Certain Provisions From Base Indenture	Section 4.05 of the ProLogis Convertible Notes Supplemental Indentures	Section 4.05 of the new supplemental indentures to the new AMB LP Indenture for each series of AMB LP Exchangeable Notes

	Section 1004, Section 1006, Section 1007 and Section 1011 of the Base Indenture shall not apply to the	Section 1004, Section 1006, Section 1007, Section 1011 and Article Fourteen of the Base Indenture shall not apply to the Notes.

ProLogis Notes without giving effect to
the Proposed Amendments to the
	ProLogis Indenture	AMB LP Notes

	Notes. Section 1002, Section 1003, Section 1005, Section 1008, Section 1009 (as amended by Section 2.2 of the Second Supplemental Indenture to the Base Indenture), Section 1010 and Section 1012 of the Base Indenture shall be applicable to the Notes.	Section 1002, Section 1003, Section 1005, Section 1008, Section 1009, Section 1010 and Section 1012 of the Base Indenture shall be applicable to the Notes.

Notice of Redemption	Section N/A	Section 3.03(d) of the new supplemental indenture governing the AMB LP 3.250% 2015 Exchangeable Notes

	There is no comparable provision.	(d) whether the Company will satisfy its Exchange Obligation with respect to any Notes called for redemption that are surrendered for exchange in cash, shares of Common Stock or both as provided herein; provided that the Company may not provide notice of a redemption of Notes at the Company’s option that specifies that the Company will settle exchanges of Notes prior to such redemption in cash and shares of Common Stock unless, at the time of such notice, the Company has available to it a sufficient number of authorized shares of Common Stock to satisfy its Exchange Obligation in respect of the Notes to be redeemed.

Exchange Procedures	Section 8.02(a) and (b) of the Tenth Supplemental Indenture

(a) (1) The Company shall settle its Conversion Obligations entirely in Common Shares. In satisfying its Conversion Obligations, the Company shall deliver a number of Common Shares equal to (i) the aggregate principal amount of Notes to be converted divided by $1,000, multiplied by (ii) the applicable Conversion Rate (which shall include any increases to reflect any Additional Shares that such Holder is entitled to receive pursuant to Section 8.01(g) above). The Company shall deliver such Common Shares, together with any cash in lieu of fractional Common Shares as set forth pursuant to clause (k) below, on the third Business Day immediately following the applicable Conversion Date. Notwithstanding the preceding sentence, if any calculation required in order to	Section 8.02(a) and (b) of the new supplemental indenture governing the AMB LP 3.250% 2015 Exchangeable Notes

(a) (1) The Company shall settle its Exchange Obligations as described in Section 8.02(a)(3), unless, within the applicable time period specified in this Section 8.02(a)(1), the Company elects to settle its Exchange Obligations as described in Section 8.02(a)(2) or Section 8.02(a)(4). The cash and/or shares of Common Stock which the Company is required to deliver in accordance with this Section 8.02 in settlement of its Exchange Obligations is referred to herein as the “Settlement Amount.” If the Company desires to settle its Exchange Obligations as described in Section 8.02(a)(2) or Section 8.02(a)(4), the Company shall notify each exchanging Noteholder by notice to the Trustee (for further distribution to Noteholders) of the method the Company will choose to satisfy its Exchange Obligations no later than the second Trading Day immediately following

ProLogis Notes without giving effect to
the Proposed Amendments to the
ProLogis Indenture	AMB LP Notes

determine the number of Common Shares to be delivered by the Company in respect of a particular conversion is based upon data that will not be available to the Company on the applicable Conversion Date, the Company shall be entitled to delay settlement of that conversion until the third Business Day after the relevant data become available.

(b) Intentionally Omitted.	the Company’s receipt of a Notice of Exchange from such Holder, and such notice shall specify the section of this Fourth Supplemental Indenture pursuant to which the Company is electing to satisfy its exchange obligations. The Company shall treat all Noteholders exchanging on the same Trading Day in the same manner; however, the Company shall not have any obligation to settle its Exchange Obligations arising on different Trading Days in the same manner.

(2) If the Company has elected, within the applicable time periods specified in Section 8.02(a)(1), to settle its Exchange Obligations as described in this Section 8.02(a)(2), the Company shall have the right to settle its Exchange Obligations entirely in shares of Common Stock. If the Company elects to satisfy its Exchange Obligation entirely in shares of Common Stock, the Company shall deliver a number of shares of Common Stock equal to (i) the aggregate principal amount of Notes to be exchanged divided by $1,000, multiplied by (ii) the applicable Exchange Rate (which shall include any increases to reflect any Additional Shares that such Holder is entitled to receive pursuant to Section 8.01(g) above). The Company shall deliver such shares of Common Stock as soon as practicable after it has notified the exchanging Holder, pursuant to Section 8.02(a)(1) above, that it has elected to satisfy its Exchange Obligation entirely in shares of Common Stock.

(3) If the Company does not elect, within the applicable time periods specified in Section 8.02(a)(1), to settle its Exchange Obligations as described in Section 8.02(a)(2) or 8.02(a)(4), the Company shall settle its Exchange Obligations as described in this Section 8.02(a)(3), subject to Section 8.02(b) hereof. The Company shall deliver in respect of each $1,000 principal amount of Notes being exchanged a Settlement Amount equal to the sum of the Daily Settlement Amounts for each of the 20 consecutive Trading Days during the Observation Period, on the third Trading

ProLogis Notes without giving effect to
the Proposed Amendments to the
ProLogis Indenture	AMB LP Notes

Day immediately following the last day of the related Observation Period; provided that the Company will deliver cash in lieu of fractional shares of Common Stock as set forth pursuant to clause (k) below. The Daily Settlement Amounts shall be determined by the Company promptly following the last day of the Observation Period.

(4) If the Company has elected, within the applicable time periods specified in Section 8.02(a)(1), to settle its Exchange Obligations as described in this Section 8.02(a)(4), the Company shall have the right to settle all or a portion of the amount by which the Daily Exchange Value exceeds $50 in cash in accordance with this Section 8.02(a)(4). In such case, the Company shall specify a percentage of the amount by which the Daily Exchange Value exceeds $50 that will be settled in cash, or the “cash percentage.” The Company will inform exchanging Holders by notice to the Trustee (for further distribution to Noteholders) no later than two Trading Days prior to the first day of the applicable Observation Period if it elects to pay cash upon exchange of the Notes and shall specify in such notice (the “cash percentage notice”) the applicable cash percentage. If the Company elects to specify a cash percentage, the amount of cash that the Company shall deliver in respect of each Trading Day in the applicable Observation Period shall equal the product of (w) the cash percentage and (x) the amount by which the Daily Exchange Value exceeds $50 for such Trading Day. The number of shares of Common Stock deliverable in respect of each Trading Day in the applicable Observation Period shall equal (i) the product of (y) 100% minus the cash percentage and (z) the amount by which the Daily Exchange Value exceeds $50 for such Trading Day, divided by (ii) the Daily VWAP of the Common Stock for such Trading Day. If the Company does not specify a cash percentage, it must settle the entire amount by which the Daily Exchange Value exceeds $50 with shares of Common Stock pursuant to Section 8.02(a)(3) above;

ProLogis Notes without giving effect to
the Proposed Amendments to the
ProLogis Indenture	AMB LP Notes

provided, however, that the Company will deliver cash in lieu of fractional shares of Common Stock as set forth pursuant to clause (k) below. If the Company specifies a cash percentage, the Company shall satisfy its Exchange Obligation by delivering, on the third Trading Day immediately following the last day of the related Observation Period, the amount of cash and the number of shares of Common Stock deliverable pursuant to this Section 8.02(a)(4).

(b) Notwithstanding Section 8.02(a), the Company shall satisfy the Exchange Obligation with respect to each $1,000 principal amount of Notes tendered for exchange to which Additional Shares shall be added to the Exchange Rate as set forth in Section 8.01(g) pursuant to this clause (b).

(1) If the last day of the applicable Observation Period related to Notes surrendered for exchange is prior to the third Trading Day preceding the Effective Date of the Fundamental Change, the Company will satisfy the related Exchange Obligation with respect to each $1,000 principal amount of Notes tendered for exchange as described in Section 8.01(a) by delivering the amount of cash and shares of Common Stock, if any (based on the Exchange Rate, but without regard to the number of Additional Shares to be added to the Exchange Rate pursuant to Section 8.01(g)) on the third Trading Day immediately following the last day of the applicable Observation Period. In addition, as soon as practicable following the Effective Date of the Fundamental Change, the Company will deliver the increase in such amount of cash and Reference Property deliverable in lieu of shares of Common Stock, if any, as if the Exchange Rate had been increased by such number of Additional Shares during the related Observation Period (and based upon the related Daily VWAP prices during such Observation Period). If such increased amount of cash and Common Stock, if any, results in an increase to the amount of cash

ProLogis Notes without giving effect to
the Proposed Amendments to the
	ProLogis Indenture	AMB LP Notes

to be paid to Holders, the Company will pay such increase in cash, and if such increased amount results in an increase to the number of shares of Common Stock, the Company will deliver such increase by delivering Reference Property based on such increased number of shares.

(2) If the last day of the applicable Observation Period related to Notes surrendered for exchange is on or following the third scheduled Trading Day preceding the Effective Date of such Fundamental Change, the Company will satisfy the Exchange Obligation with respect to each $1,000 principal amount of Notes tendered for exchange as described in Section 8.01(a) (based on the Exchange Rate as increased by the Additional Shares pursuant to Section 8.01(g) above) on the later to occur of (x) the Effective Date of the Fundamental Change and (y) the third Trading Day immediately following the last day of the applicable Observation Period.

Effect of Reclassification, Consolidation, Merger or Sale	Section 8.06(b) of the Tenth Supplemental Indenture	Section 8.06(b) of the new supplemental indenture governing the AMB LP 3.250% 2015 Exchangeable Notes

	Notwithstanding the provisions of Section 8.02(a), and subject to the provisions of Section 8.01, at the effective time of such Reorganization Event, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such Note by reference to the kind and amount of stock, other securities or other property, assets or cash (or any combination thereof) that such holder of Notes would have owned immediately after such Reorganization Event if such holder had converted their Notes immediately prior to such Reorganization Event (the “Reference Property”). For purposes of the foregoing, where a Reorganization Event involves consideration based upon any form of stockholder election, the consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares that	Notwithstanding the provisions of Section 8.02(a) and Section 8.02(b), and subject to the provisions of Section 8.01, at the effective time of such Reorganization Event, the right to exchange each $1,000 principal amount of Notes will be changed to a right to exchange such Note by reference to the kind and amount of stock, other securities or other property, assets or cash (or any combination thereof) that such holder of Notes would have owned immediately after such Reorganization Event if such holder had exchanged their Notes immediately prior to such Reorganization Event (the “Reference Property”) such that from and after the effective time of such transaction, a Noteholder will be entitled thereafter to exchange its Notes, subject to the successor’s right to deliver cash, shares of Common Stock or common stock of such successor or a combination of cash and shares of Common Stock as set forth in

ProLogis Notes without giving effect to
the Proposed Amendments to the
ProLogis Indenture	AMB LP Notes

affirmatively make such an election. The Company shall not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a Holder of Notes to convert its Notes in accordance with the provisions of Article VIII hereof prior to the effective date of a Reorganization Event. For the avoidance of doubt, adjustments to the Conversion Rate set forth under Section 8.04 do not apply to distributions to the extent that the right to convert Notes has been changed into the right to convert into Reference Property.	Section 8.02(b), into cash (up to the aggregate principal amount thereof) and, in lieu of the shares of Common Stock otherwise deliverable, the same type (and in the same proportion) of Reference Property, based on the Daily Settlement Amounts of Reference Property in an amount equal to the applicable Exchange Rate, as described under Section 8.02(b). For purposes of the foregoing, where a Reorganization Event involves consideration based upon any form of stockholder election, the consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of shares of Common Stock that affirmatively make such an election. Parent shall not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a Holder of Notes to exchange its Notes in accordance with the provisions of Article VIII hereof prior to the effective date of a Reorganization Event. For the avoidance of doubt, adjustments to the Exchange Rate set forth under Section 8.04 do not apply to distributions to the extent that the right to exchange Notes has been changed into the right to exchange into Reference Property.
     In addition to the new sections in the new AMB LP Indenture described above regarding the guarantees, proceedings against the guarantors, guarantees for the benefit of holders, merger or consolidation of guarantors and additional guarantors, the new AMB LP Indenture will include related defined terms and cross-references related thereto and several sections in the new AMB LP Indenture will be revised to include references to the guarantees and guarantors.
     The new AMB LP Indenture will also remove and revise provisions regarding securities in bearer form and related defined terms and cross-references related thereto.
     Further, in addition to the new sections in the new supplemental indenture governing the AMB LP 3.250% 2015 Exchangeable Notes making such notes exchangeable into AMB common stock, cash or a combination of the two, at the option of AMB LP, as compared with the ProLogis 3.250% 2015 Convertible Notes, which are convertible only into ProLogis common shares and will be exchangeable only into AMB common stock after the Merger, such new supplemental indenture will include related defined terms and cross-references related thereto and several sections will be removed and revised to adjust for such change.
     Pursuant to Section 3(g) of the Security Agency Agreement, Bank of America, N.A., as collateral agent thereunder, may, without the consent of the holders of the ProLogis Notes, release any collateral pledged pursuant to any Security Document, so long as such release does not violate any other agreement of ProLogis. Upon or following the effectiveness of the Thirteenth Supplemental Indenture, ProLogis intends to cause Bank of America,

N.A., in its capacity as collateral agent, to release all collateral under the Security Documents. Following such release, the obligations of ProLogis under the ProLogis Notes would not be secured by any collateral.
     In addition, pursuant to Section 8(e) of the Security Agency Agreement, ProLogis may, upon not less than 90 days notice after disclosing such revocation (in a footnote or otherwise) in a Form 10-Q or 10-K filed with the SEC (but in no event before the earlier of (i) August 21, 2012 and (ii) the date on which the main revolving credit facility of ProLogis terminates), without the consent of the holders of the ProLogis Notes, revoke the status of the ProLogis Indenture as a “DSD Agreement” under the Security Agency Agreement and revoke the classification of the ProLogis Notes as “Other DS Debt” thereunder. Upon or following any such revocation, the holders of the ProLogis Notes would cease to have any rights under the Security Agency Agreement. Upon the closing of the Merger, ProLogis intends to terminate its main revolving credit facility and revoke the status of the ProLogis Indenture and the ProLogis Notes as a “DSD Agreement” and “Other DS Debt,” respectively. Upon such revocation, the benefits of the security and sharing arrangements afforded to the holders of the ProLogis Notes pursuant to the Security Documents would be eliminated. Such revocation may occur before or after the release of the collateral described above.
     Further, the applicable initial exchange rates, dividend threshold amounts, contingent exchange trigger prices and fundamental change make-whole amounts with respect to the AMB LP Exchangeable Notes will be different from the applicable initial conversion rates, dividend threshold amounts, contingent exchange trigger prices and fundamental change make-whole amounts with respect to the ProLogis Convertible Notes. Such initial exchange rates, dividend threshold amounts, contingent exchange trigger prices and fundamental change make-whole amounts for the AMB LP Exchangeable Notes will be adjusted relative to the conversion rate, dividend threshold amounts, contingent exchange trigger prices and fundamental change make-whole amounts of the ProLogis Convertible Notes to account for differences in the dividend amounts between AMB and ProLogis and the value of shares of AMB common stock and ProLogis common shares. The tables below provide the original initial conversion rates, dividend threshold amounts, contingent exchange trigger prices and fundamental change make-whole amounts for the ProLogis Convertible Notes before the consummation of the Merger and the initial exchange rates, dividend threshold amounts, contingent exchange trigger prices and fundamental change make-whole amounts, as adjusted, for the AMB LP Exchangeable Notes. The new supplemental indentures governing the AMB LP Exchangeable Notes will reflect these adjustments and will be revised throughout to reflect the change from being convertible into exchangeable.
Exchange Rates

	Initial Conversion Rates	Initial Exchange Rates, as
	for the ProLogis	adjusted, for the AMB LP
	Convertible Notes	Exchangeable Notes
AMB LP 2.250% 2037 Exchangeable Notes	13.1614	5.8752
AMB LP 1.875% 2037 Exchangeable Notes	12.2926	5.4874
AMB LP 2.625% 2038 Exchangeable Notes	13.1203	5.8569
AMB LP 3.250% 2015 Exchangeable Notes	57.8503	25.8244
Dividend Threshold Amounts

	Dividend Threshold	Dividend Threshold Amounts,
	Amounts for the	as adjusted, for the AMB LP
	ProLogis Convertible Notes	Exchangeable Notes
AMB LP 2.250% 2037 Exchangeable Notes	$0.46	$1.0305
AMB LP 1.875% 2037 Exchangeable Notes	$0.46	$1.0305
AMB LP 2.625% 2038 Exchangeable Notes	$0.5175	$1.1593
AMB LP 3.250% 2015 Exchangeable Notes	$0.15	$0.3360

Contingent Exchange Trigger Prices

		Contingent Exchange Trigger
	Contingent Exchange	Price, as adjusted, for the AMB
	Trigger Price per	LP Exchangeable Notes per
	ProLogis Common Share	Share of AMB Common Stock
AMB LP 2.250% 2037 Exchangeable Notes	$98.77	$221.27
AMB LP 1.875% 2037 Exchangeable Notes	$105.75	$236.91
AMB LP 2.625% 2038 Exchangeable Notes	$99.08	$221.96
AMB LP 3.250% 2015 Exchangeable Notes	N/A	N/A
Fundamental Change Make-Whole Amounts
ProLogis 2.250% 2037 Convertible Notes

	Share Price
Effective Date	$63.82	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00	$140.00	$150.00	$160.00	$170.00
April 1, 2011	2.6115	1.4809	0.5642	0.1748	0.0384	0.0060	0.0027	0.0024	0.0003	0.0000	0.0000	0.0000
April 1, 2012	2.6115	1.2281	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price of ProLogis common shares in the transaction is greater than $170.00 per share or less than $63.82 per share (in each case, subject to adjustment), no adjustment will be made to the applicable conversion rate for the ProLogis 2.250% 2037 Convertible Notes. Moreover, in no event will the total number of ProLogis common shares issuable upon exchange as a result of this adjustment exceed 15.6691 per $1,000 principal amount of ProLogis 2.250% 2037 Convertible Notes.
AMB LP 2.250% 2037 Exchangeable Notes

	Share Price
Effective Date	$142.97	$156.81	$179.21	$201.61	$224.01	$246.42	$268.82	$291.22	$313.62	$336.02	$358.42	$380.82
April 1, 2011	1.1658	0.6611	0.2519	0.0780	0.0171	0.0027	0.0012	0.0011	0.0001	0.0000	0.0000	0.0000
April 1, 2012	1.1658	0.5482	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price per share of AMB common stock in the transaction is greater than $380.82 per share or less than $142.97 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the AMB LP 2.250% 2037 Exchangeable Notes. Moreover, in no event will the total number of shares of AMB common stock deliverable upon exchange as a result of this adjustment exceed 7.0410 per $1,000 principal amount of AMB LP 2.250% 2037 Exchangeable Notes.
ProLogis 1.875% 2037 Convertible Notes

	Share Price
Effective Date	$68.33	$70.00	$75.00	$80.00	$85.00	$90.00	$95.00	$100.00	$105.00	$110.00	$115.00	$120.00
January 15, 2012	2.4391	2.0800	1.4313	0.9500	0.6035	0.3614	0.1980	0.0916	0.0249	0.0000	0.0000	0.0000
January 15, 2013	2.4391	2.0282	1.0799	0.2759	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price of ProLogis common shares in the transaction is greater than $120.00 per share or less than $68.33 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the ProLogis 1.875% 2037 Convertible Notes. Moreover, in no event will the total number of ProLogis common shares issuable upon exchange as a result of this adjustment exceed 14.6349 per $1,000 principal amount of ProLogis 1.875% 2037 Convertible Notes.

AMB LP 1.875% 2037 Exchangeable Notes

	Share Price
Effective Date	$153.07	$156.81	$168.01	$179.21	$190.41	$201.61	$212.81	$224.01	$235.22	$246.42	$257.62	$268.82
January 15, 2012	1.0888	0.9285	0.6389	0.4241	0.2694	0.1613	0.0884	0.0409	0.0111	0.0000	0.0000	0.0000
January 15, 2013	1.0888	0.9054	0.4821	0.1232	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price per share of AMB common stock in the transaction is greater than $268.82 per share or less than $153.07 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the AMB LP 1.875% 2037 Exchangeable Notes. Moreover, in no event will the total number of shares of AMB common stock deliverable upon exchange as a result of this adjustment exceed 6.5762 per $1,000 principal amount of AMB LP 1.875% 2037 Exchangeable Notes.
ProLogis 2.625% 2038 Convertible Notes

	Share Price
Effective Date	$62.86	$65.00	$67.50	$70.00	$72.50	$75.00	$77.50	$80.00	$85.00	$90.00	$95.00	$100.00	$110.00	$120.00
May 20, 2011	2.7880	2.3192	1.9988	1.7186	1.4736	1.2597	1.0731	0.9106	0.6468	0.4490	0.3024	0.1953	0.0661	0.0099
May 20, 2012	2.7880	2.2643	1.7817	1.4817	1.2250	1.0061	0.8204	0.6634	0.4208	0.2530	0.1411	0.0700	0.0048	0.0000
May 20, 2013	2.7880	2.2643	1.6945	1.1654	0.6728	0.2130	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price of ProLogis common shares in the transaction is greater than $120.00 per share or less than $62.86 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the ProLogis 2.625% 2038 Convertible Notes. Moreover, in no event will the total number of ProLogis common shares issuable upon exchange as a result of this adjustment exceed 15.9083 per $1,000 principal amount of ProLogis 2.625% 2038 Convertible Notes.
AMB LP 2.625% 2038 Exchangeable Notes

	Share Price
Effective Date	$140.82	$145.61	$151.21	$156.81	$162.41	$168.01	$173.61	$179.21	$190.41	$201.61	$212.81	$224.01	$246.42	$268.82
May 20, 2011	1.2446	1.0353	0.8923	0.7672	0.6578	0.5623	0.4790	0.4065	0.2887	0.2004	0.1350	0.0872	0.0295	0.0044
May 20, 2012	1.2446	1.0108	0.7954	0.6614	0.5468	0.4491	0.3662	0.2961	0.1878	0.1129	0.0630	0.0312	0.0021	0.0000
May 20, 2013	1.2446	1.0108	0.7564	0.5202	0.3003	0.0951	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price per share of AMB common stock in the transaction is greater than $268.82 per share or less than $140.82 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the AMB LP 2.625% 2038 Exchangeable Notes. Moreover, in no event will the total number of shares of AMB common stock deliverable upon exchange as a result of this adjustment exceed 7.1015 per $1,000 principal amount of AMB LP 2.625% 2038 Exchangeable Notes.
ProLogis 3.250% 2015 Convertible Notes

	Share Price
Effective Date	$13.40	$15.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$32.50	$35.00	$37.50	$40.00
March 15, 2012	16.7765	12.4979	7.2319	4.1631	2.3658	1.3110	0.6940	0.3377	0.1397	0.0396	0.0000	0.0000
March 15, 2013	16.7765	11.7694	6.3041	3.2875	1.6518	0.7814	0.3305	0.1106	0.0174	0.0000	0.0000	0.0000
March 15, 2014	16.7765	10.5088	4.7035	1.8907	0.6585	0.1765	0.0207	0.0000	0.0000	0.0000	0.0000	0.0000
March 15, 2015	16.7765	8.8164	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price of ProLogis common shares in the transaction is greater than $40.00 per share or less than $13.40 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the ProLogis 3.250% 2015 Convertible Notes. Moreover, in no event will the total number of ProLogis common shares issuable upon exchange as a result of this adjustment exceed 74.6268 per $1,000 principal amount of ProLogis 3.250% 2015 Convertible Notes.

AMB LP 3.250% 2015 Exchangeable Notes

	Share Price
Effective Date	$30.02	$33.60	$39.20	$44.80	$50.40	$56.00	$61.60	$67.20	$72.80	$78.41	$84.01	$89.61
March 15, 2012	7.4890	5.5791	3.2283	1.8584	1.0561	0.5852	0.3098	0.1507	0.0624	0.0177	0.0000	0.0000
March 15, 2013	7.4890	5.2539	2.8142	1.4675	0.7374	0.3488	0.1475	0.0494	0.0078	0.0000	0.0000	0.0000
March 15, 2014	7.4890	4.6911	2.0996	0.8440	0.2940	0.0788	0.0092	0.0000	0.0000	0.0000	0.0000	0.0000
March 15, 2015	7.4890	3.9356	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price per share of AMB common stock in the transaction is greater than $89.61 per share or less than $30.02 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the AMB LP 3.250% 2015 Exchangeable Notes. Moreover, in no event will the total number of shares of AMB common stock deliverable upon exchange as a result of this adjustment exceed 33.3134 per $1,000 principal amount of AMB LP 3.250% 2015 Exchangeable Notes.
     Pursuant to their terms, upon consummation of the Merger, the ProLogis Convertible Notes will become exchangeable into shares of AMB common stock, rather than convertible into ProLogis common shares, and ProLogis and the Trustee will be required to enter into a supplemental indenture to effect such change. Each of the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture will provide for the conversion and settlement of the ProLogis Convertible Notes as set forth in the ProLogis Convertible Notes Supplemental Indentures. Additionally, each of the Eleventh Supplemental Indenture and Twelfth Supplemental Indenture will provide for adjustments as nearly equivalent as may be practicable to the adjustments provided in Article VIII of each of the ProLogis Convertible Notes Supplemental Indentures. The Twelfth Supplemental Indenture will provide for adjustments to account for differences in the value of shares of AMB common stock and ProLogis common shares and for differences in the dividend thresholds of AMB and ProLogis. The initial exchange rate, dividend threshold amounts, contingent exchange trigger prices and fundamental change make-whole amounts will be adjusted as described herein and in the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture. The ProLogis Indenture, as so amended by the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture, will govern any ProLogis Convertible Notes that are not tendered and accepted in the exchange offers. Other than such adjustments, the consummation of the Merger will not confer any additional or different conversion or exchange rights to holders of the ProLogis Convertible Notes.
     The tables below provide the original initial conversion rates, dividend threshold amounts, contingent exchange trigger prices and fundamental change make-whole amounts for the ProLogis Convertible Notes before the consummation of the Merger and the initial exchange rates, dividend threshold amounts, contingent exchange trigger prices and fundamental change make-whole amounts, as adjusted, for the ProLogis Convertible Notes after the consummation of the Merger and execution of the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture.
Exchange Rates

	Initial Conversion Rates	Initial Exchange Rates, as
	for the ProLogis	adjusted, for the ProLogis
	Convertible Notes	Convertible Notes
ProLogis 2.250% 2037 Convertible Notes	13.1614	5.8752
ProLogis 1.875% 2037 Convertible Notes	12.2926	5.4874
ProLogis 2.625% 2038 Convertible Notes	13.1203	5.8569
ProLogis 3.250% 2015 Convertible Notes	57.8503	25.8244

Dividend Threshold Amounts

	Dividend Threshold
	Amounts for the	Dividend Threshold Amounts,
	ProLogis Convertible	as adjusted, for the ProLogis
	Notes	Convertible Notes
ProLogis 2.250% 2037 Convertible Notes	$0.46	$1.0305
ProLogis 1.875% 2037 Convertible Notes	$0.46	$1.0305
ProLogis 2.625% 2038 Convertible Notes	$0.5175	$1.1593
ProLogis 3.250% 2015 Convertible Notes	$0.15	$0.3360
Contingent Exchange Trigger Prices

		Contingent Exchange Trigger
	Contingent Exchange	Price, as adjusted, for the
	Trigger Price per	ProLogis Convertible Notes per
	ProLogis Common Share	Share of AMB Common Stock
ProLogis 2.250% 2037 Convertible Notes	$98.77	$221.27
ProLogis 1.875% 2037 Convertible Notes	$105.75	$236.91
ProLogis 2.625% 2038 Convertible Notes	$99.08	$221.96
ProLogis 3.250% 2015 Convertible Notes	N/A	N/A
Fundamental Change Make-Whole Amounts
ProLogis 2.250% 2037 Convertible Notes

	Share Price
Effective Date	$63.82	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00	$140.00	$150.00	$160.00	$170.00
April 1, 2011	2.6115	1.4809	0.5642	0.1748	0.0384	0.0060	0.0027	0.0024	0.0003	0.0000	0.0000	0.0000
April 1, 2012	2.6115	1.2281	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price of ProLogis common shares in the transaction is greater than $170.00 per share or less than $63.82 per share (in each case, subject to adjustment), no adjustment will be made to the applicable conversion rate for the ProLogis 2.250% 2037 Convertible Notes. Moreover, in no event will the total number of ProLogis common shares issuable upon exchange as a result of this adjustment exceed 15.6691 per $1,000 principal amount of ProLogis 2.250% 2037 Convertible Notes.
ProLogis 2.250% 2037 Convertible Notes

	Share Price
Effective Date	$142.97	$156.81	$179.21	$201.61	$224.01	$246.42	$268.82	$291.22	$313.62	$336.02	$358.42	$380.82
April 1, 2011	1.1658	0.6611	0.2519	0.0780	0.0171	0.0027	0.0012	0.0011	0.0001	0.0000	0.0000	0.0000
April 1, 2012	1.1658	0.5482	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price per share of AMB common stock in the transaction is greater than $380.82 per share or less than $142.97 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the ProLogis 2.250% 2037 Convertible Notes. Moreover, in no event will the total number of shares of AMB common stock deliverable upon exchange as a result of this adjustment exceed 7.0410 per $1,000 principal amount of ProLogis 2.250% 2037 Convertible Notes.

ProLogis 1.875% 2037 Convertible Notes

	Share Price
Effective Date	$68.33	$70.00	$75.00	$80.00	$85.00	$90.00	$95.00	$100.00	$105.00	$110.00	$115.00	$120.00
January 15, 2012	2.4391	2.0800	1.4313	0.9500	0.6035	0.3614	0.1980	0.0916	0.0249	0.0000	0.0000	0.0000
January 15, 2013	2.4391	2.0282	1.0799	0.2759	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price of ProLogis common shares in the transaction is greater than $120.00 per share or less than $68.33 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the ProLogis 1.875% 2037 Convertible Notes. Moreover, in no event will the total number of ProLogis common shares issuable upon exchange as a result of this adjustment exceed 14.6349 per $1,000 principal amount of ProLogis 1.875% 2037 Convertible Notes.
ProLogis 1.875% 2037 Convertible Notes

	Share Price
Effective Date	$153.07	$156.81	$168.01	$179.21	$190.41	$201.61	$212.81	$224.01	$235.22	$246.42	$257.62	$268.82
January 15, 2012	1.0888	0.9285	0.6389	0.4241	0.2694	0.1613	0.0884	0.0409	0.0111	0.0000	0.0000	0.0000
January 15, 2013	1.0888	0.9054	0.4821	0.1232	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price per share of AMB common stock in the transaction is greater than $268.82 per share or less than $153.07 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the ProLogis 1.875% 2037 Convertible Notes. Moreover, in no event will the total number of shares of AMB common stock deliverable upon exchange as a result of this adjustment exceed 6.5762 per $1,000 principal amount of ProLogis 1.875% 2037 Convertible Notes.
ProLogis 2.625% 2038 Convertible Notes

	Share Price
Effective Date	$62.86	$65.00	$67.50	$70.00	$72.50	$75.00	$77.50	$80.00	$85.00	$90.00	$95.00	$100.00	$110.00	$120.00
May 20, 2011	2.7880	2.3192	1.9988	1.7186	1.4736	1.2597	1.0731	0.9106	0.6468	0.4490	0.3024	0.1953	0.0661	0.0099
May 20, 2012	2.7880	2.2643	1.7817	1.4817	1.2250	1.0061	0.8204	0.6634	0.4208	0.2530	0.1411	0.0700	0.0048	0.0000
May 20, 2013	2.7880	2.2643	1.6945	1.1654	0.6728	0.2130	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price of ProLogis common shares in the transaction is greater than $120.00 per share or less than $62.86 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the ProLogis 2.625% 2038 Convertible Notes. Moreover, in no event will the total number of ProLogis common shares issuable upon exchange as a result of this adjustment exceed 15.9083 per $1,000 principal amount of ProLogis 2.625% 2038 Convertible Notes.
ProLogis 2.625% 2038 Convertible Notes

	Share Price
Effective Date	$140.82	$145.61	$151.21	$156.81	$162.41	$168.01	$173.61	$179.21	$190.41	$201.61	$212.81	$224.01	$246.42	$268.82
May 20, 2011	1.2446	1.0353	0.8923	0.7672	0.6578	0.5623	0.4790	0.4065	0.2887	0.2004	0.1350	0.0872	0.0295	0.0044
May 20, 2012	1.2446	1.0108	0.7954	0.6614	0.5468	0.4491	0.3662	0.2961	0.1878	0.1129	0.0630	0.0312	0.0021	0.0000
May 20, 2013	1.2446	1.0108	0.7564	0.5202	0.3003	0.0951	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price per share of AMB common stock in the transaction is greater than $268.82 per share or less than $140.82 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the ProLogis 2.625% 2038 Convertible Notes. Moreover, in no event will the total number of shares of AMB common stock deliverable upon exchange as a result of this adjustment exceed 7.1015 per $1,000 principal amount of ProLogis 2.625% 2038 Convertible Notes.

ProLogis 3.250% 2015 Convertible Notes

	Share Price
Effective Date	$13.40	$15.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$32.50	$35.00	$37.50	$40.00
March 15, 2012	16.7765	12.4979	7.2319	4.1631	2.3658	1.3110	0.6940	0.3377	0.1397	0.0396	0.0000	0.0000
March 15, 2013	16.7765	11.7694	6.3041	3.2875	1.6518	0.7814	0.3305	0.1106	0.0174	0.0000	0.0000	0.0000
March 15, 2014	16.7765	10.5088	4.7035	1.8907	0.6585	0.1765	0.0207	0.0000	0.0000	0.0000	0.0000	0.0000
March 15, 2015	16.7765	8.8164	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price of ProLogis common shares in the transaction is greater than $40.00 per share or less than $13.40 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the ProLogis 3.250% 2015 Convertible Notes. Moreover, in no event will the total number of ProLogis common shares issuable upon exchange as a result of this adjustment exceed 74.6268 per $1,000 principal amount of ProLogis 3.250% 2015 Convertible Notes.
ProLogis 3.250% 2015 Convertible Notes

	Share Price
Effective Date	$30.02	$33.60	$39.20	$44.80	$50.40	$56.00	$61.60	$67.20	$72.80	$78.41	$84.01	$89.61
March 15, 2012	7.4890	5.5791	3.2283	1.8584	1.0561	0.5852	0.3098	0.1507	0.0624	0.0177	0.0000	0.0000
March 15, 2013	7.4890	5.2539	2.8142	1.4675	0.7374	0.3488	0.1475	0.0494	0.0078	0.0000	0.0000	0.0000
March 15, 2014	7.4890	4.6911	2.0996	0.8440	0.2940	0.0788	0.0092	0.0000	0.0000	0.0000	0.0000	0.0000
March 15, 2015	7.4890	3.9356	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     In addition, if the price per share of AMB common stock in the transaction is greater than $89.61 per share or less than $30.02 per share (in each case, subject to adjustment), no adjustment will be made to the applicable exchange rate for the ProLogis 3.250% 2015 Convertible Notes. Moreover, in no event will the total number of shares of AMB common stock deliverable upon exchange as a result of this adjustment exceed 33.3134 per $1,000 principal amount of ProLogis 3.250% 2015 Convertible Notes.

THE PROPOSED AMENDMENTS
Background
     The Base ProLogis Indenture was originally executed by ProLogis and the Trustee on March 1, 1995, and provides that ProLogis may issue from time to time an unlimited amount of senior debt securities thereunder. Section 901(2) of the Base ProLogis Indenture provides that ProLogis and the Trustee may enter into an indenture supplemental to the Base ProLogis Indenture to add covenants of ProLogis for the benefit of the holders of all or any series of securities. The Second Supplemental Indenture and the Seventh Supplemental Indenture, in each case, among other things, amended and supplemented the terms of the Original Financial Information Provision pursuant to Section 901(2) of the ProLogis Indenture. Further the Second Supplemental Indenture amended and supplemented the Base ProLogis Indenture to include provisions on collateral and security arrangements pursuant to Section 901(6) of the ProLogis Indenture. The Eighth Supplemental Indenture and the Ninth Supplemental Indenture, in each case, among other things, amended and supplemented the limitations on incurrence of debt provisions pursuant to Section 901(5) and Section 902, respectively, of the ProLogis Indenture, as amended by the First Supplemental Indenture, dated as of February 9, 2005, between ProLogis and the Trustee (the “First Supplemental Indenture”), the Second Supplemental Indenture and the Seventh Supplemental Indenture.
     Additionally, the Third Supplemental Indenture, dated as of November 2, 2005, between ProLogis and the Trustee (the “Third Supplemental Indenture”), issued the ProLogis 5.625% 2015 Notes, the Fourth Supplemental Indenture issued the ProLogis 2.250% 2037 Convertible Notes, the Fifth Supplemental Indenture issued the ProLogis 1.875% 2037 Convertible Notes, the Sixth Supplemental Indenture issued the ProLogis 2.625% 2038 Convertible Notes and the Tenth Supplemental Indenture issued the ProLogis 3.250% 2015 Convertible Notes.
     The table below identifies the various outstanding principal amounts of ProLogis Notes as of the date of this prospectus.

		Principal Amount
Date of Issuance	Description of Securities	Outstanding
ProLogis Non-Convertible Notes
Original Financial Information Securities:
March 2, 1995	9.340% Notes due 2015	$5,511,625	(1)
May 17, 1996	8.650% Notes due 2016	$36,402,700	(2)
February 4, 1997	7.810% Notes due 2015	$48,226,750	(1)
July 11, 1997	7.625% Notes due 2017	$100,000,000
February 24, 2003	5.500% Notes due 2013	$61,443,000

Total Original Financial Information Securities		$251,584,075
ProLogis Non-Convertible Notes other than Original Financial Information Securities
November 2, 2005	5.625% Notes due 2015	$155,320,000
March 27, 2006	5.500% Notes due 2012	$58,935,000
March 27, 2006	5.750% Notes due 2016	$197,758,000
November 14, 2006	5.625% Notes due 2016	$182,104,000
May 7, 2008	6.625% Notes due 2018	$600,000,000
August 14, 2009	7.625% Notes due 2014	$350,000,000
October 30, 2009	7.375% Notes due 2019	$396,641,000
March 16, 2010	6.250% Notes due 2017	$300,000,000
March 16, 2010	6.875% Notes due 2020	$561,049,000

Total ProLogis Non-Convertible Notes, except for Original Financial Information Securities		$2,801,807,000

Total ProLogis Non-Convertible Notes		$3,053,391,075
ProLogis Convertible Notes
ProLogis 3.250% 2015 Convertible Notes
March 16, 2010	3.250% Convertible Senior Notes due 2015	$460,000,000

ProLogis Contingent Convertible Notes
March 26, 2007	2.250% Convertible Senior Notes due 2037	$592,980,000
November 8, 2007	1.875% Convertible Senior Notes due 2037	$141,635,000
May 7, 2008	2.625% Convertible Senior Notes due 2038	$386,250,000

Total ProLogis Contingent Convertible Notes		$1,120,865,000

Total ProLogis Convertible Notes		$1,580,865,000

Total ProLogis Non-Convertible Notes and ProLogis 3.250% 2015 Convertible Notes		$3,513,391,075

Total ProLogis Notes		$4,634,256,075

Total ProLogis Notes, except for Original Financial Information Securities		$4,382,672,000

(1)	Such current aggregate principal amount reflects mandatory principal repayments already made in accordance with the terms of the notes.

(2)	Such current aggregate principal amount reflects mandatory principal repayments already made in accordance with the terms of the notes, including the mandatory repayment of $4,600,300 to be made on May 15, 2011.
General
     AMB LP is soliciting the consents on behalf of the combined company of the holders of ProLogis Notes to (1) eliminate certain covenants in the ProLogis Indenture that afford protection to holders of ProLogis Notes, including substantially all of the restrictive covenants and certain affirmative covenants, (2) eliminate certain events of default and (3) eliminate the restrictions on ProLogis’ ability to consolidate, merge or sell all or substantially all of its assets. If the Proposed Amendments described below are adopted, the amendments will apply to all ProLogis Notes not validly tendered or not accepted by AMB LP in the applicable exchange offers. Thereafter, all such ProLogis Notes will be governed by the ProLogis Indenture as amended by the Proposed Amendments, which will have less restrictive terms and afford reduced protections to the holders of such securities compared to those currently in the ProLogis Indenture. See “Risk Factors — Risks Related to the Exchange Offers and Consent Solicitations — The Proposed Amendments to the ProLogis Indenture will afford reduced protection to remaining holders of ProLogis Notes.”
     Pursuant to Section 3(g) of the Security Agency Agreement, Bank of America, N.A., as collateral agent thereunder, may, without the consent of the holders of the ProLogis Notes, release any collateral pledged pursuant to any Security Document, so long as such release does not violate any other agreement of ProLogis. Upon or following the effectiveness of the Thirteenth Supplemental Indenture, ProLogis intends to cause Bank of America,

N.A., in its capacity as collateral agent, to release all collateral under the Security Documents. Following such release, the obligations of ProLogis under the ProLogis Notes would not be secured by any collateral.
     In addition, pursuant to Section 8(e) of the Security Agency Agreement, ProLogis may, upon not less than 90 days notice after disclosing such revocation (in a footnote or otherwise) in a Form 10-Q or 10-K filed with the SEC (but in no event before the earlier of (i) August 21, 2012 and (ii) the date on which the main revolving credit facility of ProLogis terminates), without the consent of the holders of the ProLogis Notes, revoke the status of the ProLogis Indenture as a “DSD Agreement” under the Security Agency Agreement and revoke the classification of the ProLogis Notes as “Other DS Debt” thereunder. Upon or following any such revocation, the holders of the ProLogis Notes would cease to have any rights under the Security Agency Agreement. Upon the closing of the Merger, ProLogis intends to terminate its main revolving credit facility and revoke the status of the ProLogis Indenture and the ProLogis Notes as a “DSD Agreement” and “Other DS Debt,” respectively. Upon such revocation, the benefits of the security and sharing arrangements afforded to the holders of the ProLogis Notes pursuant to the Security Documents would be eliminated. Such revocation may occur before or after the release of the collateral described above.
     Pursuant to their terms, upon consummation of the Merger, the ProLogis Convertible Notes will become exchangeable into shares of AMB common stock, rather than convertible into ProLogis common shares, and ProLogis and the Trustee will be required to enter into a supplemental indenture to effect such change. Each of the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture will provide for the conversion and settlement of the ProLogis Convertible Notes as set forth in the ProLogis Convertible Notes Supplemental Indentures. Additionally, each of the Eleventh Supplemental Indenture and Twelfth Supplemental Indenture will provide for adjustments as nearly equivalent as may be practicable to the adjustments provided in Article VIII of each of the ProLogis Convertible Notes Supplemental Indentures. The Twelfth Supplemental Indenture will provide for adjustments to account for differences in the value of shares of AMB common stock and ProLogis common shares and for differences in the dividend thresholds of AMB and ProLogis. The initial exchange rate, dividend threshold amounts, contingent exchange trigger prices and fundamental change make-whole amounts will be adjusted as described herein and in the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture. The ProLogis Indenture, as so amended by the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture, will govern any ProLogis Convertible Notes that are not tendered and accepted in the exchange offers. Other than such adjustments, consummation of the Merger will not confer any additional or different conversion or exchange rights to holders of the ProLogis Convertible Notes. This summary does not purport to be complete and is qualified in its entirety by reference to the form of the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture, which are filed as a exhibits to the registration statement of which this prospectus is a part. Also, see “Description of the Differences Between the AMB LP Notes and the ProLogis Notes” for changes to the original initial conversion rates, dividend threshold amounts, contingent exchange trigger prices and fundamental change make-whole amounts for the ProLogis Convertible Notes.
     Set forth below is a summary of the Proposed Amendments. This summary does not purport to be complete and is qualified in its entirety by reference to the form of the Thirteenth Supplemental Indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part. Copies of the ProLogis Indenture and all of the supplemental indentures previously adopted thereunder relating to the ProLogis Notes (including the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture and the Tenth Supplemental Indenture), are on file with the SEC and are also available upon request from the information agent. Any capitalized terms which are used but not defined in the following summary of the Proposed Amendments have the meanings assigned thereto in the ProLogis Indenture.
     By consenting to the Proposed Amendments to the ProLogis Indenture, you will be deemed to have waived any default, event of default or other consequence under such indenture for failure to comply with the terms of the provisions identified above (whether before or after the date of the supplemental indenture effecting the amendments described above).
     The text of the provisions prior to and after the Proposed Amendments follows the brief summary below.

Original Events of Default Amendments
     The Original Events of Default Amendments would, with respect to the outstanding ProLogis Notes, delete in their entirety Sections 501(5) and 501(6) (cross-acceleration and judgment events of default) of the Base ProLogis Indenture and each of the relevant defined terms and cross-references related thereto.
Events of Default Amendments
     The Events of Default Amendments would, with respect to the outstanding ProLogis Non-Convertible Notes, delete in their entirety the amendments to Sections 501(5) and 501(6) (cross-acceleration and judgment events of default) of the Base ProLogis Indenture from the events of default set forth in Section 2.2 of the Eighth Supplemental Indenture and the Ninth Supplemental Indenture and each of the relevant defined terms and cross-references related thereto. Additionally, the Events of Default Amendments would, with respect to the outstanding ProLogis 3.250% 2015 Convertible Notes, delete in their entirety the references to Sections 501(5) and 501(6) (cross-acceleration and judgment events of default) of the Base ProLogis Indenture as amended by the Ninth Supplemental Indenture in Section 5.01 of the Tenth Supplemental Indenture and each of the relevant defined terms and cross-references related thereto.
Contingent Convertible Notes Events of Default Amendments
     The Contingent Convertible Notes Events of Default Amendments would, with respect to the outstanding ProLogis Contingent Convertible Notes, delete in their entirety the references to Sections 501(5) and 501(6) (cross-acceleration and judgment events of default) of the Base ProLogis Indenture as amended by the Second Supplemental Indenture in Section 5.01 of the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture and each of the relevant defined terms and cross-references related thereto.
Merger Restriction Amendments
     The Merger Restriction Amendments would, with respect to the outstanding ProLogis Notes, delete in their entirety Article Eight (Consolidation, Merger, Sale, Lease or Conveyance) of the Base ProLogis Indenture and each of the relevant defined terms and cross-references related thereto. Additionally, the Merger Restriction Amendments would, with respect to the outstanding ProLogis Convertible Notes, delete in their entirety Section 7.01 (Company May Consolidate, Etc. on Certain Terms) of each ProLogis Convertible Notes Supplemental Indenture and each of the relevant defined terms and cross-references related thereto.
Incurrence of Debt Amendments
     The Incurrence of Debt Amendments would, with respect to the outstanding ProLogis Non-Convertible Notes, delete in their entirety Section 2.1 (Limitations on Incurrence of Debt) of the Eighth Supplemental Indenture and the Ninth Supplemental Indenture and each of the relevant defined terms and cross-references related thereto.
Maintenance of Properties Amendments
     The Maintenance of Properties Amendments would, with respect to the outstanding ProLogis Non-Convertible Notes, delete in their entirety Section 1006 (Maintenance of Properties) of the Base ProLogis Indenture and each of the relevant defined terms and cross-references related thereto.
Insurance Amendments
     The Insurance Amendments would, with respect to the outstanding ProLogis Non-Convertible Notes, delete in their entirety Section 1007 (Insurance) of the Base ProLogis Indenture and each of the relevant defined terms and cross-references related thereto.

Payment of Taxes and Other Claims Amendments
     The Payment of Taxes and Other Claims Amendments would, with respect to the outstanding ProLogis Non-Convertible Notes, delete in their entirety Section 1008 (Payment of Taxes and Other Claims) of the Base ProLogis Indenture and each of the relevant defined terms and cross-references related thereto. Additionally, the Payment of Taxes and Other Claims Amendments would, with respect to the outstanding ProLogis Convertible Notes, delete in their entirety the reference to Section 1008 of the Base ProLogis Indenture in Section 4.05 (Exclusion of Certain Provisions From Base Indenture) of each ProLogis Convertible Notes Supplemental Indenture and each of the relevant defined terms and cross-references related thereto.
Original Financial Information Amendments
     The Original Financial Information Amendments would, with respect to the outstanding ProLogis Notes, delete in their entirety Section 1009 (Provision of Financial Information) of the Base ProLogis Indenture and each of the relevant defined terms and cross-references related thereto.
Financial Information Amendments
     The Financial Information Amendments would, with respect to the outstanding ProLogis Notes, excluding the Original Financial Information Securities, delete in their entirety Section 2.2 (Provision of Financial Information) of the Second Supplemental Indenture and the Seventh Supplemental Indenture and each of the relevant defined terms and cross-references related thereto. Additionally, the Financial Information Amendments would, with respect to the outstanding ProLogis Convertible Notes, delete in their entirety the reference to Section 1009 of the Base ProLogis Indenture in Section 4.05 (Exclusion of Certain Provisions From Base Indenture) of each ProLogis Convertible Notes Supplemental Indenture and each of the relevant defined terms and cross-references related thereto.
Effectiveness of Proposed Amendments
     If AMB LP receives the Requisite Consents, the Proposed Amendments to the ProLogis Indenture will be entered into and become effective when AMB LP settles the exchange offers, which AMB LP expects to occur promptly after the Expiration Date. This assumes that all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable.
Summary Comparison of Proposed Amendments
     The following is a summary comparison of the material terms of the ProLogis Notes, as governed by the ProLogis Indenture, and the ProLogis Notes that are either not validly tendered or accepted by AMB LP, which will be governed by the ProLogis Indenture, as if amended by all of the Proposed Amendments. The description of the ProLogis Notes reflects the changes to the covenants and other terms of the ProLogis Notes or the ProLogis Indenture that may be effected following the receipt of the required consents to the Proposed Amendments.
     This summary does not purport to be complete, does not include changes to the relevant defined terms and cross-references related thereto and is qualified in its entirety by reference to the ProLogis Indenture and the Proposed Amendments.
     Other terms used in the comparison of the ProLogis Notes below and not otherwise defined in this prospectus have the meanings given to such terms in the ProLogis Indenture, as if amended by all of the Proposed Amendments. Article and section references in the descriptions of the notes below are references to the applicable indenture under which the notes were or will be issued.

ProLogis Notes after giving
effect to the Proposed
	ProLogis Notes without giving effect to the Proposed	Amendments to the
	Amendments to the ProLogis Indenture	ProLogis Indenture

Events of Default	Sections 501(5) and 501(6) of the Base ProLogis Indenture	Section N/A

	(5) a default under any bond, debenture, note or other evidence of indebtedness of the Company, or under any mortgage, indenture or other instrument of the Company (including a default with respect to Securities of any series other than that series) under which there may be issued or by which there may be secured any indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $10,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to the rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or	There are no comparable provisions.

(6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; or

Events of Default	Sections 501(5) and 501(6) of the Base ProLogis Indenture, as amended by Section 2.3 of the Second Supplemental Indenture	Section N/A

	Pursuant to Section 901(5) of the Base Indenture, clauses (5) and (6) of Section 501 of the Base Indenture are hereby amended for the benefit of the Holders of Securities issued on or after the date of this Supplemental Indenture, unless otherwise provided in the Officers’ Certificate or supplemental indenture authorizing any series of such Securities, to provide that references to $10,000,000 contained in clauses (5) and (6) of Section 501 of the Indenture are amended to be $50,000,000; provided, however, that the provisions of this	There is no comparable provision.

ProLogis Notes after giving
effect to the Proposed
	ProLogis Notes without giving effect to the Proposed	Amendments to the
	Amendments to the ProLogis Indenture	ProLogis Indenture

Section 2.3 shall become effective only when there are no Securities Outstanding of any series created prior to the execution of this Supplemental Indenture.

Events of Default	Sections 501(5) and 501(6) of the Base ProLogis Indenture, as amended by Section 2.2 of the Eighth Supplemental Indenture	Section N/A

	Pursuant to Section 901(5) of the Base Indenture, clauses (5) and (6) of Section 501 of the Base Indenture are hereby amended for the benefit of the Holders of Securities issued on or after the date of this Supplemental Indenture, unless otherwise provided in the Officers’ Certificate or supplemental indenture authorizing any series of such Securities, to provide that references to $10,000,000 contained in clauses (5) and (6) of Section 501 of the Indenture are amended to be $50,000,000.	There is no comparable provision.

Events of Default	Sections 501(5) and 501(6) of the Base ProLogis Indenture, as amended by Section 2.2 of the Ninth Supplemental Indenture	Section N/A

	Pursuant to Section 902 of the Base Indenture: (i) clauses (5) and (6) of Section 501 of the Original Indenture as they relate to (a) the Consent Securities and (b) Securities issued on or after the date of this Supplemental Indenture (unless, with respect to Securities referenced in the immediately preceding clause (b), otherwise provided in the Officers’ Certificate or supplemental indenture authorizing any such series of Securities) are hereby amended to provide that references to $10,000,000 contained in clauses (5) and (6) of Section 501 of the Original Indenture are amended to be $50,000,000; and (ii) Section 2.3 of the Second Supplemental Indenture and Section 2.3 of the Seventh Supplemental Indenture shall not apply to (x) the Consent Securities or (y) any Securities issued on or after the date of this Supplemental Indenture (unless, with respect to Securities referenced in the immediately preceding clause (y), otherwise provided in the Officers’ Certificate or Supplemental Indenture authorizing any such series of Securities).	There is no comparable provision.

Events of Default	Section 5.01 of the Fourth Supplemental Indenture, Fifth Supplemental Indenture and Sixth Supplemental Indenture	Section 1.3(j) of the Thirteenth Supplemental Indenture

	The provisions of Section 501(2) and Section 501(3) of the Base Indenture shall not be applicable to the Notes. As contemplated under Section 301 and Section 501(9) of the Base Indenture, the following events, in addition to the events described in clauses (1), (4), (5) (as amended by the Second Supplemental Indenture to the Base Indenture), (6) (as amended by the Second Supplemental Indenture to the Base Indenture), (7) and (8) of the Base Indenture, shall be Events of	The provisions of Section 501(2), Section 501(3), Section 501(5) and Section 501(6) of the Base Indenture shall not be applicable to the Notes. As contemplated under Section 301 and Section 501(9) of the Base

ProLogis Notes after giving
effect to the Proposed
	ProLogis Notes without giving effect to the Proposed	Amendments to the
	Amendments to the ProLogis Indenture	ProLogis Indenture

	Default with respect to the Notes:	Indenture, the following events, in addition to the events described in clauses (1), (4), (7) and (8) of Section 501 of the Base Indenture, shall be Events of Default with respect to the Notes:

Events of Default	Section 5.01 of the Tenth Supplemental Indenture	Section 1.3(k) of the Thirteenth Supplemental Indenture

	The provisions of Section 501(2) and Section 501(3) of the Base Indenture shall not be applicable to the Notes. As contemplated under Section 301 and Section 501(9) of the Base Indenture, the following events, in addition to the events described in clauses (1), (4), (5) (as amended by the Ninth Supplemental Indenture to the Base Indenture), (6) (as amended by the Ninth Supplemental Indenture to the Base Indenture), (7) and (8) of Section 501 of the Base Indenture, shall be Events of Default with respect to the Notes:	The provisions of Section 501(2), Section 501(3), Section 501(5) and Section 501(6) of the Base Indenture shall not be applicable to the Notes. As contemplated under Section 301 and Section 501(9) of the Base Indenture, the following events, in addition to the events described in clauses (1), (4), (7) and (8) of Section 501 of the Base Indenture, shall be Events of Default with respect to the Notes:

Consolidation, Merger, Sale, Lease or Conveyance	Article Eight of the Base ProLogis Indenture	Article N/A

	Section 801. Consolidations and Mergers of Company and Sales, Leases and Conveyances Permitted Subject to Certain Conditions. The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other Person, provided that in any such case, (i) either the Company shall be the continuing entity, or the successor (if other than the Company) entity shall be a Person organized and existing under the laws of the United States or a State thereof and such successor entity shall expressly assume the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and any interest (including all Additional Amounts, if any, payable pursuant to Section 1011) on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Company by supplemental indenture, complying with	There are no comparable provisions.

ProLogis Notes after giving
effect to the Proposed
ProLogis Notes without giving effect to the Proposed	Amendments to the
Amendments to the ProLogis Indenture	ProLogis Indenture

Article Nine hereof, satisfactory to the Trustee, executed and delivered to the Trustee by such Person and (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

Section 802. Rights and Duties of Successor Corporation. In case of any such consolidation, merger, sale, lease or conveyance and upon any such assumption by the successor entity, such successor entity shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and the predecessor entity, except in the event of a lease, shall be relieved of any further obligation under this Indenture and the Securities. Such successor entity thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, any or all of the Securities issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor entity, instead of the Company, and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Securities which previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Securities which such successor entity thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Securities so issued shall in all respects have the same legal rank and benefit under this Indenture as the Securities theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Securities had been issued at the date of the execution hereof.

In case of any such consolidation, merger, sale, lease or conveyance, such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate.

Section 803. Officers’ Certificate and Opinion of Counsel. Any consolidation, merger, sale, lease or conveyance permitted under Section 801 is also subject to the condition that the Trustee receive an Officers’ Certificate and an Opinion of Counsel to the effect that any such consolidation, merger, sale, lease or conveyance, and the assumption by any successor entity, complies with the provisions of this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

ProLogis Notes after giving
effect to the Proposed
	ProLogis Notes without giving effect to the Proposed	Amendments to the
	Amendments to the ProLogis Indenture	ProLogis Indenture

Consolidation, Merger, Sale, Lease or Conveyance	Article VII of each of the ProLogis Convertible Notes Supplemental Indentures	Article N/A

	Section 7.01 Company May Consolidate, Etc. on Certain Terms. Article Eight of the Base Indenture shall be applicable to the Notes.	There is no comparable provision.

Limitations on Incurrence of Debt	Section 1004 of the Base ProLogis Indenture, as amended and replaced by Section 2.1 of the Eighth Supplemental Indenture	Section 1.3(f) of the Thirteenth Supplemental Indenture

Section 2.1. Limitations on Incurrence of Debt. Pursuant to Section 901(5) of the Base Indenture, Section 1004 of the Base Indenture is hereby amended and restated in its entirety as follows for the benefit of the Holders of Securities issued on or after the date of this Supplemental Indenture (which covenants shall replace and apply in lieu of the covenants set forth in Section 1004 of the Original Indenture, Section 2.1 of the Second Supplemental Indenture and Section 2.1 of the Seventh Supplemental Indenture), unless otherwise provided in the Officers’ Certificate or supplemental indenture authorizing any series of such Securities:

	(a) The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) Total Assets as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.	Section 1004 of the Original Indenture and all cross-references and definitions related thereto, as amended by Section 2.1 of the First Supplemental Indenture, dated as of February 9, 2005, between the Company and the Trustee, Section 2.1 of the Second Supplemental Indenture and Section 2.1 of the Seventh Supplemental Indenture, shall not apply to the Securities issued on or after the date of this Supplemental Indenture.

(b) In addition to the limitation set forth in subsection (a) of this Section 1004, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated

ProLogis Notes after giving
effect to the Proposed
ProLogis Notes without giving effect to the Proposed	Amendments to the
Amendments to the ProLogis Indenture	ProLogis Indenture

Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(c) In addition to the limitation set forth in subsections (a) and (b) of this Section 1004, no Subsidiary may incur any Unsecured Debt; provided, however, that the Company or a Subsidiary may acquire an entity that becomes a Subsidiary that has Unsecured Debt if the incurrence of such Debt (including any guarantees of such Debt assumed by the Company or any Subsidiary) was not intended to evade the foregoing restrictions and the incurrence of such Debt (including any guarantees of such Debt assumed by the Company or any Subsidiary) would otherwise be permitted under this Indenture.

(d) In addition to the limitation set forth in subsections (a), (b) and (c) of this Section 1004, the Company and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt and Pari Passu Debt of the Company and its Subsidiaries on a consolidated basis.

(e) In addition to the limitation set forth in subsections

ProLogis Notes after giving
effect to the Proposed
	ProLogis Notes without giving effect to the Proposed	Amendments to the
	Amendments to the ProLogis Indenture	ProLogis Indenture

(a), (b), (c) and (d) of this Section 1004, the Company will not, and will not permit any Subsidiary to, incur any Debt for borrowed money secured by any mortgage, lien, charge, pledge, encumbrance or security interest upon any of the property of the Company or any Subsidiary, whether owned at the date hereof or hereafter acquired (other than Pari Passu Debt), if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis for borrowed money which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of the Company or any Subsidiary (excluding any Pari Passu Debt) is greater than 40% of the sum of (without duplication): (i) Total Assets as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

(f) For purposes of this Section 1004, Debt shall be deemed to be “incurred” by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

(g) Notwithstanding the foregoing, nothing in the above covenants shall prevent: (i) the incurrence by the Company or any Subsidiary of Debt between or among the Company, any Subsidiary or any Equity Investee or (ii) the Company or any Subsidiary from incurring Refinancing Debt.

Limitations on Incurrence of Debt	Section 1004 of the Base ProLogis Indenture, as amended and replaced by Section 2.1 of the Ninth Supplemental Indenture	Section 1.3(g) of the Thirteenth Supplemental Indenture

	Section 2.1. Limitations on Incurrence of Debt. Pursuant to Section 902 of the Base Indenture: (i) Section 1004 of the Base Indenture is hereby amended and restated in its entirety as set forth below (which covenants shall replace and apply in lieu of the covenants set forth in Section 1004 of the Original Indenture, Section 2.1 of the First Supplemental Indenture, Section 2.1 of the Second Supplemental Indenture and Section 2.1 of the Seventh Supplemental Indenture); and (ii) the covenants set forth in Section 2.1 of the First Supplemental Indenture, Section	Section 1004 of the Original Indenture and all cross-references and definitions related thereto, as amended by Section 2.1 of the First Supplemental Indenture, Section 2.1 of the Second

ProLogis Notes after giving
effect to the Proposed
ProLogis Notes without giving effect to the Proposed	Amendments to the
Amendments to the ProLogis Indenture	ProLogis Indenture

2.1 of the Second Supplemental Indenture and Section 2.1 of the Seventh Supplemental Indenture are hereby deleted in their entirety:

(a) The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) Total Assets as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.	Supplemental Indenture and Section 2.1 of the Seventh Supplemental Indenture, shall not apply to the Consent Securities.

(b) In addition to the limitation set forth in subsection (a) of this Section 1004, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such

ProLogis Notes after giving
effect to the Proposed
ProLogis Notes without giving effect to the Proposed	Amendments to the
Amendments to the ProLogis Indenture	ProLogis Indenture

acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(c) In addition to the limitation set forth in subsections (a) and (b) of this Section 1004, no Subsidiary may incur any Unsecured Debt; provided, however, that the Company or a Subsidiary may acquire an entity that becomes a Subsidiary that has Unsecured Debt if the incurrence of such Debt (including any guarantees of such Debt assumed by the Company or any Subsidiary) was not intended to evade the foregoing restrictions and the incurrence of such Debt (including any guarantees of such Debt assumed by the Company or any Subsidiary) would otherwise be permitted under this Indenture.

(d) In addition to the limitation set forth in subsections (a), (b) and (c) of this Section 1004, the Company and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt and Pari Passu Debt of the Company and its Subsidiaries on a consolidated basis.

(e) In addition to the limitation set forth in subsections (a), (b), (c) and (d) of this Section 1004, the Company will not, and will not permit any Subsidiary to, incur any Debt for borrowed money secured by any mortgage, lien, charge, pledge, encumbrance or security interest upon any of the property of the Company or any Subsidiary, whether owned at the date hereof or hereafter acquired (other than Pari Passu Debt), if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis for borrowed money which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of the Company or any Subsidiary (excluding any Pari Passu Debt) is greater than 40% of the sum of (without duplication): (i) Total Assets as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount

ProLogis Notes after giving
effect to the Proposed
	ProLogis Notes without giving effect to the Proposed	Amendments to the
	Amendments to the ProLogis Indenture	ProLogis Indenture

of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

(f) For purposes of this Section 1004, Debt shall be deemed to be “incurred” by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

(g) Notwithstanding the foregoing, nothing in the above covenants shall prevent: (i) the incurrence by the Company or any Subsidiary of Debt between or among the Company, any Subsidiary or any Equity Investee or (ii) the Company or any Subsidiary from incurring Refinancing Debt.

Maintenance of Properties	Section 1006 of the Base ProLogis Indenture	Section N/A

	The Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company or any Subsidiary from selling or otherwise disposing for value its properties in the ordinary course of its business.	There is no comparable provision.

Insurance	Section 1007 of the Base ProLogis Indenture	Section N/A

	The Company will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.	There is no comparable provision.

Payment of Taxes and Other Claims	Section 1008 of the Base ProLogis Indenture	Section N/A

	The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits	There is no comparable provision.

ProLogis Notes after giving
effect to the Proposed
	ProLogis Notes without giving effect to the Proposed	Amendments to the
	Amendments to the ProLogis Indenture	ProLogis Indenture

or property of the Company or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information	Section 1009 of the Base ProLogis Indenture	Section N/A

	Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the “Financial Statements”) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject.	There is no comparable provision.

The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (ii) file with the Trustee copies of annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

Provision of Financial Information	Section 1009 of the Base ProLogis Indenture, as amended by Section 2.2 of the Second Supplemental Indenture	Section N/A

	Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the	There is no comparable provision.

ProLogis Notes after giving
effect to the Proposed
	ProLogis Notes without giving effect to the Proposed	Amendments to the
	Amendments to the ProLogis Indenture	ProLogis Indenture

Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the “Financial Statements”) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject.

The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail or electronic transmittal to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company is required to file or would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (ii) file with the Trustee copies of annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

Provision of Financial Information	Section 1009 of the Base ProLogis Indenture, as amended by Section 2.2 of the Seventh Supplemental Indenture	Section N/A

	Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the “Financial Statements”) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject.	There is no comparable provision.

The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail or electronic transmittal to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company is required to file or would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (ii) file with the Trustee copies of annual reports, quarterly reports and

ProLogis Notes after giving
effect to the Proposed
	ProLogis Notes without giving effect to the Proposed	Amendments to the
	Amendments to the ProLogis Indenture	ProLogis Indenture

other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

Exclusion of Certain Provisions from Base Indenture	Section 4.05 of each of the ProLogis Convertible Notes Supplemental Indentures	Section 1.3(i) of the Thirteenth Supplemental Indenture

	Section 1004, Section 1006, Section 1007 and Section 1011 of the Base Indenture shall not apply to the Notes. Section 1002, Section 1003, Section 1005, Section 1008, Section 1009 (as amended by Section 2.2 of the Second Supplemental Indenture to the Base Indenture), Section 1010 and Section 1012 of the Base Indenture shall be applicable to the Notes.	Section 1004, Section 1006, Section 1007, Section 1008, Section 1009 and Section 1011 of the Base Indenture shall not apply to the Notes. Section 1002, Section 1003, Section 1005, Section 1010 and Section 1012 of the Base Indenture shall be applicable to the Notes.

COMPARISON OF RIGHTS OF AMB STOCKHOLDERS AND PROLOGIS SHAREHOLDERS
     Both AMB and ProLogis are organized in Maryland. If the Merger is consummated, shareholders of ProLogis will become stockholders of AMB, which will be renamed “ProLogis, Inc.” The rights of ProLogis shareholders are governed currently by the Maryland REIT Law (“MRL”) and the declaration of trust and bylaws of ProLogis. Upon consummation of the Merger, the rights of the former ProLogis shareholders who receive AMB common stock or preferred stock will be governed by the Maryland General Corporation Law (“MGCL” and, together with MRL, “Maryland law”) and will be governed by the AMB charter and the AMB bylaws, rather than the declaration of trust and bylaws of ProLogis.
     The following is a summary of the material differences between the rights of AMB stockholders (which will be the rights of stockholders of the combined company following the Merger) and ProLogis shareholders, but does not purport to be a complete description of those differences or a complete description of the terms of the AMB common stock subject to issuance in connection with the Topco merger. The following summary is qualified in its entirety by reference to the relevant provisions of (i) Maryland law, (ii) the AMB charter, (iii) the Amended and Restated Declaration of Trust of ProLogis (the “ProLogis declaration of trust”), (iv) the AMB bylaws, (v) the Amended and Restated Bylaws of ProLogis (the “ProLogis bylaws”), (vi) the proposed bylaw amendment and (vii) the proposed charter amendment.
     This section does not include a complete description of all differences among the rights of AMB stockholders and ProLogis shareholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of AMB and ProLogis, copies of which are available, without charge, to any person, by following the instructions listed under “Where You Can Find More Information.”

	Rights of AMB Stockholders	Rights of ProLogis Shareholders

Corporate Governance	AMB is a Maryland corporation that is a REIT for U.S. federal income tax purposes.	ProLogis is a Maryland real estate investment trust that is a REIT for U.S. federal income tax purposes.

	The rights of AMB stockholders are governed by the MGCL, the AMB charter and the AMB bylaws.	The rights of ProLogis shareholders are governed by the MRL, the ProLogis declaration of trust and the ProLogis bylaws.

Authorized Capital Stock or Shares of Beneficial Interest	AMB is authorized to issue an aggregate of 600 million shares of capital stock, consisting of (1) 500 million shares of common stock, $0.01 par value per share; and (2) 100 million shares of preferred stock, $0.01 par value per share.

Preferred Stock. The AMB board of directors is authorized, without stockholder action, to issue preferred stock from time to time and to establish, amongst other things, the designations, preferences and relative, participating, optional, conversion, or other rights and qualifications, limitations and restrictions thereof; the rates and times of payment of dividends, the price and manner of redemption; the amount payable in the event of liquidation, dissolution, and winding-up or in the event of any merger or	ProLogis is authorized to issue an aggregate of 750 million shares of beneficial interest, consisting of (1) 737,580,000 common shares of beneficial interest, $0.01 par value per share; (2) 2,300,000 Series C cumulative redeemable preferred shares, par value $0.01 per share; (3) 5,060,000 Series F cumulative redeemable preferred shares, par value $0.01 per share; and (4) 5,060,000 Series G cumulative redeemable preferred shares, par value $0.01 per share.

Preferred Shares. The board of trustees of ProLogis may classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of

	Rights of AMB Stockholders	Rights of ProLogis Shareholders

	consolidation of or sale of assets; the rights (if any) to convert the preferred stock into, and/or to purchase, stock of any other class or series, the terms of any sinking fund or redemption or purchase account (if any) to be provided for shares of such class of preferred stock; restrictions on ownership and transfer to preserve tax benefits; and the voting powers (if any) of the holders of any class of preferred stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share.	redemption of the shares by filing articles supplementary pursuant to Maryland law. The ProLogis board is authorized to issue from the authorized but unissued shares of ProLogis preferred shares in series and to establish from time to time the number of preferred shares to be included in each such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series. The authority of the ProLogis board with respect to each unissued series includes, determination of the following: number and designation; dividend rates; voting rights; conversion rights; redemption rights; liquidation preferences; sinking funds provisions; and any other relative rights, preferences, limitations and powers.

Cumulative Voting	Neither holders of AMB stock or ProLogis shares have the right to cumulate their votes with respect to the election of directors or trustees, as the case may be.

Size of the Board of Directors	The number of directors, which must be between five and 13, may be changed by the board of directors. Currently, the AMB board of directors consists of nine directors.	The number of trustees, which must be between three and 15, may be changed by the board of trustees. Currently, the ProLogis board of trustees consists of ten trustees.

Upon completion of the Merger, the board of directors of the combined company will be increased to 11 directors.

Independent Directors	At least a majority of the directors on the AMB board of directors must be independent directors.	A majority of the trustees on the ProLogis board of trustees must not be officers or employees of ProLogis.

Classified Board / Term of Directors	Neither the AMB board of directors nor the ProLogis board of trustees is classified.

Generally, directors of AMB or trustees of ProLogis, as the case may be, hold office for a term expiring at the next succeeding annual meeting of stockholders or shareholders, respectively, and until their successors are duly elected and qualify. In the event of an increase or decrease in the size of the board, each incumbent director or trustee will generally continue as a director or trustee.

Removal of Directors	Directors may be removed, but only for cause, by the affirmative vote of holders of two-thirds of the votes entitled to be cast in the election of directors.	Trustees may be removed, but only for cause, by (1) the affirmative vote of two-thirds of the votes entitled to be cast in the election of trustees; or (2) the vote of two-thirds of the trustees then in office.

Election of Directors	The bylaws of both AMB and ProLogis provide that, in the case of a non- contested election, directors or trustees, as the case may be, must receive a majority of affirmative votes cast for election at a meeting at which a quorum is present. For this purpose, a majority of the votes

	Rights of AMB Stockholders	Rights of ProLogis Shareholders

cast means that the number of shares of AMB common stock or ProLogis common shares that are cast and are voted “for” the election of a director or trustee, as the case may be, must exceed the number of common shares that are withheld from or voted against his or her election. If a director or trustee fails to obtain a majority, he or she must tender his or her resignation to the board. The board will determine whether to accept the tendered resignation. If the board determines to reject the tendered resignation, the board must publicly announce its decision.

Filling Vacancies of Directors	Any vacancies on the AMB board of directors or the ProLogis board of trustees can be filled by their stockholders or shareholders, respectively, at an annual or special meeting.

	Any vacancies on the AMB board of directors may also be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, provided that a vacancy caused by an increase in the number of directors may be filled only by the affirmative vote of a majority of the entire board.	Any vacancies on the ProLogis board of trustees may also be filled by the affirmative vote of a majority of the remaining trustees, although less than a quorum.

Charter Amendments	The affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter is required to amend the AMB charter.	The affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter is required to amend the ProLogis declaration of trust.

	After the effective time of the Topco merger and assuming the charter amendment is approved, the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter will be required to amend the charter of the combined company; provided that (i) any amendment to any provision of the charter of the combined company which expressly requires for any purpose a greater proportion of the votes entitled to be cast will require the proportion of votes specified in that provision and (ii) any amendment to the stockholder voting threshold established by the charter amendment will require the affirmative vote of the holders of shares entitled to cast two-thirds of all of the votes entitled to be cast on the matter.	The trustees may also amend the charter by a two-thirds vote to enable ProLogis to qualify as a REIT.

Bylaw Amendments	The AMB bylaws may be amended by (1) the AMB board of directors or (2) the affirmative vote of the majority of all outstanding shares of common stock entitled to vote; provided, that certain sections of the bylaws relating to amendments, notice of meetings, affiliate transactions and control share acquisitions may only be amended by the affirmative vote of the majority of all outstanding shares of common stock entitled to vote.	The power to amend the ProLogis bylaws vests in the board of trustees of ProLogis by vote of a majority of the trustees, subject to repeal or change by action of the shareholders of ProLogis entitled to vote thereon.

	Rights of AMB Stockholders	Rights of ProLogis Shareholders

After the effective time of the Topco merger, the affirmative vote of at least 75% of the independent directors of the combined company will be required to amend, modify or repeal, or adopt any bylaw provision inconsistent with, certain provisions of the AMB bylaws, which will be the bylaws of the combined company, pertaining to features of the leadership structure of the combined company.

Irrevocable Board Resolutions	The AMB board of directors may designate any of its resolutions to be “irrevocable.” Resolutions so designated may not be revoked, altered or amended subsequently by the board of directors without approval of a majority of the outstanding shares of common stock entitled to vote.	N/A

Vote on Merger, Consolidation or Sale of Substantially all Assets	Generally, the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter is required to approve extraordinary actions, including a merger or similar business combination.	Generally, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter is required to approve a merger or similar business combination.

Upon the effective time of the Topco merger and assuming the AMB charter amendment is approved, the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter will be required to approve extraordinary actions, including a merger or similar business combination.

Ownership Limitations	With certain exceptions, the actual, constructive or beneficial ownership by any person of more than 9.8% (in value or number of votes, whichever is more restrictive) of the issued and outstanding shares of common stock of AMB and the issued and outstanding shares of ProLogis is generally prohibited. Each of AMB and ProLogis requires its stockholders or shareholders, respectively, to provide it with certain information relating to maintenance of REIT status.

	The 9.8% ownership limitation applies separately to each series of existing AMB preferred stock, as well as to the common stock. The New AMB Preferred Stock is subject to an ownership limit of 9.8% of the issued and outstanding capital stock, and a 25% ownership limit for each series of New AMB Preferred Stock.	The ownership limit threshold for each series of the outstanding preferred shares of ProLogis is 25%.

Annual Meetings of the Stockholders	An annual meeting of AMB stockholders is required to be held each year during the month of May in San Francisco, at a time and	The annual meeting of ProLogis shareholders is required to be held at a time and place as

	Rights of AMB Stockholders	Rights of ProLogis Shareholders

place as designated by the AMB board of directors.

	After the effective time of the Topco merger, the board of directors of the combined company will be able to hold the annual meeting at a time and place as designated by the board of directors of the combined company.	designated by the ProLogis board of trustees.

Special Meetings of the Stockholders	A special meeting of AMB stockholders may be called at any time by the president, the chairman of the board, or a majority of the directors, or by a committee of the board of directors which has been duly designated by the board of directors to call such meetings.	A special meeting of ProLogis shareholders may be called at any time by a majority of the trustees or by the chairman or any co-chairman.

	Subject to certain exceptions, a special meeting will also be called by the secretary upon the written request of AMB stockholders entitled to cast at least 50% of the votes entitled to be cast at the meeting.	A special meeting will also be called by the secretary upon the written request of ProLogis shareholders holding in the aggregate a majority of the outstanding shares entitled to vote.

Upon the effective time of the Topco merger, the chief executive officer and co-chief executive officers will also be able to call a special meeting.

	Business transacted at the special meeting of stockholders will be limited to the purposes stated in the notice.	Business transacted at the special meeting of shareholders will be limited to the purposes stated in the notice.

Maryland Business Combination Act	The Maryland Business Combination Act provides, generally, that “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Subject to certain exceptions, an interested stockholder is defined as: (i) any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five-year prohibition, any business combination between the corporation and the interested stockholder that does not meet certain fair price requirements generally must be (1) recommended by the board of directors, (2) approved by the affirmative vote of at least 80% of the votes entitled to be cast by the holders of outstanding voting stock and (3) approved by two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or

	Rights of AMB Stockholders	Rights of ProLogis Shareholders

held by an affiliate or associate of the interested stockholder.

AMB has opted not to be subject to the Maryland Business Combination Act.

The AMB board of directors may not revoke, alter or amend its prior resolution to opt out of the Maryland Business Combination Act, or otherwise elect to have any business combination of AMB be subject to such act without the approval of a majority of the outstanding shares of AMB common stock entitled to vote.	ProLogis has opted not to be subject to the Maryland Business Combination Act only with respect to business combinations with Security Capital Group and its affiliates and successors.

The ProLogis board of trustees has by resolution opted out of the Maryland Business Combination Act with respect to the Merger.

Shareholder Rights Plan	Neither AMB nor ProLogis has a shareholder rights plan in effect.

REIT Qualification	If the AMB board of directors determines that it is no longer in the best interests of AMB to qualify or continue to be qualified as a REIT and such determination is approved by the affirmative vote of holders of at least two-thirds of the shares of the outstanding capital stock of AMB entitled to vote thereon, the board of directors may revoke or otherwise terminate the REIT election of AMB pursuant to Section 856(g) of the Code.	The ProLogis board of trustees is required to seek to authorize ProLogis to pay such dividends and distributions as shall be necessary for ProLogis to qualify as a REIT under the Code (so long as such qualification, in the opinion of the ProLogis board of trustees, is in the best interests of ProLogis shareholders).

The ProLogis board of trustees, by a two-thirds vote, may amend provisions of the ProLogis declaration of trust from time to time to enable ProLogis to qualify as a REIT under the Code.
     Additionally, in connection with the Merger, AMB has proposed an amendment to the AMB charter, which will be the charter of the combined company, effective upon the consummation of the Topco merger, in the form attached as an exhibit to the registration statement of which this prospectus is a part.
     Specifically, if the proposed amendment is adopted in connection with the Merger:
•	the board of directors of the combined company will have the right, with the approval of a majority of the entire board, and without action by the stockholders of the combined company, to amend the charter of the combined company to increase or decrease the aggregate number of shares of stock of the combined company or the number of shares of stock of any class or series that the combined company has authority to issue; and

•	notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the board of directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter; provided that (i) any amendment to any provision of the charter which expressly requires for any purpose a greater proportion of the votes entitled to be cast shall require the proportion of votes specified in that provision, (ii) any amendment to this provision shall require the affirmative vote of the holders of shares entitled to cast two-thirds of all of the votes entitled to be cast on the matter and (iii) any action requiring a different vote as expressly provided in the charter shall require such different vote.

DESCRIPTION OF THE AMB LP NON-EXCHANGEABLE NOTES
     AMB LP has summarized below certain material terms and provisions of the AMB LP Non-Exchangeable Notes. This summary is not a complete description of all of the terms and provisions of the AMB LP Non-Exchangeable Notes. For more information, AMB LP refers you to the AMB LP Non-Exchangeable Notes and the new AMB LP Indenture, all of which are available from AMB LP. AMB LP urges you to read the new AMB LP Indenture because it, and not this description, defines your rights as a holder of the AMB LP Non-Exchangeable Notes. This summary is subject to and qualified in its entirety by reference to all the provisions of those documents, including definitions of terms referred to in this prospectus.
     AMB LP (which will be known as ProLogis, L.P. after the Merger) will issue the AMB LP Non-Exchangeable Notes. The AMB LP Non-Exchangeable Notes will be issued under the new AMB LP Indenture. The terms of the AMB LP Non-Exchangeable Notes will include those expressly set forth in the AMB LP Non-Exchangeable Notes, the new AMB LP Indenture and those made part of the new AMB LP Indenture by reference to the Trust Indenture Act.
General
     The AMB LP Non-Exchangeable Notes will be AMB LP’s direct, unsecured and unsubordinated obligations and will rank pari passu with all of AMB LP’s other unsecured and unsubordinated indebtedness outstanding from time to time and will be fully and unconditionally guaranteed by AMB except as may be limited to the maximum amount permitted under applicable federal or state law. Each guarantee of the AMB LP Non-Exchangeable Notes will be an unsecured and unsubordinated obligation of AMB and will rank pari passu in right of payment with all of its current and future unsecured and unsubordinated indebtedness. The AMB LP Non-Exchangeable Notes and each guarantee will be effectively subordinated to any current and future indebtedness of AMB LP and AMB that is both secured and unsubordinated to the extent of the assets securing such indebtedness.
     A substantial portion (amounting to approximately 88%) of the total assets of AMB LP at December 31, 2010 are held directly by AMB LP’s consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures. Accordingly, the cash flow of AMB LP and the consequent ability to service its debt, including the AMB LP Non-Exchangeable Notes, are partially dependent on the earnings of such consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures and the AMB LP Non-Exchangeable Notes will be effectively subordinated to all existing and future indebtedness, guarantees and other liabilities of such consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures. As of December 31, 2010, AMB LP’s consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures had total liabilities (excluding intercompany liabilities) of approximately $5.9 billion.
     The AMB LP Non-Exchangeable Notes will be effectively subordinated to AMB LP’s mortgages and other secured indebtedness to the extent of any collateral pledged as security therefor. As of December 31, 2010, AMB LP (excluding its consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures) had amounts outstanding under unsecured credit facilities and senior indebtedness (including the notes) aggregating approximately $1.6 billion and no amounts outstanding for mortgages and other secured indebtedness. Although the covenants described under “— Covenants — Limitations on incurrence of debt” impose certain limitations on the incurrence of additional indebtedness, AMB LP and its subsidiaries will retain the ability to incur substantial additional secured and unsecured indebtedness and other liabilities in the future.
     Under the new AMB LP Indenture, in addition to the ability to issue notes with terms different from the AMB LP Non-Exchangeable Notes, AMB LP will have the ability to reopen a previous issue of a series of AMB LP Non-Exchangeable Notes and issue additional AMB LP Non-Exchangeable Notes of any series without the consent of the holders. Each series may be as established from time to time in or pursuant to authority granted by a resolution of AMB LP’s general partner, AMB, or as established in one or more indentures supplemental to the new AMB LP Indenture.
     Except as set forth below under “— Covenants — Limitations on incurrence of debt”, the new AMB LP Indenture will not contain any provisions that would limit AMB LP’s ability to incur indebtedness or that would afford holders of AMB LP Non-Exchangeable Notes protection in the event of a highly leveraged or similar transaction involving AMB LP or in the event of a change of control.
AMB Guarantee
     AMB LP’s obligations under the AMB LP Non-Exchangeable Notes will be fully and unconditionally guaranteed by AMB (which will be known as ProLogis, Inc., and which is referred to as the combined company, after the Merger). AMB’s guarantee of the AMB LP Notes will rank pari passu in right of payment with all of AMB’s unsecured and unsubordinated indebtedness, including AMB’s indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other unsecured and unsubordinated indebtedness. The guarantee of the AMB LP Non-Exchangeable Notes by AMB will be effectively subordinated to all of the mortgages and other secured indebtedness of AMB and all of the secured and unsecured indebtedness and other liabilities of its subsidiaries, other than AMB LP. The obligations of AMB under each guarantee will be limited to the maximum amount permitted under applicable federal or state law.
Denominations
     The AMB LP Non-Exchangeable Notes will be issued in registered form and in denominations of $1,000 and in integral multiples of $1,000 in excess thereof.
Principal, Maturity and Interest
     The principal of, and premium or make-whole amounts, if any, and interest on the AMB LP Non-Exchangeable Notes will be payable at the corporate trust office of U.S. Bank National Association, initially located at 100 Wall Street, Suite 1600, New York, New York 10005; provided that, at AMB LP’s option, payment of interest may be made by check mailed to the address of the person entitled to the payment as it appears in the security register or by wire transfer of funds to the person to an account maintained within the United States.
     Interest on the AMB LP Non-Exchangeable Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, principal payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after the interest payment date, principal payment date or the maturity date, as the case may be, until the next business day. “Business day” means any day, other than a Saturday, Sunday or legal holidays, on which banks in New York, New York are not authorized or required by law or executive order to be closed. Any interest not punctually paid or duly provided for on any interest payment date with respect to an AMB LP Non-Exchangeable Note, will cease to be payable to the holder on the applicable regular record date and either may be paid to the person in whose name the AMB LP Non-Exchangeable Note is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the Trustee, notice of which will be given to the holder of the AMB LP Non-Exchangeable Note not less than ten days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the new AMB LP Indenture.
     The AMB LP 5.500% 2012 Notes will mature on April 1, 2012. Up to approximately $59.0 million in aggregate principal amount of AMB LP 5.500% 2012 Notes may be issued in the applicable exchange offers. Interest on the AMB LP 5.500% 2012 Notes will:
•	accrue at the rate of 5.500% per annum, from April 1, 2011 (the most recent date on which interest will have been paid on the ProLogis 5.500% 2012 Notes);
•	be payable in cash semi-annually in arrears on each April 1 and October 1, commencing on October 1, 2011; and

•	be payable to holders of record on the March 15 and September 15 immediately preceding the related interest payment dates.
     The AMB LP 5.500% 2013 Notes will mature on March 1, 2013. Up to approximately $61.5 million in aggregate principal amount of AMB LP 5.500% 2013 Notes may be issued in the applicable exchange offers. Interest on the AMB LP 5.500% 2013 Notes will:
•	accrue at the rate of 5.500% per annum, from March 1, 2011 (the most recent date on which interest will have been paid on the ProLogis 5.500% 2013 Notes);
•	be payable in cash semi-annually in arrears on each March 1 and September 1, commencing on September 1, 2011; and
•	be payable to holders of record on the February 15 and August 15 immediately preceding the related interest payment dates.
     The AMB LP 7.625% 2014 Notes will mature on August 15, 2014. Up to $350.0 million in aggregate principal amount of AMB LP 7.625% 2014 Notes may be issued in the applicable exchange offers. Interest on the AMB LP 7.625% 2014 Notes will:
•	accrue at the rate of 7.625% per annum, from February 15, 2011 (the most recent date on which interest will have been paid on the ProLogis 7.625% 2014 Notes);
•	be payable in cash semi-annually in arrears on each February 15 and August 15, commencing on August 15, 2011; and
•	be payable to holders of record on the February 1 and August 1 immediately preceding the related interest payment dates.
     The AMB LP 7.810% 2015 Notes will mature on February 1, 2015. Up to approximately $48.3 million in aggregate principal amount of AMB LP 7.810% 2015 Notes may be issued in the applicable exchange offers. Interest on the AMB LP 7.810% 2015 Notes will:
•	accrue at the rate of 7.810% per annum, from February 1, 2011 (the most recent date on which interest will have been paid on the ProLogis 7.810% 2015 Notes);
•	be payable in cash semi-annually in arrears on each February 1 and August 1, commencing on August 1, 2011; and
•	be payable to holders of record on the January 15 and July 15 immediately preceding the related interest payment dates.
Installments of current principal on each $1,000 original principal amount of the AMB LP 7.810% 2015 Notes shall be payable to each holder of such notes annually on each February 1 in the following amounts: $150 in 2012, $200 in 2013, $200 in 2014 and $100 in 2015.
     The AMB LP 9.340% 2015 Notes will mature on March 1, 2015. Up to approximately $5.6 million in aggregate principal amount of AMB LP 9.340% 2015 Notes may be issued in the applicable exchange offers. Interest on the AMB LP 9.340% 2015 Notes will:
•	accrue at the rate of 9.340% per annum, from March 1, 2011 (the most recent date on which interest will have been paid on the ProLogis 9.340% 2015 Notes);

•	be payable in cash semi-annually in arrears on March 1 and September 1, commencing on September 1, 2011; and
•	be payable to holders of record on the February 15 and August 15 immediately preceding the related interest payment dates.
Installments of principal on each $1,000 principal amount of the AMB LP 9.340% 2015 Notes will be paid to each holder of such notes annually on each March 1 in the following amounts: $150 in 2012, $175 in 2013, $200 in 2014 and $250 in 2015. The remaining $225 of principal will be paid at or prior to the maturity date of the AMB LP 9.340% 2015 Notes. In each case, principal on the AMB LP 9.340% 2015 Notes will be payable to the Person in whose name the AMB LP 9.340% 2015 Notes are registered in the security register on the preceding February 15 (whether or not a business day).
     The AMB LP 5.625% 2015 Notes will mature on November 15, 2015. Up to approximately $155.4 million in aggregate principal amount of AMB LP 5.625% 2015 Notes may be issued in the applicable exchange offers. Interest on the AMB LP 5.625% 2015 Notes will:
•	accrue at the rate of 5.625% per annum, from May 15, 2011 (the most recent date on which interest will have been paid on the ProLogis 5.625% 2015 Notes);
•	be payable in cash semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2011; and
•	be payable to holders of record on the May 1 and November 1 immediately preceding the related interest payment dates.
     The AMB LP 5.750% 2016 Notes will mature on April 1, 2016. Up to approximately $197.8 million in aggregate principal amount of AMB LP 5.750% 2016 Notes may be issued in the applicable exchange offers. Interest on the AMB LP 5.750% 2016 Notes will:
•	accrue at the rate of 5.750% per annum, from April 1, 2011 (the most recent date on which interest will have been paid on the ProLogis 5.750% 2016 Notes);
•	be payable in cash semi-annually in arrears on each April 1 and October 1, commencing on October 1, 2011; and
•	be payable to holders of record on the March 15 and September 15 immediately preceding the related interest payment dates.
     The AMB LP 8.650% 2016 Notes will mature on May 15, 2016. Up to approximately $36.4 million in aggregate principal amount of AMB LP 8.650% 2016 Notes may be issued in the applicable exchange offers, which reflects the mandatory repayment of a portion of the principal to be made on May 15, 2011. Interest on the AMB LP 8.650% 2016 Notes will:
•	accrue at the rate of 8.650% per annum, from May 15, 2011 (the most recent date on which interest will have been paid on the ProLogis 8.650% 2016 Notes);
•	be payable in cash semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2011; and
•	be payable to holders of record on the May 1 and November 1 immediately preceding the related interest payment dates.
Installments of principal on each $1,000 principal amount of the AMB LP 8.650% 2016 Notes will be paid to each holder of such notes annually on each May 15 to the Person in whose name the AMB LP 8.650% 2016 Notes are registered in the security register on the preceding May 1 (whether or not a business day) in the following amounts: $100 in 2012, $100 in 2013, $150 in 2014, $200 in 2015 and $250 in 2016. The remaining $200 of principal will be paid at or prior to the maturity date of the AMB LP 8.650% 2016 Notes.
     The AMB LP 5.625% 2016 Notes will mature on November 15, 2016. Up to approximately $182.2 million in aggregate principal amount of AMB LP 5.625% 2016 Notes may be issued in the applicable exchange offers. Interest on the AMB LP 5.625% 2016 Notes will:
•	accrue at the rate of 5.625% per annum, from May 15, 2011 (the most recent date on which interest will have been paid on the ProLogis 5.625% 2016 Notes);
•	be payable in cash semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2011; and
•	be payable to holders of record on the May 1 and November 1 immediately preceding the related interest payment dates.
     The AMB LP 6.250% 2017 Notes will mature on March 15, 2017. Up to $300.0 million in aggregate principal amount of AMB LP 6.250% 2017 Notes may be issued in the applicable exchange offers. Interest on the AMB LP 6.250% 2017 Notes will:
•	accrue at the rate of 6.250% per annum, from March 15, 2011 (the most recent date on which interest will have been paid on the ProLogis 6.250% 2017 Notes);
•	be payable in cash semi-annually in arrears on each March 15 and September 15, commencing on September 15, 2011; and
•	be payable to holders of record on the March 1 and September 1 immediately preceding the related interest payment dates.
     The AMB LP 7.625% 2017 Notes will mature on July 1, 2017. Up to $100.0 million in aggregate principal amount of AMB LP 7.625% 2017 Notes may be issued in the applicable exchange offers. Interest on the AMB LP 7.625% 2017 Notes will:
•	accrue at the rate of 7.625% per annum, from January 1, 2011 (the most recent date on which interest will have been paid on the ProLogis 7.625% 2017 Notes);
•	be payable in cash semi-annually in arrears on each January 1 and July 1, commencing on July 1, 2011; and
•	be payable to holders of record on the June 15 and December 15 immediately preceding the related interest payment dates.
     The AMB LP 6.625% 2018 Notes will mature on May 15, 2018. Up to $600.0 million in aggregate principal amount of AMB LP 6.625% 2018 Notes may be issued in the applicable exchange offers. Interest on the AMB LP 6.625% 2018 Notes will:
•	accrue at the rate of 6.625% per annum, from May 15, 2011 (the most recent date on which interest will have been paid on the ProLogis 6.625% 2018 Notes);
•	be payable in cash semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2011; and

•	be payable to holders of record on the May 1 and November 1 immediately preceding the related interest payment dates.
     The AMB LP 7.375% 2019 Notes will mature on October 30, 2019. Up to approximately $396.7 million in aggregate principal amount of AMB LP 7.375% 2019 Notes may be issued in the applicable exchange offers. Interest on the AMB LP 7.375% 2019 Notes will:
•	accrue at the rate of 7.375% per annum, from April 30, 2011 (the most recent date on which interest will have been paid on the ProLogis 7.375% 2019 Notes);
•	be payable in cash semi-annually in arrears on each April 30 and October 30, commencing on October 30, 2011; and
•	be payable to holders of record on the April 15 and October 15 immediately preceding the related interest payment dates.
     The AMB LP 6.875% 2020 Notes will mature on March 15, 2020. Up to approximately $561.1 million in aggregate principal amount of AMB LP 6.875% 2020 Notes may be issued in the applicable exchange offers. Interest on the AMB LP 6.875% 2020 Notes will:
•	accrue at the rate of 6.875% per annum, from March 15, 2011 (the most recent date on which interest will have been paid on the ProLogis 6.875% 2020 Notes);
•	be payable in cash semi-annually in arrears on each March 15 and September 15, commencing on September 15, 2011; and
•	be payable to holders of record on the March 1 and September 1 immediately preceding the related interest payment dates.
Optional Redemption
AMB LP Non-Exchangeable Notes, except for the AMB LP 9.340% 2015 Notes, AMB LP 7.810% 2015 Notes, AMB LP 8.650% 2016 Notes and AMB LP 7.625% 2017 Notes
     Each series of AMB LP Non-Exchangeable Notes, except for the AMB LP 9.340% 2015 Notes, AMB LP 7.810% 2015 Notes, AMB LP 8.650% 2016 Notes and AMB LP 7.625% 2017 Notes, will be redeemable in whole at any time or in part from time to time, at AMB LP’s option, at a redemption price equal to the greater of:
•	100% of the principal amount of such AMB LP Non-Exchangeable Notes to be redeemed; or
•	the sum of the present values of the remaining scheduled payments of principal and interest on such AMB LP Non-Exchangeable Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 15 basis points in the case of the AMB LP 5.500% 2012 Notes, 20 basis points in the case of the AMB LP 5.625% 2016 Notes, 25 basis points in the case of the AMB LP 5.500% 2013 Notes, AMB LP 5.625% 2015 Notes and AMB LP 5.750% 2016 Notes and 50 basis points in the case of the AMB LP 7.625% 2014 Notes, AMB LP 6.250% 2017 Notes, AMB LP 6.625% 2018 Notes, AMB LP 7.375% 2019 Notes and AMB LP 6.875% 2020 Notes.
     Notwithstanding the foregoing, if the AMB LP 6.250% 2017 Notes are redeemed on or after December 15, 2016, or the AMB LP 6.875% 2020 Notes are redeemed on or after December 16, 2019, the redemption price will be 100% of the principal amount of the applicable series of AMB LP Non-Exchangeable Notes to be redeemed.

     In each case AMB LP will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.
     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of such AMB LP Non-Exchangeable Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.
     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Independent Investment Banker” means one of the Reference Treasury Dealers that AMB LP appoints to act as the Independent Investment Banker from time to time.
     “Reference Treasury Dealer” means either Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and/or RBS Securities Inc., as applicable, and their successors, and either one, two or three, as applicable, other firms that are primary United States Government securities dealers (each a “Primary Treasury Dealer”) which AMB LP specifies from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, AMB LP will substitute another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
     “Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of such AMB LP Non-Exchangeable Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.
     Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of such AMB LP Non-Exchangeable Notes to be redeemed at its registered address. The notice of redemption for such AMB LP Non-Exchangeable Notes will state, among other things, the amount of such AMB LP Non-Exchangeable Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of such AMB LP Non-Exchangeable Notes to be redeemed. Unless AMB LP defaults in payment of the redemption price, interest will cease to accrue on any such AMB LP Non-Exchangeable Notes that have been called for redemption at the redemption date.
     If less than all of the AMB LP Non-Exchangeable Notes within a series are to be redeemed at AMB LP’s option, AMB LP will notify the Trustee under the new AMB LP Indenture at least 45 days prior to the redemption date, or any shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of such AMB LP

Non-Exchangeable Notes of such series to be redeemed and the redemption date. The Trustee will select, in the manner as it deems fair and appropriate, such AMB LP Non-Exchangeable Notes to be redeemed. Such AMB LP Non-Exchangeable Notes may be redeemed in part in the minimum authorized denomination for such AMB LP Non-Exchangeable Notes or in any integral multiple of such amount.
AMB LP 9.340% 2015 Notes, AMB LP 7.810% 2015 Notes, AMB LP 8.650% 2016 Notes and AMB LP 7.625% 2017 Notes
     The AMB LP 9.340% 2015 Notes, AMB LP 7.810% 2015 Notes, AMB LP 8.650% 2016 Notes and AMB LP 7.625% 2017 Notes will be redeemable at any time at the option of AMB LP, in whole or in part, at a redemption price equal to the sum of (i) the current principal amount outstanding of the such notes being redeemed plus accrued and unpaid interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such notes (the “Redemption Price”).
     From and after the date notice has been given as provided in the new AMB LP Indenture, if funds for the redemption of any AMB LP 9.340% 2015 Notes, AMB LP 7.810% 2015 Notes, AMB LP 8.650% 2016 Notes and AMB LP 7.625% 2017 Notes called for redemption shall have been made available on such redemption date, such notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders of the such notes will be to receive payment of the Redemption Price.
     Notice of any optional redemption of any AMB LP 9.340% 2015 Notes, AMB LP 7.810% 2015 Notes, AMB LP 8.650% 2016 Notes and AMB LP 7.625% 2017 Notes will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of such notes held by such holder to be redeemed.
     If less than all the AMB LP 9.340% 2015 Notes, AMB LP 7.810% 2015 Notes, AMB LP 8.650% 2016 Notes and AMB LP 7.625% 2017 Notes are to be redeemed at the option of AMB LP, AMB LP will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of such notes to be redeemed and the redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, such notes to be redeemed in whole or in part. Such notes may be redeemed in part in the minimum authorized denomination for notes or in any integral multiple thereof.
     “Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any AMB LP 9.340% 2015 Notes, AMB LP 7.810% 2015 Notes, AMB LP 8.650% 2016 Notes and AMB LP 7.625% 2017 Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third business day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of such notes being redeemed or paid.
     “Reinvestment Rate” means 0.25%, 0.25%, 0.25% and 0.20%, in the case of AMB LP 9.340% 2015 Notes, AMB LP 7.810% 2015 Notes, AMB LP 8.650% 2016 Notes and AMB LP 7.625% 2017 Notes, respectively, plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by AMB LP.
Merger, Consolidation or Sale
     AMB LP may consolidate with or merge with or into another entity, or sell, lease or convey all or substantially all of its assets to another entity, provided that the following three conditions are met:
(1)	After the transaction, AMB LP is, or a person organized and existing under the laws of the United States or one of the fifty states is, the continuing entity. If the continuing entity is an entity other than AMB LP, that entity must also assume AMB LP’s payment obligations under the new AMB LP Indenture, as well as the due and punctual performance and observance of all of the covenants contained in the new AMB LP Indenture;
(2)	After giving effect to the transaction and treating any indebtedness which became an obligation of AMB LP or any of AMB LP’s subsidiaries as a result of the transaction as having been incurred by AMB LP or such subsidiary at the time of such transaction, an event of default (or an event which, with notice or lapse of time or both, would become an event of default) has not occurred under the new AMB LP Indenture. Additionally, the transaction may not cause an event which, after notice or a lapse of time, or both, would become an event of default; and
(3)	The continuing entity delivers an officers’ certificate and legal opinion covering (1) and (2) above.
     The new AMB LP Indenture provides that AMB, as guarantor of the AMB LP Non-Exchangeable Notes, and any other guarantor, will not, in any transaction or series of transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to, or merge with or into any other person unless:
•	either such guarantor is the continuing person or the successor person (if other than such guarantor) is a corporation, partnership, limited liability company or other entity organized and existing under the laws of the United States of America or a State of the United States of America or the District of Columbia and expressly assumes such guarantor’s obligations with respect to the AMB LP Non-Exchangeable Notes and the observance of all of the covenants and conditions contained in the new AMB LP Indenture and its guarantee;
•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and shall be continuing; and
•	such guarantor delivers to the Trustee an officers’ certificate and legal opinion covering compliance with these conditions.
     In the event that such guarantor is not the continuing entity, then, for purposes of the second bullet point above, the successor entity will be deemed to be such guarantor.
     Any consolidation, merger, sale, lease, assignment, transfer or conveyance permitted above is also subject to the condition precedent that the Trustee receive an officers’ certificate and legal opinion to the effect that any such consolidation, merger, sale, lease, assignment, transfer or conveyance, and the assumption by any successor corporation, complies with the provisions of the new AMB LP Indenture and that all conditions precedent provided for in the new AMB LP Indenture relating to such transaction have been complied with.
     Although there is a limited body of case law interpreting the phrase “all or substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.
Covenants
     This section describes covenants AMB LP makes in the new AMB LP Indenture, for the benefit of the holders of certain series of AMB LP Non-Exchangeable Notes.
     Existence. Except as permitted under “— Merger, Consolidation or Sale”, AMB LP will do or cause to be done all things necessary to preserve and keep in full force and effect the existence, rights, both charter and statutory, and franchises of AMB LP and its subsidiaries; provided, however, that AMB LP will not be required to preserve any right or franchise if AMB LP determines that the preservation of the right or franchise is no longer desirable in the conduct of AMB LP’s business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the AMB LP Non-Exchangeable Notes.
     Payment of taxes and other claims. AMB LP will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon AMB LP or any subsidiary or upon its income, profits or property or any subsidiary and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon AMB LP’s property or any subsidiary; provided, however, that AMB LP will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.
     Provision of financial information. Whether or not AMB LP or AMB are subject to Section 13 or 15(d) of the Exchange Act, AMB LP and AMB will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which AMB LP and AMB would have been required to file with the SEC pursuant to such Section 13 or 15(d) (the “Financial Statements”) if AMB LP and AMB were so subject, such documents to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which AMB LP and AMB would have been required so to file such documents if AMB LP and AMB were so subject.
     AMB LP and AMB will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail or electronic transmittal to all holders, as their names and addresses appear in the security register, without cost to such Holders, copies of the annual reports and quarterly reports which AMB LP and AMB are required to file or would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if AMB LP and AMB were subject to such sections, and (ii) file with the Trustee copies of annual reports, quarterly reports and other documents which AMB LP and AMB would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if AMB LP and AMB were subject to such sections and (y) if filing such documents by AMB LP or AMB with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.
     Limitations on incurrence of debt. AMB LP will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds of the additional Debt, the aggregate principal amount of all AMB LP’s outstanding Debt and that of its Subsidiaries on a consolidated basis as determined in accordance with GAAP is greater than 60% of the sum of (without duplication):
(1)	AMB LP’s Total Assets as of the end of the calendar quarter covered in AMB LP’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt; and
(2)	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by AMB LP or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.
     Additionally, AMB LP will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:
(1)	such Debt and any other Debt incurred by AMB LP and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;
(2)	the repayment or retirement of any other Debt by AMB LP and its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);
(3)	in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and
(4)	in the case of any acquisition or disposition by AMB LP or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.
     AMB LP and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of AMB LP and its Subsidiaries on a consolidated basis.
     In addition to the foregoing limitations on the incurrence of Debt, AMB LP will not, and will not permit any Subsidiary to, incur any Debt for borrowed money secured by any mortgage, lien, charge, pledge, encumbrance or security interest upon any of AMB LP’s property or the property of any Subsidiary, whether owned at the date hereof or hereafter acquired, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of AMB LP’s outstanding Debt and the outstanding Debt of AMB LP’s Subsidiaries on a consolidated basis for borrowed money which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on AMB LP property or the property of any Subsidiary is greater than 40% of the sum of (without duplication):
(1)	AMB LP’s Total Assets as of the end of the calendar quarter covered in AMB LP’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt; and
(2)	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by AMB LP or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

     For purposes of the covenants described under this “— Limitations on incurrence of debt”, Debt shall be deemed to be “incurred” by AMB LP or a Subsidiary whenever AMB LP or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.
     Nothing in the above covenants shall prevent: (i) the incurrence by AMB LP or any Subsidiary of Debt between or among AMB LP, any Subsidiary or any Equity Investee or (ii) AMB LP or any Subsidiary from incurring Refinancing Debt.
     For purposes of the foregoing covenants the following definitions apply:
     “Acquired Debt” means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.
     “Annual Service Charge” as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, AMB LP or its subsidiaries’ Debt and the amount of dividends which are payable in respect of any Disqualified Stock.
     “Consolidated Income Available for Debt Service” for any period means Earnings from Operations of AMB LP and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication):
     (A) interest on Debt of AMB LP and its Subsidiaries,
     (B) provision for taxes of AMB LP and its Subsidiaries based on income,
     (C) amortization of debt discount,
     (D) provisions for unrealized gains and losses, depreciation and amortization, and the effect of any other non-cash items,
     (E) extraordinary, non-recurring and other unusual items (including, without limitation, any costs and fees incurred in connection with any debt financing or amendments thereto, any acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)),
     (F) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period,
     (G) amortization of deferred charges, and
     (H) any of the items described in clauses (D) and (E) above that were included in Earnings From Operations on account of an Equity Investee.
     “Debt” of AMB LP or any Subsidiary means any indebtedness of AMB LP or any Subsidiary, excluding any accrued expense or trade payable, whether or not contingent, in respect of
(1)	borrowed money evidenced by bonds, notes, debentures or similar instruments,
(2)	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by AMB LP or any Subsidiary, but only to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by AMB LP or any Subsidiary,

(3)	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued and called or amounts representing the balance deferred and unpaid of the purchase price of any property or services, or all conditional sale obligations or obligations under any title retention agreement,
(4)	the principal amount of all obligations of AMB LP or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or
(5)	any lease of property by AMB LP or any Subsidiary as lessee which is reflected on AMB LP’s consolidated balance sheet as a capitalized lease in accordance with GAAP and to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on AMB LP’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by AMB LP or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than AMB LP or any Subsidiary).
     “Disqualified Stock” means, with respect to any person, any capital stock of such person which by the terms of such capital stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the stated maturity of a series of debt securities.
     “Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, net, as reflected in the financial statements of AMB LP and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
     “Encumbrance” means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by AMB LP or any Subsidiary securing indebtedness for borrowed money, other than a Permitted Encumbrance.
     “Equity Investee” means any Person in which AMB LP or any Subsidiary hold an ownership interest that is accounted for by AMB LP or a Subsidiary under the equity method of accounting.
     “GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect from time to time; provided, that solely for purposes of calculating these financial covenants, “GAAP” means generally accepted accounting principles as used in the United States on August 14, 2009 consistently applied.
     “Permitted Encumbrances” means leases, Encumbrances securing taxes, assessments and similar charges, mechanics liens and other similar Encumbrances.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Refinancing Debt” means Debt issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Debt (including the principal amount, accrued interest and premium, if any, of such Debt plus any fees and expenses incurred in connection with such refinancing); provided that (a) if such new Debt, or the proceeds of such new Debt, are used to refinance or refund Debt that is subordinated in right of payment to the notes, such new Debt shall only be permitted if it is expressly made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes and (b) such new Debt does not mature prior to the stated maturity of the Debt to be refinanced or refunded, and the weighted average life of such new Debt is at least equal to the remaining weighted average life of the Debt to be refinanced or refunded.

     “Subsidiary” means, with respect to any Person, (i) a corporation, partnership, joint venture, limited liability company or other entity the majority of the shares, if any, of the non-voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or any other Subsidiary or Subsidiaries of such Person, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person, any other Subsidiary or Subsidiaries of such Person, and (ii) any other entity the accounts of which are consolidated with the accounts of such Person. For the purposes of this definition, “voting capital stock” means capital stock having voting power for the election of directors, whether at all times or only so long as no senior class of capital stock has such voting power by reason of any contingency.
     “Total Assets” means, as of any date, the sum of (i) Undepreciated Real Estate Assets and (ii) all of AMB LP and its Subsidiaries’ other assets, but excluding accounts receivable and intangibles, determined in accordance with GAAP.
     “Total Unencumbered Assets” means the sum of AMB LP and its Subsidiaries’ Undepreciated Real Estate Assets and the value determined in accordance with GAAP of all AMB LP and its Subsidiaries’ other assets, other than accounts receivable and intangibles, in each case not subject to an Encumbrance.
     “Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of AMB LP and its Subsidiaries on such date, before depreciation, amortization and impairment charges determined on a consolidated basis in accordance with GAAP.
     “Unsecured Debt” means Debt of the types described in clauses (1), (3) and (4) of the definition thereof which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties of AMB LP or any Subsidiary.
     Maintenance of properties. AMB LP will cause all of its properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of AMB LP’s properties, all as in its judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that AMB LP and its subsidiaries will not be prevented from selling or otherwise disposing for value AMB LP’s properties in the ordinary course of business.
     Insurance. AMB LP will, and will cause each of AMB LP’s subsidiaries to, keep in force upon all of AMB LP’s properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.
Events of Default, Notice and Waiver
     The new AMB LP Indenture provides that the following events are events of default with respect to any series of AMB LP Non-Exchangeable Notes issued pursuant to it:
(1)	default in the payment of any installment of interest or additional amounts payable on any AMB LP Non-Exchangeable Notes of such series which continues for 30 days;
(2)	default in the payment of the principal, or premium or make-whole amount, if any, on any AMB LP Non-Exchangeable Notes of such series at its maturity or redemption date;
(3)	default in making any sinking fund payment as required for any AMB LP Non-Exchangeable Notes of such series;
(4)	default in the performance of any other of AMB LP’s covenants contained in the new AMB LP Indenture, other than a covenant in the new AMB LP Indenture solely for the benefit of another series of AMB LP Non-Exchangeable Notes issued under the new AMB LP Indenture, which continues for 60 days after written notice as provided in the new AMB LP Indenture;
(5)	default in the payment of an aggregate principal amount exceeding $50,000,000 under any bond, note or other evidence of indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured (or any such indebtedness of any of AMB LP’s subsidiaries, which AMB LP has guaranteed), such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within ten days after written notice as provided in the new AMB LP Indenture;
(6)	the entry by a court of competent jurisdiction of final judgments, orders or decrees against AMB LP or any of AMB LP’s subsidiaries in an aggregate amount, excluding amounts fully covered by insurance, in excess of $50,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount, excluding amounts fully covered by insurance, in excess of $50,000,000 for a period of 60 consecutive days; and
(7)	events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for AMB LP, AMB or any significant subsidiary or for all or substantially all of AMB LP’s or its significant subsidiary’s property.
     The term significant subsidiary means each of AMB LP’s significant subsidiaries, as defined in Regulation S-X promulgated under the Securities Act.
     If an event of default under the new AMB LP Indenture with respect to a series of AMB LP Non-Exchangeable Notes occurs and is continuing, then in every such case, unless the principal of the AMB LP Non-Exchangeable Notes of such series shall already have become due and payable, the Trustee or the holders of not less than 25% in principal amount of such series of AMB LP Non-Exchangeable Notes may declare the principal and the make-whole amount on the AMB LP Non-Exchangeable Notes of such series to be due and payable immediately by written notice to AMB LP that payment of the AMB LP Non-Exchangeable Notes is due, and to the Trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to a series of AMB LP Non-Exchangeable Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of the AMB LP Non-Exchangeable Notes of a series may rescind and annul such declaration and its consequences if AMB LP shall have deposited with the Trustee all required payments of the principal of, and premium or make-whole amount and interest on, the AMB LP Non-Exchangeable Notes of such series, plus fees, expenses, disbursements and advances of the Trustee and all events of default, other than the nonpayment of accelerated principal, the make-whole amount or interest with respect to AMB LP Non-Exchangeable Notes of such series have been cured or waived as provided in the new AMB LP Indenture. The new AMB LP Indenture also provides that the holders of not less than a majority in principal amount of the AMB LP Non-Exchangeable Notes of a series may waive any past default with respect to such series and its consequences, except a default in the payment of the principal of, or premium or make-whole amount or interest payable on the AMB LP Non-Exchangeable Notes or in respect of a covenant or provision contained in the new AMB LP Indenture that cannot be modified or amended without the consent of the holder of each outstanding AMB LP Non-Exchangeable Note affected by the proposed modification or amendment.
     The Trustee is required to give notice to the holders of the AMB LP Non-Exchangeable Notes within 90 days of a default under the new AMB LP Indenture known to the Trustee, unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the holders of the AMB LP Non-Exchangeable Notes of any default with respect to such series, except a default in the payment of the principal of, or premium or make-whole amount, if any, or interest payable on the AMB LP Non-Exchangeable Notes if the responsible officers of the Trustee consider such withholding to be in the interest of such holders.
     The new AMB LP Indenture provides that no holders of the AMB LP Non-Exchangeable Notes may institute any proceedings, judicial or otherwise, with respect to the new AMB LP Indenture or for any remedy which the new AMB LP Indenture provides, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than

25% in principal amount of the outstanding AMB LP Non-Exchangeable Notes, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of the AMB LP Non-Exchangeable Notes from instituting suit for the enforcement of payment of the principal of, and premium or make-whole amount, or interest on the AMB LP Non-Exchangeable Notes at the due date of the AMB LP Non-Exchangeable Notes.
     Subject to provisions in the new AMB LP Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the new AMB LP Indenture at the request or direction of any holders of any series of AMB LP Non-Exchangeable Notes then outstanding under the new AMB LP Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the AMB LP Non-Exchangeable Notes of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to that series. However, the Trustee may refuse to follow any direction which is in conflict with any law or the new AMB LP Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of the AMB LP Non-Exchangeable Notes not joining in the proceeding.
     Within 120 days after the close of each fiscal year, AMB LP must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the new AMB LP Indenture and, if so, specifying each such default and the nature and status of the default.
Modification of the New AMB LP Indenture
     Modifications and amendments of the new AMB LP Indenture may be made with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the new AMB LP Indenture, including the AMB LP Non-Exchangeable Notes, which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:
(1)	change the stated maturity of the principal of, or premium or make-whole amounts, if any, or any installment of principal of or interest or additional amounts payable on, any such debt security;
(2)	reduce the principal amount of, or the rate or amount of interest on, or any premium or make-whole amounts payable on redemption of, or any additional amounts payable with respect to, any such debt security, or reduce the amount of principal of an original issue discount security or make-whole amount, if any, that would be due and payable upon declaration of acceleration of the maturity of the security or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;
(3)	change the place of payment, or the coin or currency, for payment of principal of, and premium or make-whole amounts, if any, or interest on, or any additional amounts payable with respect to, any such debt security;
(4)	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;
(5)	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the new AMB LP Indenture, to waive compliance with a provisions of the debt security or defaults and consequences under the new AMB LP Indenture or to reduce the quorum or voting requirements set forth in the new AMB LP Indenture;
(6)	modify any of the provisions relating to modification of the new AMB LP Indenture or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to effect such action or to provide that other provisions may not be modified or waived without the consent of the holder of the affected debt security; or

(7)	release any guarantor from any of its obligations under its guarantee or the new AMB LP Indenture, except in accordance with the terms of the new AMB LP Indenture.
     The holders of not less than a majority in principal amount of outstanding debt securities have the right to waive AMB LP’s compliance with covenants in the new AMB LP Indenture applicable to such debt securities other than those covenants which require the consent of each affected holder of debt securities with respect to modifications or amendments to such covenant.
     Modifications and amendments of the new AMB LP Indenture may be made by AMB LP and the Trustee without the consent of any holder of debt securities for any of the following purposes:
(1)	to evidence the succession of another person to AMB LP as obligor or to any guarantor under the new AMB LP Indenture;
(2)	to add to AMB LP’s or any guarantor’s covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon AMB LP or any guarantor in the new AMB LP Indenture;
(3)	to add events of default for the benefit of the holders of all or any series of debt securities;
(4)	to add to or change any of the provisions of the new AMB LP Indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of securities in uncertificated form;
(5)	to add to, change or eliminate any of the provisions of the new AMB LP Indenture in respect of one or more series of securities, provided that any such addition, change or elimination (i) shall neither (A) apply to any security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such security with respect to such provision or (ii) shall become effective only when there is no such security outstanding;
(6)	to secure the debt securities or related guarantees;
(7)	to establish the form or terms of debt securities of any series;
(8)	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trust under the new AMB LP Indenture by more than one trustee;
(9)	to cure any ambiguity, defect or inconsistency in the new AMB LP Indenture or to make any other changes, provided that in each case, the action shall not adversely affect the interests of holders of debt securities or related guarantees of any series in any material respect;
(10)	to close the new AMB LP Indenture with respect to the authentication and delivery of additional series of debt securities or any related guarantees or to qualify, or maintain qualification of, the new AMB LP Indenture under the Trust Indenture Act; or
(11)	to supplement any of the provisions of the new AMB LP Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities and any related guarantees of any series in any material respect.
     The new AMB LP Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the new AMB LP Indenture or whether a quorum is present at a meeting of holders of debt securities:
(1)	the principal amount of an original issue discount security that will be deemed to be outstanding shall be the amount of the principal of the security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of the debt securities;
(2)	the principal amount of a debt security denominated in a foreign currency that will be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for the debt securities, of the principal amount, or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of the debt securities of the amount determined as provided in (1) above;
(3)	the principal amount of an indexed security that shall be deemed outstanding will be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security pursuant to Section 301 of the new AMB LP Indenture; and
(4)	debt securities owned by AMB LP or any other obligor upon the debt securities or any of AMB LP’s affiliates or of the other obligor will be disregarded.
     The new AMB LP Indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by AMB LP or the holders of at least 10% in principal amount of the outstanding debt securities of that series, in any such case upon notice given as provided in the new AMB LP Indenture.
     Except for any consent that must be given by the holder of each debt security affected by modifications and amendments of the new AMB LP Indenture, any resolution presented at a meeting or at an adjourned meeting duly reconvened, at which a quorum is present, may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the new AMB LP Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.
     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the new AMB LP Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by the action, or of the holders of that series and one or more additional series:
(1)	there shall be no minimum quorum requirement for the meeting; and
(2)	the principal amount of the outstanding debt securities of that series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the new AMB LP Indenture.

     Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the new AMB LP Indenture to be given or taken by a specified percentage in principal amount of the holders of any or all series of debt securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the specified percentage of holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the new AMB LP Indenture, the action will become effective when the instrument or instruments are delivered to the Trustee. Proof of execution of any instrument or of a writing appointing any agent will be sufficient for any purpose of the new AMB LP Indenture and, subject to the new AMB LP Indenture provisions relating to the appointment of any such agent, conclusive in favor of the Trustee and AMB LP, if made in the manner specified above.
Discharge, Defeasance and Covenant Defeasance
     AMB LP may discharge various obligations to holders of AMB LP Non-Exchangeable Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year, or that are scheduled for redemption within one year. The discharge will be completed by irrevocably depositing with the Trustee the funds needed to pay the principal, any make-whole amounts, interest and additional amounts payable to the date of deposit or to the date of maturity, as the case may be.
     AMB LP may take either of the following actions with respect to the AMB LP Non-Exchangeable Notes:
(1)	AMB LP may defease and be discharged from any and all obligations with respect to the AMB LP Non-Exchangeable Notes. However, AMB LP would continue to be obligated to pay any additional amounts resulting from tax events, assessment or governmental charges with respect to payments on the AMB LP Non-Exchangeable Notes and the obligations to register the transfer or exchange of the AMB LP Non-Exchangeable Notes. Additionally, AMB LP would remain responsible for replacing temporary or mutilated, destroyed, lost or stolen AMB LP Non-Exchangeable Notes, for maintaining an office or agency in respect of AMB LP Non-Exchangeable Notes and for holding moneys for payment in trust.
(2)	With respect to the AMB LP Non-Exchangeable Notes, AMB LP may elect to effect covenant defeasance and be released from AMB LP’s obligations to fulfill the covenants contained under the heading “— Covenants” in this prospectus. Further, AMB LP may elect to be released from AMB LP’s obligations with respect to any other covenant in the new AMB LP Indenture, if such a provision is included in the series of AMB LP Non-Exchangeable Notes at the time that they are issued. Once AMB LP has made this election, any omission to comply with those covenants shall not constitute a default or an event of default with respect to the series of AMB LP Non-Exchangeable Notes.
     In either case, AMB LP must irrevocably deposit the needed funds in trust with the Trustee.
     The trust may only be established if, among other things, AMB LP has delivered an opinion of counsel to the Trustee. The opinion of counsel shall state that the holders of the series of AMB LP Non-Exchangeable Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the IRS or a change in applicable United States federal income tax law occurring after the date of the new AMB LP Indenture.
     If after AMB LP has deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to AMB LP Non-Exchangeable Notes of any series and
(1)	the holder of a series of AMB LP Non-Exchangeable Notes is entitled to and elects to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of the AMB LP Non-Exchangeable Notes; or

(2)	a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by the AMB LP Non-Exchangeable Notes will be deemed to have been, and will be, fully discharged. The indebtedness will be satisfied through the payment of the principal of, and premium or any make-whole amount and interest on, the AMB LP Non-Exchangeable Note as they become due out of the proceeds yielded by converting the amount so deposited in respect of the AMB LP Non-Exchangeable Note into the currency, currency unit or composite currency in which the AMB LP Non-Exchangeable Note becomes payable as a result of the holder’s election or the cessation of usage based on the applicable market exchange rate.
     “Conversion event” means the cessation of use of:
(1)	a currency, currency unit or composite currency, other than the Euro or other currency unit, both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;
(2)	the Euro for the settlement of transactions by public institutions of or within the European Union; or
(3)	any currency unit or composite currency other than the Euro for the purposes for which it was established.
     All payments of principal of, and premium or any make-whole amount and interest on any AMB LP Non-Exchangeable Note that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.
     In the event AMB LP effects covenant defeasance with respect to any AMB LP Non-Exchangeable Notes and the AMB LP Non-Exchangeable Notes are declared due and payable because of the occurrence of any event of default, other than the events of default that would no longer be applicable because of the covenant defeasance or an event of default triggered by an event of bankruptcy or other insolvency proceeding, the amount of funds on deposit with the Trustee will be sufficient to pay amounts due on the AMB LP Non-Exchangeable Notes at the time of their stated maturity, but may not be sufficient to pay amounts due on the AMB LP Non-Exchangeable Notes at the time of the acceleration resulting from the event of default. However, AMB LP would remain liable to make payment of the amounts due at the time of acceleration.
Registration and Transfer
     Subject to limitations imposed upon AMB LP Non-Exchangeable Notes issued in book-entry form, the AMB LP Non-Exchangeable Notes of any series will be exchangeable for other AMB LP Non-Exchangeable Notes of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the AMB LP Non-Exchangeable Notes at the corporate trust office of the Trustee referred to above. In addition, subject to the limitations imposed upon AMB LP Non-Exchangeable Notes issued in book-entry form, the AMB LP Non-Exchangeable Notes of any series may be surrendered for exchange or registration of transfer of the security at the corporate trust office of the Trustee referred to above. Every AMB LP Non-Exchangeable Note surrendered for registration of transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any AMB LP Non-Exchangeable Notes, but AMB LP may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. AMB LP may at any time designate a transfer agent, in addition to the Trustee, with respect to any series of AMB LP Non-Exchangeable Notes. If AMB LP has designated such a transfer agent or transfer agents, AMB LP may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that AMB LP will be required to maintain a transfer agent in each place of payment for the series.

     Neither AMB LP nor the Trustee will be required to:
(1)	issue, register the transfer of or exchange AMB LP Non-Exchangeable Notes of any series during a period beginning at the opening of business 15 days before any selection of AMB LP Non-Exchangeable Notes of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;
(2)	register the transfer of or exchange any AMB LP Non-Exchangeable Note, or portion of security, called for redemption, except the unredeemed portion of any AMB LP Non-Exchangeable Note being redeemed in part; or
(3)	issue, register the transfer of or exchange any AMB LP Non-Exchangeable Note which has been surrendered for repayment at the option of the holder, except the portion, if any, of such AMB LP Non-Exchangeable Note not to be so repaid.
Global Securities
     DTC, New York, New York, will act as securities depository for the AMB LP Non-Exchangeable Notes. The AMB LP Non-Exchangeable Notes will be issued as fully registered securities registered in the name of Cede & Co., which is DTC’s nominee. Fully registered global notes, without interest coupons, will be issued with respect to the AMB LP Non-Exchangeable Notes.
     Redemption notices will be sent to DTC. If less than all of the AMB LP Non-Exchangeable Notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the series to be redeemed.
     Neither DTC nor Cede & Co. will consent or vote with respect to the AMB LP Non-Exchangeable Notes. Under its usual procedures, DTC mails an omnibus proxy to AMB LP as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date, which are identified in a listing attached to the omnibus proxy.
     AMB LP may, at any time, decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the AMB LP Non-Exchangeable Notes will be printed and delivered.
     You may hold your beneficial interests in the global securities directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.
     What is a global security? A global security is a special type of indirectly held security in the form of a certificate held by a depository for the investors in a particular issue of securities. The AMB LP Non-Exchangeable Notes will be issued in the form of global securities, and the ultimate beneficial owners can only be indirect holders. AMB LP does this by requiring that the global securities be registered in the name of a financial institution AMB LP selects and by requiring that the AMB LP Non-Exchangeable Notes included in the global securities not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global securities is called the “Depository.” Any person wishing to own an AMB LP Non-Exchangeable Note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depository.
     Except as described below, each global security may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in global securities will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC.
     Special investor considerations for global securities. As an indirect holder, an investor’s rights relating to global securities will be governed by the account rules of the investor’s financial institution and of the Depository,

DTC, as well as general laws relating to securities transfers. AMB LP does not recognize this type of investor as a holder of AMB LP Non-Exchangeable Notes and instead deals only with DTC, the Depository that holds global securities.
     An investor in global securities should be aware that because the AMB LP Non-Exchangeable Notes are issued only in the form of global securities:
•	The investor cannot get AMB LP Non-Exchangeable Notes registered in his or her own name.
•	The investor cannot receive physical certificates for his or her interest in the AMB LP Non-Exchangeable Notes.
•	The investor will be a “street name” holder and must look to his or her own bank or broker for payments on the AMB LP Non-Exchangeable Notes and protection of his or her legal rights relating to the AMB LP Non-Exchangeable Notes.
•	The investor may not be able to sell interests in the AMB LP Non-Exchangeable Notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.
•	DTC’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global notes. AMB LP and the Trustee have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global securities. AMB LP and the Trustee also do not supervise DTC in any way.
     Exchanges among the global securities. Any beneficial interest in one of the global securities that is transferred to a person who takes delivery in the form of an interest in another global security will, upon transfer, cease to be an interest in such global note and become an interest in the other global security and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other global security for as long as it remains such an interest.
     Certain book-entry procedures for the global securities. The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither AMB LP nor the dealer managers take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.
     Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.
     Clearstream. Clearstream is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the dealer mangers. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

     Distributions with respect to AMB LP Non-Exchangeable Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by a United States depositary for Clearstream.
     Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the dealer managers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
     The Euroclear Operator is regulated and examined by the Belgian Banking Commission.
     DTC. DTC has advised AMB LP that it is:
(1)	a limited-purpose trust company organized under the New York State Banking Law;

(2)	a “banking organization” within the meaning of the New York State Banking Law;

(3)	a member of the Federal Reserve System;
(4)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and
(5)	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.
     DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or Indirect Participants.
     AMB LP expects that pursuant to procedures established by DTC (1) upon deposit of each global security, DTC will credit the accounts of participants with an interest in the global security and (2) ownership of the AMB LP Non-Exchangeable Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the Indirect Participants (with respect to the interests of persons other than participants).
     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the AMB LP Non-Exchangeable Notes represented by a global security to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in AMB LP Non-Exchangeable Notes represented by a global security to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the AMB LP Non-Exchangeable Notes represented by the global note for all purposes under the new AMB LP Indenture. Owners of beneficial interests in a global security will not be entitled to have AMB LP Non-Exchangeable Notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the new AMB LP Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if such holder is not a participant or an Indirect Participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of AMB LP Non-Exchangeable Notes under the new AMB LP Indenture or such global security. AMB LP understands that under existing industry practice, in the event that AMB LP requests any action of holders of AMB LP Non-Exchangeable Notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of such global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither AMB LP nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of AMB Non-Exchangeable LP Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such AMB LP Non-Exchangeable Notes.
     Payments with respect to the principal of, and premium, if any, additional interest, if any, and interest on, any AMB LP Non-Exchangeable Notes represented by a global security registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such AMB LP Non-Exchangeable Notes under the new AMB LP Indenture. Under the terms of the new AMB LP Indenture, AMB LP and the Trustee may treat the persons in whose names the AMB LP Non-Exchangeable Notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither AMB LP nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global security (including principal, premium, if any, additional interest, if any, and interest). Payments by the participants and the Indirect Participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the Indirect Participants and DTC.
     Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the AMB LP Non-Exchangeable Notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels, Belgium time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.
     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither AMB LP nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
     Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the AMB LP Non-Exchangeable Notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading. Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.
     Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the United States agents of Clearstream and Euroclear, as participants in DTC. When AMB LP Non-Exchangeable Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its United States agent to receive AMB LP Non-Exchangeable Notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).
     Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending AMB LP Non-Exchangeable Notes to the relevant United States agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants. When a Clearstream or Euroclear participant wishes to transfer AMB LP Non-Exchangeable Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its United States agent to transfer these AMB LP Non-Exchangeable Notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.
     You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the AMB LP Non-Exchangeable Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.
     Definitive securities. A global security is exchangeable for definitive securities in registered certificated form (“Certificated Securities”) if:
(1)	DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the global securities or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each cash the issuer fails to appoint a successor depositary;
(2)	the issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Securities; or
(3)	there shall have occurred and be continuing a default or event of default with respect to the AMB LP Non-Exchangeable Notes.

     In all cases, Certificated Securities delivered in exchange for any global security or beneficial interests in global securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
Settlement and Payment
     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. All payments of principal and interest will be made by AMB LP in immediately available funds or the equivalent, so long as DTC continues to make its Same-Day Funds Settlement System available to it.
No Personal Liability
     Except as provided in the new AMB LP Indenture, no past, present or future trustee, officer, employee, stockholder or partner of AMB LP or AMB or any successor to AMB LP or AMB will have any liability for any of AMB LP’s or AMB’s obligations under the AMB LP Non-Exchangeable Notes or the new AMB LP Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of AMB LP Non-Exchangeable Notes by accepting the AMB LP Non-Exchangeable Notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of AMB LP Non-Exchangeable Notes.
Trustee
     U.S. Bank National Association will be the trustee, registrar and paying agent. Under the new AMB LP Indenture, the Trustee may resign or be removed with respect to the AMB LP Non-Exchangeable Notes, and a successor trustee may be appointed to act with respect to the AMB LP Non-Exchangeable Notes. If an event of default occurs and is continuing, the Trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee will become obligated to exercise any of its powers under the new AMB LP Indenture at the request of any of the holders of any AMB LP Non-Exchangeable Notes only after those holders have offered the Trustee indemnity satisfactory to it. If the Trustee becomes one of a creditor of AMB LP or AMB, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with AMB LP and AMB. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.
     The new AMB LP Indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the new AMB LP Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the new AMB LP Indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the new AMB LP Indenture.

DESCRIPTION OF THE AMB LP CONTINGENT EXCHANGEABLE NOTES
     AMB LP has summarized below certain material terms and provisions of the AMB LP Contingent Exchangeable Notes. This summary is not a complete description of all of the terms and provisions of the AMB LP Contingent Exchangeable Notes. For more information, AMB LP refers you to the AMB LP Contingent Exchangeable Notes and the new AMB LP Indenture, all of which are available from AMB LP. AMB LP urges you to read the new AMB LP Indenture because it, and not this description, defines your rights as a holder of the AMB LP Contingent Exchangeable Notes. This summary is subject to and qualified in its entirety by reference to all the provisions of those documents, including definitions of terms referred to in this prospectus.
     AMB LP (which will be known as ProLogis, L.P. after the Merger) will issue the AMB LP Contingent Exchangeable Notes. The AMB LP Contingent Exchangeable Notes will be issued under the new AMB LP Indenture. The terms of the AMB LP Contingent Exchangeable Notes will include those expressly set forth in the AMB LP Contingent Exchangeable Notes and the new AMB LP Indenture and those made part of the new AMB LP Indenture by reference to the Trust Indenture Act.
General
     The AMB LP Contingent Exchangeable Notes will be AMB LP’s direct, unsecured and unsubordinated obligations and will rank pari passu with all of AMB LP’s other unsecured and unsubordinated indebtedness outstanding from time to time and will be fully and unconditionally guaranteed by AMB except as may be limited to the maximum amount permitted under applicable federal or state law. Each guarantee of the AMB LP Contingent Exchangeable Notes will be an unsecured and unsubordinated obligation of AMB and will rank pari passu in right of payment with all of its current and future unsecured and unsubordinated indebtedness. The AMB LP Contingent Exchangeable Notes and each guarantee will be effectively subordinated to any current and future indebtedness of AMB LP and AMB that is both secured and unsubordinated to the extent of the assets securing such indebtedness.
     A substantial portion (amounting to approximately 88%) of the total assets of AMB LP at December 31, 2010 are held directly by AMB LP’s consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures. Accordingly, the cash flow of AMB LP and the consequent ability to service its debt, including the AMB LP Contingent Exchangeable Notes, are partially dependent on the earnings of such consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures and the AMB LP Contingent Exchangeable Notes will be effectively subordinated to all existing and future indebtedness, guarantees and other liabilities of such consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures. As of December 31, 2010, AMB LP’s consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures had total liabilities (excluding intercompany liabilities) of approximately $5.9 billion.
     The AMB LP Contingent Exchangeable Notes will be effectively subordinated to AMB LP’s mortgages and other secured indebtedness to the extent of any collateral pledged as security therefor. As of December 31, 2010, AMB LP (excluding its consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures) had amounts outstanding under unsecured credit facilities and senior indebtedness (including the notes) aggregating approximately $1.6 billion and no amounts outstanding for mortgages and other secured indebtedness.
     Under the new AMB LP Indenture, in addition to the ability to issue notes with terms different from the AMB LP Contingent Exchangeable Notes, AMB LP will have the ability to reopen a previous issue of a series of AMB LP Contingent Exchangeable Notes and issue additional AMB LP Contingent Exchangeable Notes of any series without the consent of the holders. Each series may be as established from time to time in or pursuant to authority granted by a resolution of AMB LP’s general partner, AMB, or as established in one or more indentures supplemental to the new AMB LP Indenture.
     Other than the restrictions described under “— Fundamental Change Permits Holders to Require AMB LP to Repurchase AMB LP Contingent Exchangeable Notes” and “— Merger, Consolidation or Sale” below, and except for the provisions set forth under “— Exchange Rights — Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change”, the new AMB LP Indenture as supplemented with respect to a series of AMB LP Contingent Exchangeable Notes contains no other provisions that would limit AMB LP’s ability to incur indebtedness or that would afford holders of the AMB LP Contingent Exchangeable Notes protection in the event of a highly leveraged or similar transaction involving AMB LP or in the event of a change of control or a decline in the credit rating of AMB LP as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving AMB LP that could adversely affect such holders.
AMB Guarantee
     AMB LP’s obligations under the AMB LP Contingent Exchangeable Notes will be fully and unconditionally guaranteed by AMB (which will be known as ProLogis, Inc., and which is referred to as the combined company, after the Merger). AMB’s guarantee of the AMB LP Notes will rank pari passu in right of payment with all of AMB’s unsecured and unsubordinated indebtedness, including AMB’s indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other unsecured and unsubordinated indebtedness. The guarantee of the AMB LP Contingent Exchangeable Notes by AMB will be effectively subordinated to all of the mortgages and other secured indebtedness of AMB and all of the secured and unsecured indebtedness and other liabilities of its subsidiaries, other than AMB LP. The obligations of AMB under each guarantee will be limited to the maximum amount permitted under applicable federal or state law.
Denominations
     The AMB LP Contingent Exchangeable Notes will be issued in registered form and in denominations of $1,000 and integral multiples of $1,000.
Principal, Maturity and Interest
     The principal of, and premium or make-whole amounts, if any, and interest on the AMB LP Contingent Exchangeable Notes will be payable at the corporate trust office of U.S. Bank National Association, initially located at 100 Wall Street, Suite 1600, New York, New York 10005; provided that, at AMB LP’s option, payment of interest may be made by check mailed to the address of the person entitled to the payment as it appears in the security register or by wire transfer of funds to the person to an account maintained within the United States.
     Interest on the AMB LP Contingent Exchangeable Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, principal payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after the interest payment date, principal payment date or the maturity date, as the case may be, until the next business day. “Business day” means any day, other than a Saturday, Sunday or legal holidays, on which banks in New York, New York are not authorized or required by law or executive order to be closed. In addition, you will not receive any separate cash payment for accrued and unpaid interest, if any, upon exchange, except as described under “— Exchange Rights.” Any interest not punctually paid or duly provided for on any interest payment date with respect to an AMB LP Contingent Exchangeable Note, will cease to be payable to the holder on the applicable regular record date and either may be paid to the person in whose name the AMB LP Contingent Exchangeable Note is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the Trustee, notice of which will be given to the holder of the AMB LP Contingent Exchangeable Note not less than ten days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the new AMB LP Indenture.
     The AMB LP 2.250% 2037 Exchangeable Notes will mature on April 1, 2037. Up to approximately $593.0 million in aggregate principal amount of AMB LP 2.250% 2037 Exchangeable Notes may be issued in the applicable exchange offers. Interest on the AMB LP 2.250% 2037 Exchangeable Notes will:
•	accrue at the rate of 2.250% per annum, from April 1, 2011 (the most recent date on which interest will have been paid on the ProLogis 2.250% 2037 Convertible Notes);

•	be payable in cash semi-annually in arrears on each April 1 and October 1, commencing on October 15, 2011; and
•	be payable to holders of record on the March 15 and September 15 immediately preceding the related interest payment dates.
     The AMB LP 1.875% 2037 Exchangeable Notes will mature on November 15, 2037. Up to approximately $141.7 million in aggregate principal amount of AMB LP 1.875% 2037 Exchangeable Notes may be issued in the applicable exchange offers. Interest on the AMB LP 1.875% 2037 Exchangeable Notes will:
•	accrue at the rate of 1.875% per annum, from May 15, 2011 (the most recent date on which interest will have been paid on the ProLogis 1.875% 2037 Convertible Notes);
•	be payable in cash semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2011; and
•	be payable to holders of record on the May 1 and November 1 immediately preceding the related interest payment dates.
     The AMB 2.625% 2038 Exchangeable Notes will mature on May 15, 2038. Up to approximately $386.3 million in aggregate principal amount of AMB 2.625% 2038 Exchangeable Notes may be issued in the applicable exchange offers. Interest on the AMB 2.625% 2038 Exchangeable Notes will:
•	accrue at the rate of 2.625% per annum, from May 15, 2011 (the most recent date on which interest will have been paid on the ProLogis 2.625% 2038 Convertible Notes);
•	be payable in cash semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2011; and
•	be payable to holders of record on the May 1 and November 1 immediately preceding the related interest payment dates.
Ownership Limitation
     In order to assist AMB in maintaining its qualification as a REIT for U.S. federal income tax purposes, no person may own more than 9.8% (by value or number of shares, whichever is more restrictive) of AMB’s common stock, subject to certain exceptions. Notwithstanding any other provision of the AMB LP Contingent Exchangeable Notes, in addition to AMB LP’s right to elect to deliver exchange consideration in whole or in part in cash, no holder of AMB LP Contingent Exchangeable Notes will be entitled to exchange such AMB LP Contingent Exchangeable Notes for shares of AMB common stock to the extent that receipt of such shares (assuming AMB LP elected to deliver common stock) would cause such holder (together with such holder’s affiliates) to exceed such ownership limit. See “Description of AMB Capital Stock — AMB Common Stock — Ownership Limitation.”
No Stockholder Rights for Holders of AMB LP Contingent Exchangeable Notes
     Holders of AMB LP Contingent Exchangeable Notes, as such, will not have any rights as stockholders of AMB (including, without limitation, voting rights and rights to receive dividends or other distributions on AMB’s common stock). See “Risk Factors — Additional Risks Related to the AMB LP Exchangeable Notes — If you hold AMB LP Exchangeable Notes, you will not be entitled to any rights with respect to AMB’s common stock, but you will be subject to all changes made with respect to AMB’s common stock.”

Calculations in Respect of the AMB LP Contingent Exchangeable Notes
     Except as explicitly specified otherwise herein, AMB LP will be responsible for making all calculations required under the AMB LP Contingent Exchangeable Notes. These calculations include, but are not limited to, determinations of the exchange price and exchange rate applicable to the AMB LP Contingent Exchangeable Notes. AMB LP will make all these calculations in good faith and, absent manifest error, AMB LP’s calculations will be final and binding on holders of the AMB LP Contingent Exchangeable Notes. AMB LP will provide a schedule of its calculations to the Trustee, and the Trustee is entitled to rely upon the accuracy of AMB LP’s calculations without independent verification. The Trustee will forward AMB LP’s calculations to any holder of AMB LP Contingent Exchangeable Notes upon request.
Optional Redemption
     Prior to April 5, 2012, January 15, 2013 and May 20, 2013, AMB LP may not redeem the AMB LP 2.250% 2037 Exchangeable Notes, AMB LP 1.875% 2037 Exchangeable Notes and AMB LP 2.625% 2038 Exchangeable Notes, respectively, except to preserve AMB’s status as a REIT as described below. On or after April 5, 2010, January 15, 2013 and May 20, 2013, AMB LP may at its option redeem all or part of the AMB LP 2.250% 2037 Exchangeable Notes, AMB LP 1.875% 2037 Exchangeable Notes and AMB LP 2.625% 2038 Exchangeable Notes, respectively, for cash at a price equal to 100% of the principal amount of the AMB LP Contingent Exchangeable Notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date, on at least 30 days’ and no more than 60 days’ notice. AMB LP may not provide notice of a redemption of AMB LP Contingent Exchangeable Notes at its option that specifies that it will settle exchanges of AMB LP Contingent Exchangeable Notes prior to such redemption in cash and shares of AMB common stock unless, at the time of such notice, AMB LP has available to it sufficient registered shares of AMB common stock to satisfy AMB LP’s obligations in respect of any such AMB LP Contingent Exchangeable Notes that are exchanged into cash and shares of AMB common stock.
     You may exchange AMB LP Contingent Exchangeable Notes or portions of AMB LP Contingent Exchangeable Notes called for redemption even if the AMB LP Contingent Exchangeable Notes are not otherwise exchangeable at that time, until the close of business on the day that is two business days prior to the redemption date.
     If AMB LP decides to redeem fewer than all of the AMB LP Contingent Exchangeable Notes, the Trustee will select the AMB LP Contingent Exchangeable Notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any AMB LP Contingent Exchangeable Note is to be redeemed in part only, a new AMB LP Contingent Exchangeable Note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your AMB LP Contingent Exchangeable Notes is selected for partial redemption and you exchange a portion of your AMB LP Contingent Exchangeable Notes, the exchanged portion will be deemed to be part of the portion selected for redemption.
     If at any time AMB LP determines it is necessary to redeem the AMB LP Contingent Exchangeable Notes in order to preserve AMB’s status as a REIT, AMB LP may, on at least 30 days’ and no more than 60 days’ notice, redeem all, but not less than all, of the AMB LP Contingent Exchangeable Notes then outstanding for cash at a price equal to 100% of the principal amount of the AMB LP Contingent Exchangeable Notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date.
     AMB LP or a third party may, to the extent permitted by applicable law, at any time purchase AMB LP Contingent Exchangeable Notes in the open market, by tender at any price or by private agreement. Any AMB LP Contingent Exchangeable Notes so purchased may, to the extent permitted by applicable law and subject to restrictions contained in a dealer manager agreement with the dealer managers, be reissued or resold or may, at AMB LP’s or such third party’s option, be surrendered to the Trustee for cancellation. Any AMB LP Contingent Exchangeable Notes surrendered for cancellation may not be reissued or resold and will be canceled promptly.
     AMB LP may deduct and withhold, from the amount payable upon redemption, any amounts required to be deducted and withheld under applicable law.

     No sinking fund is provided for the AMB LP Contingent Exchangeable Notes.
Repurchase of AMB LP Contingent Exchangeable Notes at Your Option on Specified Dates
You may require AMB LP to repurchase the AMB LP Contingent Exchangeable Notes on:
•	April 1 of 2012, 2017, 2022, 2027 and 2032 with respect to any outstanding AMB LP 2.250% 2037 Exchangeable Notes;
•	January 15, 2013 and November 15 of 2017, 2022, 2027, and 2032 with respect to any outstanding AMB LP 1.875% 2037 Exchangeable Notes; and
•	May 15 of 2013, 2018, 2023, 2028, and 2033 with respect to any outstanding AMB LP 2.625% 2038 Exchangeable Notes;
for which you have properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions. You may submit your AMB LP Contingent Exchangeable Notes for repurchase to the paying agent at any time from the opening of business on the date that is 25 business days prior to the repurchase date until the close of business on the fifth business day prior to the repurchase date.
     AMB LP will repurchase each outstanding AMB LP Contingent Exchangeable Note for which you have properly delivered and not withdrawn a written repurchase notice at a repurchase price equal to 100% of the principal amount of the AMB LP Contingent Exchangeable Note being repurchased plus accrued and unpaid interest up to, but excluding, the repurchase date.
     AMB LP will pay the repurchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see “Material United States Federal Income Tax Consequences — Taxation of Noteholders — U.S. Holders — Sale or other Disposition of AMB LP Notes.”
Fundamental Change Permits Holders to Require AMB LP to Repurchase AMB LP Contingent Exchangeable Notes
     If a fundamental change, as defined below, occurs at any time, you will have the right, at your option, to require AMB LP to repurchase all of your AMB LP Contingent Exchangeable Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of AMB LP’s choosing that is not less than 20 nor more than 35 business days after the date of AMB LP’s notice of the fundamental change. The price AMB LP is required to pay is equal to 100% of the principal amount of the AMB LP Contingent Exchangeable Notes to be repurchased plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. Any AMB LP Contingent Exchangeable Notes repurchased by AMB LP will be paid for in cash.
     On or before the 20th day after the occurrence of a fundamental change, AMB LP will provide to all holders of the AMB LP Contingent Exchangeable Notes, the Trustee and the paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:
•	the events causing the fundamental change;
•	the date of the fundamental change;
•	the last date on which a holder may exercise the repurchase right;
•	the fundamental change repurchase price;
•	the fundamental change repurchase date;

•	the name and address of the paying agent and the exchange agent, if applicable;
•	the applicable exchange rate and any adjustments to the applicable exchange rate;
•	that the AMB LP Contingent Exchangeable Notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be exchanged only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the new AMB LP Indenture; and
•	the procedures that holders must follow to require AMB LP to repurchase their AMB LP Contingent Exchangeable Notes.
     Simultaneously with providing such notice, AMB LP will publish a notice containing this information in a newspaper of general circulation in New York City or publish the information on its website or through such other public medium as it may use at that time.
     To exercise the repurchase right, you must deliver, on or before the fundamental change repurchase date, the AMB LP Contingent Exchangeable Notes to be purchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the AMB LP Contingent Exchangeable Notes duly completed, to the paying agent. Your repurchase notice must state:
•	if certificated, the certificate numbers of your AMB LP Contingent Exchangeable Notes to be delivered for repurchase;
•	the portion of the principal amount of AMB LP Contingent Exchangeable Notes to be purchased, which must be $1,000 or an integral multiple thereof; and
•	that the AMB LP Contingent Exchangeable Notes are to be purchased by AMB LP pursuant to the applicable provisions of the AMB LP Contingent Exchangeable Notes and the new AMB Indenture.
     You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:
•	the principal amount of the withdrawn AMB LP Contingent Exchangeable Notes;
•	if certificated AMB LP Contingent Exchangeable Notes have been issued, the certificate numbers of the withdrawn AMB LP Contingent Exchangeable Notes, or if not certificated, your notice must comply with appropriate DTC procedures; and
•	the principal amount, if any, which remains subject to the repurchase notice.
     AMB LP will be required to repurchase the AMB LP Contingent Exchangeable Notes on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the AMB LP Contingent Exchangeable Notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the AMB LP Contingent Exchangeable Notes on the second business day following the fundamental change repurchase date, then:
•	the AMB LP Contingent Exchangeable Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the AMB LP Contingent Exchangeable Notes is made or whether or not the AMB LP Contingent Exchangeable Note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest upon delivery or transfer of the AMB LP Contingent Exchangeable Notes).
     The repurchase rights of the holders could discourage a potential acquirer of AMB LP. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of AMB LP by any means or part of a plan by management to adopt a series of anti-takeover provisions.
     If a fundamental change were to occur, AMB LP may not have enough funds to pay the fundamental change repurchase price. See “Risk Factors — Additional Risks Related to the AMB LP Exchangeable Notes — AMB LP may be unable to repurchase AMB LP Exchangeable Notes upon the occurrence of a fundamental change and with respect to the AMB LP Contingent Exchangeable Notes on specified dates.” If AMB LP fails to repurchase the AMB LP Contingent Exchangeable Notes when required following a fundamental change, AMB LP will be in default under the new AMB LP Indenture. In addition, AMB LP has incurred, and may in the future incur, other indebtedness with change in control provisions permitting the holders thereof to accelerate or to require AMB LP to repurchase such indebtedness upon the occurrence of specified change in control events or on some specific dates.
     Certain of AMB LP’s debt agreements may limit its ability to repurchase AMB LP Contingent Exchangeable Notes.
     No AMB LP Contingent Exchangeable Notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price.
Exchange Rights
General
     Upon the occurrence of any of the conditions described under the headings “— Exchange of AMB LP Contingent Exchangeable Notes Upon Satisfaction of Trading Price Condition”, “— Exchange of AMB LP Contingent Exchangeable Notes Based Upon AMB’s Common Stock Price”, “— Exchange of AMB LP Contingent Exchangeable Notes Upon Notice of Redemption”, “— Exchange of AMB LP Contingent Exchangeable Notes Upon Specified Corporate Transactions”, “— Exchange of AMB LP Contingent Exchangeable Notes Upon AMB’s Common Stock No Longer Being Listed” and “— Exchange of AMB LP Contingent Exchangeable Notes on or after February 1, 2012, October 15, 2012 and February 15, 2013”, and subject to the restrictions on ownership of shares of AMB common stock, holders may exchange each of their AMB LP Contingent Exchangeable Notes at an initial “exchange rate” of:
•	5.8752 shares of AMB common stock per $1,000 principal amount of AMB LP 2.250% 2037 Exchangeable Notes (equivalent to an exchange price of approximately $170.2070 per share of AMB common stock) at any time prior to the close of business on the trading day immediately preceding the final maturity date;
•	5.4874 shares of AMB common stock per $1,000 principal amount of AMB LP 1.875% 2037 Exchangeable Notes (equivalent to an exchange price of approximately $182.2357 per share of AMB common stock) at any time prior to the close of business on the trading day immediately preceding the final maturity date; and
•	5.8569 shares of AMB common stock per $1,000 principal amount of AMB LP 2.625% 2038 Exchangeable Notes (equivalent to an exchange price of approximately $170.7388 per share of AMB common stock) at any time prior to the close of business on the trading day immediately preceding the final maturity date.

     The exchange rate and the equivalent exchange price in effect at any given time are referred to as the “applicable exchange rate” and the “applicable exchange price”, respectively, and will be subject to adjustment as described below. The exchange price at any given time will be computed by dividing $1,000 by the applicable exchange rate at such time. A holder may exchange fewer than all of such holder’s AMB LP Contingent Exchangeable Notes so long as the AMB LP Contingent Exchangeable Notes exchanged are an integral multiple of $1,000 principal amount.
     Upon exchange, AMB LP will have the right to deliver cash, shares of AMB common stock, or a combination of cash and shares of AMB common stock, in each case as described under “— Payment Upon Exchange of the AMB LP Contingent Exchangeable Notes.” AMB LP will inform you through the Trustee of the method AMB LP will choose to satisfy its exchange obligations within two trading days immediately after its receipt of your exchange notice; provided, however, that at any time on or prior to:
•	February 1, 2012 AMB LP may irrevocably elect, in its sole discretion without the consent of the holders of the AMB LP 2.250% 2037 Exchangeable Notes;
•	October 15, 2012 AMB LP may irrevocably elect, in its sole discretion without the consent of the holders of the AMB LP 1.875% 2037 Exchangeable Notes; and
•	February 15, 2013 AMB LP may irrevocably elect, in its sole discretion without the consent of the holders of the AMB LP 2.625% 2038 Exchangeable Notes;
to satisfy all of its future exchange obligations entirely in shares of AMB common stock, and, provided further, that AMB LP is required to settle all exchanges with an exchange date occurring on or after:
•	February 1, 2012 in the same manner and AMB LP will notify holders of the AMB LP 2.250% 2037 Exchangeable Notes, of the manner of settlement on or before such date;
•	October 15, 2012 in the same manner and AMB LP will notify holders of the AMB LP 1.875% 2037 Exchangeable Notes, of the manner of settlement on or before such date; and
•	February 15, 2013 in the same manner and AMB LP will notify holders of the AMB LP 2.625% 2038 Exchangeable Notes, of the manner of settlement on or before such date.
If AMB LP does not elect otherwise, AMB LP’s exchange obligations will be settled in a combination of cash and shares of AMB common stock as follows: (i) AMB LP will pay cash in an amount equal to the lesser of the principal amount of the AMB LP Contingent Exchangeable Notes to be exchanged and the exchange value of the AMB LP Contingent Exchangeable Notes to be exchanged, calculated as described in this prospectus, and (ii) to the extent that the exchange value of the AMB LP Contingent Exchangeable Notes to be exchanged exceeds the principal amount of the AMB LP Contingent Exchangeable Notes to be exchanged, AMB LP will issue shares of AMB common stock. The number of shares to be delivered will be determined based on a daily exchange value, as described below under “— Payment Upon Exchange of the AMB LP Contingent Exchangeable Notes — Net Share Settlement”, calculated on a proportionate basis for each day of a 20 trading day observation period, as described in this prospectus. However, AMB LP may elect to deliver cash in settlement of all or a portion of the amount by which the exchange value of the AMB LP Contingent Exchangeable Notes to be exchanged exceeds the principal amount of such AMB LP Contingent Exchangeable Notes or AMB LP may elect to settle its exchange obligations entirely in shares of AMB common stock. If AMB LP is unable to deliver registered shares of AMB common stock upon exchange, AMB LP may be more likely to elect to settle its obligations under the exchange by delivering cash.
     Except as described below, you will not receive any separate cash payment for accrued and unpaid interest upon exchange of your AMB LP Contingent Exchangeable Notes. AMB LP’s settlement of exchanges as described below under “— Payment Upon Exchange of the AMB LP Contingent Exchangeable Notes” will be deemed to satisfy its obligation to pay:
•	the principal amount of the AMB LP Contingent Exchangeable Notes; and

•	accrued and unpaid interest to, but not including, the exchange date.
     As a result, accrued and unpaid interest to, but not including, the exchange date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.
     Notwithstanding the preceding paragraph, if AMB LP Contingent Exchangeable Notes are exchanged after 5:00 p.m., New York City time, on a record date, holders of such AMB LP Contingent Exchangeable Notes at 5:00 p.m., New York City time, on the record date will receive the interest payable on such AMB LP Contingent Exchangeable Notes on the corresponding interest payment date notwithstanding the exchange. AMB LP Contingent Exchangeable Notes surrendered for exchange during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on such AMB LP Contingent Exchangeable Notes on such interest payment date; provided that no such payment need be made with respect to AMB LP Contingent Exchangeable Notes surrendered for exchange:
•	if AMB LP has called the AMB LP Contingent Exchangeable Notes for redemption and the redemption date falls within such period;
•	in connection with a fundamental change if AMB LP has specified a fundamental change repurchase date that falls within such period;
•	after the record date, with respect to the AMB LP 2.250% 2037 Exchangeable Notes and AMB LP 1.875% 2037 Exchangeable Notes, or after 5:00 p.m., New York City time on the record date, with respect to the AMB LP 2.625% 2038 Exchangeable Notes, immediately preceding the maturity date; or
•	to the extent of any overdue interest, if any overdue interest exists at the time of exchange with respect to such AMB LP Contingent Exchangeable Notes.
     If a holder exchanges AMB LP Contingent Exchangeable Notes, AMB LP will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of AMB common stock upon the exchange, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
     The AMB LP Contingent Exchangeable Notes in respect of which a holder has delivered a notice of exercise of its option to require AMB LP to repurchase its AMB LP Contingent Exchangeable Notes upon the occurrence of a fundamental change (as defined below) may not be surrendered for exchange until the holder has withdrawn the notice in accordance with the new AMB LP Indenture.
Exchange of AMB LP Contingent Exchangeable Notes Upon Satisfaction of Trading Price Condition
     A holder may exchange AMB LP Contingent Exchangeable Notes during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of AMB LP Contingent Exchangeable Notes was less than 98% of the product of the last reported sale price per share of AMB common stock and the applicable exchange rate for such date, subject to compliance with the procedures and conditions described below concerning AMB LP’s obligation to make a trading price determination.
     The “trading price” of a series of AMB LP Contingent Exchangeable Notes on any date of determination means the average of the secondary market bid quotations obtained by the Trustee for $2.0 million principal amount of the corresponding series of AMB LP Contingent Exchangeable Notes of such series at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers AMB LP selects; provided that, if three such bids cannot reasonably be obtained, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained, that one bid shall be used. If AMB LP cannot reasonably obtain at least one bid for $2.0 million principal amount of a series of AMB LP Contingent Exchangeable Notes of such series from a nationally recognized securities dealer to provide to the

Trustee, then the trading price per $1,000 principal amount of AMB LP Contingent Exchangeable Notes will be deemed to be less than 98% of the product of the “last reported sale price” per share of AMB common stock and the applicable exchange rate.
     In connection with any exchange upon satisfaction of the above trading pricing condition, the Trustee shall have no obligation to determine the trading price of the AMB LP Contingent Exchangeable Notes unless AMB LP has requested such determination; and AMB LP shall have no obligation to make such request for a determination of the trading price unless a holder or holders of at least $1,000,000 aggregate principal amount of AMB LP Contingent Exchangeable Notes of such series provides AMB LP with reasonable evidence that the trading price per $1,000 principal amount of AMB LP Contingent Exchangeable Notes would be less than 98% of the product of the last reported sale price per share of AMB common stock and the applicable exchange rate. At such time, AMB LP shall select three independent nationally recognized securities dealers to determine the trading price of the AMB LP Contingent Exchangeable Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of AMB LP Contingent Exchangeable Notes is greater than or equal to 98% of the product of the last reported sale price per share of AMB common stock and the applicable exchange rate.
     If the trading price condition has been met with respect to a series of AMB LP Contingent Exchangeable Notes, AMB LP shall so notify the holders of the AMB LP Contingent Exchangeable Notes of such series. If, at any time after the trading price condition has been met with respect to a series of AMB LP Contingent Exchangeable Notes, the trading price per $1,000 principal amount of AMB LP Contingent Exchangeable Notes is greater than 98% of the product of the last reported sale price per share of AMB common stock and the applicable exchange rate for such date, AMB LP shall so notify the holders of AMB LP Contingent Exchangeable Notes of such series.
     The “last reported sale price” per share of AMB common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions for the principal United States securities exchange on which AMB’s common stock is traded. If AMB’s common stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price per share of AMB common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If shares of AMB common stock are not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices per share of AMB common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by AMB LP for this purpose. The last reported sale price will be determined without reference to extended or after-hours trading.
     “Trading day”, only for the purposes of this section, means a day during which (i) trading in shares of AMB common stock generally occurs, (ii) there is no market disruption event (as defined below) and (iii) a last reported sale price per share of AMB common stock (other than a last reported sale price referred to in the next to last sentence of such definition) is available for such day; provided that if shares of AMB common stock are not admitted for trading or quotation on or by any exchange, bureau or other organization referred to in the preceding paragraph (excluding the next to last sentence of that paragraph), “trading day” will mean any business day.
     “Market disruption event” means the occurrence or existence for more than one-half hour period in the aggregate on any scheduled trading day for AMB’s common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in AMB’s common stock or in any options, contracts or future contracts relating to AMB’s common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.
Exchange of AMB LP Contingent Exchangeable Notes Based Upon AMB’s Common Stock Price
     Holders may surrender of AMB LP Contingent Exchangeable Notes for exchange in any calendar quarter commencing at any time after June 30, 2011 and only during such calendar quarter, if the last reported sale price per share of AMB common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the exchange price per share of AMB common stock on such last trading day of such preceding calendar quarter, which AMB LP refers to as the “contingent exchange trigger price.”

     The contingent exchange trigger price immediately following issuance of the AMB LP Contingent Exchangeable Notes is approximately:
•	$221.27 in the case of the AMB LP 2.250% 2037 Exchangeable Notes,
•	$236.91 in the case of the AMB LP 1.875% 2037 Exchangeable Notes, and
•	$221.96 in the case of the AMB LP 2.625% 2038 Exchangeable Notes, which, in each case, is 130% of the initial exchange price per share of AMB common stock. The foregoing contingent exchange trigger price assumes that no events have occurred that would require an adjustment to the applicable exchange rate.
     The exchange agent will, on AMB LP’s behalf, determine at the beginning of each calendar quarter whether the AMB LP Contingent Exchangeable Notes are exchangeable as a result of the price of shares of AMB common stock and notify AMB LP and the Trustee.
Exchange of AMB LP Contingent Exchangeable Notes Upon Notice of Redemption
     A holder may exchange any AMB LP Contingent Exchangeable Note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the AMB LP Contingent Exchangeable Note is not otherwise exchangeable at such time. However, if a holder has already delivered a fundamental change repurchase notice with respect to an AMB LP Contingent Exchangeable Note, the holder may not exchange until the holder has withdrawn the notice in accordance with the terms of the AMB LP Contingent Exchangeable Note and the new AMB LP Indenture.
Exchange of AMB LP Contingent Exchangeable Notes Upon Specified Corporate Transactions
     If AMB or AMB LP elects to:
•	distribute to all or substantially all holders of shares of AMB common stock certain rights entitling them to purchase, for a period expiring within 60 days, shares of AMB common stock at less than the last reported sale price of a share of AMB common stock on the trading day immediately preceding the declaration date of the distribution; or
•	distribute to all or substantially all holders of shares of AMB common stock AMB’s assets, debt securities or certain rights to purchase AMB’s securities, which distribution has a per share value as determined by AMB LP’s board of directors exceeding 15% of the last reported sale price per share of AMB common stock on the day preceding the declaration date for such distribution.
AMB LP must notify the holders of the AMB LP Contingent Exchangeable Notes at least 35 business days prior to the ex-dividend date (as defined below) for such distribution. Once AMB LP has given such notice, holders may surrender their AMB LP Contingent Exchangeable Notes for exchange at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or AMB LP’s announcement that such distribution will not take place, even if the AMB LP Contingent Exchangeable Notes are not otherwise exchangeable at such time. The ex-dividend date is the first date upon which a sale of shares of AMB common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common shares to its buyer. In addition, if AMB LP is party to any transaction or event that constitutes a fundamental change, a holder may surrender AMB LP Contingent Exchangeable Notes for exchange at any time from and after the 30th scheduled trading day prior to the anticipated effective date of such transaction or event until the corresponding fundamental change repurchase date. Holders who exchange AMB LP Contingent Exchangeable Notes in connection with any such fundamental change occurring prior to:
•	April 5, 2012 in the case of the AMB LP 2.250% 2037 Exchangeable Notes,

•	January 15, 2013 in the case of the AMB LP 1.875% 2037 Exchangeable Notes, and
•	May 20, 2013 in the case of the AMB LP 2.625% 2038 Exchangeable Notes, will also be entitled to an increase in the applicable exchange rate to the extent described below under “— Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change.” Upon the occurrence of a fundamental change, holders will also have the right to require AMB LP to repurchase their AMB LP Contingent Exchangeable Notes as set forth below under “— Fundamental Change Permits Holders to Require AMB LP to Repurchase AMB LP Contingent Exchangeable Notes.” AMB LP will notify holders of the occurrence of a fundamental change and issue a press release no later than 30 scheduled trading days prior to the anticipated effective date of such transaction.
     A holder will also have the right to exchange AMB LP Contingent Exchangeable Notes if AMB is a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of its property and assets consummated after the consummation of the exchange offers, in each case pursuant to which AMB’s common stock would be exchanged into cash, securities and/or other property, even if such transaction does not also constitute a fundamental change. A holder may exercise this exchange right at any time beginning on the 15th calendar day prior to the anticipated effective date of such transaction and ending on the 15th calendar day following the effective date of such transaction. AMB LP will notify holders of any such transaction at least 20 calendar days prior to the anticipated effective date of such transaction.
Exchange of AMB LP Contingent Exchangeable Notes Upon AMB’s Common Stock No Longer Being Listed
     A holder may surrender AMB LP Contingent Exchangeable Notes for exchange at any time beginning on the first business day after any 30 consecutive trading day period during which AMB’s common stock is not listed on a United States national securities exchange.
Exchange of AMB LP Contingent Exchangeable Notes on or after February 1, 2012, October 15, 2012 and February 15, 2013
     On or after:
•	February 1, 2012 a holder may surrender AMB LP 2.250% 2037 Exchangeable Notes,
•	October 15, 2012 a holder may surrender AMB LP 1.875% 2037 Exchangeable Notes, and
•	February 15, 2013 a holder may surrender AMB LP 2.625% 2038 Exchangeable Notes, for exchange at any time prior to the close of business on the trading day immediately preceding the final maturity date of that series of AMB LP Contingent Exchangeable Notes.
Exchange Procedures of AMB LP Contingent Exchangeable Notes
     If you hold a beneficial interest in a global note representing an AMB LP Contingent Exchangeable Note, to exercise your exchange right you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and, if required, pay all taxes or duties, if any.
     If you hold a certificated AMB LP Contingent Exchangeable Note, to exchange you must:
•	complete and manually sign the exchange notice on the back of the AMB LP Contingent Exchangeable Note, or a facsimile of the exchange notice;
•	deliver the exchange notice, which is irrevocable, and the AMB LP Contingent Exchangeable Note to the exchange agent;

•	if required, furnish appropriate endorsements and transfer documents; and
•	if required, pay all transfer or similar taxes; and if required, pay funds equal to interest payable on the next interest payment date.
     The date you comply with these requirements is the “exchange date” under the new AMB LP Indenture. If a holder has already delivered a repurchase notice as described under “— Fundamental Change Permits Holders to Require AMB LP to Repurchase AMB LP Contingent Exchangeable Notes” with respect to an AMB LP Contingent Exchangeable Note, the holder may not surrender that AMB LP Contingent Exchangeable Note for exchange until the holder has withdrawn the notice in accordance with the new AMB LP Indenture.
Payment Upon Exchange of the AMB LP Contingent Exchangeable Notes
     In satisfaction of AMB LP’s obligation upon exchange of AMB LP Contingent Exchangeable Notes, AMB LP may elect to deliver cash, shares of AMB common stock or a combination of cash and shares of AMB common stock, if applicable.
     AMB LP will inform the holders through the Trustee of the method it chooses to satisfy its obligation upon exchange no later than the second trading day immediately following its receipt of a notice of exchange, provided, however, that AMB LP may irrevocably elect, in its sole discretion and without the consent of the holders of the AMB LP Contingent Exchangeable Notes, on or prior to:
•	February 1, 2012 in the case of the AMB LP 2.250% 2037 Exchangeable Notes,
•	October 15, 2012 in the case of the AMB LP 1.875% 2037 Exchangeable Notes, and
•	February 15, 2013 in the case of the AMB LP 2.625% 2038 Exchangeable Notes, to settle all of AMB LP’s future exchange obligations entirely in shares of AMB common stock, and provided further, that AMB LP is required to settle all exchanges with an exchange date occurring on or after:
•	February 1, 2012 in the same manner and AMB LP will notify holders of the AMB LP 2.250% 2037 Exchangeable Notes, through the Trustee of the manner of settlement on or before such date;
•	October 15, 2012 in the same manner and AMB LP will notify holders of the AMB LP 1.875% 2037 Exchangeable Notes , through the Trustee of the manner of settlement on or before such date; and
•	February 15, 2013 in the same manner and AMB LP will notify holders of the AMB LP 2.625% 2038 Exchangeable Notes, through the Trustee of the manner of settlement on or before such date.
     If AMB LP does not give notice, as described above, as to how it intends to settle, AMB LP will satisfy its exchange obligation in cash and shares of AMB common stock or, at its option, cash in accordance with the net share settlement upon exchange method as described below under “— Net Share Settlement.” AMB LP will treat all holders of AMB LP Contingent Exchangeable Notes converting on the same trading day in the same manner. AMB LP will not, however, have any obligation to settle AMB LP’s exchange obligations arising on different trading days in the same manner, except for exchanges with an exchange date occurring on or after:
•	February 1, 2012 in the case of the AMB LP 2.250% 2037 Exchangeable Notes,
•	October 15, 2012 in the case of the AMB LP 1.875% 2037 Exchangeable Notes, and
•	February 15, 2013 in the case of the AMB LP 2.625% 2038 Exchangeable Notes.

That is, AMB LP may choose on one trading date to settle in shares of AMB common stock only and choose on another trading day to settle in cash or a combination of cash and shares of AMB common stock, provided that AMB LP will settle all exchanges of:
•	the AMB LP 2.250% 2037 Exchangeable Notes with an exchange date occurring on or after February 1, 2012 in the same manner,
•	the AMB LP 1.875% 2037 Exchangeable Notes with an exchange date occurring on or after October 15, 2012 in the same manner, and
•	the AMB LP 2.625% 2038 Exchangeable Notes with an exchange date occurring on or after February 15, 2013 in the same manner.
     Settlement in Shares. If AMB LP elects to satisfy its exchange obligation entirely in shares of AMB common stock, AMB LP will deliver to you a number of shares equal to (i) the aggregate principal amount of AMB LP Contingent Exchangeable Notes to be exchanged divided by $1,000, multiplied by (ii) the applicable exchange rate (which will include any increases to reflect any additional shares which you may be entitled to receive as described under “— Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change”). AMB LP will deliver such shares as soon as practicable after AMB LP has informed you that it has elected to satisfy AMB LP’s exchange obligations entirely in shares of AMB common stock.
     Net Share Settlement. If AMB LP does not elect otherwise, it will settle each $1,000 principal amount of AMB LP Contingent Exchangeable Notes being exchanged by delivering, on the third trading day immediately following the last day of the related observation period (as defined below), cash and shares of AMB common stock or, at AMB LP’s option, cash, equal to the sum of the daily settlement amounts (as defined below) for each of the 20 trading days during the related observation period.
     The “observation period” with respect to any AMB LP Contingent Exchangeable Note means the 20 consecutive trading day period beginning on and including the second trading day after you deliver your exchange notice to the exchange agent.
     The “daily settlement amount”, for each of the 20 trading days during the observation period, shall consist of:
•	cash equal to the lesser of $50 and the daily exchange value relating to such day, and
•	if such daily exchange value exceeds $50, a number of shares of AMB common stock equal to (i) the difference between such daily exchange value and $50, divided by (ii) the daily VWAP of AMB’s common stock for such day, subject to AMB LP’s right to deliver cash in lieu of all or a portion of such shares of AMB common stock as described below under “— Cash Settlement.”
     The “daily exchange value” means, for each of the 20 consecutive trading days during the observation period, one-twentieth (1/20) of the product of (1) the applicable exchange rate and (2) the daily VWAP of AMB’s common stock (or the consideration into which AMB’s common stock have been exchanged in connection with certain corporate transactions) on such day.
     The “daily VWAP” of AMB’s common stock means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page PLD <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of AMB common stock on such trading day as AMB LP’s board of directors determines in good faith using a volume-weighted method).

     Cash Settlement. If AMB LP so elects, as described in the second paragraph of this “— Payment Upon Exchange of the AMB LP Contingent Exchangeable Notes” section, AMB LP may specify a percentage of the amount by which the daily exchange value exceeds $50 that will be settled in cash, or the “cash percentage”, and AMB LP will notify you of such cash percentage in the applicable time period as described in the second paragraph of this “— Payment Upon Exchange of the AMB LP Contingent Exchangeable Notes” section, which notice AMB LP refers to as the “cash percentage notice” (such settlement method is being referred to herein as the “cash settlement method upon exchange”). If AMB LP elects to specify a cash percentage, the amount of cash that AMB LP will deliver in respect of each trading day in the applicable observation period will equal to the product of (1) the cash percentage and (2) the amount by which the daily exchange value exceeds $50 for such trading day. The number of shares of AMB common stock deliverable in respect of each trading day in the applicable observation period will equal (i) the product of (a) 100% minus the cash percentage and (b) the amount by which the daily exchange value exceeds $50 for such trading day, divided by (ii) the daily VWAP of AMB’s common stock for such trading day. If AMB LP does not specify a cash percentage, AMB LP must settle the entire amount by which the daily exchange value exceeds $50 with shares of AMB common stock as described under “— Net Share Settlement” above; provided, however, that AMB LP will deliver cash in lieu of any fractional shares of AMB common stock deliverable in connection with payment of the settlement amount as described above.
     Except as described in this paragraph, no holder of AMB LP Contingent Exchangeable Notes will be entitled, upon exchange of the AMB LP Contingent Exchangeable Notes, to any cash payment or adjustment on account of accrued and unpaid interest, including additional interest, if any, on an exchanged AMB LP Contingent Exchangeable Note, or on account of dividends or distributions on AMB’s common stock deliverable in connection with the exchange. If AMB LP Contingent Exchangeable Notes are exchanged after the close of business on a record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such AMB LP Contingent Exchangeable Notes at the close of business on the record date will receive interest, including additional interest, if any, payable on such AMB LP Contingent Exchangeable Notes on the corresponding interest payment date notwithstanding the exchange. In such event, when the holder surrenders the AMB LP Contingent Exchangeable Note for exchange, the holder must deliver payment to AMB LP of an amount equal to the interest payable on the interest payment date, including additional interest, if any, on the principal amount to be converted. The foregoing sentence shall not apply to AMB LP Contingent Exchangeable Notes called for redemption on a redemption date within the period between the close of business on the record date and the opening of business on the interest payment date, to AMB LP Contingent Exchangeable Notes surrendered for exchange in connection with a fundamental change in which AMB LP has specified a fundamental change repurchase date that is after a record date and on or prior to the next interest payment date, to AMB LP Contingent Exchangeable Notes surrendered for exchange after the record date immediately preceding the maturity date or to AMB LP Contingent Exchangeable Notes surrendered for exchange on the interest payment date.
Exchange Rate Adjustments of the AMB LP Contingent Exchangeable Notes
     The applicable exchange rate will be adjusted as described below, except that AMB LP will not make any adjustments to the applicable exchange rate if holders of the AMB LP Contingent Exchangeable Notes participate, as a result of holding the AMB LP Contingent Exchangeable Notes, in any of the transactions described below without having to exchange their AMB LP Contingent Exchangeable Notes.
Adjustment Events
     (1) If AMB issues common shares as a dividend or distribution on AMB’s common stock, or if AMB effects a share split or share combination, the applicable exchange rate will be adjusted based on the following formula:
     where,

ER0	=	the applicable exchange rate in effect immediately prior to such event, in the case of the AMB LP 2.250% 2037 Contingent Exchangeable Notes and the AMB LP 1.875% 2037 Contingent

Exchangeable Notes, or immediately prior to the “ex-date” (as defined below) for such dividend or distribution or the effective date of such share split or combination, as the case may be, in the case of the AMB LP 2.625% 2038 Contingent Exchangeable Notes;

ER’	=	the applicable exchange rate in effect immediately after such event, in the case of the AMB LP 2.250% 2037 Contingent Exchangeable Notes and the AMB LP 1.875% 2037 Contingent Exchangeable Notes, or in effect as of the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be, in the case of the AMB LP 2.625% 2038 Contingent Exchangeable Notes;

OS0	=	the number of shares of AMB common stock outstanding immediately prior to such event; and

OS’	=	the number of shares of AMB common stock outstanding immediately after such event.
     (2) If AMB issues to all or substantially all holders of shares of AMB common stock any rights, warrants or convertible securities entitling them, for a period of not more than 60 calendar days, to subscribe for or purchase shares of AMB common stock at a price per share less than the last reported sale price per share of AMB common stock on the business day immediately preceding the date of announcement of such issuance, the applicable exchange rate will be adjusted based on the following formula (provided that the applicable exchange rate will be readjusted to the extent that such rights, warrants or convertible securities are not exercised prior to their expiration):
     where,

ER0	=	the applicable exchange rate in effect immediately prior to such event, in the case of the AMB LP 2.250% 2037 Contingent Exchangeable Notes and the AMB LP 1.875% 2037 Contingent Exchangeable Notes, or immediately prior to the ex-date for such distribution, in the case of the AMB LP 2.625% 2038 Contingent Exchangeable Notes;

ER’	=	the applicable exchange rate in effect immediately after such event, in the case of the AMB LP 2.250% 2037 Contingent Exchangeable Notes and the AMB LP 1.875% 2037 Contingent Exchangeable Notes, or in effect as of the ex-date for such distribution, in the case of the AMB LP 2.625% 2038 Contingent Exchangeable Notes;

OS0	=	the number of shares of AMB common stock outstanding immediately prior to such event;

X	=	the total number of shares of AMB common stock issuable pursuant to such rights, warrants or convertible securities; and

Y	=	the number of shares of AMB common stock equal to the aggregate price payable to exercise such rights, warrants or convertible securities divided by the average of the last reported sale prices per share of AMB common stock over the ten consecutive trading day period ending on the business day immediately preceding the record date (or, if later, the ex-date relating such distribution) for the issuance of such rights, warrants or convertible securities.
     (3) If AMB distributes shares of capital stock, evidences of indebtedness or other assets or property of AMB to all or substantially all holders of shares of AMB common stock, excluding:
•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;
•	dividends or distributions paid exclusively in cash; and
•	spin-offs to which the provisions set forth below in this paragraph (3) shall apply;

then the applicable exchange rate will be adjusted based on the following formula:
where,

ER0	=	the applicable exchange rate in effect immediately prior to such distribution, in the case of the AMB LP 2.250% 2037 Contingent Exchangeable Notes and the AMB LP 1.875% 2037 Contingent Exchangeable Notes, or immediately prior to the ex-date for such distribution, in the case of the AMB LP 2.625% 2038 Contingent Exchangeable Notes;

ER’	=	the applicable exchange rate in effect immediately after such distribution, in the case of the AMB LP 2.250% 2037 Contingent Exchangeable Notes and the AMB LP 1.875% 2037 Contingent Exchangeable Notes, or in effect as of the ex-date for such distribution, in the case of the AMB LP 2.625% 2038 Contingent Exchangeable Notes;

SP0	=	the average of the last reported sale prices per share of AMB common stock over the ten consecutive trading day period ending on the business day immediately preceding the record date for such distribution (or, if earlier, the ex-date relating to such distribution); and

FMV	=	the fair market value (as determined by the board of directors of AMB) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of AMB common stock on the record date for such distribution (or, if earlier, the ex-date relating to such distribution).
With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on shares of AMB common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which AMB LP refers to as a “spin-off”, unless AMB or AMB LP distributes such shares of capital stock or equity interests to holders of the AMB LP Contingent Exchangeable Notes on the same basis as they would have received had they exchanged their AMB LP Contingent Exchangeable Notes solely into shares of AMB common stock immediately prior to such dividend or distribution, the applicable exchange rate in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:
     where,

ER0	=	the applicable exchange rate in effect immediately prior to the effective date of such distribution;

ER’	=	the applicable exchange rate in effect as of the effective date of such distribution;

FMV0	=	the average of the last reported sale prices of the shares of capital stock or similar equity interest distributed to holders of shares of AMB common stock applicable to one share of AMB common stock over the first ten consecutive trading day period after the effective date of the spin-off; and

MP0	=	the average of the last reported sale prices per share of AMB common stock over the first ten consecutive trading day period after the effective date of the spin-off.
The adjustment to the applicable exchange rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off; provided that in respect of any exchange within the ten trading days following any spin-off, references within this paragraph (3) to ten days shall be deemed replaced with such lesser number of trading days as have elapsed between such spin-off and the exchange date in determining the applicable exchange rate.
     (4) If AMB pays any cash dividend or distribution to all or substantially all holders of shares of AMB common stock, to the extent that the aggregate of all such cash dividends or distributions paid in any quarter exceeds the dividend threshold amount (as defined below) for such quarter, the applicable exchange rate will be adjusted based on the following formula:
     where,

ER0	=	the applicable exchange rate in effect immediately prior to the record date for such distribution, in the case of the AMB LP 2.250% 2037 Contingent Exchangeable Notes and the AMB LP 1.875% 2037 Contingent Exchangeable Notes, or immediately prior to the ex-date for such distribution, in the case of the AMB LP 2.625% 2038 Contingent Exchangeable Notes;

ER’	=	the applicable exchange rate in effect immediately after the record date for such distribution, in the case of the AMB LP 2.250% 2037 Contingent Exchangeable Notes and the AMB LP 1.875% 2037 Contingent Exchangeable Notes, or in effect as of the ex-date for such distribution, in the case of the AMB LP 2.625% 2038 Contingent Exchangeable Notes;

SP0	=	the average of the last reported sale prices per share of AMB common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date for such distribution (or, if earlier, the ex-date relating to such distribution);

T	=	the dividend threshold amount, which shall initially be $1.0305, $1.0305 and $1.1593, for the AMB LP 2.250% 2037 Exchangeable Notes, AMB LP 1.875% 2037 Exchangeable Notes and AMB LP 2.625% 2038 Exchangeable Notes, respectively, per quarter and which amount shall be appropriately adjusted from time to time for any stock dividends on, or subdivisions or combinations of, AMB’s common stock; provided, that if an applicable exchange rate adjustment is required to be made as a result of a distribution that is not a quarterly dividend either in whole or in part, the dividend threshold amount shall be deemed to be zero; and

C	=	the amount in cash per share that AMB distributes to holders of shares of AMB common stock.
     (5) If AMB or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of AMB common stock, if the cash and value of any other consideration included in the payment per share of AMB common stock exceeds the last reported sale price per share of AMB common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the applicable exchange rate will be increased based on the following formula:
     where,

ER0	=	the applicable exchange rate in effect on the date such tender or exchange offer expires;

ER’	=	the applicable exchange rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the board of directors of AMB) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of AMB common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’	=	the number of shares of AMB common stock outstanding immediately after the date such tender or exchange offer expires; and

SP’	=	the average of the last reported sale prices per share of AMB common stock over the ten consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.
     If, however, the application of the foregoing formula would result in a decrease in the applicable exchange rate, no adjustment to the applicable exchange rate will be made.
     As used in this section, “ex-date” means the first date on which the shares of AMB common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.
     Except as stated herein, AMB LP will not adjust the applicable exchange rate for the issuance of shares of AMB common stock or any securities exchangeable into or exchangeable for shares of AMB common stock or the right to purchase shares of AMB common stock or such exchangeable securities.
Events That Will Not Result in Adjustments
The applicable exchange rate will not be adjusted:
•	upon the issuance of any shares of AMB common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on AMB securities and the investment of additional optional amounts in shares of AMB common stock under any plan;
•	upon the issuance of any shares of AMB common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by AMB LP or any of its subsidiaries;
•	upon the issuance of any shares of AMB common stock pursuant to any option, warrant, right or exercisable or exchangeable security not described in the second bullet above and outstanding as of the date the AMB LP Contingent Exchangeable Notes were first issued;
•	in the case of the AMB LP 2.625% 2038 Exchangeable Notes, upon the issuance of any shares of AMB common stock pursuant to any option, warrant or exercisable or exchangeable security not described in the second bullet above issued after the date the AMB LP 2.625% 2038 Exchangeable Notes were first issued so long as those securities are not issued to all or substantially all holders of shares of AMB common stock;
•	for a change in the par value of shares of AMB common stock;
•	for accrued and unpaid interest; or
•	for the avoidance of doubt, for the payment of cash or the issuance of shares of AMB common stock by AMB upon exchange, redemption or repurchase of AMB LP Contingent Exchangeable Notes.
     Adjustments to the applicable exchange rate will be calculated to the nearest 1/10,000th of a share of stock. AMB LP will not be required to make an adjustment in the applicable exchange rate unless the adjustment would require a change of at least 1% in the applicable exchange rate. However, AMB LP will carry forward any adjustments that are less than 1% of the applicable exchange rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, upon a fundamental change, upon any call of the AMB LP Contingent Exchangeable Notes for redemption or upon maturity. Except as described in this section, AMB LP will not adjust the applicable exchange rate.
     Treatment of Reference Property
In the event of:
•	any reclassification of AMB’s common stock; or
•	a consolidation, merger or combination involving AMB; or
•	a sale or conveyance to another person of all or substantially all of the property and assets of AMB, in each case in which holders of the outstanding shares of AMB common stock would be entitled to receive cash, securities or other property or assets for their shares of AMB common stock, you will be entitled thereafter to exchange your AMB LP Contingent Exchangeable Notes, subject to its successor’s right to deliver cash, shares of AMB common stock or common stock of AMB LP’s successor or a combination of cash and shares of AMB common stock, as described under “— Payment Upon Exchange of the AMB LP Contingent Exchangeable Notes”, into:
•	cash up to the aggregate principal amount thereof; and
•	in lieu of the shares of AMB common stock otherwise deliverable, the same type (in the same proportions) of consideration received by holders of shares of AMB common stock in the relevant event (“reference property”).
     The amount of cash and any reference property you receive will be based on the daily exchange values of reference property and the applicable exchange rate, as described above.
     For purposes of the foregoing, the type and amount of consideration that a holder of shares of AMB common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause shares of AMB common stock to be exchanged into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of shares of AMB common stock that affirmatively make such an election.
     Treatment of Rights
     To the extent that AMB LP has a rights plan in effect upon exchange of the AMB LP Contingent Exchangeable Notes into shares of AMB common stock, you will receive, in addition to shares of AMB common stock, the rights under the rights plan, unless prior to any exchange, the rights have separated from the shares of AMB common stock, in which case the applicable exchange rate will be adjusted at the time of separation as if AMB distributed to all holders of shares of AMB common stock, shares of capital stock, evidences of indebtedness or other assets or property of AMB as described in clause (3) under ‘‘— Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
     Voluntary Increases of Exchange Rate
     AMB LP is permitted to the extent permitted by law and subject to the applicable rules of the NYSE to increase the applicable exchange rate of the AMB LP Contingent Exchangeable Notes by any amount for a period of at least 20 days if AMB LP’s board of directors determines that such increase would be in AMB LP’s best interest. AMB LP may also (but is not required to) increase the applicable exchange rate to avoid or diminish income tax to holders of shares of AMB common stock or rights to purchase shares of AMB common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

Tax Effect
     A holder may, in certain circumstances, including the distribution of cash dividends to holders of shares of AMB common stock, be deemed to have received a dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the applicable exchange rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the applicable exchange rate, see “Material United States Federal Income Tax Consequences.”
Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change
     If a fundamental change (as defined below) occurs prior to:
•	April 5, 2012 for the AMB LP 2.250% 2037 Exchangeable Notes,

•	January 15, 2013 for the AMB LP 1.875% 2037 Exchangeable Notes, and

•	May 20, 2013 for the AMB LP 2.625% 2038 Exchangeable Notes,
and if you elect to exchange your AMB LP Contingent Exchangeable Notes at any time on or after the 30th scheduled trading day prior to the anticipated effective date of such fundamental change until the related fundamental change repurchase date, the applicable exchange rate will be increased by an additional number of shares of AMB common stock (the “additional shares”) as described below (subject to AMB LP’s right to satisfy all or any part of its exchange obligations in cash as described under “— Payment Upon Exchange of the AMB LP Contingent Exchangeable Notes”). AMB LP will notify holders of the occurrence of any such fundamental change and issue a press release no later than 30 scheduled trading days prior to the anticipated effective date of such transaction. AMB LP will settle exchanges of AMB LP Contingent Exchangeable Notes as described herein.
     In the case of the AMB LP 2.625% 2038 Exchangeable Notes, a “fundamental change” means a change of control or a termination of trading.
     In the case of the AMB LP 2.250% 2037 Exchangeable Notes and AMB LP 1.875% 2037 Exchangeable Notes, a “fundamental change” means a change of control.
     A “change of control” shall be deemed to occur upon the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which more than 50% of the shares of AMB common stock are exchanged for, exchanged into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% common stock (or American Depositary Shares representing common shares) that is:
•	listed on, or immediately after consummation of such transaction or event will be listed on, a United States national securities exchange; or

•	approved, or immediately after the transaction or event will be approved, for listing or quotation on any United States system of automated dissemination of quotations of securities prices.
     A “termination of trading”, which is only applicable to the AMB LP 2.625% 2038 Exchangeable Notes, shall be deemed to occur if shares of AMB common stock, or any shares of common stock (or American Depositary Receipts in respect of common shares) into which the AMB LP 2.625% 2038 Exchangeable Notes are exchangeable pursuant to the terms of the new AMB LP Indenture, are not listed for trading on any of the NYSE, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).
     The term fundamental change is limited to specified transactions and may not include other events that might adversely affect AMB LP’s financial condition. In addition, the requirement that AMB LP offers to repurchase the AMB LP Contingent Exchangeable Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving AMB LP.
     The number of additional shares by which the applicable exchange rate will be increased for each series of AMB LP Contingent Exchangeable Notes will be determined by reference to the tables below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “share price”) paid per share of AMB common stock in the fundamental change. If holders of AMB common stock receive only cash in the fundamental change, the share price will be the cash amount paid per share. Otherwise, the share price will be the average of the last reported sale prices per share of AMB common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.
     The share prices set forth in the first row of the tables below (i.e., column headers) will be adjusted as of any date on which the applicable exchange rate of the AMB LP Contingent Exchangeable Notes is otherwise adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable exchange rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the applicable exchange rate as so adjusted. The number of additional shares will be adjusted in the same manner as the applicable exchange rate as set forth under “— Exchange Rate Adjustments of the AMB LP Contingent Exchangeable Notes.”
     The following tables set forth the share price and the number of additional shares by which the exchange rate per $1,000 principal amount of AMB LP Contingent Exchangeable Notes of each series will be increased.
AMB LP 2.250% 2037 Exchangeable Notes

	Share Price
Effective Date	$142.97	$156.81	$179.21	$201.61	$224.01	$246.42	$268.82	$291.22	$313.62	$336.02	$358.42	$380.82
April 1, 2011	1.1658	0.6611	0.2519	0.0780	0.0171	0.0027	0.0012	0.0011	0.0001	0.0000	0.0000	0.0000
April 1, 2012	1.1658	0.5482	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The exact share prices and effective dates may not be set forth in the table above, in which case:
•	If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

•	If the share price is greater than $380.82 per share (subject to adjustment), the applicable exchange rate will not be adjusted.

•	If the share price is less than $142.97 per share (subject to adjustment), the applicable exchange rate will not be adjusted.
     Notwithstanding the foregoing, in no event will the total number of shares of AMB common stock deliverable upon exchange exceed 7.0410 per $1,000 principal amount of AMB LP 2.250% 2037 Exchangeable Notes subject to adjustments in the same manner as the applicable exchange rate as set forth under sections (1) through (5) of “— Exchange Rate Adjustments of the AMB LP Contingent Exchangeable Notes.”
AMB LP 1.875% 2037 Exchangeable Notes

	Share Price
Effective Date	$153.07	$156.81	$168.01	$179.21	$190.41	$201.61	$212.81	$224.01	$235.22	$246.42	$257.62	$268.82
January 15, 2012	1.0888	0.9285	0.6389	0.4241	0.2694	0.1613	0.0884	0.0409	0.0111	0.0000	0.0000	0.0000
January 15, 2013	1.0888	0.9054	0.4821	0.1232	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

     The exact share prices and effective dates may not be set forth in the table above, in which case:
•	If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

•	If the share price is greater than $268.82 per share (subject to adjustment), the applicable exchange rate will not be adjusted.

•	If the share price is less than $153.07 per share (subject to adjustment), the applicable exchange rate will not be adjusted.
     Notwithstanding the foregoing, in no event will the total number of shares of AMB common stock deliverable upon exchange exceed 6.5762 per $1,000 principal amount of AMB LP 1.875% 2037 Exchangeable Notes, subject to adjustments in the same manner as the applicable exchange rate as set forth under sections (1) through (3) of “— Exchange Rate Adjustments of the AMB LP Contingent Exchangeable Notes.”
AMB LP 2.625% 2038 Exchangeable Notes

	Share Price
Effective Date	$140.82	$145.61	$151.21	$156.81	$162.41	$168.01	$173.61	$179.21	$190.41	$201.61	$212.81	$224.01	$246.42	$268.82
May 20, 2011	1.2446	1.0353	0.8923	0.7672	0.6578	0.5623	0.4790	0.4065	0.2887	0.2004	0.1350	0.0872	0.0295	0.0044
May 20, 2012	1.2446	1.0108	0.7954	0.6614	0.5468	0.4491	0.3662	0.2961	0.1878	0.1129	0.0630	0.0312	0.0021	0.0000
May 20, 2013	1.2446	1.0108	0.7564	0.5202	0.3003	0.0951	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The exact share prices and effective dates may not be set forth in the table above, in which case:
•	If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

•	If the share price is greater than $268.82 per share (subject to adjustment), the applicable exchange rate will not be adjusted.

•	If the share price is less than $140.82 per share (subject to adjustment), the applicable exchange rate will not be adjusted.
     Notwithstanding the foregoing, in no event will the total number of shares of AMB common stock deliverable upon exchange exceed 7.1015 per $1,000 principal amount of AMB LP 2.625% 2038 Exchangeable Notes, subject to adjustments in the same manner as the applicable exchange rate as set forth under sections (1) through (3) of “— Exchange Rate Adjustments of the AMB LP Contingent Exchangeable Notes.”
     AMB LP’s obligation to increase the applicable exchange rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.
Settlement of Exchanges of AMB LP Contingent Exchangeable Notes in a Fundamental Change
     As described above under “Exchange Rate Adjustments of the AMB LP Contingent Exchangeable Notes — Treatment of Reference Property”, upon effectiveness of any fundamental change, the AMB LP Contingent Exchangeable Notes will be exchangeable into cash or cash and reference property, as applicable. If, as described above, AMB LP is required to increase the applicable exchange rate by the additional shares as a result of the fundamental change, AMB LP Contingent Exchangeable Notes surrendered for exchange will be settled as follows:

•	If the last day of the applicable observation period related to AMB LP Contingent Exchangeable Notes surrendered for exchange is prior to the third trading day preceding the effective date of the fundamental change, AMB LP will settle such exchange as described under “— Payment Upon Exchange of the AMB LP Contingent Exchangeable Notes” above by delivering the amount of shares of AMB common stock or cash and shares of AMB common stock, if any (based on the applicable exchange rate without regard to the number of additional shares to be added to the applicable exchange rate as described above), on the third trading day immediately following the last day of the applicable observation period. In addition, as soon as practicable following the effective date of the fundamental change, AMB LP will deliver the increase in such amount of cash and reference property deliverable in lieu of shares of AMB common stock, if any, as if the applicable exchange rate had been increased by such number of additional shares during the related observation period (and based upon the related daily VWAP prices during such observation period). If such increased amount results in an increase to the amount of cash to be paid to holders, AMB LP will pay such increase in cash, and if such increased settlement amount results in an increase to the number of shares of AMB common stock, AMB LP will deliver such increase by delivering reference property based on such increased number of shares.

•	If the last day of the applicable observation period related to AMB LP Contingent Exchangeable Notes surrendered for exchange is on or following the third scheduled trading day preceding the effective date of the fundamental change, AMB LP will settle such exchange as described under “— Payment upon Exchange of the AMB LP Contingent Exchangeable Notes” above (based on the applicable exchange rate as increased by the additional shares described above) on the later to occur of (1) the effective date of the transaction and (2) the third trading day immediately following the last day of the applicable observation period.
Merger, Consolidation or Sale
     AMB LP may consolidate with or merge with or into another entity, or sell, lease or convey all or substantially all of its assets to another entity, provided that the following three conditions are met:
(1)	After the transaction, AMB LP is, or a person organized and existing under the laws of the United States or one of the fifty states is, the continuing entity. If the continuing entity is an entity other than AMB LP, that entity must also assume AMB LP’s payment obligations under the new AMB LP Indenture, as well as the due and punctual performance and observance of all of the covenants contained in the new AMB LP Indenture;

(2)	After giving effect to the transaction and treating any indebtedness which became an obligation of AMB LP or any of AMB LP’s subsidiaries as a result of the transaction as having been incurred by AMB LP or such subsidiary at the time of such transaction, an event of default (or an event which, with notice or lapse of time or both, would become an event of default) has not occurred under the new AMB LP Indenture. Additionally, the transaction may not cause an event which, after notice or a lapse of time, or both, would become an event of default; and

(3)	The continuing entity delivers an officers’ certificate and legal opinion covering (1) and (2) above.
     The new AMB LP Indenture provides that AMB, as guarantor of a the AMB LP Contingent Exchangeable Notes, and any other guarantor, will not, in any transaction or series of transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to, or merge with or into any other person unless:
•	either such guarantor is the continuing person or the successor person (if other than such guarantor) is a corporation, partnership, limited liability company or other entity organized and existing under the laws of the United States of America or a State of the United States of America or the District of Columbia and expressly assumes such guarantor’s obligations with respect to the AMB LP Contingent Exchangeable Notes and the observance of all of the covenants and conditions contained in the new AMB LP Indenture and its guarantee;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and shall be continuing; and

•	such guarantor delivers to the Trustee an officers’ certificate and legal opinion covering compliance with these conditions.
     In the event that such guarantor is not the continuing entity, then, for purposes of the second bullet point above, the successor entity will be deemed to be such guarantor.
     Any consolidation, merger, sale, lease, assignment, transfer or conveyance permitted above is also subject to the condition precedent that the Trustee receive an officers’ certificate and legal opinion to the effect that any such consolidation, merger, sale, lease, assignment, transfer or conveyance, and the assumption by any successor corporation, complies with the provisions of the new AMB LP Indenture and that all conditions precedent provided for in the new AMB LP Indenture relating to such transaction have been complied with.
Covenants
     This section describes covenants AMB LP makes in the new AMB LP Indenture, for the benefit of the holders of certain series of AMB LP Contingent Exchangeable Notes.
     Existence. Except as permitted under “— Merger, Consolidation or Sale”, AMB LP will do or cause to be done all things necessary to preserve and keep in full force and effect the existence, rights, both charter and statutory, and franchises of AMB LP and its subsidiaries; provided, however, that AMB LP will not be required to preserve any right or franchise if AMB LP determines that the preservation of the right or franchise is no longer desirable in the conduct of AMB LP’s business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the AMB LP Contingent Exchangeable Notes.
     Payment of taxes and other claims. AMB LP will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon AMB LP or any subsidiary or upon its income, profits or property or any subsidiary and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon AMB LP’s property or any subsidiary; provided, however, that AMB LP will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.
     Provision of financial information. Whether or not AMB LP or AMB are subject to Section 13 or 15(d) of the Exchange Act, AMB LP and AMB will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which AMB LP and AMB would have been required to file with the SEC pursuant to such Section 13 or 15(d) (the “Financial Statements”) if AMB LP and AMB were so subject, such documents to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which AMB LP and AMB would have been required so to file such documents if AMB LP and AMB were so subject.
     AMB LP and AMB will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail or electronic transmittal to all holders, as their names and addresses appear in the security register, without cost to such Holders, copies of the annual reports and quarterly reports which AMB LP and AMB are required to file or would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if AMB LP and AMB were subject to such sections, and (ii) file with the Trustee copies of annual reports, quarterly reports and other documents which AMB LP and AMB would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if AMB LP and AMB were subject to such sections and (y) if filing such documents by AMB LP or AMB with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.

Events of Default, Notice and Waiver
     The new AMB LP Indenture provides that the following events are events of default with respect to any series of AMB LP Contingent Exchangeable Notes issued pursuant to it:
(1)	default in the payment of any installment of interest or additional amounts payable on any AMB LP Contingent Exchangeable Notes of such series which continues for 30 days;

(2)	default in the payment of the principal, or premium or make-whole amount, if any, on any AMB LP Contingent Exchangeable Notes of such series at its maturity or redemption date;

(3)	default in the performance of any other of AMB LP’s covenants contained in the new AMB LP Indenture, other than a covenant in the new AMB LP Indenture solely for the benefit of another series of AMB LP Contingent Exchangeable Notes issued under the new AMB LP Indenture, which continues for 60 days after written notice as provided in the new AMB LP Indenture;

(4)	default in the payment of an aggregate principal amount exceeding $50,000,000 under any bond, note or other evidence of indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured (or any such indebtedness of any of AMB LP’s subsidiaries, which AMB LP has guaranteed), such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within ten days after written notice as provided in the new AMB LP Indenture;

(5)	the entry by a court of competent jurisdiction of final judgments, orders or decrees against AMB LP or any of AMB LP’s subsidiaries in an aggregate amount, excluding amounts fully covered by insurance, in excess of $50,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount, excluding amounts fully covered by insurance, in excess of $50,000,000, for a period of 60 consecutive days;

(6)	events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for AMB LP, AMB or any significant subsidiary or for all or substantially all of AMB LP’s or its significant subsidiary’s property;

(7)	failure by AMB LP to comply with its obligation to exchange the AMB LP Contingent Exchangeable Notes into cash, shares of AMB common stock or a combination thereof, as applicable, upon exercise of a holder’s exchange right, and such failure continues for a period of ten days; and

(8)	failure by AMB LP to issue a fundamental change notice when due, and such failure continues for a period of two days.
     The term significant subsidiary means each of AMB LP’s significant subsidiaries, as defined in Regulation S-X promulgated under the Securities Act.
     If an event of default under the new AMB LP Indenture with respect to a series of AMB LP Contingent Exchangeable Notes occurs and is continuing, then in every such case, unless the principal of the AMB LP Contingent Exchangeable Notes of such series shall already have become due and payable, the Trustee or the holders of not less than 25% in principal amount of such series of AMB LP Contingent Exchangeable Notes may declare the principal and the make-whole amount on the AMB LP Contingent Exchangeable Notes of such series to be due and payable immediately by written notice to AMB LP that payment of the AMB LP Contingent Exchangeable Notes is due, and to the Trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to a series of AMB LP Contingent Exchangeable Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of the AMB LP Contingent Exchangeable Notes of a series may rescind and annul such declaration and its consequences if AMB LP shall have deposited with the Trustee all required payments of the principal of, and premium or make-whole amount and interest on, the AMB LP Contingent Exchangeable Notes of such series, plus fees, expenses, disbursements and advances of the Trustee and all events of default, other than the nonpayment of accelerated principal, and the make-whole amount or interest, with respect to AMB LP Contingent Exchangeable Notes of such series have been cured or waived as provided in the new AMB LP Indenture. The new AMB LP Indenture also provides that the holders of not less than a majority in principal amount of the AMB LP Contingent Exchangeable Notes of a series may waive any past default with respect to such series and its consequences, except a default in the payment of the principal of, or premium or make-whole amount or interest payable on the AMB LP Contingent Exchangeable Notes or in respect of a covenant or provision contained in the new AMB LP Indenture that cannot be modified or amended without the consent of the holder of each outstanding AMB LP Contingent Exchangeable Note affected by the proposed modification or amendment.
     The Trustee is required to give notice to the holders of the AMB LP Contingent Exchangeable Notes within 90 days of a default under the new AMB LP Indenture known to the Trustee, unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the holders of the AMB LP Contingent Exchangeable Notes of any default with respect to such series, except a default in the payment of the principal of, or premium or make-whole amount, if any, or interest payable on the AMB LP Contingent Exchangeable Notes if the responsible officers of the Trustee consider such withholding to be in the interest of such holders.
     The new AMB LP Indenture provides that no holders of the AMB LP Contingent Exchangeable Notes may institute any proceedings, judicial or otherwise, with respect to the new AMB LP Indenture or for any remedy which the new AMB LP Indenture provides, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding AMB LP Contingent Exchangeable Notes, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of the AMB LP Contingent Exchangeable Notes from instituting suit for the enforcement of payment of the principal of, and premium or make-whole amount, or interest on the AMB LP Contingent Exchangeable Notes at the due date of the AMB LP Contingent Exchangeable Notes.
     Subject to provisions in the new AMB LP Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the new AMB LP Indenture at the request or direction of any holders of any series of AMB LP Contingent Exchangeable Notes then outstanding under the new AMB LP Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the AMB LP Contingent Exchangeable Notes of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to that series. However, the Trustee may refuse to follow any direction which is in conflict with any law or the new AMB LP Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of the AMB LP Contingent Exchangeable Notes not joining in the proceeding.
     Within 120 days after the close of each fiscal year, AMB LP must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the new AMB LP Indenture and, if so, specifying each such default and the nature and status of the default.
Modification of the New AMB LP Indenture
     Modifications and amendments of the new AMB LP Indenture may be made with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the new AMB LP Indenture, including the AMB LP Contingent Exchangeable Notes, which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:
(1)	change the stated maturity of the principal of, or premium or make-whole amounts, if any, or any installment of principal of or interest or additional amounts payable on, any such debt security;

(2)	reduce the principal amount of, or the rate or amount of interest on, or any premium or make-whole amounts payable on redemption of, or any additional amounts payable with respect to, any such debt security, or reduce the amount of principal of an original issue discount security or make-whole amount, if any, that would be due and payable upon declaration of acceleration of the maturity of the security or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

(3)	change the place of payment, or the coin or currency, for payment of principal of, and premium or make-whole amounts, if any, or interest on, or any additional amounts payable with respect to, any such debt security;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

(5)	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the new AMB LP Indenture, to waive compliance with a provisions of the debt security or defaults and consequences under the new AMB LP Indenture or to reduce the quorum or voting requirements set forth in the new AMB LP Indenture;

(6)	modify any of the provisions relating to modification of the new AMB LP Indenture or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to effect such action or to provide that other provisions may not be modified or waived without the consent of the holder of the affected debt security; or

(7)	release any guarantor from any of its obligations under its guarantee or the new AMB LP Indenture, except in accordance with the terms of the new AMB LP Indenture.
     In addition, with respect to the AMB LP Contingent Exchangeable Notes, without the consent of each holder of an outstanding AMB LP Contingent Exchangeable Note affected, no amendment may make any change that adversely affects the exchange rights of such AMB LP Contingent Exchangeable Notes, or reduce the fundamental change repurchase price, redemption price or the repurchase price, of any AMB LP Contingent Exchangeable Note or amend or modify in any manner adverse to the holders of AMB LP Contingent Exchangeable Notes AMB LP’s obligation to make such payments or the provisions relating to redemption or repurchase of the AMB LP Contingent Exchangeable Notes, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.
     The holders of not less than a majority in principal amount of outstanding debt securities have the right to waive AMB LP’s compliance with covenants in the new AMB LP Indenture applicable to such debt securities other than those covenants which require the consent of each affected holder of debt securities with respect to modifications or amendments to such covenant.
     Modifications and amendments of the new AMB LP Indenture may be made by AMB LP and the Trustee without the consent of any holder of debt securities for any of the following purposes:
(1)	to evidence the succession of another person to AMB LP as obligor or any guarantor under the new AMB LP Indenture;

(2)	to add to AMB LP’s or any guarantor’s covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon AMB LP or any guarantor in the new AMB LP Indenture;

(3)	to add events of default for the benefit of the holders of all or any series of debt securities;

(4)	to add to or change any of the provisions of the new AMB LP Indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of securities in uncertificated form;

(5)	to add to, change or eliminate any of the provisions of the new AMB LP Indenture in respect of one or more series of securities, provided that any such addition, change or elimination (i) shall neither (A) apply to any security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such security with respect to such provision or (ii) shall become effective only when there is no such security outstanding;

(6)	to secure the debt securities or related guarantees;

(7)	to establish the form or terms of debt securities of any series;

(8)	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trust under the new AMB LP Indenture by more than one trustee;

(9)	to cure any ambiguity, defect or inconsistency in the new AMB LP Indenture or to make any other changes, provided that in each case, the action shall not adversely affect the interests of holders of debt securities or related guarantees of any series in any material respect;

(10)	to close the new AMB LP Indenture with respect to the authentication and delivery of additional series of debt securities or any guarantees or to qualify, or maintain qualification of, the new AMB LP Indenture under the Trust Indenture Act; or

(11)	to supplement any of the provisions of the new AMB LP Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities or related guarantees of any series in any material respect.
     The new AMB LP Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the new AMB LP Indenture or whether a quorum is present at a meeting of holders of debt securities:
(1)	the principal amount of an original issue discount security that will be deemed to be outstanding shall be the amount of the principal of the security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of the debt securities;

(2)	the principal amount of a debt security denominated in a foreign currency that will be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for the debt securities, of the principal amount, or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of the debt securities of the amount determined as provided in (1) above;

(3)	the principal amount of an indexed security that shall be deemed outstanding will be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security pursuant to Section 301 of the new AMB LP Indenture; and

(4)	debt securities owned by AMB LP or any other obligor upon the debt securities or any of AMB LP’s affiliates or of the other obligor will be disregarded.
     The new AMB LP Indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by AMB LP or the holders of at least 10% in principal amount of the outstanding debt securities of that series, in any such case upon notice given as provided in the new AMB LP Indenture.

     Except for any consent that must be given by the holder of each debt security affected by modifications and amendments of the new AMB LP Indenture, any resolution presented at a meeting or at an adjourned meeting duly reconvened, at which a quorum is present, may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the new AMB LP Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.
     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the new AMB LP Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by the action, or of the holders of that series and one or more additional series:
(1)	there shall be no minimum quorum requirement for the meeting; and

(2)	the principal amount of the outstanding debt securities of that series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the new AMB LP Indenture.
     Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the new AMB LP Indenture to be given or taken by a specified percentage in principal amount of the holders of any or all series of debt securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the specified percentage of holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the new AMB LP Indenture, the action will become effective when the instrument or instruments are delivered to the Trustee. Proof of execution of any instrument or of a writing appointing any agent will be sufficient for any purpose of the new AMB LP Indenture and, subject to the new AMB LP Indenture provisions relating to the appointment of any such agent, conclusive in favor of the Trustee and AMB LP, if made in the manner specified above.
Discharge
     AMB LP may discharge various obligations to holders of AMB LP Contingent Exchangeable Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year, or that are scheduled for redemption within one year. The discharge will be completed by irrevocably depositing with the Trustee the funds needed to pay the principal, any make-whole amounts, interest and additional amounts payable to the date of deposit or to the date of maturity, as the case may be.
Registration and Transfer
     Subject to limitations imposed upon AMB LP Contingent Exchangeable Notes issued in book-entry form, the AMB LP Contingent Exchangeable Notes of any series will be exchangeable for other AMB LP Contingent Exchangeable Notes of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the AMB LP Contingent Exchangeable Notes at the corporate trust office of the Trustee referred to above. In addition, subject to the limitations imposed upon AMB LP Contingent Exchangeable

Notes issued in book-entry form, the AMB LP Contingent Exchangeable Notes of any series may be surrendered for exchange or registration of transfer of the security at the corporate trust office of the Trustee referred to above. Every AMB LP Contingent Exchangeable Note surrendered for registration of transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any AMB LP Contingent Exchangeable Notes, but AMB LP may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. AMB LP may at any time designate a transfer agent, in addition to the Trustee, with respect to any series of AMB LP Contingent Exchangeable Notes. If AMB LP has designated such a transfer agent or transfer agents, AMB LP may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that AMB LP will be required to maintain a transfer agent in each place of payment for the series.
     Neither AMB LP nor the Trustee will be required to:
(1)	issue, register the transfer of or exchange AMB LP Contingent Exchangeable Notes of any series during a period beginning at the opening of business 15 days before any selection of AMB LP Contingent Exchangeable Notes of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

(2)	register the transfer of or exchange any AMB LP Contingent Exchangeable Note, or portion of security, called for redemption, except the unredeemed portion of any AMB LP Contingent Exchangeable Note being redeemed in part; or

(3)	issue, register the transfer of or exchange any AMB LP Contingent Exchangeable Note which has been surrendered for repayment at the option of the holder, except the portion, if any, of such AMB LP Contingent Exchangeable Note not to be so repaid.
Global Securities
     DTC, New York, New York, will act as securities depository for the AMB LP Contingent Exchangeable Notes. The AMB LP Contingent Exchangeable Notes will be issued as fully registered securities registered in the name of Cede & Co., which is DTC’s nominee. Fully registered global notes, without interest coupons, will be issued with respect to the AMB LP Contingent Exchangeable Notes.
     Redemption notices will be sent to DTC. If less than all of the AMB LP Contingent Exchangeable Notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the series to be redeemed.
     Neither DTC nor Cede & Co. will consent or vote with respect to the AMB LP Contingent Exchangeable Notes. Under its usual procedures, DTC mails an omnibus proxy to AMB LP as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date, which are identified in a listing attached to the omnibus proxy.
     AMB LP may, at any time, decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the AMB LP Contingent Exchangeable Notes will be printed and delivered.
     You may hold your beneficial interests in the global securities directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.
     What is a global security? A global security is a special type of indirectly held security in the form of a certificate held by a depository for the investors in a particular issue of securities. The AMB LP Contingent Exchangeable Notes will be issued in the form of global securities, and the ultimate beneficial owners can only be indirect holders. AMB LP does this by requiring that the global securities be registered in the name of a financial institution AMB LP selects and by requiring that the AMB LP Contingent Exchangeable Notes included in the global securities not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global securities is called the “Depository.” Any person wishing to own an AMB LP Contingent Exchangeable Note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depository.
     Except as described below, each global security may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in global securities will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC.
     Special investor considerations for global securities. As an indirect holder, an investor’s rights relating to global securities will be governed by the account rules of the investor’s financial institution and of the Depository, DTC, as well as general laws relating to securities transfers. AMB LP does not recognize this type of investor as a holder of AMB LP Contingent Exchangeable Notes and instead deals only with DTC, the Depository that holds global securities.
     An investor in global securities should be aware that because the AMB LP Contingent Exchangeable Notes are issued only in the form of global securities:
•	The investor cannot get AMB LP Contingent Exchangeable Notes registered in his or her own name.

•	The investor cannot receive physical certificates for his or her interest in the AMB LP Contingent Exchangeable Notes.

•	The investor will be a “street name” holder and must look to his or her own bank or broker for payments on the AMB LP Contingent Exchangeable Notes and protection of his or her legal rights relating to the AMB LP Contingent Exchangeable Notes.

•	The investor may not be able to sell interests in the AMB LP Contingent Exchangeable Notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	DTC’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global notes. AMB LP and the Trustee have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global securities. AMB LP and the Trustee also do not supervise DTC in any way.
     Exchanges among the global securities. Any beneficial interest in one of the global securities that is transferred to a person who takes delivery in the form of an interest in another global security will, upon transfer, cease to be an interest in such global note and become an interest in the other global security and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other global security for as long as it remains such an interest.
     Certain book-entry procedures for the global securities. The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither AMB LP nor the dealer managers take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.
     Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.
     Clearstream. Clearstream is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”)

and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the dealer mangers. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
     Distributions with respect to AMB LP Contingent Exchangeable Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by a United States depositary for Clearstream.
     Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the dealer managers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
     The Euroclear Operator is regulated and examined by the Belgian Banking Commission.
     DTC. DTC has advised AMB LP that it is:
(1)	a limited-purpose trust company organized under the New York State Banking Law;

(2)	a “banking organization” within the meaning of the New York State Banking Law;

(3)	a member of the Federal Reserve System;

(4)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

(5)	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.
     DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or Indirect Participants.
     AMB LP expects that pursuant to procedures established by DTC (1) upon deposit of each global security, DTC will credit the accounts of participants with an interest in the global security and (2) ownership of the AMB LP

Contingent Exchangeable Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the Indirect Participants (with respect to the interests of persons other than participants).
     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the AMB LP Contingent Exchangeable Notes represented by a global security to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in AMB LP Contingent Exchangeable Notes represented by a global security to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
     So long as DTC or its nominee is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the AMB LP Contingent Exchangeable Notes represented by the global note for all purposes under the new AMB LP Indenture. Owners of beneficial interests in a global security will not be entitled to have AMB LP Contingent Exchangeable Notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the new AMB LP Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if such holder is not a participant or an Indirect Participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of AMB LP Contingent Exchangeable Notes under the new AMB LP Indenture or such global security. AMB LP understands that under existing industry practice, in the event that AMB LP requests any action of holders of AMB LP Contingent Exchangeable Notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of such global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither AMB LP nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of AMB LP Contingent Exchangeable Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such AMB LP Contingent Exchangeable Notes.
     Payments with respect to the principal of, and premium, if any, additional interest, if any, and interest on, any AMB LP Contingent Exchangeable Notes represented by a global security registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such AMB LP Contingent Exchangeable Notes under the new AMB LP Indenture. Under the terms of the new AMB LP Indenture, AMB LP and the Trustee may treat the persons in whose names the AMB LP Contingent Exchangeable Notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither AMB LP nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global security (including principal, premium, if any, additional interest, if any, and interest). Payments by the participants and the Indirect Participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the Indirect Participants and DTC.
     Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the AMB LP Contingent Exchangeable Notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels, Belgium time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.
     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither AMB LP nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
     Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the AMB LP Contingent Exchangeable Notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading. Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.
     Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the United States agents of Clearstream and Euroclear, as participants in DTC. When AMB LP Contingent Exchangeable Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its United States agent to receive AMB LP Contingent Exchangeable Notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).
     Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending AMB LP Contingent Exchangeable Notes to the relevant United States agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants. When a Clearstream or Euroclear participant wishes to transfer AMB LP Contingent Exchangeable Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its United States agent to transfer these AMB LP Contingent Exchangeable Notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.
     You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the AMB LP Contingent Exchangeable Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

     Definitive securities. A global security is exchangeable for definitive securities in registered certificated form (“Certificated Securities”) if:
(1)	DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the global securities or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the issuer fails to appoint a successor depositary;

(2)	the issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Securities; or

(3)	there shall have occurred and be continuing a default or event of default with respect to the AMB LP Contingent Exchangeable Notes.
     In all cases, Certificated Securities delivered in exchange for any global security or beneficial interests in global securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
Settlement and Payment
     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. All payments of principal and interest will be made by AMB LP in immediately available funds or the equivalent, so long as DTC continues to make its Same-Day Funds Settlement System available to it.
No Personal Liability
     Except as provided in the new AMB LP Indenture, no past, present or future trustee, officer, employee, stockholder or partner of AMB LP or AMB or any successor to AMB LP or AMB will have any liability for any of AMB LP’s or AMB’s obligations under the AMB LP Contingent Exchangeable Notes or the new AMB LP Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of AMB LP Contingent Exchangeable Notes by accepting the AMB LP Contingent Exchangeable Notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of AMB LP Contingent Exchangeable Notes.
Trustee
     U.S. Bank National Association will be the trustee, registrar, exchange agent, bid solicitation agent and paying agent. Under the new AMB LP Indenture, the Trustee may resign or be removed with respect to the AMB LP Contingent Exchangeable Notes, and a successor trustee may be appointed to act with respect to the AMB LP Contingent Exchangeable Notes. If an event of default occurs and is continuing, the Trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee will become obligated to exercise any of its powers under the new AMB LP Indenture at the request of any of the holders of any AMB LP Contingent Exchangeable Notes only after those holders have offered the Trustee indemnity satisfactory to it. If the Trustee becomes one of a creditor of AMB LP or AMB, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with AMB LP and AMB. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.
     The new AMB LP Indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the new AMB LP Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the new AMB LP Indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the new AMB LP Indenture.

DESCRIPTION OF THE AMB LP 3.250% 2015 EXCHANGEABLE NOTES
     AMB LP has summarized below certain material terms and provisions of the AMB LP 3.250% 2015 Exchangeable Notes. This summary is not a complete description of all of the terms and provisions of the AMB LP 3.250% 2015 Exchangeable Notes. For more information, AMB LP refers you to the AMB LP 3.250% 2015 Exchangeable Notes and the new AMB LP Indenture, all of which are available from AMB LP. AMB LP urges you to read the new AMB LP Indenture because it, and not this description, defines your rights as a holder of the AMB LP 3.250% 2015 Exchangeable Notes. This summary is subject to and qualified in its entirety by reference to all the provisions of those documents, including definitions of terms referred to in this prospectus.
     AMB LP (which will be known as ProLogis, L.P. after the Merger) will issue the AMB LP 3.250% 2015 Exchangeable Notes. The AMB LP 3.250% 2015 Exchangeable Notes will be issued under the new AMB LP Indenture. The terms of the AMB LP Notes will include those expressly set forth in the AMB LP 3.250% 2015 Exchangeable Notes and the new AMB LP Indenture and those made part of the new AMB LP Indenture by reference to the Trust Indenture Act.
General
     The AMB LP 3.250% 2015 Exchangeable Notes will be AMB LP’s direct, unsecured and unsubordinated obligations and will rank pari passu with all of AMB LP’s other unsecured and unsubordinated indebtedness outstanding from time to time and will be fully and unconditionally guaranteed by AMB except as may be limited to the maximum amount permitted under applicable federal or state law. Each guarantee of the AMB LP 3.250% 2015 Exchangeable Notes will be an unsecured and unsubordinated obligation of AMB and will rank pari passu in right of payment with all of its current and future unsecured and unsubordinated indebtedness. The AMB LP 3.250% 2015 Exchangeable Notes and each guarantee will be effectively subordinated to any current and future indebtedness of AMB LP and AMB that is both secured and unsubordinated to the extent of the assets securing such indebtedness.
     A substantial portion (amounting to approximately 88%) of the total assets of AMB LP at December 31, 2010 are held directly by AMB LP’s consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures. Accordingly, the cash flow of AMB LP and the consequent ability to service its debt, including the AMB LP 3.250% 2015 Exchangeable Notes, are partially dependent on the earnings of such consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures and the AMB LP 3.250% 2015 Exchangeable Notes will be effectively subordinated to all existing and future indebtedness, guarantees and other liabilities of such consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures. As of December 31, 2010, AMB LP’s consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures had total liabilities (excluding intercompany liabilities) of approximately $5.9 billion.
     The AMB LP 3.250% 2015 Exchangeable Notes will be effectively subordinated to AMB LP’s mortgages and other secured indebtedness to the extent of any collateral pledged as security therefor. As of December 31, 2010, AMB LP (excluding its consolidated subsidiaries and unconsolidated joint ventures and co-investment ventures) had amounts outstanding under unsecured credit facilities and senior indebtedness (including the notes) aggregating approximately $1.6 billion and no amounts outstanding for mortgages and other secured indebtedness.
     Under the new AMB LP Indenture, in addition to the ability to issue notes with terms different from the AMB LP 3.250% 2015 Exchangeable Notes, AMB LP will have the ability to reopen this series of AMB LP 3.250% 2015 Exchangeable Notes and issue additional AMB LP 3.250% 2015 Exchangeable Notes without the consent of the holders. Each series may be as established from time to time in or pursuant to authority granted by a resolution of AMB LP’s general partner, AMB, or as established in one or more indentures supplemental to the new AMB LP Indenture.
     Other than the restrictions described under “— Fundamental Change Permits Holders to Require AMB LP to Repurchase AMB 2015 Exchangeable Notes” and “— Merger, Consolidation or Sale” below, and except for the provisions set forth under “— Exchange Rights — Adjustment to Shares Delivered Upon Exchange upon Fundamental Change”, the new AMB LP Indenture as supplemented with respect to a series of AMB LP 3.250% 2015 Exchangeable Notes contains no other provisions that would limit AMB LP’s ability to incur indebtedness or that would afford holders of the AMB LP 3.250% 2015 Exchangeable Notes protection in the event of a highly leveraged or similar transaction involving AMB LP or in the event of a change of control or a decline in the credit rating of AMB LP as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving AMB LP that could adversely affect such holders.
AMB Guarantee
     AMB LP’s obligations under the AMB LP 3.250% 2015 Exchangeable Notes will be fully and unconditionally guaranteed by AMB (which will be known as ProLogis, Inc., and which is referred to as the combined company, after the Merger). AMB’s guarantee of the AMB LP Notes will rank pari passu in right of payment with all of AMB’s unsecured and unsubordinated indebtedness, including AMB’s indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other unsecured and unsubordinated indebtedness. The guarantee of the AMB LP 3.250% 2015 Exchangeable Notes by AMB will be effectively subordinated to all of the mortgages and other secured indebtedness of AMB and all of the secured and unsecured indebtedness and other liabilities of its subsidiaries, other than AMB LP. The obligations of AMB under each guarantee will be limited to the maximum amount permitted under applicable federal or state law.
Denominations
     The AMB LP 3.250% 2015 Exchangeable Notes will be issued in registered form and in denominations of $1,000 and integral multiples of $1,000.
Principal, Maturity and Interest
     The principal of, and premium or make-whole amounts, if any, and interest on the AMB LP 3.250% 2015 Exchangeable Notes will be payable at the corporate trust office of U.S. Bank National Association, initially located at 100 Wall Street, Suite 1600, New York, New York 10005; provided that, at AMB LP’s option, payment of interest may be made by check mailed to the address of the person entitled to the payment as it appears in the security register or by wire transfer of funds to the person to an account maintained within the United States.
     Interest on the AMB LP 3.250% 2015 Exchangeable Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, principal payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after the interest payment date, principal payment date or the maturity date, as the case may be, until the next business day. “Business day” means any day, other than a Saturday, Sunday or legal holidays, on which banks in New York, New York are not authorized or required by law or executive order to be closed. In addition, you will not receive any separate cash payment for accrued and unpaid interest, if any, upon exchange, except as described under “— Exchange Rights.” Any interest not punctually paid or duly provided for on any interest payment date with respect to an AMB LP 3.250% 2015 Exchangeable Note, will cease to be payable to the holder on the applicable regular record date and either may be paid to the person in whose name the AMB LP 3.250% 2015 Exchangeable Note is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the Trustee, notice of which will be given to the holder of the AMB LP 3.250% 2015 Exchangeable Note not less than ten days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the new AMB LP Indenture.
     The AMB LP 3.250% 2015 Exchangeable Notes will mature on March 15, 2015. Up to $460.0 million in aggregate principal amount of AMB LP 3.250% 2015 Exchangeable Notes may be issued in the applicable exchange offers. Interest on the AMB LP 3.250% 2015 Exchangeable Notes will:
•	accrue at the rate of 3.250% per annum, from March 15, 2011 (the most recent date on which interest will have been paid on the ProLogis 3.250% 2015 Convertible Notes);

•	be payable in cash semi-annually in arrears on each March 15 and September 15, commencing on September 15, 2011; and

•	be payable to holders of record on the March 1 and September 1 immediately preceding the related interest payment dates.
Ownership Limitation
     In order to assist AMB in maintaining its qualification as a REIT for U.S. federal income tax purposes, no person may own more than 9.8% (by value or number of shares, whichever is more restrictive) of AMB’s common stock, subject to certain exceptions. Notwithstanding any other provision of the AMB LP 3.250% 2015 Exchangeable Notes, in addition to AMB LP’s right to elect to deliver exchange consideration in whole or in part in cash, no holder of AMB LP 3.250% 2015 Exchangeable Notes will be entitled to exchange such AMB LP 3.250% 2015 Exchangeable Notes for shares of AMB common stock to the extent that receipt of such shares (assuming AMB LP elected to deliver common stock) would cause such holder (together with such holder’s affiliates) to exceed such ownership limit. See “Description of AMB Capital Stock — AMB Common Stock — Ownership Limitation.”
     Moreover, the holders of the AMB LP 3.250% 2015 Exchangeable Notes will have no right to receive cash or other consideration in lieu of shares of AMB common stock upon the exchange of their AMB LP 3.250% 2015 Exchangeable Notes to the extent such exchange would otherwise result in their aggregate ownership of shares of AMB common stock, options, warrants, convertible securities or other rights to acquire shares of AMB common stock exceeding 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of AMB common stock (provided that such holders will be entitled to receive on the same basis as all other note holders cash that AMB LP pays to redeem or repurchase the notes for cash as described herein). See “Description of AMB Capital Stock — AMB Common Stock — Ownership Limitation.”
No Stockholder Rights for Holders of AMB LP 3.250% 2015 Exchangeable Notes
     Holders of AMB LP 3.250% 2015 Exchangeable Notes, as such, will not have any rights as stockholders of AMB (including, without limitation, voting rights and rights to receive dividends or other distributions on shares of AMB common stock). See “Risk Factors — Additional Risks Related to the AMB LP Exchangeable Notes — If you hold AMB LP Exchangeable Notes, you will not be entitled to any rights with respect to AMB’s common stock, but you will be subject to all changes made with respect to AMB’s common stock.”
Calculations in Respect of the AMB LP 3.250% 2015 Exchangeable Notes
     Except as explicitly specified otherwise herein, AMB LP will be responsible for making all calculations required under the AMB LP 3.250% 2015 Exchangeable Notes. These calculations include, but are not limited to, determinations of the exchange price and exchange rate applicable to the AMB LP 3.250% 2015 Exchangeable Notes. AMB LP will make all these calculations in good faith and, absent manifest error, AMB LP’s calculations will be final and binding on holders of the AMB LP 3.250% 2015 Exchangeable Notes. AMB LP will provide a schedule of its calculations to the Trustee, and the Trustee is entitled to rely upon the accuracy of AMB LP’s calculations without independent verification. The Trustee will forward AMB LP’s calculations to any holder of AMB LP 3.250% 2015 Exchangeable Notes upon request.
Optional Redemption
     AMB LP may not redeem the AMB LP 3.250% 2015 Exchangeable Notes prior to maturity except to preserve AMB’s status as a REIT. If at any time AMB LP determines it is necessary to redeem the AMB LP 3.250% 2015 Exchangeable Notes in order to preserve AMB’s status as a REIT, AMB LP may, on at least 30 days’ and no more than 60 days’ notice, redeem all, but not less than all, of the AMB LP 3.250% 2015 Exchangeable Notes then outstanding for cash at a price equal to 100% of the principal amount of the AMB LP 3.250% 2015 Exchangeable Notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date. You may exchange AMB LP

3.250% 2015 Exchangeable Notes or portions of AMB LP 3.250% 2015 Exchangeable Notes called for redemption until the close of business on the day that is two business days prior to the redemption date.
     AMB LP or a third party may, to the extent permitted by applicable law, at any time purchase AMB LP 3.250% 2015 Exchangeable Notes in the open market, by tender at any price or by private agreement. Any AMB LP 3.250% 2015 Exchangeable Notes so purchased may, to the extent permitted by applicable law and subject to restrictions contained in a dealer manager agreement with the dealer managers, be reissued or resold or may, at AMB LP’s or such third party’s option, be surrendered to the Trustee for cancellation. Any AMB LP 3.250% 2015 Exchangeable Notes surrendered for cancellation may not be reissued or resold and will be canceled promptly.
     AMB LP may deduct and withhold, from the amount payable upon redemption, any amounts required to be deducted and withheld under applicable law.
     No sinking fund is provided for the AMB LP 3.250% 2015 Exchangeable Notes.
Fundamental Change Permits Holders to Require AMB LP to Repurchase AMB LP 3.250% 2015 Exchangeable Notes
     If a fundamental change, as defined below, occurs at any time, you will have the right, at your option, to require AMB LP to repurchase all of your AMB LP 3.250% 2015 Exchangeable Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of AMB LP’s choosing that is not less than 20 nor more than 35 business days after the date of AMB LP’s notice of the fundamental change. The price AMB LP is required to pay is equal to 100% of the principal amount of the AMB LP 3.250% 2015 Exchangeable Notes to be purchased plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. Any AMB LP 3.250% 2015 Exchangeable Notes purchased by AMB LP will be paid for in cash.
     On or before the 20th day after the occurrence of a fundamental change, AMB LP will provide to all holders of the AMB LP 3.250% 2015 Exchangeable Notes, the Trustee and the paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:
•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the exchange agent, if applicable;

•	the applicable exchange rate and any adjustments to the applicable exchange rate;

•	that the AMB LP 3.250% 2015 Exchangeable Notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be exchanged only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the new AMB LP Indenture; and

•	the procedures that holders must follow to require AMB LP to repurchase their AMB LP 3.250% 2015 Exchangeable Notes.

     Simultaneously with providing such notice, AMB LP will publish a notice containing this information in a newspaper of general circulation in New York City or publish the information on its website or through such other public medium as it may use at that time.
     To exercise the repurchase right, you must deliver, on or before the fundamental change repurchase date, the AMB LP 3.250% 2015 Exchangeable Notes to be purchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the AMB LP 3.250% 2015 Exchangeable Notes duly completed, to the paying agent. Your repurchase notice must state:
•	if certificated, the certificate numbers of your AMB LP 3.250% 2015 Exchangeable Notes to be delivered for repurchase;

•	the portion of the principal amount of AMB LP 3.250% 2015 Exchangeable Notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the AMB LP 3.250% 2015 Exchangeable Notes are to be purchased by AMB LP pursuant to the applicable provisions of the AMB LP 3.250% 2015 Exchangeable Notes and the new AMB Indenture.
     You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:
•	the principal amount of the withdrawn AMB LP 3.250% 2015 Exchangeable Notes;

•	if certificated AMB LP 3.250% 2015 Exchangeable Notes have been issued, the certificate numbers of the withdrawn AMB LP 3.250% 2015 Exchangeable Notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.
     AMB LP will be required to repurchase the AMB LP 3.250% 2015 Exchangeable Notes on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the AMB LP 3.250% 2015 Exchangeable Notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the AMB LP 3.250% 2015 Exchangeable Notes on the second business day following the fundamental change repurchase date, then:
•	the AMB LP 3.250% 2015 Exchangeable Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the AMB LP 3.250% 2015 Exchangeable Notes is made or whether or not the AMB LP 3.250% 2015 Exchangeable Note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest upon delivery or transfer of the AMB LP 3.250% 2015 Exchangeable Notes).
     The repurchase rights of the holders could discourage a potential acquirer of AMB LP. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of AMB LP by any means or part of a plan by management to adopt a series of anti-takeover provisions.
     If a fundamental change were to occur, AMB LP may not have enough funds to pay the fundamental change repurchase price. See “Risk Factors — Additional Risks Related to the AMB LP Exchangeable Notes — AMB LP may be unable to repurchase AMB LP Exchangeable Notes upon the occurrence of a fundamental change and with respect to the AMB LP Contingent Exchangeable Notes on specified dates.” If AMB LP fails to repurchase the AMB LP 3.250% 2015 Exchangeable Notes when required following a fundamental change, AMB LP will be in default under the new AMB LP Indenture. In addition, AMB LP has incurred, and may in the future incur, other indebtedness with change in control provisions permitting the holders thereof to accelerate or to require AMB LP to repurchase such indebtedness upon the occurrence of specified change in control events or on some specific dates.
     Certain of AMB LP’s debt agreements may limit its ability to repurchase AMB LP 3.250% 2015 Exchangeable Notes.
     No AMB LP 3.250% 2015 Exchangeable Notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price.
Exchange Rights
General
     Subject to the restrictions on ownership of shares of AMB common stock, holders may exchange their AMB LP 3.250% 2015 Exchangeable Notes at an initial “exchange rate” of 25.8244 shares of AMB common stock per $1,000 principal amount of AMB LP 3.250% 2015 Exchangeable Notes (equivalent to an exchange price of approximately $38.7231 per share of AMB common stock) at any time prior to the close of business on the trading day immediately preceding the final maturity date of the AMB LP 3.250% 2015 Exchangeable Notes.
     The exchange rate and the equivalent exchange price in effect at any given time are referred to as the “applicable exchange rate” and the “applicable exchange price”, respectively, and will be subject to adjustment as described below. The exchange price at any given time will be computed by dividing $1,000 by the applicable exchange rate at such time. A holder may exchange fewer than all of such holder’s AMB LP 3.250% 2015 Exchangeable Notes so long as the AMB LP 3.250% 2015 Exchangeable Notes exchanged are an integral multiple of $1,000 principal amount.
     Upon exchange, AMB LP will have the right to deliver cash, shares of AMB common stock, or a combination of cash and shares of AMB common stock, in each case as described under “— Payment Upon Exchange of the AMB LP 3.250% 2015 Exchangeable Notes.” AMB LP will inform you through the Trustee of the method AMB LP will choose to satisfy its exchange obligations within two trading days immediately after its receipt of your exchange notice.
     If AMB LP does not elect otherwise, AMB LP’s exchange obligations will be settled in a combination of cash and shares of AMB common stock as follows: (i) AMB LP will pay cash in an amount equal to the lesser of the principal amount of the AMB LP 3.250% 2015 Exchangeable Notes to be exchanged and the exchange value of the AMB LP 3.250% 2015 Exchangeable Notes to be exchanged, calculated as described in this prospectus, and (ii) to the extent that the exchange value of the AMB LP 3.250% 2015 Exchangeable Notes to be exchanged exceeds the principal amount of the AMB LP 3.250% 2015 Exchangeable Notes to be exchanged, AMB LP will issue shares of AMB common stock. The number of shares to be delivered will be determined based on a daily exchange value, as described below under “— Payment Upon Exchange of the AMB LP 3.250% 2015 Exchangeable Notes — Net Share Settlement”, calculated on a proportionate basis for each day of a 20 trading day observation period, as described in this prospectus. However, AMB LP may elect to deliver cash in settlement of all or a portion of the amount by which the exchange value of the AMB LP 3.250% 2015 Exchangeable Notes to be exchanged exceeds the principal amount of such AMB LP 3.250% 2015 Exchangeable Notes or AMB LP may elect to settle its exchange obligations entirely in shares of AMB common stock. If AMB LP is unable to deliver registered shares of AMB common stock upon exchange, AMB LP may be more likely to elect to settle its obligations under the exchange by delivering cash.

     Except as described below, you will not receive any separate cash payment for accrued and unpaid interest upon exchange of your AMB LP 3.250% 2015 Exchangeable Notes. AMB LP’s settlement of exchanges as described below under “— Payment Upon Exchange of the AMB LP 3.250% 2015 Exchangeable Notes” will be deemed to satisfy its obligation to pay:
•	the principal amount of the AMB LP 3.250% 2015 Exchangeable Notes; and

•	accrued and unpaid interest to, but not including, the exchange date.
     As a result, accrued and unpaid interest to, but not including, the exchange date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.
     Notwithstanding the preceding paragraph, if AMB LP 3.250% 2015 Exchangeable Notes are exchanged after 5:00 p.m., New York City time, on a record date, holders of such AMB LP 3.250% 2015 Exchangeable Notes at 5:00 p.m., New York City time, on the record date will receive the interest payable on such AMB LP 3.250% 2015 Exchangeable Notes on the corresponding interest payment date notwithstanding the exchange. AMB LP 3.250% 2015 Exchangeable Notes surrendered for exchange during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on such AMB LP 3.250% 2015 Exchangeable Notes on such interest payment date; provided that no such payment need be made with respect to AMB LP 3.250% 2015 Exchangeable Notes surrendered for exchange:
•	if AMB LP has called the AMB LP 3.250% 2015 Exchangeable Notes for redemption and the redemption date falls within such period;

•	in connection with a fundamental change if AMB LP has specified a fundamental change repurchase date that falls within such period;

•	after 5:00 p.m., New York City time on the record date immediately preceding the maturity date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of exchange with respect to such AMB LP 3.250% 2015 Exchangeable Notes.
     If a holder exchanges AMB LP 3.250% 2015 Exchangeable Notes, AMB LP will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of AMB common stock upon the exchange, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
     The AMB LP 3.250% 2015 Exchangeable Notes in respect of which a holder has delivered a notice of exercise of its option to require AMB LP to repurchase its AMB LP 3.250% 2015 Exchangeable Notes upon the occurrence of a fundamental change (as defined below) may not be surrendered for exchange until the holder has withdrawn the notice in accordance with the new AMB LP Indenture.
Exchange Procedures of AMB LP 3.250% 2015 Exchangeable Notes
     If you hold a beneficial interest in a global note representing an AMB LP 3.250% 2015 Exchangeable Note, to exercise your exchange right you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and, if required, pay all taxes or duties, if any.
     If you hold a certificated AMB LP 3.250% 2015 Exchangeable Note, to exchange you must:
•	complete and manually sign the exchange notice on the back of the AMB LP 3.250% 2015 Exchangeable Note, or a facsimile of the exchange notice;

•	deliver the exchange notice, which is irrevocable, and the AMB LP 3.250% 2015 Exchangeable Note to the exchange agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes; and if required, pay funds equal to interest payable on the next interest payment date.
     The date you comply with these requirements is the “exchange date” under the new AMB LP Indenture. If a holder has already delivered a repurchase notice as described under “— Fundamental Change Permits Holders to Require AMB LP to Repurchase AMB LP 3.250% 2015 Exchangeable Notes” with respect to an AMB LP 3.250% 2015 Exchangeable Note, the holder may not surrender that AMB LP 3.250% 2015 Exchangeable Note for exchange until the holder has withdrawn the notice in accordance with the new AMB LP Indenture.
Payment Upon Exchange of the AMB LP 3.250% 2015 Exchangeable Notes
     In satisfaction of AMB LP’s obligation upon exchange of AMB LP 3.250% 2015 Exchangeable Notes, AMB LP may elect to deliver cash, shares of AMB common stock or a combination of cash and shares of AMB common stock, if applicable.
     AMB LP will inform the holders through the Trustee of the method it chooses to satisfy its obligation upon exchange no later than the second trading day immediately following its receipt of a notice of exchange. If AMB LP does not give notice as to how it intends to settle, AMB LP will satisfy its exchange obligation in cash and shares of AMB common stock or, at its option, cash in accordance with the net share settlement upon exchange method as described below under “— Net Share Settlement.” AMB LP will treat all holders of AMB LP 3.250% 2015 Exchangeable Notes converting on the same trading day in the same manner. AMB LP will not, however, have any obligation to settle AMB LP’s exchange obligations arising on different trading days in the same manner. That is, AMB LP may choose on one trading date to settle in shares of AMB common stock only and choose on another trading day to settle in cash or a combination of cash and shares of AMB common stock.
     Settlement in Shares. If AMB LP elects to satisfy its exchange obligation entirely in shares of AMB common stock, AMB LP will deliver to you a number of shares equal to (i) the aggregate principal amount of AMB LP 3.250% 2015 Exchangeable Notes to be exchanged divided by $1,000, multiplied by (ii) the applicable exchange rate (which will include any increases to reflect any additional shares which you may be entitled to receive as described under “— Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change”). AMB LP will deliver such shares as soon as practicable after AMB LP has informed you that it has elected to satisfy AMB LP’s exchange obligations entirely in shares of AMB common stock.
     Net Share Settlement. If AMB LP does not elect otherwise, it will settle each $1,000 principal amount of AMB LP 3.250% 2015 Exchangeable Notes being exchanged by delivering, on the third trading day immediately following the last day of the related observation period (as defined below), cash and shares of AMB common stock or, at AMB LP’s option, cash, equal to the sum of the daily settlement amounts (as defined below) for each of the 20 trading days during the related observation period.
     The “observation period” with respect to any AMB LP 3.250% 2015 Exchangeable Note means the 20 consecutive trading day period beginning on and including the second trading day after you deliver your exchange notice to the exchange agent.
     The “daily settlement amount”, for each of the 20 trading days during the observation period, shall consist of:
•	cash equal to the lesser of $50 and the daily exchange value relating to such day, and

•	if such daily exchange value exceeds $50, a number of shares of AMB common stock equal to (i) the difference between such daily exchange value and $50, divided by (ii) the daily VWAP of AMB’s common stock for such day, subject to AMB LP’s right to deliver cash in lieu of all or a portion of such shares of AMB common stock as described below under “— Cash Settlement.”
     The “daily exchange value” means, for each of the 20 consecutive trading days during the observation period, one-twentieth (1/20) of the product of (1) the applicable exchange rate and (2) the daily VWAP of AMB’s common stock (or the consideration into which AMB’s common stock have been exchanged in connection with certain corporate transactions) on such day.
     The “daily VWAP” of AMB’s common stock means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page PLD <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of AMB common stock on such trading day as AMB LP’s board of directors determines in good faith using a volume-weighted method).
     Cash Settlement. If AMB LP so elects, as described in the second paragraph of this “— Payment Upon Exchange of the AMB LP 3.250% 2015 Exchangeable Notes” section, AMB LP may specify a percentage of the amount by which the daily exchange value exceeds $50 that will be settled in cash, or the “cash percentage”, and AMB LP will notify you of such cash percentage in the applicable time period as described in the second paragraph of this “— Payment Upon Exchange of the AMB LP 3.250% 2015 Exchangeable Notes” section, which notice AMB LP refers to as the “cash percentage notice” (such settlement method is being referred to herein as the “cash settlement method upon exchange”). If AMB LP elects to specify a cash percentage, the amount of cash that AMB LP will deliver in respect of each trading day in the applicable observation period will equal to the product of (1) the cash percentage and (2) the amount by which the daily exchange value exceeds $50 for such trading day. The number of shares of AMB common stock deliverable in respect of each trading day in the applicable observation period will equal (i) the product of (a) 100% minus the cash percentage and (b) the amount by which the daily exchange value exceeds $50 for such trading day, divided by (ii) the daily VWAP of AMB’s common stock for such trading day. If AMB LP does not specify a cash percentage, AMB LP must settle the entire amount by which the daily exchange value exceeds $50 with shares of AMB common stock as described under “— Net Share Settlement” above; provided, however, that AMB LP will deliver cash in lieu of any fractional shares of AMB common stock deliverable in connection with payment of the settlement amount as described above.
     Except as described in this paragraph, no holder of AMB LP 3.250% 2015 Exchangeable Notes will be entitled, upon exchange of the AMB LP 3.250% 2015 Exchangeable Notes, to any cash payment or adjustment on account of accrued and unpaid interest, including additional interest, if any, on an exchanged AMB LP 3.250% 2015 Exchangeable Note, or on account of dividends or distributions on AMB’s common stock deliverable in connection with the exchange. If AMB LP 3.250% 2015 Exchangeable Notes are exchanged after the close of business on a record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such AMB LP 3.250% 2015 Exchangeable Notes at the close of business on the record date will receive interest, including additional interest, if any, payable on such AMB LP 3.250% 2015 Exchangeable Notes on the corresponding interest payment date notwithstanding the exchange. In such event, when the holder surrenders the AMB LP 3.250% 2015 Exchangeable Note for exchange, the holder must deliver payment to AMB LP of an amount equal to the interest payable on the interest payment date, including additional interest, if any, on the principal amount to be converted. The foregoing sentence shall not apply to AMB LP 3.250% 2015 Exchangeable Notes called for redemption on a redemption date within the period between the close of business on the record date and the opening of business on the interest payment date, to AMB LP 3.250% 2015 Exchangeable Notes surrendered for exchange in connection with a fundamental change in which AMB LP has specified a fundamental change repurchase date that is after a record date and on or prior to the next interest payment date, to AMB LP 3.250% 2015 Exchangeable Notes surrendered for exchange after the record date immediately preceding the maturity date or to AMB LP 3.250% 2015 Exchangeable Notes surrendered for exchange on the interest payment date.

     Notwithstanding the foregoing, if any calculation required in order to determine the number of shares of AMB common stock AMB LP must deliver in respect of a particular exchange is based upon data that will not be available to AMB LP on the exchange date, AMB LP will delay settlement of that exchange until the third business day after the relevant data become available. This will be the case, in particular, for any exchange immediately following a spin-off described in paragraph (3) of “— Exchange Rate Adjustments of the AMB LP 3.250% 2015 Exchangeable Notes” below, or a tender offer or exchange offer described in paragraph (5) of “— Exchange Rate Adjustments of the AMB LP 3.250% 2015 Exchangeable Notes” below.
Exchange Rate Adjustments of the AMB LP 3.250% 2015 Exchangeable Notes
     The exchange rate will be adjusted as described below, except that AMB LP will not make any adjustments to the exchange rate if holders of the AMB LP 3.250% 2015 Exchangeable Notes participate, as a result of holding the AMB LP 3.250% 2015 Exchangeable Notes, in any of the transactions described below without having to exchange their AMB LP 3.250% 2015 Exchangeable Notes.
Adjustment Events
     (1) If AMB issues common stock as a dividend or distribution on AMB’s common stock, or if AMB effects a share split or share combination, the exchange rate will be adjusted based on the following formula:
     where,
ER0	=	the exchange rate in effect immediately prior to the “ex-date” (as defined below) for such dividend or distribution or the effective date of such share split or combination, as the case may be;

ER’	=	the exchange rate in effect as of the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

OS0	=	the number of shares of AMB common stock outstanding immediately prior to such event; and

OS’	=	the number of shares of AMB common stock outstanding immediately after such event.
     (2) If AMB issues to all or substantially all holders of shares of AMB common stock any rights, warrants or convertible securities entitling them, for a period of not more than 60 calendar days, to subscribe for or purchase shares of AMB common stock at a price per share less than the last reported sale price per share of AMB common stock on the business day immediately preceding the date of announcement of such issuance, the exchange rate will be adjusted based on the following formula (provided that the exchange rate will be readjusted to the extent that such rights, warrants or convertible securities are not exercised prior to their expiration):
     where,
ER0	=	the exchange rate in effect immediately prior to the ex-date for such distribution;

ER’	=	the exchange rate in effect as of the ex-date for such distribution;

OS0	=	the number of shares of AMB common stock outstanding immediately prior to such event;

X	=	the total number of shares of AMB common stock issuable pursuant to such rights, warrants or convertible securities; and

Y	=	the number of shares of AMB common stock equal to the aggregate price payable to exercise such rights, warrants or convertible securities divided by the average of the last reported sale prices per share of AMB common stock over the ten consecutive trading day period ending on the business day immediately preceding the record date (or, if later, the ex-date relating such distribution) for the issuance of such rights, warrants or convertible securities.
     (3) If AMB distributes shares of capital stock, evidences of indebtedness or other assets or property of AMB to all or substantially all holders of shares of AMB common stock, excluding:
•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this paragraph (3) shall apply;
then the exchange rate will be adjusted based on the following formula:
where,
ER0	=	the exchange rate in effect immediately prior to the ex-date for such distribution;

ER’	=	the exchange rate in effect as of the ex-date for such distribution;

SP0	=	the average of the last reported sale prices per share of AMB common stock over the ten consecutive trading day period ending on the business day immediately preceding the record date for such distribution (or, if earlier, the ex-date relating to such distribution); and

FMV	=	the fair market value (as determined by the board of directors of AMB) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of AMB common stock on the record date for such distribution (or, if earlier, the ex-date relating to such distribution).
With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on shares of AMB common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which AMB LP refers to as a “spin-off”, unless AMB LP distributes such shares of capital stock or equity interests to holders of the AMB LP 3.250% 2015 Exchangeable Notes on the same basis as they would have received had they exchanged their AMB LP 3.250% 2015 Exchangeable Notes solely into shares of AMB common stock immediately prior to such dividend or distribution, the exchange rate in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:
where,
ER0	=	the exchange rate in effect immediately prior to the effective date of such distribution;

ER’	=	the exchange rate in effect as of the effective date of such distribution;

FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of shares of AMB common stock applicable to one share of AMB common stock over the first ten consecutive trading day period after the effective date of the spin-off; and

MP0	=	the average of the last reported sale prices per share of AMB common stock over the first ten consecutive trading day period after the effective date of the spin-off.
The adjustment to the exchange rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off; provided that in respect of any exchange within the ten trading days following any spin-off, references within this paragraph (3) to ten days shall be deemed replaced with such lesser number of trading days as have elapsed between such spin-off and the exchange date in determining the applicable exchange rate.
     (4) If AMB pays any cash dividend or distribution to all or substantially all holders of shares of AMB common stock, to the extent that the aggregate of all such cash dividends or distributions paid in any quarter exceeds the dividend threshold amount (as defined below) for such quarter, the exchange rate will be adjusted based on the following formula:
     where,
ER0	=	the exchange rate in effect immediately prior to the ex-date for such distribution;

ER’	=	the exchange rate in effect as of the ex-date for such distribution;

SP0	=	the average of the last reported sale prices per share of AMB common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date for such distribution (or, if earlier, the ex-date relating to such distribution);

T	=	the dividend threshold amount, which shall initially be $0.3360 per quarter and which amount shall be appropriately adjusted from time to time for any stock dividends on, or subdivisions or combinations of, AMB’s common stock; provided, that if an exchange rate adjustment is required to be made as a result of a distribution that is not a quarterly dividend either in whole or in part, the dividend threshold amount shall be deemed to be zero; and

C	=	the amount in cash per share that AMB distributes to holders of shares of AMB common stock.
     (5) If AMB or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of AMB common stock, if the cash and value of any other consideration included in the payment per share of AMB common stock exceeds the last reported sale price per share of AMB common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the exchange rate will be increased based on the following formula:
     where,
ER0	=	the exchange rate in effect on the date such tender or exchange offer expires;

ER’	=	the exchange rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the board of directors of AMB) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of AMB common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’	=	the number of shares of AMB common stock outstanding immediately after the date such tender or exchange offer expires; and

SP’	=	the average of the last reported sale prices per share of AMB common stock over the ten consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.
     If, however, the application of the foregoing formula would result in a decrease in the exchange rate, no adjustment to the exchange rate will be made.
     As used in this section, “ex-date” means the first date on which the shares of AMB common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.
     Except as stated herein, AMB LP will not adjust the exchange rate for the issuance of shares of AMB common stock or any securities exchangeable into or exchangeable for shares of AMB common stock or the right to purchase shares of AMB common stock or such exchangeable securities.
Events That Will Not Result in Adjustments
     The applicable exchange rate will not be adjusted:
•	upon the issuance of any shares of AMB common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on AMB securities and the investment of additional optional amounts in shares of AMB common stock under any plan;

•	upon the issuance of any shares of AMB common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by AMB LP or any of its subsidiaries;

•	upon the issuance of any shares of AMB common stock pursuant to any option, warrant, right or exercisable or exchangeable security not described in the second bullet above and outstanding as of the date the AMB LP 3.250% 2015 Exchangeable Notes were first issued;

•	upon the issuance of any shares of AMB common stock pursuant to any option, warrant or exercisable or exchangeable security not described in the second bullet above issued after the date the AMB LP 3.250% 2015 Exchangeable Notes were first issued so long as those securities are not issued to all or substantially all holders of shares of AMB common stock;

•	for a change in the par value of shares of AMB common stock;

•	for accrued and unpaid interest; or

•	for the avoidance of doubt, for the payment of cash or the issuance of shares of AMB common stock by AMB upon exchange, redemption or repurchase of AMB LP 3.250% 2015 Exchangeable Notes.
     Adjustments to the applicable exchange rate will be calculated to the nearest 1/10,000th of a share of stock. AMB LP will not be required to make an adjustment in the applicable exchange rate unless the adjustment would require a change of at least 1% in the exchange rate. However, AMB LP will carry forward any adjustments that are less than 1% of the exchange rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, upon a fundamental change, upon any call of the AMB LP 3.250% 2015 Exchangeable Notes for redemption or upon maturity. Except as described in this section, AMB LP will not adjust the exchange rate.
     Treatment of Reference Property
     In the event of any of the following (each, a “reorganization event”):
•	any reclassification of AMB’s common stock; or

•	a consolidation, merger or combination involving AMB; or

•	a sale or conveyance to another person of all or substantially all of the property and assets of AMB, in which holders of the outstanding shares of AMB common stock would be entitled to receive cash, securities or other property for their shares of AMB common stock;
in each case as a result of which holders of shares of AMB common stock are entitled to receive stock, other securities, other property, assets or cash (or any combination thereof) with respect to or in exchange for shares of AMB common stock, then from and after the effective date of the reorganization event, the consideration for the settlement of the exchange obligation will be based on, and each share deliverable upon exchange in respect of any settlement will consist of, the kind and amount of shares of stock, other securities or other property, assets or cash (or any combination thereof) that such holder of AMB LP 3.250% 2015 Exchangeable Notes would have owned immediately after such reorganization event if such holder had exchanged the AMB LP 3.250% 2015 Exchangeable Notes immediately prior to such reorganization event (such consideration, the “reference property”). For purposes of the foregoing, where a reorganization event involves consideration based upon any form of stockholder election, the consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of shares of AMB common stock that affirmatively make such an election. AMB LP may not become party to any transaction of that type unless its terms are materially consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of AMB LP 3.250% 2015 Exchangeable Notes to exchange its AMB LP 3.250% 2015 Exchangeable Notes prior to the effective date of the reorganization event. For the avoidance of doubt, adjustments to the exchange rate set forth under “— Exchange Rate Adjustments of the AMB LP 3.250% 2015 Exchangeable Notes” do not apply to distributions to the extent that the right to exchange AMB LP 3.250% 2015 Exchangeable Notes has been changed into the right to exchange into reference property.
Treatment of Rights
     To the extent that AMB LP has a rights plan in effect upon exchange of the AMB LP 3.250% 2015 Exchangeable Notes into shares of AMB common stock, you will receive, in addition to shares of AMB common stock, the rights under the rights plan, unless prior to any exchange, the rights have separated from the shares of AMB common stock, in which case the exchange rate will be adjusted at the time of separation as if AMB distributed to all holders of shares of AMB common stock, shares of capital stock, evidences of indebtedness or other assets or property of AMB as described in clause (3) under “— Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
Voluntary Increases of Exchange Rate
     AMB LP is permitted to the extent permitted by law and subject to the applicable rules of the NYSE to increase the exchange rate of the AMB LP 3.250% 2015 Exchangeable Notes by any amount for a period of at least 20 days if AMB LP’s board of directors determines that such increase would be in AMB LP’s best interest. AMB LP may also (but is not required to) increase the exchange rate to avoid or diminish income tax to holders of shares of AMB common stock or rights to purchase shares of AMB common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

Tax Effect
     A holder may, in certain circumstances, including the distribution of cash dividends to holders of shares of AMB common stock, be deemed to have received a dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the exchange rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the exchange rate, see “Material United States Federal Income Tax Consequences.”
Adjustment to Shares Delivered Upon Exchange Upon Fundamental Change
     If a fundamental change (as defined below) occurs at any time, and if you elect to exchange your AMB LP 3.250% 2015 Exchangeable Notes at any time on or after the 30th scheduled trading day prior to the anticipated effective date of such fundamental change until the related fundamental change repurchase date, the exchange rate will be increased by an additional number of shares of AMB common stock (the “additional shares”) as described below (subject to AMB LP’s right to satisfy all or any part of its exchange obligations in cash as described under “— Payment Upon Exchange of the AMB LP 3.250% 2015 Exchangeable Notes”). AMB LP will notify holders of the occurrence of any such fundamental change and issue a press release no later than 30 scheduled trading days prior to the anticipated effective date of such transaction. AMB LP will settle exchanges of AMB LP 3.250% 2015 Exchangeable Notes as described herein.
     A “fundamental change” means a change of control or a termination of trading.
     A “change of control” shall be deemed to occur upon the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which more than 50% of the shares of AMB common stock are exchanged for, exchanged into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% common stock (or American Depositary Shares representing common shares) that is:
•	listed on, or immediately after consummation of such transaction or event will be listed on, a United States national securities exchange; or

•	approved, or immediately after the transaction or event will be approved, for listing or quotation on any United States system of automated dissemination of quotations of securities prices.
     A “termination of trading” shall be deemed to occur if shares of AMB common stock, or any shares of common stock (or American Depositary Receipts in respect of common shares) into which the AMB LP 3.250% 2015 Exchangeable Notes are exchangeable pursuant to the terms of the new AMB LP Indenture, are not listed for trading on any of the NYSE, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).
     The term fundamental change is limited to specified transactions and may not include other events that might adversely affect AMB LP’s financial condition. In addition, the requirement that AMB LP offers to repurchase the AMB LP 3.250% 2015 Exchangeable Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving AMB LP.
     The number of additional shares by which the exchange rate will be increased for the AMB LP 3.250% 2015 Exchangeable Notes will be determined by reference to the tables below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “share price”) paid per share of AMB common stock in the fundamental change. If holders of shares of AMB common stock receive only cash in the fundamental change, the share price will be the cash amount paid per share. Otherwise, the share price will be the average of the last reported sale prices per share of AMB common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

     The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the exchange rate of the AMB LP 3.250% 2015 Exchangeable Notes is otherwise adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exchange rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the exchange rate as so adjusted. The number of additional shares will be adjusted in the same manner as the exchange rate as set forth under “— Exchange Rate Adjustments of the AMB LP 3.250% 2015 Exchangeable Notes.”
     The following table sets forth the share price and the number of additional shares by which the exchange rates per $1,000 principal amount of AMB LP 3.250% 2015 Exchangeable Notes will be increased.

	Share Price
Effective Date	$30.02	$33.60	$39.20	$44.80	$50.40	$56.00	$61.60	$67.20	$72.80	$78.41	$84.01	$89.61
March 15, 2012	7.4890	5.5791	3.2283	1.8584	1.0561	0.5852	0.3098	0.1507	0.0624	0.0177	0.0000	0.0000
March 15, 2013	7.4890	5.2539	2.8142	1.4675	0.7374	0.3488	0.1475	0.0494	0.0078	0.0000	0.0000	0.0000
March 15, 2014	7.4890	4.6911	2.0996	0.8440	0.2940	0.0788	0.0092	0.0000	0.0000	0.0000	0.0000	0.0000
March 15, 2015	7.4890	3.9356	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The exact share prices and effective dates may not be set forth in the table above, in which case:
•	If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

•	If the share price is greater than $89.61 per share (subject to adjustment), the exchange rate will not be adjusted.

•	If the share price is less than $30.02 per share (subject to adjustment), the exchange rate will not be adjusted.
     Notwithstanding the foregoing, in no event will the total number of shares of AMB common stock deliverable upon exchange exceed 33.3134 per $1,000 principal amount of AMB LP 3.250% 2015 Exchangeable Notes, subject to adjustments in the same manner as the exchange rate as set forth under sections (1) through (3) of “— Exchange Rate Adjustments of the AMB LP 3.250% 2015 Exchangeable Notes.”
     AMB LP’s obligation to increase the exchange rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.
Merger, Consolidation or Sale
     AMB LP may consolidate with or merge with or into another entity, or sell, lease or convey all or substantially all of its assets to another entity, provided that the following three conditions are met:
(1)	After the transaction, AMB LP is, or a person organized and existing under the laws of the United States or one of the fifty states is, the continuing entity. If the continuing entity is an entity other than AMB LP, that entity must also assume AMB LP’s payment obligations under the new AMB LP Indenture, as well as the due and punctual performance and observance of all of the covenants contained in the new AMB LP Indenture;

(2)	After giving effect to the transaction and treating any indebtedness which became an obligation of AMB LP or any of AMB LP’s subsidiaries as a result of the transaction as having been incurred by AMB LP or such subsidiary at the time of such transaction, an event of default (or an event which, with notice or lapse of time or both, would become an event of default) has not occurred under the new

AMB LP Indenture. Additionally, the transaction may not cause an event which, after notice or a lapse of time, or both, would become an event of default; and

(3)	The continuing entity delivers an officers’ certificate and legal opinion covering (1) and (2) above.
     The new AMB LP Indenture provides that AMB, as guarantor of a the AMB LP 3.250% 2015 Exchangeable Notes, and any other guarantor, will not, in any transaction or series of transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to, or merge with or into any other person unless:
•	either such guarantor is the continuing person or the successor person (if other than such guarantor) is a corporation, partnership, limited liability company or other entity organized and existing under the laws of the United States of America or a State of the United States of America or the District of Columbia and expressly assumes such guarantor’s obligations with respect to the AMB LP 3.250% 2015 Exchangeable Notes and the observance of all of the covenants and conditions contained in the new AMB LP Indenture and its guarantee;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and shall be continuing; and

•	such guarantor delivers to the Trustee an officers’ certificate and legal opinion covering compliance with these conditions.
     In the event that such guarantor is not the continuing entity, then, for purposes of the second bullet point above, the successor entity will be deemed to be such guarantor.
     Any consolidation, merger, sale, lease, assignment, transfer or conveyance permitted above is also subject to the condition precedent that the Trustee receive an officers’ certificate and legal opinion to the effect that any such consolidation, merger, sale, lease, assignment, transfer or conveyance, and the assumption by any successor corporation, complies with the provisions of the new AMB LP Indenture and that all conditions precedent provided for in the new AMB LP Indenture relating to such transaction have been complied with.
Covenants
     This section describes covenants AMB LP makes in the new AMB LP Indenture, for the benefit of the holders of the AMB LP 3.250% 2015 Exchangeable Notes.
     Existence. Except as permitted under “— Merger, Consolidation or Sale”, AMB LP will do or cause to be done all things necessary to preserve and keep in full force and effect the existence, rights, both charter and statutory, and franchises of AMB LP and its subsidiaries; provided, however, that AMB LP will not be required to preserve any right or franchise if AMB LP determines that the preservation of the right or franchise is no longer desirable in the conduct of AMB LP’s business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the AMB LP 3.250% 2015 Exchangeable Notes.
     Payment of taxes and other claims. AMB LP will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon AMB LP or any subsidiary or upon its income, profits or property or any subsidiary and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon AMB LP’s property or any subsidiary; provided, however, that AMB LP will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.
     Provision of financial information. Whether or not AMB LP or AMB are subject to Section 13 or 15(d) of the Exchange Act, AMB LP and AMB will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which AMB LP and AMB would have been required to file with the SEC pursuant to such Section 13 or 15(d) (the “Financial Statements”) if AMB LP and AMB were so subject, such documents to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which AMB LP and AMB would have been required so to file such documents if AMB LP and AMB were so subject.
     AMB LP and AMB will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail or electronic transmittal to all holders, as their names and addresses appear in the security register, without cost to such Holders, copies of the annual reports and quarterly reports which AMB LP and AMB are required to file or would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if AMB LP and AMB were subject to such sections, and (ii) file with the Trustee copies of annual reports, quarterly reports and other documents which AMB LP and AMB would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if AMB LP and AMB were subject to such sections and (y) if filing such documents by AMB LP or AMB with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.
Events of Default, Notice and Waiver
     The new AMB LP Indenture provides that the following events are events of default with respect to the AMB LP 3.250% 2015 Exchangeable Notes issued pursuant to it:
(1)	default in the payment of any installment of interest or additional amounts payable on any AMB LP 3.250% 2015 Exchangeable Notes which continues for 30 days;

(2)	default in the payment of the principal or premium or make-whole amount, if any, on any AMB LP 3.250% 2015 Exchangeable Notes at its maturity or redemption date;

(3)	default in the performance of any other of AMB LP’s covenants contained in the new AMB LP Indenture, other than a covenant in the new AMB LP Indenture solely for the benefit of another series of AMB LP Notes issued under the new AMB LP Indenture, which continues for 60 days after written notice as provided in the new AMB LP Indenture;

(4)	default in the payment of an aggregate principal amount exceeding $50,000,000 under any bond, note or other evidence of indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured (or any such indebtedness of any of AMB LP’s subsidiaries, which AMB LP has guaranteed), such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within ten days after written notice as provided in the new AMB LP Indenture;

(5)	the entry by a court of competent jurisdiction of final judgments, orders or decrees against AMB LP or any of AMB LP’s subsidiaries in an aggregate amount, excluding amounts fully covered by insurance, in excess of $50,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount, excluding amounts fully covered by insurance, in excess of $50,000,000 for a period of 60 consecutive days;

(6)	events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for AMB LP or AMB or any significant subsidiary or for all or substantially all of AMB LP’s or its significant subsidiary’s property;

(7)	failure by AMB LP to comply with its obligation to exchange the AMB LP 3.250% 2015 Exchangeable Notes into cash, shares of AMB common stock or a combination thereof, as applicable, upon exercise of a holder’s exchange right, and such failure continues for a period of ten days; and

(8)	failure by AMB LP to issue a fundamental change notice when due, and such failure continues for a period of two days.
     The term significant subsidiary means each of AMB LP’s significant subsidiaries, as defined in Regulation S-X promulgated under the Securities Act.
     If an event of default under the new AMB LP Indenture with respect to the AMB LP 3.250% 2015 Exchangeable Notes occurs and is continuing, then in every such case, unless the principal of the AMB LP 3.250% 2015 Exchangeable Notes shall already have become due and payable, the Trustee or the holders of not less than 25% in principal amount of the AMB LP 3.250% 2015 Exchangeable Notes may declare the principal and the make-whole amount on the AMB LP 3.250% 2015 Exchangeable Notes to be due and payable immediately by written notice to AMB LP that payment of the AMB LP 3.250% 2015 Exchangeable Notes is due, and to the Trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to the AMB LP 3.250% 2015 Exchangeable Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of the AMB LP 3.250% 2015 Exchangeable Notes may rescind and annul such declaration and its consequences if AMB LP shall have deposited with the Trustee all required payments of the principal of, and premium or make-whole amount and interest on, the AMB LP 3.250% 2015 Exchangeable Notes, plus fees, expenses, disbursements and advances of the Trustee and all events of default, other than the nonpayment of accelerated principal, and the make-whole amount or interest, with respect to AMB LP 3.250% 2015 Exchangeable Notes have been cured or waived as provided in the new AMB LP Indenture. The new AMB LP Indenture also provides that the holders of not less than a majority in principal amount of the AMB LP 3.250% 2015 Exchangeable Notes may waive any past default with respect to the AMB LP 3.250% 2015 Exchangeable Notes and its consequences, except a default in the payment of the principal of, or premium or make-whole amount or interest payable on the AMB LP 3.250% 2015 Exchangeable Notes or in respect of a covenant or provision contained in the new AMB LP Indenture that cannot be modified or amended without the consent of the holder of each outstanding AMB LP 3.250% 2015 Exchangeable Note affected by the proposed modification or amendment.
     The Trustee is required to give notice to the holders of the AMB LP 3.250% 2015 Exchangeable Notes within 90 days of a default under the new AMB LP Indenture known to the Trustee, unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the holders of the AMB LP 3.250% 2015 Exchangeable Notes of any default with respect to such AMB LP 3.250% 2015 Exchangeable Notes, except a default in the payment of the principal of, or premium or make-whole amount, if any, or interest payable on the AMB LP 3.250% 2015 Exchangeable Notes if the responsible officers of the Trustee consider such withholding to be in the interest of such holders.
     The new AMB LP Indenture provides that no holders of the AMB LP 3.250% 2015 Exchangeable Notes may institute any proceedings, judicial or otherwise, with respect to the new AMB LP Indenture or for any remedy which the new AMB LP Indenture provides, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding AMB LP 3.250% 2015 Exchangeable Notes, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of the AMB LP 3.250% 2015 Exchangeable Notes from instituting suit for the enforcement of payment of the principal of, and premium or make-whole amount, or interest on the AMB LP 3.250% 2015 Exchangeable Notes at the due date of the AMB LP 3.250% 2015 Exchangeable Notes.
     Subject to provisions in the new AMB LP Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the new AMB LP Indenture at the request or direction of any holders of any series of AMB LP 3.250% 2015 Exchangeable Notes then outstanding under the new AMB LP Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the AMB LP 3.250% 2015 Exchangeable Notes of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to that series. However, the Trustee may refuse to follow any direction which is in conflict with any law or the new AMB LP Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of the AMB LP 3.250% 2015 Exchangeable Notes not joining in the proceeding.

     Within 120 days after the close of each fiscal year, AMB LP must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the new AMB LP Indenture and, if so, specifying each such default and the nature and status of the default.
Modification of the New AMB LP Indenture
     Modifications and amendments of the new AMB LP Indenture may be made with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities, including the AMB LP 3.250% 2015 Exchangeable Notes, which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:
(1)	change the stated maturity of the principal of, or premium or make-whole amounts, if any, or any installment of principal of or interest or additional amounts payable on, any such debt security;

(2)	reduce the principal amount of, or the rate or amount of interest on, or any premium or make-whole amounts payable on redemption of, or any additional amounts payable with respect to, any such debt security, or reduce the amount of principal of an original issue discount security or make-whole amount, if any, that would be due and payable upon declaration of acceleration of the maturity of the security or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

(3)	change the place of payment, or the coin or currency, for payment of principal of, and premium or make-whole amounts, if any, or interest on, or any additional amounts payable with respect to, any such debt security;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

(5)	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the new AMB LP Indenture, to waive compliance with a provisions of the debt security or defaults and consequences under the new AMB LP Indenture or to reduce the quorum or voting requirements set forth in the new AMB LP Indenture;

(6)	modify any of the provisions relating to modification of the new AMB LP Indenture or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to effect such action or to provide that other provisions may not be modified or waived without the consent of the holder of the affected debt security; or

(7)	release any guarantor from any of its obligations under its guarantee or the new AMB LP Indenture, except in accordance with the terms of the new AMB LP Indenture.
     In addition, without the consent of each holder of an outstanding AMB LP 3.250% 2015 Exchangeable Note affected, no amendment may make any change that adversely affects the exchange rights of AMB LP 3.250% 2015 Exchangeable Notes, or reduce the fundamental change repurchase price or redemption price of any AMB LP 3.250% 2015 Exchangeable Note or amend or modify in any manner adverse to the holders of AMB LP 3.250% 2015 Exchangeable Notes AMB LP’s obligation to make such payments or the provisions relating to redemption or repurchase of the AMB LP 3.250% 2015 Exchangeable Notes, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.
     The holders of not less than a majority in principal amount of outstanding debt securities of any series have the right to waive AMB LP’s compliance with covenants in the new AMB LP Indenture applicable to such series of debt securities other than those covenants which require the consent of each affected holder of debt securities with respect to modifications or amendments to such covenant.

     Modifications and amendments of the new AMB LP Indenture may be made by AMB LP and the Trustee without the consent of any holder of debt securities for any of the following purposes:
(1)	to evidence the succession of another person to AMB LP as obligor or any guarantor under the new AMB LP Indenture;

(2)	to add to AMB LP’s or any guarantor’s covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon AMB LP or any guarantor in the new AMB LP Indenture;

(3)	to add events of default for the benefit of the holders of all or any series of debt securities;

(4)	to add to or change any of the provisions of the new AMB LP Indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of securities in uncertificated form;

(5)	to add to, change or eliminate any of the provisions of the new AMB LP Indenture in respect of one or more series of securities, provided that any such addition, change or elimination (i) shall neither (A) apply to any security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such security with respect to such provision or (ii) shall become effective only when there is no such security outstanding;

(6)	to secure debt securities or any guarantees;

(7)	to establish the form or terms of debt securities of any series;

(8)	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trust under the new AMB LP Indenture by more than one trustee;

(9)	to cure any ambiguity, defect or inconsistency in the new AMB LP Indenture or to make any other changes, provided that in each case, the action shall not adversely affect the interests of holders of debt securities or related guarantees of any series in any material respect;

(10)	to close the new AMB LP Indenture with respect to the authentication and delivery of additional series of debt securities or any guarantees or to qualify, or maintain qualification of, the new AMB LP Indenture under the Trust Indenture Act; or

(11)	to supplement any of the provisions of the new AMB LP Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities or related guarantees of any series in any material respect.
     The new AMB LP Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the new AMB LP Indenture or whether a quorum is present at a meeting of holders of debt securities:
(1)	the principal amount of an original issue discount security that will be deemed to be outstanding shall be the amount of the principal of the security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of the debt security;

(2)	the principal amount of a debt security denominated in a foreign currency that will be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for the debt security, of the principal amount, or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of the debt security of the amount determined as provided in (1) above;

(3)	the principal amount of an indexed security that shall be deemed outstanding will be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security pursuant to Section 301 of the new AMB LP Indenture; and

(4)	debt securities owned by AMB LP or any other obligor upon the debt securities or any of AMB LP’s affiliates or of the other obligor will be disregarded.
     The new AMB LP Indenture contains provisions for convening meetings of the holders debt securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by AMB LP or the holders of at least 10% in principal amount of the outstanding debt securities of that series, in any such case upon notice given as provided in the new AMB LP Indenture.
     Except for any consent that must be given by the holder of each debt security affected by modifications and amendments of the new AMB LP Indenture, any resolution presented at a meeting or at an adjourned meeting duly reconvened, at which a quorum is present, may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the new AMB LP Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.
     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the new AMB LP Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by the action, or of the holders of that series and one or more additional series:
(1)	there shall be no minimum quorum requirement for the meeting; and

(2)	the principal amount of the outstanding debt securities of that series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the new AMB LP Indenture.
     Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the new AMB LP Indenture to be given or taken by a specified percentage in principal amount of the holders of any or all series of debt securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the specified percentage of holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the new AMB LP Indenture, the action will become effective when the instrument or instruments are delivered to the Trustee. Proof of execution of any instrument or of a writing appointing any agent will be sufficient for any purpose of the new AMB LP Indenture and, subject to the new AMB LP Indenture provisions relating to the appointment of any such agent, conclusive in favor of the Trustee and AMB LP, if made in the manner specified above.

Discharge
     AMB LP may discharge various obligations to holders of AMB LP 3.250% 2015 Exchangeable Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year, or that are scheduled for redemption within one year. The discharge will be completed by irrevocably depositing with the Trustee the funds needed to pay the principal, any make-whole amounts, interest and additional amounts payable to the date of deposit or to the date of maturity, as the case may be.
Registration and Transfer
     Subject to limitations imposed upon AMB LP 3.250% 2015 Exchangeable Notes issued in book-entry form, the AMB LP 3.250% 2015 Exchangeable Notes of any series will be exchangeable for other AMB LP 3.250% 2015 Exchangeable Notes of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the AMB LP 3.250% 2015 Exchangeable Notes at the corporate trust office of the Trustee referred to above. In addition, subject to the limitations imposed upon AMB LP 3.250% 2015 Exchangeable Notes issued in book-entry form, the AMB LP 3.250% 2015 Exchangeable Notes may be surrendered for exchange or registration of transfer of the security at the corporate trust office of the Trustee referred to above. Every AMB LP 3.250% 2015 Exchangeable Note surrendered for registration of transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of the AMB LP 3.250% 2015 Exchangeable Notes, but AMB LP may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. AMB LP may at any time designate a transfer agent, in addition to the Trustee, with respect to any series of AMB LP 3.250% 2015 Exchangeable Notes. If AMB LP has designated such a transfer agent or transfer agents, AMB LP may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that AMB LP will be required to maintain a transfer agent in each place of payment for the series.
     Neither AMB LP nor the Trustee will be required to:
(1)	issue, register the transfer of or exchange AMB LP 3.250% 2015 Exchangeable Notes during a period beginning at the opening of business 15 days before any selection of AMB LP 3.250% 2015 Exchangeable Notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

(2)	register the transfer of or exchange any AMB LP 3.250% 2015 Exchangeable Note, or portion of security, called for redemption, except the unredeemed portion of any AMB LP 3.250% 2015 Exchangeable Note being redeemed in part; or

(3)	issue, register the transfer of or exchange any AMB LP 3.250% 2015 Exchangeable Note which has been surrendered for repayment at the option of the holder, except the portion, if any, of such AMB LP 3.250% 2015 Exchangeable Note not to be so repaid.
Global Securities
     DTC, New York, New York, will act as securities depository for the AMB LP 3.250% 2015 Exchangeable Notes. The AMB LP 3.250% 2015 Exchangeable Notes will be issued as fully registered securities registered in the name of Cede & Co., which is DTC’s nominee. Fully registered global notes, without interest coupons, will be issued with respect to the AMB LP 3.250% 2015 Exchangeable Notes.
     Redemption notices will be sent to DTC. If less than all of the AMB LP 3.250% 2015 Exchangeable Notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the series to be redeemed.
     Neither DTC nor Cede & Co. will consent or vote with respect to the AMB LP 3.250% 2015 Exchangeable Notes. Under its usual procedures, DTC mails an omnibus proxy to AMB LP as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date, which are identified in a listing attached to the omnibus proxy.
     AMB LP may, at any time, decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the AMB LP 3.250% 2015 Exchangeable Notes will be printed and delivered.
     You may hold your beneficial interests in the global securities directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.
     What is a global security? A global security is a special type of indirectly held security in the form of a certificate held by a depository for the investors in a particular issue of securities. The AMB LP 3.250% 2015 Exchangeable Notes will be issued in the form of global securities, and the ultimate beneficial owners can only be indirect holders. AMB LP does this by requiring that the global securities be registered in the name of a financial institution AMB LP selects and by requiring that the AMB LP 3.250% 2015 Exchangeable Notes included in the global securities not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global securities is called the “Depository.” Any person wishing to own an AMB LP 3.250% 2015 Exchangeable Note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depository.
     Except as described below, each global security may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in global securities will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC.
     Special investor considerations for global securities. As an indirect holder, an investor’s rights relating to global securities will be governed by the account rules of the investor’s financial institution and of the Depository, DTC, as well as general laws relating to securities transfers. AMB LP does not recognize this type of investor as a holder of AMB LP 3.250% 2015 Exchangeable Notes and instead deals only with DTC, the Depository that holds global securities.
     An investor in global securities should be aware that because the AMB LP 3.250% 2015 Exchangeable Notes are issued only in the form of global securities:
•	The investor cannot get AMB LP 3.250% 2015 Exchangeable Notes registered in his or her own name.

•	The investor cannot receive physical certificates for his or her interest in the AMB LP 3.250% 2015 Exchangeable Notes.

•	The investor will be a “street name” holder and must look to his or her own bank or broker for payments on the AMB LP 3.250% 2015 Exchangeable Notes and protection of his or her legal rights relating to the AMB LP 3.250% 2015 Exchangeable Notes.

•	The investor may not be able to sell interests in the AMB LP 3.250% 2015 Exchangeable Notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	DTC’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global notes. AMB LP and the Trustee have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global securities. AMB LP and the Trustee also do not supervise DTC in any way.
     Exchanges among the global securities. Any beneficial interest in one of the global securities that is transferred to a person who takes delivery in the form of an interest in another global security will, upon transfer, cease to be an interest in such global note and become an interest in the other global security and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other global security for as long as it remains such an interest.
     Certain book-entry procedures for the global securities. The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither AMB LP nor the dealer managers take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.
     Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.
     Clearstream. Clearstream is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the dealer mangers. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
     Distributions with respect to AMB LP 3.250% 2015 Exchangeable Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by a United States depositary for Clearstream.
     Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the dealer managers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
     The Euroclear Operator is regulated and examined by the Belgian Banking Commission.
     DTC. DTC has advised AMB LP that it is:
(1)	a limited-purpose trust company organized under the New York State Banking Law;

(2)	a “banking organization” within the meaning of the New York State Banking Law;

(3)	a member of the Federal Reserve System;

(4)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

(5)	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.
     DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or Indirect Participants.
     AMB LP expects that pursuant to procedures established by DTC (1) upon deposit of each global security, DTC will credit the accounts of participants with an interest in the global security and (2) ownership of the AMB LP 3.250% 2015 Exchangeable Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the Indirect Participants (with respect to the interests of persons other than participants).
     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the AMB LP 3.250% 2015 Exchangeable Notes represented by a global security to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in AMB LP 3.250% 2015 Exchangeable Notes represented by a global security to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
     So long as DTC or its nominee is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the AMB LP 3.250% 2015 Exchangeable Notes represented by the global note for all purposes under the new AMB LP Indenture. Owners of beneficial interests in a global security will not be entitled to have AMB LP 3.250% 2015 Exchangeable Notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the new AMB LP Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if such holder is not a participant or an Indirect Participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of AMB LP 3.250% 2015 Exchangeable Notes under the new AMB LP Indenture or such global security. AMB LP understands that under existing industry practice, in the event that AMB LP requests any action of holders of AMB LP 3.250% 2015 Exchangeable Notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of such global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither AMB LP nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of AMB LP 3.250% 2015 Exchangeable Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such AMB LP 3.250% 2015 Exchangeable Notes.
     Payments with respect to the principal of, and premium, if any, additional interest, if any, and interest on, any AMB LP 3.250% 2015 Exchangeable Notes represented by a global security registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such AMB LP 3.250% 2015 Exchangeable Notes under the new AMB LP Indenture. Under the terms of the new AMB LP Indenture, AMB LP and the Trustee may treat the persons in whose names the AMB LP 3.250% 2015 Exchangeable Notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither AMB LP nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global security (including principal, premium, if any, additional interest, if any, and interest). Payments by the participants and the Indirect Participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the Indirect Participants and DTC.
     Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the AMB LP 3.250% 2015 Exchangeable Notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels, Belgium time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.
     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither AMB LP nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
     Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the AMB LP 3.250% 2015 Exchangeable Notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading. Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.
     Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the United States agents of Clearstream and Euroclear, as participants in DTC. When AMB LP 3.250% 2015 Exchangeable Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its United States agent to receive AMB LP 3.250% 2015 Exchangeable Notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).
     Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending AMB LP 3.250% 2015 Exchangeable Notes to the relevant United States agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants. When a Clearstream or Euroclear participant wishes to transfer AMB LP 3.250% 2015 Exchangeable Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its United States agent to transfer these AMB LP 3.250% 2015 Exchangeable Notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.
     You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the AMB LP 3.250% 2015 Exchangeable Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.
     Definitive securities. A global security is exchangeable for definitive securities in registered certificated form (“Certificated Securities”) if:
(1)	DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the global securities or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the issuer fails to appoint a successor depositary;

(2)	the issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Securities; or

(3)	there shall have occurred and be continuing a default or event of default with respect to the AMB LP 3.250% 2015 Exchangeable Notes.
     In all cases, Certificated Securities delivered in exchange for any global security or beneficial interests in global securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
Settlement and Payment
     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. All payments of principal and interest will be made by AMB LP in immediately available funds or the equivalent, so long as DTC continues to make its Same-Day Funds Settlement System available to it.
No Personal Liability
     Except as provided in the new AMB LP Indenture, no past, present or future trustee, officer, employee, stockholder or partner of AMB LP or AMB or any successor to AMB LP or AMB will have any liability for any of AMB LP’s or AMB’s obligations under the AMB LP 3.250% 2015 Exchangeable Notes or the new AMB LP Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of AMB LP 3.250% 2015 Exchangeable Notes by accepting the AMB LP 3.250% 2015 Exchangeable Notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of AMB LP 3.250% 2015 Exchangeable Notes.

Trustee
     U.S. Bank National Association will be the trustee, registrar, exchange agent, bid solicitation agent and paying agent. Under the new AMB LP Indenture, the Trustee may resign or be removed with respect to the AMB LP 3.250% 2015 Exchangeable Notes, and a successor trustee may be appointed to act with respect to the AMB LP 3.250% 2015 Exchangeable Notes. If an event of default occurs and is continuing, the Trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee will become obligated to exercise any of its powers under the new AMB LP Indenture at the request of any of the holders of any AMB LP 3.250% 2015 Exchangeable Notes only after those holders have offered the Trustee indemnity satisfactory to it. If the Trustee becomes one of a creditor of AMB LP or AMB, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with AMB LP and AMB. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.
     The new AMB LP Indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the new AMB LP Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the new AMB LP Indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the new AMB LP Indenture.

DESCRIPTION OF AMB CAPITAL STOCK
     The following summary of the terms of AMB capital stock is not complete and is qualified by reference to the AMB charter, including any articles supplementary for AMB preferred stock, and the AMB bylaws. You should read these documents for complete information on AMB capital stock. The AMB charter, including any articles supplementary for AMB preferred stock, and the AMB bylaws are exhibits to the registration statement of which this prospectus is a part. AMB files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time AMB might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a current report on Form 8-K filed with the SEC. See “Where You Can Find More Information.”
     The description of capital stock in this section applies to the capital stock of the combined company after the Merger.
Shares Authorized
     AMB is currently authorized under its charter to issue an aggregate of 600 million shares of capital stock, consisting of 500 million shares of common stock, $0.01 par value per share, and 100 million shares of preferred stock, $0.01 par value per share, of which 2,300,000 shares are classified as Series L Cumulative Redeemable Preferred Stock (“AMB Series L preferred stock”), 2,300,000 shares are classified as Series M Cumulative Redeemable Preferred Stock (“AMB Series M preferred stock”), 3,000,000 shares are classified as Series O Cumulative Redeemable Preferred Stock (“AMB Series O preferred stock”) and 2,000,000 shares are classified as Series P Cumulative Redeemable Preferred Stock (“AMB Series P preferred stock”).
Shares Outstanding
     As of May 2, 2011, there were:
•	169,576,043 outstanding shares of AMB common stock;

•	2,000,000 outstanding shares of AMB Series L preferred stock;

•	2,300,000 outstanding shares of AMB Series M preferred stock;

•	3,000,000 outstanding shares of AMB Series O preferred stock; and

•	2,000,000 outstanding shares of AMB Series P preferred stock.
All outstanding shares of AMB common stock are fully paid and non-assessable. Following the Merger, it is expected that there will be:
•	approximately 424,244,115 outstanding shares of AMB common stock;

•	2,000,000 outstanding shares of the AMB Series L preferred stock;

•	2,300,000 outstanding shares of AMB Series M preferred stock;

•	3,000,000 outstanding shares of AMB Series O preferred stock;

•	2,000,000 outstanding shares of AMB Series P preferred stock;

•	2,000,000 outstanding shares of AMB Series Q preferred stock;

•	5,000,000 outstanding shares of AMB Series R preferred stock; and

•	5,000,000 outstanding shares of AMB Series S preferred stock.
AMB Common Stock
     Preemptive Rights
     AMB common stock has no preemptive rights.
     Dividend Rights
     Subject to preferences that may be applicable to any outstanding preferred stock, the holders of AMB common stock are entitled to dividends when, as and if authorized by the AMB board of directors and declared by AMB out of funds legally available for that purpose.
     Voting Rights
     Holders of AMB common stock are entitled to one vote per share on each matter submitted for their vote at any meeting of AMB stockholders for each share of AMB common stock held as of the record date for the meeting. Holders of AMB common stock are not permitted to cumulate their votes for the election of directors. The AMB board of directors is not classified.
     Liquidation Preference
     In the event that AMB is liquidated, dissolved or wound up, the holders of AMB common stock will be entitled to a pro rata share in any distribution to AMB stockholders, but only after satisfaction of all of the liabilities of AMB and of the prior rights of any outstanding class or series of AMB stock.
     Sinking Fund
     AMB common stock does not have the benefit of any retirement or sinking fund.
     Listing
     AMB common stock is traded on the NYSE under the symbol “AMB.” Following completion of the Topco merger, the shares of common stock of the combined company will be traded on the NYSE under the symbol “PLD.”
     Ownership Limitation
     To help AMB maintain its qualification as a REIT, among other purposes, the AMB charter provides that, subject to certain exceptions, no holder may own (including beneficial or constructive ownership) in excess of 9.8% (by value or number of shares, whichever is more restrictive) of AMB’s common stock. The AMB board of directors may waive the ownership limits under certain circumstances. The AMB charter provides that shares of common stock acquired or held in excess of the ownership limit will be transferred to a trust for the benefit of a designated charitable beneficiary, and that any person who acquires shares of AMB common stock in violation of the ownership limit will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid for the shares or the amount realized from the sale. A transfer of shares in violation of the limit may be void under certain circumstances.

New AMB Preferred Stock to be Issued in Connection with the Topco Merger
     Upon completion of the Merger, (i) each outstanding ProLogis Series C preferred share will be converted into one share of AMB Series Q preferred stock, (ii) each outstanding ProLogis Series F preferred share will be converted into one share of AMB Series R preferred stock and (iii) each outstanding ProLogis Series G preferred share will be converted into one share of AMB Series S preferred stock. The “new AMB preferred stock” is collectively the AMB Series Q preferred stock, the AMB Series R preferred stock and the AMB Series S preferred stock. The following is a summary of the material rights of holders of the new AMB preferred stock to be issued to holders of ProLogis preferred shares. The instruments that define the rights of the existing ProLogis preferred shares, including the ProLogis amended and restated Declaration of Trust and any articles supplementary to the ProLogis preferred stock, are filed as exhibits to the ProLogis Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011, as amended by the Annual Report on Form 10-K/A filed on March 28, 2011. The instruments that define the rights of the existing AMB preferred stock and forms of the instruments that define the rights of the new AMB preferred stock, including the AMB charter, the articles supplementary to the existing AMB preferred stock and forms of the articles supplementary to the new AMB preferred stock, are filed as exhibits to the registration statement of which this prospectus is a part.
     Rank
     With respect to distribution upon liquidation or dissolution, each series of the new AMB preferred stock will rank on a parity with each other and with each existing series of AMB preferred stock and will rank senior to AMB common stock.
     Dividends
     Series Q preferred stock. Holders of shares of AMB Series Q preferred stock will be entitled to receive cumulative preferential cash dividends when, as and if authorized by the AMB board of directors and declared by AMB from funds legally available for such purpose, at a rate per annum of 8.54% on a stated liquidation preference of $50 per share. Dividends are payable the last calendar day of March, June, September and December or, if such date is not a business day, on the business day immediately following thereafter. Dividend periods commence on January 1, April 1, July 1 and October 1 of each year and end on and include the day preceding the first day of the next succeeding dividend period.
     Series R preferred stock. Holders of shares of AMB Series R preferred stock will be entitled to receive cumulative preferential cash dividends when, as and if authorized by the AMB board of directors and declared by AMB from funds legally available for such purpose, at a rate per annum of 6.75% on a stated liquidation preference of $25 per share. Dividends are payable the last calendar day of March, June, September and December or, if such date is not a business day, on the business day immediately following thereafter. Dividend periods commence on January 1, April 1, July 1 and October 1 of each year and end on and include the day preceding the first day of the next succeeding dividend period.
     Series S preferred stock. Holders of shares of AMB Series S preferred stock will be entitled to receive cumulative preferential cash dividends when, as and if authorized by the AMB board of directors and declared by AMB from funds legally available for such purpose, at a rate per annum of 6.75% on a stated liquidation preference of $25 per share. Dividends are payable the last calendar day of March, June, September and December or, if such date is not a business day, on the business day immediately following thereafter. Dividend periods commence on January 1, April 1, July 1 and October 1 of each year and end on and include the day preceding the first day of the next succeeding dividend period.
     Redemption
     Shares of AMB Series R preferred stock and AMB Series S preferred stock are fully redeemable at the option of AMB, at a redemption price of $25 per share plus all accrued and unpaid dividends, if any, without interest. Shares of AMB Series Q preferred stock become fully redeemable on November 13, 2026, at the option of AMB, at a redemption price of $50 per share plus all accrued and unpaid dividends, if any, without interest. If full cumulative dividends on a series of new AMB preferred stock or any other series on parity therewith have not been paid or declared and set apart for payment, AMB cannot redeem, purchase or acquire shares of any series of new AMB preferred stock other than pursuant to a purchase or exchange offer made on the same terms to all holders of such series or pursuant to a redemption made as a result of a holder owning shares in excess of the ownership limitations described below under “— Ownership Limitation.”
     Preemptive Rights
     The new AMB preferred stock will have no preemptive rights.
     Voting Rights
     Holders of the new AMB preferred stock will have no voting rights, except as described below or as provided by applicable law.
     If and when dividends payable on any series of the new AMB preferred stock or on any series of parity stock have not been declared and paid for six quarterly dividend periods (whether or not consecutive), the number of members of the AMB board of directors will be increased by two and the holders of such series and of any series of parity stock will be entitled to elect two directors to fill such positions, voting together as a single class, until such dividends are paid or declared and set aside for payment.
     With respect to each series of the new AMB preferred stock, unless provision is made for the redemption of all shares of the applicable series of new AMB preferred stock, the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of such series of preferred stock and holders of any series of parity stock, voting together as a single class, will be required for certain actions described below:
•	Amendment of charter. Any amendment, alteration or repeal of any of the provisions of the AMB charter or the instrument setting forth the terms of such series of new AMB preferred stock that materially and adversely affects the voting powers, rights or preferences of the holders of the applicable series of new AMB preferred stock or such AMB preferred stock; provided, that the authorization or creation of, or the increase in the number of authorized shares of, any equity securities that rank junior to or on a parity with such series of new AMB preferred stock will not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of the applicable series of new AMB preferred stock; provided, further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the applicable series of new AMB preferred stock (or another series of parity stock entitled to vote thereon) that are not enjoyed by some or all of the other series otherwise entitled to vote on such matter, the voting standard will be the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all series similarly affected;

•	Share exchange. A share exchange that affects the applicable series of new AMB preferred stock, a consolidation with or merger of AMB into another entity, or a consolidation with or merger of another entity into AMB, unless in each case each share of the applicable series of new AMB preferred stock will either remain outstanding without a material and adverse change to its terms or rights, or will be converted into or exchanged for preferred shares of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption thereof identical to that of a share of the applicable series of new AMB preferred stock; or

•	Creation of senior stock. The authorization or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking senior to the applicable series of new AMB preferred stock in the distribution of assets on any liquidation, dissolution or winding-up of AMB or in the payment of dividends.

     When holders of shares of any series of new AMB preferred stock have a vote, they have one vote per share. When holders of shares of AMB Series Q preferred stock are entitled to vote on a matter together with any other series of AMB preferred stock, holders of AMB Series Q preferred stock and such other series have one vote per $50 of stated liquidation preference. When holders of shares of AMB Series R preferred stock or Series S preferred stock are entitled to vote on a matter together with any other series of AMB preferred stock, holders of AMB Series R preferred stock, AMB Series S preferred stock and such other series have one vote per $25 of stated liquidation preference.
     Liquidation Preference
     Series Q preferred stock. Upon the voluntary or involuntary liquidation, dissolution or winding-up of AMB, holders of shares of AMB Series Q preferred stock are entitled to receive, out of the assets of AMB that are available for distribution to stockholders, before any distribution is made to holders of common stock or other equity securities designated as ranking junior to the AMB Series Q preferred stock with respect to liquidation, a liquidation distribution in the amount of $50 per share, plus any accrued and unpaid dividends, if any. Distributions will be made pro rata as to the AMB Series Q preferred stock and any other equity securities designated as ranking on a parity with the AMB Series Q preferred stock with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution, distribution or winding-up of AMB and only to the extent of the assets of AMB, if any, that are available after satisfaction of all liabilities to creditors.
     Series R preferred stock. Upon the voluntary or involuntary liquidation, dissolution or winding-up of AMB, holders of shares of AMB Series R preferred stock are entitled to receive, out of the assets of AMB that are available for distribution to stockholders, before any distribution is made to holders of common stock or other equity securities designated as ranking junior to the AMB Series R preferred stock with respect to liquidation, a liquidation distribution in the amount of $25 per share, plus any accrued and unpaid dividends, if any. Distributions will be made pro rata as to the AMB Series R preferred stock and any other equity securities designated as ranking on a parity with the AMB Series R preferred stock with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution, distribution or winding-up of AMB and only to the extent of the AMB assets of AMB, if any, that are available after satisfaction of all liabilities to creditors.
     Series S preferred stock. Upon the voluntary or involuntary liquidation, dissolution or winding-up of AMB, holders of shares of AMB Series S preferred stock are entitled to receive, out of the assets of AMB that are available for distribution to stockholders, before any distribution is made to holders of common stock or other equity securities designated as ranking junior to the AMB Series S preferred stock with respect to liquidation, a liquidation distribution in the amount of $25 per share, plus any accrued and unpaid dividends, if any. Distributions will be made pro rata as to the AMB Series S preferred stock and any other equity securities designated as ranking on a parity with the AMB Series S preferred stock with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution, distribution or winding-up of AMB and only to the extent of the assets of AMB, if any, that are available after satisfaction of all liabilities to creditors.
     Sinking Fund
     The new AMB preferred stock will not have the benefit of any retirement or sinking fund.
     Listing
     The shares of AMB Series R preferred stock and AMB Series S preferred stock issuable in connection with the Topco merger will be listed on the NYSE. The shares of AMB Series Q preferred stock issuable in connection with the Topco merger will not be listed on any securities exchange.
     Ownership Limitation
     Subject to certain exceptions, no holder of any series of the new AMB preferred stock will be permitted to own in excess of (i) 25% of such series or (ii) 9.8% of the authorized and issued capital stock of AMB (by value or number of shares, whichever is more restrictive), including the new AMB preferred stock and all other AMB capital stock. The AMB board of directors may waive the 9.8% ownership limit under certain circumstances and may waive the 25% limit in its discretion. The consequences of exceeding any of the ownership limits will be set out in the instruments designating the rights of each series of new AMB preferred stock, and will include the sale, transfer, and/or redemption of the applicable holder’s AMB stock.
Anti-takeover Provisions in the AMB Charter and Bylaws
     Certain provisions of the charter of AMB could make it less likely that AMB management would be changed or someone would acquire voting control of AMB without the consent of its board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that AMB stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow AMB stockholders to receive premiums over the market price of their common stock.
     Restrictions on Ownership and Transfer
     For AMB to maintain its qualification as a REIT, not more than 50% of its outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year after the first taxable year for which a REIT election is made. Furthermore, the stock must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or a proportionate part of a short tax year). In addition, if AMB, or an owner of 10% or more of the parent company’s stock, actually or constructively owns 10% or more of one of the tenants of AMB (or a tenant of any partnership in which the company is a partner), then the rent received by AMB (either directly or through any such partnership) from that customer will not be qualifying income for purposes of the REIT gross income tests of the Code.
     In addition to the ownership limitations in the new AMB preferred stock described above, to help AMB maintain its qualification as a REIT, among other purposes, AMB prohibits the ownership, actually or by virtue of the constructive ownership provisions of the Code, by any single person, of more than the ownership limit of 9.8% (by value or number of shares, whichever is more restrictive) of the issued and outstanding shares of each of AMB’s common stock and existing preferred stock (unless such limitations are waived by the board of directors in accordance with the instruments designating the rights of such stock). The AMB charter provides that shares acquired or held in violation of this ownership limit will be transferred to a trust for the benefit of a designated charitable beneficiary. The AMB charter further provides that any person who acquires shares in violation of the ownership limit will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid for the shares or the amount realized from the sale. A transfer of shares in violation of the above limits may be void under certain circumstances. The ownership limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect the parent company’s stockholders’ ability to realize a premium over the then-prevailing market price for the shares of the parent company’s common stock in connection with such transaction.
     Preferred Stock
     At any time, without stockholder approval, the AMB board of directors can issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of AMB through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring AMB management could stop a takeover by preventing the person trying to take control of AMB from acquiring enough voting shares to take control.
     Stockholders’ Rights Plan
     Although AMB does not have a stockholders’ rights plan as of the date of this document, under Maryland law, the AMB board of directors can adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire AMB on terms not approved by the AMB board of directors.

     Extraordinary Actions
     Currently, the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter is required to amend the AMB charter or approve certain other extraordinary actions, such as mergers, which could discourage or make more difficult attempts to take control of AMB through a merger, tender offer, proxy context or otherwise. If the charter amendment is approved by AMB stockholders, after the effective time of the Topco merger, the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter will be required to amend the AMB charter, which will be the charter of the combined company, or approve such other extraordinary actions, except as specifically provided in the AMB charter.
     Control Share Acquisition Statute
     Maryland has a statute that generally provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one- tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions. AMB has opted out of this statute, which could make it easier for stockholders to take control of AMB through a merger, tender offer, proxy context or otherwise.
     Business Combination Act
     Maryland has a statute that provides, generally, that “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Subject to certain exceptions, an interested stockholder is defined as: (i) any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five-year prohibition, any business combination between the corporation and the interested stockholder that does not meet certain fair price requirements generally must be (1) recommended by the board of directors, (2) approved by the affirmative vote of at least 80% of the votes of entitled to be cast by the holders of outstanding voting stock and (3) approved by two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. AMB has opted out of the Maryland Business Combination Act, which could make it easier for stockholders to take control of AMB through a merger, tender offer, proxy context or otherwise.
     Subtitle 8
     Subtitle 8 of Title 3 of MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (1) a classified board; (2) a two-thirds vote requirement for removing a director; (3) a requirement that the number of directors be fixed only by vote of the directors; (4) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and (5) a majority requirement for the calling of a special meeting of stockholders.
     The AMB charter currently requires a two-thirds vote for the removal of any director from its board of directors. The charter amendment would not affect this requirement. See “Comparison of Rights of AMB Stockholders and ProLogis Shareholders — Removal of Directors.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following discussion of the material U.S. federal income tax consequences relating to the exchange offers and consent solicitations and the ownership of AMB LP Notes and AMB common stock is for general information only. This discussion only addresses tax considerations relevant to holders that hold ProLogis Notes, and will hold AMB LP Notes or the AMB common stock for which the AMB LP Exchangeable Notes may be exchanged, as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
     This discussion does not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:
•	dealers or traders in securities or currencies;
•	REITs or regulated investment companies;
•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•	persons holding notes as part of a hedge, straddle, conversion, constructive sale, or other “synthetic security” or integrated transaction;
•	U.S. expatriates and certain former citizens or long-term residents of the United States;
•	banks and other financial institutions;
•	holders subject to the alternative minimum tax;
•	insurance companies; and
•	entities that are tax-exempt for U.S. federal income tax purposes.
     This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ProLogis Notes or will hold AMB LP Notes or the AMB common stock for which the AMB LP Exchangeable Notes may be exchanged as a result of any of the exchange offers, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes are urged to consult their tax advisors. This discussion is limited to holders of AMB LP Notes who acquire these securities in connection with the exchange offers. In addition, this discussion does not address any state, local or foreign income or other tax consequences.
     This discussion is based on U.S. federal income tax law, including the provisions of the Code, Treasury Regulations, administrative rulings and judicial authority, all as in effect as of the date of this document. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of owning and disposing of notes as described in this discussion. The Internal Revenue Service, or IRS, may challenge one or more of the tax results described in this discussion, and AMB LP has not obtained, nor does AMB LP intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the exchange offers and consent solicitations and of the ownership and disposition of AMB LP Notes or the AMB common stock for which the AMB LP Exchangeable Notes may be exchanged.

     For purposes of this discussion, you are a U.S. holder if you are a beneficial owner of ProLogis Notes or AMB LP Notes received upon the exchange of ProLogis Notes pursuant to any of the exchange offers or the AMB common stock for which the AMB LP Exchangeable Notes may be exchanged that is, for U.S. federal income tax law purposes:
•	an individual who is a U.S. citizen or U.S. resident alien,
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia,
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or
•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
     You generally are a non-U.S. holder for purposes of this discussion if you are a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) of ProLogis Notes or AMB LP Notes received upon the exchange of ProLogis Notes pursuant to any of the exchange offers or the AMB common stock for which the AMB LP Exchangeable Notes may be exchanged that is not a U.S. holder, as described above.
     Holders are urged to consult their own tax advisors regarding the particular U.S. federal, state and local and foreign income and other tax consequences of the exchange offers and consent solicitations and of owning and disposing of AMB LP Notes or the AMB common stock for which the AMB LP Exchangeable Notes may be exchanged that may be applicable in their particular circumstances.
U.S. Federal Income Tax Considerations Relating to the Exchange Offers
Holders of ProLogis Notes Validly Tendering (and not Validly Withdrawing) Prior to the Early Consent Date
Exchange Offers
     Under general principles of tax law, the modification of a debt instrument creates a deemed exchange upon which gain or loss is realized if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. Under the Treasury Regulations, the modification of a debt instrument is a “significant” modification (i.e., a modification upon which gain or loss is realized) if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively (other than certain enumerated types of modifications), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” For example, the Treasury Regulations that govern the determination of whether a modification is a significant modification provide that a change in the obligor of a recourse debt instrument is treated as a significant modification unless certain exceptions apply. Based upon the aforementioned rules, while it is not entirely clear, AMB LP believes that the modifications to the ProLogis Notes resulting from the Proposed Amendments and the exchange of the ProLogis Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for AMB LP Notes will not constitute a significant modification of such ProLogis Notes. Therefore, although the IRS could take a contrary position, AMB LP intends to take the position that there is no taxable exchange for U.S. federal income tax purposes resulting from the Proposed Amendments and the exchange of the ProLogis Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for AMB LP Notes. If, consistent with the position that the Proposed Amendments and the exchange of the ProLogis Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for AMB LP Notes does not constitute a significant modification of such ProLogis Notes, then each series of AMB LP Notes received in such an exchange will be treated as a continuation of the corresponding series of ProLogis Notes. In that case, in general, if you exchange ProLogis Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date for the AMB LP Notes pursuant to this prospectus, you will not be deemed to have a taxable exchange for U.S.

federal income tax purposes, and you will have the same adjusted tax basis and holding period in the AMB LP Notes as you had in the ProLogis Notes immediately before the exchange.
     If, contrary to this conclusion, the exchange offers with respect to the ProLogis Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date constitute a significant modification under the Treasury Regulations, then the exchange of such ProLogis Notes for AMB LP Notes would be treated as a taxable exchange for U.S. federal income tax purposes (the consequences of such treatment are described below under the headings “— U.S. Holders of ProLogis Notes Validly Tendering (and not Validly Withdrawing) After the Early Consent Date” and “— Non-U.S. Holders of ProLogis Notes Validly Tendering (and not Validly Withdrawing) After the Early Consent Date”). Holders are urged to consult their own tax advisors regarding the particular tax treatment of the exchange offer and whether it will result in a taxable exchange.
     Holders of ProLogis Convertible Notes that exchange such notes for AMB LP Exchangeable Notes should note that unlike the ProLogis Convertible Notes that are (prior to the Topco merger) generally convertible into ProLogis common shares on a tax-free basis, an exchange of the AMB LP Exchangeable Notes for AMB common stock (or cash or a combination of AMB common stock and cash) generally will be a taxable exchange. This result occurs regardless of the solicitation of consents and exchange offers set forth in this prospectus (i.e., the result is the same if you continue to hold your ProLogis Convertible Notes and do not tender). See the description of the Twelfth Supplemental Indenture in this prospectus under “The Proposed Amendments”.
     Consent Fees
     Although the correct treatment is not entirely clear under current U.S. federal income tax law, AMB LP intends to treat the Non-Convertible Notes Consent Fee and Convertible Notes Consent Fee received by a holder of ProLogis Notes that are validly tendered (and not validly withdrawn) prior to the Early Consent Date as a separate fee paid for consenting to the Proposed Amendments and not as a payment on the ProLogis Notes. Accordingly, a U.S. holder who receives a Non-Convertible Notes Consent Fee or Convertible Notes Consent Fee under such circumstances, generally will recognize ordinary income, subject to ordinary income tax rates, as a result of such payment. Further, AMB LP therefore intends to withhold on such payments to non-U.S. holders for U.S. federal income tax at a rate of 30 percent, unless a reduction or exemption applies under a U.S. income tax treaty and proper certification is provided (generally on IRS Form W-8BEN) or the non-U.S. holder provides a properly executed IRS Form W-8ECI claiming that the fee is effectively connected with the conduct of a trade or business in the United States. However, it is possible that the Non-Convertible Notes Consent Fee or Convertible Notes Consent Fee, if applicable, could be considered an additional payment under the ProLogis Notes by the IRS or a court. You are urged to consult your own tax advisors as to the proper treatment of the Non-Convertible Notes Consent Fee and Convertible Notes Consent Fee.
U.S. Holders of ProLogis Notes Validly Tendering (and not Validly Withdrawing) After the Early Consent Date
Exchange Offers
     As described above, under general principles of tax law, the modification of a debt instrument creates a deemed exchange upon which gain or loss is realized if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. A modification to the yield of a debt instrument will be a significant modification if the yield varies from the annual yield of the unmodified instrument by more than the greater of: (i) 1/4 of 1% or (ii) 5% of the annual yield of the unmodified instrument (a “Significant Change in Yield”). AMB LP believes that the exchange of ProLogis Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date for AMB LP Notes with a principal amount equal to 97% of the principal amount of such ProLogis Notes will result in a Significant Change in Yield that is a significant modification under the Treasury Regulations. The preceding sentence does not apply to the ProLogis 2.250% 2037 Convertible Notes, the ProLogis 1.875% 2037 Convertible Notes and the ProLogis 2.625% 2038 Convertible Notes, as to which AMB LP believes the exchange of such notes for AMB LP Notes with a principal amount equal to 97% of the principal amount of such notes will not result in a Significant Change in Yield. Therefore, holders of such notes who validly tender (and do not validly withdraw) such notes after the Early Consent Date should refer to “— Holders of ProLogis Notes Validly Tendering (and not Validly Withdrawing) Prior to the Early Consent Date — Exchange Offers” above (except that to the extent any holders of such notes receive any cash in the exchange attributable to accrued and unpaid interest on the ProLogis Notes, such receipt will be ordinary income). Holders of ProLogis Notes that have a Significant Change in Yield as a result of being validly tendered (and not validly withdrawn) after the Early Consent Date should generally recognize gain or loss equal to the difference between (i) the sum of the issue price, as defined below, of the AMB LP Notes received in exchange for such ProLogis Notes and the amount of any cash treated as exchange consideration received and (ii) the holder’s adjusted tax basis in such ProLogis Notes. This gain or loss will generally be capital gain or loss except for gain attributable to accrued but unrecognized market discount, if any, which will be ordinary income. In addition, such holders will recognize ordinary interest income on the amount of accrued and unpaid interest on such ProLogis Notes which the holder has not previously included in income, although such amount will not be again included in income when actually paid. The deductibility of capital losses is subject to limitations. A holder’s initial tax basis in an AMB LP Note received in exchange for ProLogis Notes that have a Significant Change in Yield will generally equal such AMB LP Note’s issue price (as defined below). The holding period for such AMB LP Notes will begin the day after the exchange.
     Consent Fees
     A U.S. holder who validly tenders ProLogis Notes prior to the Early Consent Date, withdraws the tender after the Early Consent Date, and re-tenders after the Early Consent Date (but on or prior to the Expiration Date), will receive the Non-Convertible Notes Consent Fee or Convertible Notes Consent Fee, as applicable. Although the correct treatment is not entirely clear under current U.S. federal income tax law, AMB LP intends to treat the Non-Convertible Notes Consent Fee and Convertible Notes Consent Fee received by such holders as part of the total consideration received from the exchange of ProLogis Notes for AMB LP Notes, and, therefore, the amount realized by the exchanging U.S. holder in the exchange of the ProLogis Notes and would be taken into account in computing the exchanging U.S. holder’s taxable gain or loss described above. If the Non-Convertible Notes Consent Fee and Convertible Notes Consent Fee are not treated as additional consideration for the relevant ProLogis Notes, it is possible that the Non-Convertible Notes Consent Fee and Convertible Notes Consent Fee may be treated as interest or a separate fee that would be subject to tax as ordinary income. The two preceding sentences do not apply to the Convertible Notes Consent Fee received by U.S. holders of the ProLogis 2.250% 2037 Convertible Notes, the ProLogis 1.875% 2037 Convertible Notes or the ProLogis 2.625% 2038 Convertible Notes. AMB LP intends to treat the Convertible Notes Consent Fee received by a U.S. holder of such of notes who validly tenders such notes prior to the Early Consent Date, withdraws the tender after the Early Consent Date, and re-tenders after the Early Consent Date (but on or prior to the Expiration Date) as a separate fee paid for consenting to the Proposed Amendments and not as a payment on the ProLogis Notes (see “— Holders of ProLogis Notes Validly Tendering (and not Validly Withdrawing) Prior to the Early Consent Date — Consent Fees” above). You are urged to consult your own tax advisors as to the proper treatment of the Non-Convertible Notes Consent Fee and Convertible Notes Consent Fee.
Non-U.S. Holders of ProLogis Notes Validly Tendering (and not Validly Withdrawing) After the Early Consent Date
Exchange Offers
     You generally will not be subject to U.S. federal income tax or withholding of such tax on any gain recognized on the exchange of ProLogis Notes that are validly tendered (and not validly withdrawn) after the Early Consent Date for AMB LP Notes with a principal amount equal to 97% of the principal amount of such ProLogis Notes unless:
•	you are an individual present in the United States for 183 days or more in the year of such exchange and specific other conditions are met,
•	the gain from the exchange is effectively connected with your conduct of a U.S. trade or business and, if a U.S. income tax treaty applies, is generally attributable to a U.S. “permanent establishment” you maintain, or

•	you exchange a ProLogis Convertible Note and such ProLogis Convertible Note constitutes a “U.S. real property interest” (“USRPI”) within the meaning of FIRPTA.
     However, to the extent that cash or other property treated as exchange consideration represents interest on a ProLogis Note accruing from the most recent interest payment date, withholding will be required unless you have established an exemption from U.S. withholding tax, as discussed below. If you are a non-U.S. holder described in the first bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the exchange, which may be offset by U.S. source capital losses. If you are a non-U.S. holder described in the second bullet point above, you generally will be subject to U.S. federal income tax in the same manner as a U.S. holder.
     Whether a ProLogis Convertible Note constitutes a USRPI will depend on the status of ProLogis and AMB, as described in this paragraph. ProLogis and AMB each currently anticipate that it constitutes a “domestically-controlled qualified investment entity” (defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares of its stock was held directly or indirectly by foreign persons), in which case gain recognized by a non-U.S. holder from the exchange of ProLogis Convertible Notes for AMB LP Exchangeable Notes may not be taxable under FIRPTA. However, because shares of AMB common stock and ProLogis common shares are publicly traded, there can be no assurance AMB or ProLogis qualify as a domestically-controlled qualified investment entity. Although the application of the above exception from FIRPTA to the ProLogis Convertible Notes is not entirely clear, based on the law, facts and circumstances as they currently exist, ProLogis and AMB intend to take the position that the ProLogis Convertible Notes will not constitute USRPIs as of the time of the exchange for AMB LP Exchangeable Notes. Accordingly, AMB does not intend to withhold U.S. federal income tax from any amounts payable to non-U.S. holders (including in the form of AMB LP Exchangeable Notes) on the exchange of ProLogis Convertible Notes for AMB LP Exchangeable Notes. However, it is possible that the IRS could disagree with AMB’s position, in which case a non-U.S. holder would be liable for U.S. federal income tax under FIRPTA upon the exchange, and could be liable for interest and penalties if such non-U.S. holder fails to timely file a U.S. federal income tax return and pay such tax when due.
     You are urged to consult your tax advisor as to whether the exchange of a ProLogis Convertible Note for an AMB LP Exchangeable Note is exempt from U.S. federal income tax under FIRPTA.
     Consent Fees
     A non-U.S. holder who validly tenders ProLogis Notes prior to the Early Consent Date, withdraws the tender after the Early Consent Date, and re-tenders after the Early Consent Date (but on or prior to the Expiration Date), will receive the Non-Convertible Notes Consent Fee or Convertible Notes Consent Fee, as applicable. As discussed above, under current U.S. federal income tax law it is not entirely clear whether the Non-Convertible Notes Consent Fee and Convertible Notes Consent Fee should be included as part of the amount realized from the exchange of ProLogis Notes for AMB LP Notes or as interest or a separate fee. If the Non-Convertible Notes Consent Fee and Convertible Notes Consent Fee are treated as interest or as a separate fee, a non-U.S. holder receiving such fees could be subject to U.S. federal withholding tax. AMB LP intends to treat any Non-Convertible Notes Consent Fee or Convertible Notes Consent Fee received by a non-U.S. holder who validly tenders ProLogis Notes prior to the Early Consent Date, withdraws the tender after the Early Consent Date, and re-tenders after the Early Consent Date (but on or prior to the Expiration Date) as part of the total consideration received from the exchange of ProLogis Notes for AMB LP Notes, and, therefore, the amount of such payments will be taxable as described above under “— Non-U.S. Holders of ProLogis Notes Validly Tendering (and not Validly Withdrawing) After the Early Consent Date — Exchange Offers”. The preceding sentence does not apply to the Convertible Notes Consent Fee received by non-U.S. holders of the ProLogis 2.250% 2037 Convertible Notes, the ProLogis 1.875% 2037 Convertible Notes or the ProLogis 2.625% 2038 Convertible Notes. AMB LP intends to treat the Convertible Notes Consent Fee received by a non-U.S. holder of such of notes who validly tenders such notes prior to the Early Consent Date, withdraws the tender after the Early Consent Date, and re-tenders after the Early Consent Date (but on or prior to the Expiration Date) as a separate fee paid for consenting to the Proposed Amendments and not as a payment on the ProLogis Notes (see “— Holders of ProLogis Notes Validly Tendering (and not Validly Withdrawing) Prior to the Early Consent Date — Consent Fees” above). You are urged to consult your own tax advisors as to the proper treatment of the Non-Convertible Notes Consent Fee and Convertible Notes Consent Fee.

U.S. Federal Income Tax Considerations Relating to the AMB LP Notes
U.S. Holders
Taxation of Interest, Discount and Premium on AMB LP Notes
     Generally, stated interest on the AMB LP Notes will be taxed as ordinary interest income at the time it is paid or at the time it accrues in accordance with your method of accounting for U.S. federal income tax purposes. Special rules governing the treatment of discount and premium described below apply to the exchange offers.
     If the stated redemption price at maturity amount of any AMB LP Note exceeds the issue price (as defined below) of the note by more than a de minimis amount (which is generally 1/4 of one percent of the principal amount multiplied by the number of complete years to maturity), the excess will constitute original issue discount for U.S. federal income tax purposes. Each holder of an AMB LP Note that is issued with original issue discount would be required to include the discount in ordinary income as interest for U.S. federal income tax purposes as it accrues in accordance with a constant yield method based upon a compounding of interest, before receiving cash to which that interest income is attributable. Your tax basis in the AMB LP Notes will be increased by the amount of original issue discount includible in your gross income as it accrues.
     If the AMB LP Notes are received in exchange for ProLogis Notes validly tendered (and not validly withdrawn) before the Early Consent Date, the issue price of the AMB LP Notes will equal the issue price of your ProLogis Notes exchanged, and therefore such AMB LP Notes will not have original issue discount as a result of the exchange.
     If the AMB LP Notes received in exchange for ProLogis Notes validly tendered (and not validly withdrawn) after the Early Consent Date will be publicly traded, within the meaning of the applicable Treasury Regulations, or such AMB LP Notes will not be publicly traded but the applicable ProLogis Notes are publicly traded, the issue price of such AMB LP Notes will be the fair market value of such publicly traded notes excluding the amount of pre-issuance accrued interest on such AMB LP Notes. If neither the AMB LP Notes received in exchange for ProLogis Notes validly tendered (and not validly withdrawn) after the Early Consent Date nor the applicable ProLogis Notes are publicly traded, the issue price of such AMB LP Notes will equal their principal amount.
     Because AMB LP intends to determine the issue price of the AMB LP Notes received in exchange for ProLogis Notes validly tendered (and not validly withdrawn) after the Early Consent Date by reference to the fair market value of either the applicable ProLogis Notes or such AMB LP Notes on the exchange date if the requisite public trading exists (with respect to the AMB LP Notes, at any time during the 60-day period ending 30 days after their issue date), AMB LP cannot know before the exchange date whether the AMB LP Notes will have original issue discount. Similarly, AMB LP cannot know whether the requisite public trading will exist with respect to any particular ProLogis Notes or AMB LP Notes during the relevant 60-day period. However, it is expected (although there can be no assurance) that the requisite public trading will exist during the relevant 60-day period with respect to all the AMB LP Notes except the following notes: the AMB LP 7.810% 2015 Notes, the AMB LP 9.340% 2015 Notes, the AMB LP 8.650% 2016 Notes and the AMB LP 7.625% 2017 Notes. You are urged to consult your own tax advisors as to whether your AMB LP Notes will be considered to be publicly traded for this purpose and the proper determination of the issue price of your AMB LP Notes.
     AMB LP does not intend to treat the possibility of payment of additional amounts described in “Description of the AMB LP Non-Exchangeable Notes — Optional Redemption,” “Description of the AMB LP Contingent Exchangeable Notes — Optional Redemption” and “Description of the AMB LP 3.250% 2015 Notes — Optional Redemption” as (i) affecting the determination of the yield to maturity of the AMB LP Notes or giving rise to, or increasing, any accrual of original issue discount or (ii) resulting in the AMB LP Notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. However, additional income will be recognized if any such additional payment is made. It is possible that the IRS may take a different position, in which case the timing, character and amount of income attributable to the AMB LP Notes may be different.

     If your tax basis in an AMB LP Note received in exchange for ProLogis Notes validly tendered (and not validly withdrawn) after the Early Consent Date immediately after the exchange exceeds its face amount, you will be considered to have acquired the AMB LP Note with “amortizable bond premium” equal in amount to that excess. You may elect to amortize the premium by offsetting against the interest otherwise required to be included in income in respect of the AMB LP Note during any taxable year the allocable portion of such premium, determined under the constant yield method over the remaining term. In that case, your basis in the AMB LP Note will be reduced by the amount of bond premium offset against interest. An election to amortize bond premium will apply to all taxable debt obligations that you then own and thereafter acquire and may be revoked only with the consent of the IRS.
     The rules concerning original issue discount and amortizable bond premium are complex, and you are urged to consult your own tax advisor to determine how, and to what extent, any discount or premium will be included in your income or amortized and as to the desirability, mechanics and consequences of making any elections in connection therewith in connection with your particular circumstances.
     Sale, Exchange or Other Disposition of AMB LP Notes
     When you sell or otherwise dispose of an AMB LP Note (including a retirement or redemption) in a taxable transaction (including an exchange of AMB LP Exchangeable Notes for AMB common stock), you generally will recognize taxable gain or loss equal to the difference, if any, between:
•	the cash and the fair market value of any property (including AMB common stock) received, less any amount attributable to accrued interest, which to the extent you have not previously included the accrued interest in income, will be taxable in the manner described under “— U.S. Holders — Taxation of Interest, Discount and Premium on AMB LP Notes”; and
•	your adjusted tax basis in an AMB LP Note.
     Your adjusted tax basis in an AMB LP Note will generally equal its issue price, increased by any original issue discount included in your income with respect to the note and decreased by the amount of any payment other than stated interest with respect to the note and by the amount of any amortized bond premium. Gain or loss realized on the sale or other disposition of an AMB LP Note will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. You are urged to consult your own tax advisors regarding the treatment of capital gains, which may be taxed at lower rates than ordinary income for taxpayers who are not corporations, and losses, the deductibility of which is subject to limitations.
     Upon the exchange of AMB LP Exchangeable Notes for AMB common stock, you will have a tax basis in the AMB common stock received equal to the fair market value of such AMB common stock at the time of the exchange. Your holding period for the AMB common stock received upon an exchange of AMB LP Exchangeable Notes will begin on the date immediately following the date of such exchange.
     Constructive Dividends
     The exchange rate of the AMB LP Exchangeable Notes will be adjusted in certain circumstances. Although it is not clear how or to what extent Section 305 of the Code and the applicable Treasury Regulations would apply to the AMB LP Exchangeable Notes because the AMB LP Exchangeable Notes are issued by AMB LP, rather than AMB, it is possible that the IRS would seek to apply Section 305 to the notes. If Section 305 were applicable, under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in AMB’s assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the exchange rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the AMB LP Exchangeable Notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible exchange rate adjustments provided in the AMB LP Exchangeable Notes (including, without limitation, adjustments in respect of taxable dividends to holders of AMB common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you may be deemed to have received a distribution, even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules under the Code. It is possible that any such deemed distribution under Code Section 305(c) may be treated as a non-pro-rata distribution (i.e., a preferential dividend) for purposes of the REIT distribution requirements, which could affect the amount of distributions that are treated as made by AMB for purposes of the REIT distribution requirements.
     Even if an adjustment to the exchange rate were not to result in a taxable constructive distribution to you under Section 305 because the AMB LP Exchangeable Notes are issued by AMB LP rather than AMB, it is possible that the IRS could assert that, under principles similar to those of Section 305, you should recognize taxable income, which might be considered interest or other ordinary income, and you should include such interest or other income in your taxable income upon the adjustment to the exchange rate or, alternatively, accrue such income prior to the adjustment. If the IRS successfully asserted that an adjustment to the exchange rate is treated as interest income, then unless such interest income is considered to be payable on account of a contingency that is, as of the issue date, either remote or incidental, AMB LP Exchangeable Notes could be treated as “contingent payment debt instruments.” If AMB LP Exchangeable Notes were treated as contingent payment debt instruments, then AMB LP Exchangeable Notes would be treated as issued with original issue discount, and holders would be required to accrue interest income at a significantly higher rate (which would generally be based on AMB LP’s borrowing rate for non-contingent, non-exchangeable debt with otherwise similar terms) rather than the stated interest rate on AMB LP Exchangeable Notes. Furthermore, you would generally be required to treat any gain recognized on a disposition of the notes as ordinary income rather than as capital gain. You are particularly urged to consult your own tax advisors regarding the possible treatment of AMB LP Exchangeable Notes as contingent payment debt instruments.
     Non-U.S. Holders
     Taxation of Interest
     Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal income and withholding tax will not apply to payments of interest on the AMB LP Notes if such interest is not effectively connected with your conduct of a trade or business in the United States, you properly certify as to your foreign status as described below and:
•	you do not actually or constructively own 10% or more of AMB LP’s capital or profits interests,
•	you are not a controlled foreign corporation that is related to AMB LP within the meaning of the Code and
•	you are not a bank receiving interest on an extension of credit made in the ordinary course of your trade or business.
     Payments made to a non-U.S. holder which are attributable to original issue discount will generally be treated in the same manner as payments of interest.
     The exemption from withholding and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN to AMB LP or its paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to AMB LP or its paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and, in certain circumstances, certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to AMB LP or its paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.
     If you cannot satisfy the requirements described above, payments of interest made to you generally will be subject to U.S. federal withholding tax at a rate of 30%, unless you provide to AMB LP or its paying agent a properly executed IRS Form W-8BEN claiming an exemption from or a reduction of withholding under the benefit of a U.S. income tax treaty or you provide a properly executed IRS Form W-8ECI claiming that the payments of interest are effectively connected with your conduct of a trade or business in the United States.
     Sale, Exchange or Other Disposition of AMB LP Notes
     Subject to the discussion below concerning backup withholding, you will generally not be subject to U.S. federal income tax on any gain recognized on a sale, exchange, redemption or repayment of an AMB LP Note (other than any amount representing accrued but unpaid interest, which will be treated as such) unless (1) the gain is effectively connected with your conduct of a U.S. trade or business income, and, if a U.S. income tax treaty applies, is generally attributable to a U.S. “permanent establishment” you maintain (in which case the branch profits tax may also apply to a corporate non-U.S. holder), (2) you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met or (3) you dispose of an AMB LP Exchangeable Note and such AMB LP Exchangeable Note constitutes a USRPI within the meaning of FIRPTA. Special rules may apply to AMB LP Notes redeemed in part.
     AMB currently anticipates that it constitutes a “domestically-controlled qualified investment entity” (defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons), in which case gain recognized by you may not be taxable under FIRPTA. However, because shares of AMB common stock are publicly traded, there can be no assurance that AMB has or will retain that status. Even if AMB does not qualify as a domestically-controlled qualified investment entity at the time you dispose of the AMB LP Exchangeable Notes, gain arising from such disposition still generally would not be subject to FIRPTA tax if any class of AMB capital stock is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the New York Stock Exchange, and if the AMB LP Exchangeable Notes are not regularly traded, on the date the AMB LP Exchangeable Notes were acquired by you, you did not own, actually or constructively, AMB LP Exchangeable Notes with a fair market value greater than the fair market value on that date of 5% of the regularly traded class of AMB capital stock with the lowest fair market value. If the gain on the sale of the AMB LP Exchangeable Notes were to be subject to taxation under FIRPTA, you would generally be subject to the same treatment as U.S. holders with respect to the gain. Further, a withholding of tax at a rate of 10% of the gross amount payable would apply, although any withholding tax withheld pursuant to these rules would be creditable against your U.S. federal income tax liability.
     Although the application of the above exceptions from FIRPTA to the AMB LP Exchangeable Notes is not entirely clear, based on the law, facts and circumstances as they currently exist, AMB LP currently expects that the AMB LP Exchangeable Notes will not constitute USRPIs as of the time of any sale, exchange or redemption of AMB LP Exchangeable Notes, although there can be no assurances in this regard. Accordingly, AMB currently does not intend to withhold U.S. federal income tax from any amounts payable to you upon the redemption, repurchase or exchange by us of an AMB LP Exchangeable Note (including an exchange of an AMB LP Exchangeable Note for any AMB common stock). However, it is possible that the IRS could disagree with AMB’s position, in which case you would be liable for U.S. federal income tax under FIRPTA upon any such sale, exchange or redemption, and could be liable for interest and penalties if you fail to timely file a U.S. federal income tax return and pay such tax when due. If none of the conditions described above applies, AMB LP intends to withhold 10% of any amounts payable to you on the redemption, repurchase or exchange by us of an AMB LP Exchangeable Note. Third party purchasers may not agree with the position that AMB LP intends to take regarding the applicability to the AMB LP Exchangeable Notes of the exceptions to FIRPTA described above and may withhold U.S. federal income tax from payments to you upon a sale or disposition of an AMB LP Exchangeable Note. Further, any other sale or disposition of an AMB LP Exchangeable Note may be subject to withholding of U.S. federal income tax. Amounts withheld on any such sale, exchange or other taxable disposition of an AMB LP Exchangeable Note may not satisfy your entire tax liability, and you would remain liable for the timely payment of any remaining tax liability.
     If a sale, redemption, repurchase or exchange of an AMB LP Exchangeable Note is exempt from U.S. federal income tax, any amounts withheld from payments to you may be refunded or credited against your U.S. federal income tax liability, provided that the required information is provided to the IRS on a timely basis.
     You are urged to consult your tax advisor as to whether the sale, redemption, repurchase or exchange of a AMB LP Exchangeable Note for AMB common stock is exempt from U.S. federal income tax under FIRPTA.

     Adjustments to Exchange Rate
     The exchange rates on the AMB LP Exchangeable Notes are subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to non-U.S. holders of the AMB LP Exchangeable Notes. See “— U.S. Holders — Constructive Dividends” above.
     Until such time as judicial, legislative, or regulatory guidance becomes available that would, in AMB’s reasonable determination, permit us to treat such deemed distributions as other than deemed dividend distributions treated as ordinary income, AMB in general intends to withhold on such distributions at a 30% rate (or lower applicable treaty rate), to the extent such dividends are made out of its current or accumulated earnings and profits. A non-U.S. holder who is subject to withholding tax under such circumstances is particularly urged to consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.
Backup Withholding and Information Reporting
     U.S. Holders
     Interest payments (including original issue discount) made on, or the proceeds of the sale or other disposition of, ProLogis Notes or AMB LP Notes will be subject to information reporting. Additionally, the receipt of these payments will be subject to backup withholding of U.S. federal income tax if the recipient of those payments fails to supply an accurate taxpayer identification number or otherwise fails to establish an exemption or comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the U.S. holder’s U.S. federal income tax, provided that the required information is furnished to the IRS.
     Non-U.S. Holders
     Payments to you of interest (including original issue discount) on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.
     Backup withholding of U.S. federal income tax generally will not apply to payments of interest (including original issue discount) on a note to you if the statement described above in “— U.S. Federal Income Tax Considerations Relating to the AMB LP Notes — Non-U.S. Holders — Taxation of Interest” is duly provided by you or you otherwise establish an exemption, provided that AMB LP does not have actual knowledge or reason to know that you are a U.S. person.
     Payment of the proceeds of a sale of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if it is a:
•	United States person,
•	foreign person that derives 50% or more of its gross income for certain periods from the conduct of trade or business in the United States,
•	controlled foreign corporation for U.S. federal income tax purposes or
•	foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

     Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, if any, and any excess may be refundable if the proper information is timely provided to the IRS.
Holders Not Exchanging in the Exchange Offers
     As described above, under general principles of tax law, the modification of a debt instrument creates a deemed exchange upon which gain or loss is realized if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. Under the Treasury Regulations, the modification of a debt instrument is a “significant” modification (i.e., a modification upon which gain or loss is realized) if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” Whether holders that do not exchange their ProLogis Notes in the appropriate exchange offers are treated as exchanging, for U.S. federal income tax purposes, their ProLogis Notes for new ProLogis Notes as a result of the adoption of the proposed modifications to the ProLogis Notes (see “the Proposed Amendments”) depends on whether these transactions result in a “significant” modification of the existing ProLogis Notes. The Treasury Regulations also provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Treasury Regulations do not, however, define “customary accounting or financial covenants.” In the case of the adoption of the Proposed Amendments, although the issue is not free from doubt, AMB LP intends to treat the adoption of such amendments as not constituting a significant modification of the terms of the ProLogis Notes for U.S. federal income tax purposes, in which case a U.S. holder would not recognize any gain or loss and such U.S. holder should continue to have the same tax basis and holding period with respect to such notes as it had before the adoption of the Proposed Amendments.
     If the adoption of the Proposed Amendments were treated as a significant modification of the terms of the ProLogis Notes, however, a non-exchanging U.S. holder of such notes would be treated, for U.S. federal income tax purposes, as having exchanged its ProLogis Notes for new ProLogis Notes. In that event, a non-exchanging U.S. holder would recognize capital gain or loss in an amount equal to the difference between the U.S. holder’s adjusted tax basis in the ProLogis Notes and the issue price of the new ProLogis Notes deemed received in exchange therefor, provided that any such gain attributable to accrued but unrecognized market discount would be subject to tax as ordinary income. The deductibility of capital losses is subject to limitations. In addition, a non-exchanging U.S. holder would recognize ordinary interest income on the amount of accrued and unpaid interest on such ProLogis Notes that such holder has not previously included in income, although such amount will not be again included in income when actually paid. The non-exchanging U.S. holder’s holding period in such new ProLogis Notes would begin the day after the effective date of the Proposed Amendments, and the non-exchanging U.S. holder’s basis in the new ProLogis Notes would generally equal their issue price.
     A non-U.S. holder who does not exchange the ProLogis Notes in the exchange offers will be subject to the same rules as those discussed above with respect to non-exchanging U.S. holders for purposes of determining whether the Proposed Amendments give rise to a deemed exchange. In the event that such Proposed Amendments are considered to result in a deemed taxable exchange, a non-U.S. holder will generally be taxed on any gain realized on the exchange only under the circumstances described above under “— Non-U.S. Holders of ProLogis Notes Validly Tendering (and not Validly Withdrawing) After the Early Consent Date — Exchange Offers.”
     U.S. holders not exchanging their ProLogis Convertible Notes for AMB LP Exchangeable Notes should note that pursuant to the Twelfth Supplemental Indenture, the ProLogis Convertible Notes will no longer be convertible into ProLogis common shares but rather will be exchangeable into AMB common stock (or cash or a combination of AMB common stock and cash), as further described in this prospectus under “The Proposed Amendments.” You would generally not have been subject to taxable gain or loss on a conversion of the ProLogis Convertible Notes into ProLogis common shares; however, an exchange of your ProLogis Convertible Notes for AMB common stock will generally result in taxable gain or loss to you. For non-U.S. holders not exchanging their ProLogis Convertible Notes, the discussion above in “— U.S. Federal Income Tax Considerations Relating to the AMB LP Notes — Non-U.S. Holders — Sale, Exchange or Other Disposition of AMB LP Notes” generally applies to you in the event you exchange your ProLogis Convertible Notes for AMB common stock.

     Holders are urged to consult their tax advisors as to the amount, timing and character of any income, gain or loss that would be recognized for U.S. federal income tax purposes in the case of a deemed exchange and the possibility of the new ProLogis Notes being treated as issued with original issue discount or premium.
     Consent Fees
     AMB LP intends to treat the Non-Convertible Notes Consent Fee and Convertible Notes Consent Fee paid to a holder who validly tenders ProLogis Notes prior to the Early Consent Date and withdraws such tender after the Early Consent Date as a separate fee paid for consenting to the Proposed Amendments and not as a payment on the ProLogis Notes. Accordingly, a U.S. holder who receives a Non-Convertible Notes Consent Fee or Convertible Notes Consent Fee under such circumstances, generally will recognize ordinary income, subject to ordinary income tax rates, as a result of such payment. Further, AMB LP therefore intends to withhold on such payments to non-U.S. holders for U.S. federal income tax at a rate of 30 percent, unless a reduction or exemption applies under a U.S. income tax treaty and proper certification is provided (generally on IRS Form W-8BEN) or the non-U.S. holder provides a properly executed IRS Form W-8ECI claiming that the fee is effectively connected with the conduct of a trade or business in the United States. However, it is possible that the Non-Convertible Notes Consent Fee or Convertible Notes Consent Fee, if applicable, could be considered an additional payment under the ProLogis Notes by the IRS or a court.
U.S. Federal Income Tax Considerations Relating to Ownership of AMB Common Stock
     This section summarizes the material U.S. federal income tax consequences generally resulting from the ownership of AMB common stock upon an exchange of AMB LP Exchangeable Notes for AMB common stock.
     AMB intends to operate in a manner that satisfies the requirements for qualification and taxation as a REIT under the applicable provisions of the Code and Treasury Regulations. No assurance can be given, however, that such requirements will be met. The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. Holders of AMB common stock are urged to consult their own tax advisors regarding the specific tax consequences of their ownership of the AMB common stock and of AMB’s election to be taxed as a REIT. Specifically, holders of AMB common stock should consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.
     AMB’s Qualification as a REIT
     General
     AMB elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with the taxable year of AMB ended December 31, 1997. AMB believes that it has been organized and has operated in a manner that allows it to qualify for taxation as a REIT under the Code commencing with AMB’s taxable year ended December 31, 1997, and it is intended that AMB will continue to be organized and operated in this manner. However, AMB’s qualification and taxation as a REIT depend upon AMB’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by AMB’s tax counsel. Accordingly, the actual results of AMB’s operations during any particular taxable year may not satisfy those requirements, and no assurance can be given that AMB has operated or that AMB will continue to operate in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify.”
     Provided AMB qualifies for taxation as a REIT, AMB generally will not be required to pay U.S. federal corporate income taxes on its net income that is currently distributed to the stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when that income is distributed. AMB will, however, be required to pay U.S. federal income tax as follows:

•	First, AMB will be required to pay tax at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains.
•	Second, AMB may be required to pay the “alternative minimum tax” on items of tax preference under some circumstances.
•	Third, if AMB has (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, AMB will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.
•	Fourth, AMB will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.
•	Fifth, if AMB fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, AMB will be required to pay a tax equal to (1) the greater of (A) the amount by which 75% of AMB’s gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 95% of AMB’s gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect the profitability of AMB.
•	Sixth, if AMB fails to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, provided such failure is due to reasonable cause and not due to willful neglect, and nonetheless maintains its REIT qualification because of specified cure provisions, AMB will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused AMB to fail such test.
•	Seventh, if AMB fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, AMB may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.
•	Eighth, AMB will be required to pay a 4% excise tax to the extent AMB fails to distribute during each calendar year at least the sum of (1) 85% of AMB’s REIT ordinary income for the year, (2) 95% of its REIT capital gain net income for the year (other than capital gain AMB elects to retain and pay tax on) and (3) any undistributed taxable income from prior periods.
•	Ninth, if AMB acquires any asset from a corporation that is or has been a C corporation in a transaction in which the basis of the asset in the hands of AMB is determined by reference to the basis of the asset in the hands of the C corporation, and AMB subsequently recognizes gain on the disposition of the asset during the ten-year period (five-year period for gains recognized in 2011) beginning on the date on which AMB acquired the asset, then AMB will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) AMB’s adjusted basis in the asset, in each case determined as of the date on which AMB acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the necessary parties make or refrain from making the appropriate elections under the applicable Treasury Regulations then in effect.
•	Tenth, AMB will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of AMB to any of its tenants. See “— Requirements for Qualification as a REIT — Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to AMB that are in excess of the amounts that would have been deducted based on arm’s length negotiations. See “— Requirements for Qualification as a REIT — Redetermined Rents, Redetermined Deductions, and Excess Interest.”
     Requirements for Qualification as a REIT
     The Code defines a REIT as a corporation, trust or association:
1.	that is managed by one or more trustees or directors;
2.	that issues transferable shares or transferable certificates to evidence its beneficial ownership;
3.	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
4.	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;
5.	that is beneficially owned by 100 or more persons;
6.	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and
7.	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.
     The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) above do not apply until after the first taxable year for which an election is made to be taxed as a REIT.
     For purposes of condition (6), specified tax-exempt entities are treated as individuals, except that a “look- through” exception applies with respect to pension funds.
     AMB believes that it has been organized, has operated and has issued sufficient shares of capital stock with sufficient diversity of ownership to allow it to satisfy conditions (1) through (7), inclusive during the relevant time periods. In addition, AMB’s charter provides restrictions on the ownership and transfer of AMB’s capital stock intended to assist AMB in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions may not ensure that AMB will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If AMB fails to satisfy these share ownership requirements, except as provided in the next sentence, AMB’s status as a REIT will terminate. If, however, AMB complies with the rules contained in applicable Treasury Regulations that require AMB to ascertain the actual ownership of its stock and AMB does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, AMB will be treated as having met this requirement. See “— Failure to Qualify.”
     In addition, AMB may not maintain its status as a REIT unless the taxable year is the calendar year. AMB has and will continue to have a calendar taxable year.
     Ownership of a Partnership Interest. AMB will own and operate one or more properties through partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes. Treasury Regulations provide that if AMB is a partner in a partnership, AMB will be deemed to own its proportionate share of the assets of the partnership based on AMB’s interest in the partnership’s capital, subject to special rules relating to the 10% asset test described below. AMB also will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of AMB for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which AMB directly or indirectly owns an interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. Thus, AMB’s proportionate share of the assets and items of income of the operating partnership, including the operating partnership’s share of these items for any partnership in which the operating partnership owns an interest, are treated as the assets and items of income of AMB for purposes of applying the requirements described in this discussion, including the income and asset tests described below. Included below under “— Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies” is a brief summary of the rules governing the U.S. federal income taxation of partnerships.
     AMB will have direct control of the operating partnership and indirect control of some of the subsidiary partnerships of AMB, and intends to continue to operate them in a manner consistent with the requirements for qualification as a REIT. However, AMB will be a limited partner in certain partnerships. If a partnership in which AMB owns an interest takes or expects to take actions that could jeopardize the status of AMB as a REIT or require AMB to pay tax, AMB may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership could take an action that could cause AMB to fail a REIT income or asset test, and that AMB would not become aware of such action in time to dispose of its interest in the partnership or take other corrective action on a timely basis. In that case, AMB could fail to qualify as a REIT unless it were entitled to relief, as described below. See “— Failure to Qualify.” The treatment described in this paragraph also applies with respect to the ownership of AMB of interests in limited liability companies or other entities or arrangements that are treated as partnerships for U.S. federal income tax purposes.
     Ownership of Interests in Qualified REIT Subsidiaries. AMB owns 100% of the stock of a number of corporate subsidiaries that AMB believes will be treated as qualified REIT subsidiaries under the Code, and AMB may acquire additional qualified REIT subsidiaries in the future. A corporation will qualify as a qualified REIT subsidiary if AMB owns 100% of its stock and it is not a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the assets, liabilities and such items (as the case may be) of AMB for all purposes under the Code, including the REIT qualification tests. For this reason, references in this discussion to AMB’s income and assets include the income and assets of any qualified REIT subsidiary AMB owns. A qualified REIT subsidiary is not required to pay U.S. federal income tax, and AMB’s ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.”
     Ownership of Interests in Taxable REIT Subsidiaries. The taxable REIT subsidiaries of AMB will be corporations other than REITs and qualified REIT subsidiaries in which AMB directly or indirectly holds stock, and that have made a joint election with AMB to be treated as taxable REIT subsidiaries. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which one of the taxable REIT subsidiaries of AMB owns more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. In addition, the taxable REIT subsidiaries of AMB may be prevented from deducting interest on debt funded directly or indirectly by AMB if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. AMB will hold an interest in a number of taxable REIT subsidiaries, and may acquire securities in one or more additional taxable REIT subsidiaries in the future. AMB’s ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described below under “— Asset Tests.”
     Affiliated REIT. AMB owns, and following the Merger, AMB will continue to own an interest in certain corporate subsidiaries which have elected to be taxed as REITs. Provided each of these subsidiary REITs qualifies as a REIT, AMB’s interest in each subsidiary REIT will be treated as a qualifying real estate asset for purposes of the REIT asset tests and any dividend income or gains derived by us from each such subsidiary REIT will generally be treated as income that qualifies for purposes of the REIT gross income tests. To qualify as a REIT, each subsidiary REIT must independently satisfy the various REIT qualification requirements described in this summary. If a subsidiary REIT were to fail to qualify as a REIT, and certain relief provisions did not apply, such subsidiary REIT would be treated as a taxable C-corporation and its income would be subject to federal income tax. In addition, a failure of a subsidiary REIT to qualify as a REIT could have an adverse effect on AMB’s ability to comply with the REIT income and asset tests, and thus could impair AMB’s ability to qualify as a REIT. In addition, one subsidiary REIT, Palmtree Acquisition Corporation, is the successor of Catellus Development Corporation, which was a C corporation that elected to be treated as a REIT effective January 1, 2004 and is therefore subject to the built-in gain rules discussed above. Therefore, Palmtree Acquisition Corporation could be subject to a corporate level tax at the highest regular corporate rate (currently 35%) on any gain recognized within ten years (reduced to five years for gain recognized in 2011) of Catellus Development Corporation’s conversion to a REIT from the sale of any assets that Catellus Development Corporation held at the effective time of its election to be a REIT, but only to the extent of the built-in gain based on the fair market value of those assets as of the effective date of the REIT election. Palmtree Acquisition Corporation is not currently expected to dispose of any assets if such disposition would result in the imposition of a material tax liability unless such disposition can be effected through a tax-deferred exchange of the property. However, certain assets are subject to third party purchase options that may require Palmtree Acquisition Corporation to sell such assets, and those assets may carry deferred tax liabilities that would be triggered on such sales.
     Income Tests. AMB must satisfy two gross income requirements annually to maintain its qualification as a REIT. First, in each taxable year, AMB must derive directly or indirectly at least 75% of its gross income (excluding gross income from prohibited transactions, from certain hedging transactions entered into after July 30, 2008 and from certain foreign currency gains recognized after July 30, 2008) from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or from certain types of temporary investments. Second, in each taxable year, AMB must derive at least 95% of its gross income (excluding gross income from prohibited transactions, from certain hedges of indebtedness, from certain other hedges entered into after July 30, 2008 and from certain foreign currency gains recognized after July 30, 2008) from (i) these real property investments, (ii) dividends, interest and gain from the sale or disposition of stock or securities, or (iii) any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
     Rents AMB receives from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements described above only if all of the following conditions are met:
•	the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount AMB receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;
•	AMB, or an actual or constructive owner of 10% or more of the stock of AMB, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents received from such a tenant that is also a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which AMB owns stock possessing more than 50% of the voting power or more than 50% of the total value;

•	rent attributable to personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property;” and
•	AMB generally must not operate or manage its property or furnish or render services to its tenants, subject to a 1% de minimis exception, other than customary services through an independent contractor from whom AMB derives no revenue. AMB may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, AMB may employ a taxable REIT subsidiary, which may be wholly or partially owned by AMB, to provide both customary and non- customary services to the tenants of AMB without causing the rent AMB received from those tenants to fail to qualify as “rents from real property.” Any amounts AMB receives from a taxable REIT subsidiary with respect to its provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.
     AMB generally does not intend to, and as the general partner of the operating partnership does not intend to permit the operating partnership to, take actions AMB believes will cause AMB to fail to satisfy any of the rental conditions described above. However, AMB may intentionally have taken and may intentionally continue to take actions that fail to satisfy these conditions to the extent the failure will not, based on the advice of tax counsel, jeopardize its tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, AMB will not obtain appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with the determinations of value of AMB.
     From time to time, AMB may enter into hedging transactions with respect to one or more of its assets or liabilities. The hedging activities of AMB may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly and timely identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income and thus will be exempt from the 75% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term “hedging transaction,” as used above, generally means any transaction AMB enters into in the normal course of the business of AMB primarily to manage risk of (i) interest rate changes or fluctuations with respect to borrowings made or to be made by AMB to acquire or carry real estate assets and (ii) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). To the extent that AMB does not properly identify such transactions as hedges or hedges with other types of financial instruments, or hedges other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. It is intended that AMB will structure any hedging transactions in a manner that does not jeopardize the status of AMB as a REIT.
     AMB will hold investments in certain entities located outside the United States, and from time to time AMB may acquire additional properties outside of the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause AMB to incur foreign currency gains or losses. Prior to July 30, 2008, the characterization of any such foreign currency gains for purposes of the REIT gross income tests was unclear, although the IRS had indicated that REITs may apply the principles of proposed Treasury Regulations to determine whether such foreign currency gain constitutes qualifying income under the REIT income tests. As a result, AMB anticipated that any foreign currency gain AMB recognized relating to rents AMB receives from any property located outside of the United States were qualifying income for purposes of the 75% and 95% gross income tests. Any foreign currency gains recognized after July 30, 2008 to the extent attributable to specified items of qualifying income or gain, or specified qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and will be exempt from these tests.
     The taxable REIT subsidiaries of AMB may provide certain services in exchange for a fee or derive other income that would not qualify under the REIT gross income tests. Such fees and other income do not accrue to AMB, but, to the extent the taxable REIT subsidiaries of AMB pay dividends, AMB generally will derive its allocable share of such dividend income through the interest of AMB in the operating partnership. Such dividend income qualifies under the 95%, but not the 75%, REIT gross income test. The operating partnership may provide certain management or administrative services to the taxable REIT subsidiaries of AMB. In addition, AMB Capital Partners, LLC conducts an asset management business and receives fees, which may include incentive fees, in exchange for the provision of certain services to asset management clients. The fees AMB and AMB Capital Partners, LLC derive as a result of the provision of such services will be non-qualifying income to AMB under both the 95% and 75% REIT income tests. The amount of such dividend and fee income will depend on a number of factors that cannot be determined with certainty, including the level of services provided by AMB Capital Partners, LLC, the taxable REIT subsidiaries of AMB and the operating partnership. AMB will monitor the amount of the dividend income from the taxable REIT subsidiaries of AMB and the fee income described above, and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the REIT income tests. However, there can be no guarantee that such actions will in all cases prevent AMB from violating a REIT income test.
     The aggregate amount of the nonqualifying income of AMB, from all sources, in any taxable year is not expected to exceed the limit on nonqualifying income under the gross income tests. If AMB fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, AMB may nevertheless qualify as a REIT for the year if AMB is entitled to relief under certain provisions of the Code. AMB generally may make use of the relief provisions if:
•	following the identification by AMB of the failure to meet the 75% or 95% gross income tests for any taxable year, AMB files a schedule with the IRS setting forth each item of AMB’s gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and
•	the failure of AMB to meet these tests was due to reasonable cause and not due to willful neglect.
     It is not possible, however, to state whether in all circumstances AMB would be entitled to the benefit of these relief provisions. For example, if AMB fails to satisfy the gross income tests because non-qualifying income that AMB intentionally accrues or receives exceeds the limits on non-qualifying income, the IRS could conclude that the failure of AMB to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, AMB will not qualify as a REIT. As discussed above in “— AMB’s Qualification as a REIT — General,” even if these relief provisions apply, and AMB retains its status as a REIT, a tax would be imposed with respect to the non-qualifying income of AMB. AMB may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of its income.
     Prohibited Transaction Income. Any gain AMB recognizes (including any net foreign currency gain recognized after July 30, 2008) on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including AMB’s share of any such gain realized by the qualified REIT subsidiaries of AMB, partnerships or limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income could also adversely affect the ability of AMB to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. AMB intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with the investment objectives of AMB. AMB does not believe that any of its sales were prohibited transactions. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax.

     Redetermined Rents, Redetermined Deductions and Excess Interest. Any redetermined rents, redetermined deductions or excess interest AMB generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of the taxable REIT subsidiaries of AMB to any of the tenants of AMB, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to AMB that are in excess of the amounts that would have been deducted based on arm’s length agreements. Rents AMB receives will not constitute redetermined rents if they qualify under the safe harbor provisions contained in the Code.
     It is intended that AMB will deal with its taxable REIT subsidiaries on a commercially reasonable arm’s length basis, but AMB may not always satisfy the safe harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, AMB would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.
     Asset Tests. At the close of each quarter of the taxable year of AMB, AMB must also satisfy four tests relating to the nature and diversification of the assets of AMB. First, at least 75% of the value of AMB’s total assets, including assets held by the qualified REIT subsidiaries of AMB and AMB’s allocable share of the assets held by the partnerships and limited liability companies in which AMB owns an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date AMB receives such proceeds.
     Second, not more than 25% of the value of AMB’s total assets may be represented by securities, other than those securities included in the 75% asset test.
     Third, of the investments included in the 25% asset class, and except for investments in other REITs, the qualified REIT subsidiaries of AMB and the taxable REIT subsidiaries of AMB, the value of any one issuer’s securities may not exceed 5% of the value of AMB’s total assets, and AMB may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of AMB’s interest in the assets of a partnership or limited liability company in which AMB owns an interest will be based on AMB’s proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.
     Fourth, not more than 25% (20% for taxable years beginning prior to January 1, 2009) of the value of AMB’s total assets may be represented by the securities of one or more taxable REIT subsidiaries.
     Through the operating partnership, AMB will own an interest in several corporations which have jointly elected with AMB to be treated as taxable REIT subsidiaries, and therefore will be taxable REIT subsidiaries of AMB following the Merger. Some of these corporations own the stock of other corporations, which will also become the taxable REIT subsidiaries of AMB. So long as each of these corporations qualifies as a taxable REIT subsidiary, AMB will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to AMB’s ownership of their securities. AMB may acquire securities in other taxable REIT subsidiaries in the future. AMB believes that the aggregate value of the taxable REIT subsidiaries of AMB has not exceeded and that the aggregate value of AMB’s taxable REIT subsidiaries will not exceed 25% (or 20% for taxable years beginning prior to January 1, 2009) of the aggregate value of AMB’s gross assets. Prior to the election to treat these corporations as taxable REIT subsidiaries, AMB did not own more than 10% of the voting securities of these corporations. In addition, AMB believes that prior to the election to treat these corporations as taxable REIT subsidiaries of AMB, the value of the pro rata share of the securities of these corporations held by AMB did not, in any case, exceed 5% of the total value of the assets of AMB. With respect to each issuer in which AMB currently owns securities, that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, AMB believes that the value of the securities of each issuer does not exceed 5% of the total value of AMB’s assets and AMB’s ownership of the securities of each issuer complies with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions, and there can be no assurance that the IRS will agree with the determinations of value of AMB.
     The asset tests must be satisfied at the close of each quarter of AMB’s taxable year in which AMB (directly or through the qualified REIT subsidiaries, partnerships or limited liability companies of AMB) acquires securities in the applicable issuer, and also at the close of each quarter of AMB’s taxable year in which AMB increases its ownership of securities of such issuer, including as a result of increasing AMB’s interest in the operating partnership or other partnerships and limited liability companies which own such securities, or acquire other assets. For example, AMB’s indirect ownership of securities of each issuer will increase as a result of AMB’s capital contributions to the operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, AMB will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including, for taxable years beginning on or after January 1, 2009, a change caused by changes in the foreign currency exchange rate used to value foreign assets). If AMB fails to satisfy an asset test because AMB acquires securities or other property during a quarter, AMB may cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. For this purpose, an increase in the interests of AMB in the operating partnership or any other partnership or limited liability company in which AMB directly or indirectly owns an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company.
     Certain relief provisions may be available to AMB if it discovers a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, AMB will be deemed to have met the 5% and 10% asset tests if the value of AMB’s nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of AMB’s assets at the end of the applicable quarter or (b) $10,000,000, and (2) AMB disposes of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, AMB may avoid disqualification as a REIT after the 30 day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow AMB to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.
     Although AMB believes that it has satisfied the asset tests and plans to take steps to ensure that it satisfies such tests for any quarter with respect to which retesting is to occur, there can be no assurance that AMB’s efforts will always be successful, or will not require a reduction in the operating partnership’s overall interest in an issuer. If AMB fails to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, AMB would cease to qualify as a REIT. See “— Failure to Qualify” below.
     Annual Distribution Requirements. To maintain its qualification as a REIT, AMB is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:
•	90% of AMB’s “REIT taxable income”; and
•	90% of AMB’s after tax net income, if any, from foreclosure property; minus
•	the excess of the sum of certain items of AMB’s non-cash income over 5% of “REIT taxable income” as described below.
     AMB’s “REIT taxable income” is computed without regard to the dividends paid deduction and AMB’s net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.
     In addition, if AMB disposes of any asset it acquired from a corporation which is or has been a C corporation in a transaction in which AMB’s basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period (five-year period for gains recognized in 2011) following the acquisition by AMB of such asset, AMB would be required to distribute at least 90% of the after-tax gain, if any, AMB recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date AMB acquired the asset over (b) AMB’s adjusted basis in the asset on the date AMB acquired the asset.
     AMB generally must pay the distributions described above in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by AMB and received by AMB stockholders on December 31 of the year in which they are declared. In addition, at the election of AMB, a distribution will be treated as paid in a taxable year if it is declared before AMB timely files its tax return for that year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve month period following the close of that year. Except as provided below, these distributions are taxable to AMB stockholders, other than tax-exempt entities, as discussed below, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of AMB’s 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that AMB does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, AMB will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. AMB believes it has made and intends that it will continue to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the operating partnership agreement authorizes AMB, as general partner, to take such steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit AMB to meet these distribution requirements.
     It is expected that AMB’s “REIT taxable income” will be less than its cash flow because of depreciation and other non-cash charges included in computing AMB’s “REIT taxable income.” Accordingly, it is anticipated that AMB will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, AMB may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining AMB’s taxable income. If these timing differences occur, AMB may be required to borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.
     Recent guidance issued by the IRS extends and clarifies earlier guidance regarding certain part-stock and part-cash dividends by REITs. Pursuant to this new guidance, certain part-stock and part-cash dividends distributed by publicly-traded REITs with respect to calendar years 2008 through 2011, and in some cases declared as late as December 31, 2012, will be treated as distributions for purposes of the REIT distribution requirements. Under the terms of this guidance, up to 90% of AMB’s distributions could be paid in shares of AMB common stock. If AMB makes such a distribution, taxable stockholders would be required to include the full amount of the dividend (i.e., the cash and the stock portion) as ordinary income (subject to limited exceptions), to the extent of its current and accumulated earnings and profits for U.S. federal income tax purposes, as described below under the headings “Taxation to Holders of AMB Common Stock — U.S. Holders — Distributions Generally” and “Taxation to Holders of AMB Common Stock — Non-U.S. Holders — Distributions Generally.” As a result, holders of AMB common stock could recognize taxable income in excess of the cash received and may be required to pay tax with respect to such dividends in excess of the cash received. If a taxable stockholder sells the stock it receives as a dividend, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale. Furthermore, with respect to non-U.S. holders of AMB common stock, AMB may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock.

     Under some circumstances, AMB may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year, which AMB may include in its deduction for dividends paid for the earlier year. Thus, AMB may be able to avoid being taxed on amounts distributed as deficiency dividends. However, AMB will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.
     Furthermore, AMB will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of AMB’s REIT ordinary income for such year, 95% of AMB’s REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax in subsequent years.
     Like-Kind Exchanges. AMB has in the past disposed of properties in transactions intended to qualify as like- kind exchanges under the Code, and AMB may continue this practice in the future. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject AMB to U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.
     Earnings and Profits Distribution Requirement. A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute all such earnings and profits. The failure of AMB to comply with this rule would require AMB to pay a “deficiency dividend” to its stockholders, and interest to the IRS, to distribute any remaining earnings and profits. A failure to make this deficiency dividend distribution would result in the loss of AMB’s REIT status. See “— Failure to Qualify.”
     Failure to Qualify
     Specified cure provisions are available to AMB in the event that it violates a provision of the Code that would result in the failure of AMB to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status.
     If AMB fails to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, AMB will be required to pay tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which AMB fails to qualify as a REIT will not be deductible by AMB and AMB will not be required to distribute any amounts to its stockholders. As a result, AMB anticipates that its failure to qualify as a REIT would reduce the cash available for distribution by AMB to its stockholders. In addition, if AMB fails to qualify as a REIT, all distributions to its stockholders will be taxable as ordinary corporate dividends to the extent of AMB’s current and accumulated earnings and profits. In this event, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, AMB will also be disqualified from taxation as a REIT for the four taxable years following the year during which AMB lost its qualification. It is not possible to state whether in all circumstances AMB would be entitled to this statutory relief.
     Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies
     General
     Substantially all of AMB’s investments will be held indirectly through the operating partnership and subsidiary partnerships and limited liability companies. In general, partnerships and limited liability companies that are classified as partnerships for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the entity. AMB will include in its income its proportionate share of these partnership and limited liability company items for purposes of the various REIT income tests and in the computation of AMB’s REIT taxable income. Moreover, for purposes of the REIT asset tests and subject to special rules relating to the 10% asset test described above, AMB will include its proportionate share of assets held by the operating partnership and its subsidiary partnerships and limited liability companies.
     Entity Classification
     AMB’s ownership of an interest in its operating partnership involves special tax considerations, including the possibility that the IRS might challenge the status of the operating partnership or one or more of the subsidiary partnerships or limited liability companies as partnerships, as opposed to associations taxable as corporations for U.S. federal income tax purposes. If the operating partnership or one or more of the subsidiary partnerships or limited liability companies were treated as an association, they would be taxable as a corporation and therefore be required to pay an entity-level income tax. In this situation, the character of AMB’s assets and items of gross income would change and could prevent AMB from satisfying the asset tests and possibly the income tests. This, in turn, could prevent AMB from qualifying as a REIT. In addition, a change in the tax status of the operating partnership or one or more of the subsidiary partnerships or limited liability companies might be treated as a taxable event, in which case, AMB might incur a tax liability without any related cash distributions.
     Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be treated as a partnership for U.S. federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for U.S. federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership (or disregarded entity) for U.S. federal income tax purposes unless it elects otherwise. It is believed that the operating partnership and subsidiary partnerships and limited liability companies will be classified as partnerships (or disregarded entities) for U.S. federal income tax purposes.
     Allocations of Income, Gain, Loss and Deduction
     The net proceeds from AMB’s issuance of any preferred stock will be contributed to the operating partnership in exchange for its preferred limited partnership units. In addition, to the extent AMB issues preferred stock in exchange for preferred limited partnership units of AMB Property II, L.P., AMB will contribute substantially all of such units to the operating partnership in exchange for additional preferred limited partnership units in the operating partnership. In each case, the operating partnership’s partnership agreement will provide for preferred distributions of cash and preferred allocations of income to AMB with respect to these newly issued preferred units. As a consequence, AMB will receive distributions from the operating partnership that AMB will use to pay dividends on substantially all of the shares of preferred stock that AMB issues before any of the other partners in the operating partnership (other than a holder of preferred units, if such units are not then held by us) receive a distribution.
     In addition, if necessary, income will be specially allocated to AMB, and losses will be allocated to the other partners of the operating partnership, in amounts necessary to ensure that the balance in AMB’s capital account will at all times be equal to or in excess of the amount AMB is required to pay on the preferred stock then issued by AMB upon liquidation or redemption. Similar preferred distributions and allocations will be made for the benefit of other holders of preferred limited partnership units in the operating partnership. Except as provided below, all remaining items of operating income and loss will be allocated to the holders of common units in the operating partnership in proportion to the number of units or performance units held by each such unitholder. All remaining items of gain or loss relating to the disposition of the operating partnership’s assets upon liquidation will be allocated first to the partners in the amounts necessary, in general, to equalize the per unit capital accounts of AMB and the limited partners, with any special allocation of gain to the holders of performance units being offset by a reduction in the gain allocation to AMB and to unitholders that were performance investors.

     Certain limited partners have agreed to guarantee debt of the operating partnership, either directly or indirectly under limited circumstances. As a result of these guarantees, and notwithstanding the foregoing discussion of allocations of income and loss of the operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of gain or loss upon a liquidation of the operating partnership.
     If an allocation of income of a partnership or limited liability company does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.
     Tax Allocations With Respect to the Properties
     Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of the contributed property at the time of contribution as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes, and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. The operating partnership was formed by way of contributions of appreciated property, i.e., property having an adjusted tax basis less than its fair market value at the time of contribution. Moreover, subsequent to the formation of the operating partnership, additional appreciated property has been contributed to it in exchange for operating partnership interests. The operating partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code.
     Treasury Regulations issued under Section 704(c) of the Code provide partnerships and limited liability companies with a choice of several methods of accounting for book-tax differences. AMB and its operating partnership have agreed to use the “traditional method” to account for book-tax differences for the properties initially contributed to the operating partnership and for some assets acquired subsequently. Under the “traditional method,” which is the least favorable method from the perspective of AMB, the carryover basis of contributed interests in the properties in the hands of AMB’s operating partnership (i) could cause AMB to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to AMB if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause AMB to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to AMB as a result of such sale, with a corresponding benefit to the other partners in AMB’s operating partnership. An allocation described in (ii) above might cause AMB or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect the ability of AMB to comply with the REIT distribution requirements. See “— AMB’s Qualification as a REIT.” To the extent AMB’s depreciation is reduced, or the gain on sale of AMB is increased, stockholders may recognize additional dividend income without an increase in distributions. It has not yet been decided what method will be used to account for book-tax differences for properties to be acquired by the operating partnership in the future.
     Any property acquired by the operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.
     Taxation to Holders of AMB Common Stock
     U.S. Holders

     Distributions Generally. Distributions out of AMB’s current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends generally taxable to U.S. holders as ordinary income. As long as AMB qualifies as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. For purposes of determining whether distributions to holders of AMB common stock are out of current or accumulated earnings and profits, AMB’s earnings and profits will be allocated first to distributions on AMB’s outstanding preferred stock and then to distributions on the outstanding AMB common stock.
     To the extent that AMB makes distributions in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. holder. This treatment will reduce the adjusted tax basis which each U.S. holder has in its shares of AMB common stock by the amount of the distribution, but not below zero. Distributions in excess of AMB’s current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares of AMB common stock will be taxable as capital gain, provided that the shares have been held as capital assets. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends AMB declares in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by AMB and received by the stockholder on December 31 of that year, provided AMB actually pays the dividend on or before January 31 of the following year. Stockholders may not include in their own income or on their tax returns any of the net operating losses or capital losses of AMB.
     In addition, certain dividends partially paid in AMB stock and partially paid in cash will be taxable to the recipient U.S. stockholder to the same extent as if paid in cash. See “Requirements for Qualification as a REIT —Annual Distribution Requirements” above.
     Capital Gain Distributions. Distributions that AMB properly designates as capital gain dividends will be taxable to U.S. holders of AMB common stock as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed AMB’s actual net capital gain for the taxable year. If AMB properly designates any portion of a dividend as a capital gain dividend, then AMB intends to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of AMB stock for the year to the holders of AMB common stock in proportion to the amount that AMB’s total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of AMB’s common stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of AMB stock for the year.
     Retention of Net Long-Term Capital Gains. AMB may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If AMB makes this election, AMB would pay tax on its retained net long-term capital gains. In addition, to the extent AMB designates, a U.S. holder of AMB common stock generally would:
•	include its proportionate share of AMB’s undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of AMB’s taxable year falls;
•	be deemed to have paid the capital gains tax imposed on AMB on the designated amounts included in the U.S. holder’s long-term capital gains;
•	receive a credit or refund for the amount of tax deemed paid by it;
•	increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and
•	in the case of a U.S. holder of AMB common stock that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by Treasury Regulations to be prescribed by the IRS.

     Passive Activity Losses and Investment Interest Limitations. Distributions AMB makes and gains arising from the sale or exchange by a U.S. holder of AMB common stock will not be treated as passive activity income. As a result, U.S. holders of AMB common stock generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by AMB, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.
     Dispositions of AMB Common Stock. If a U.S. holder of AMB common stock sells or disposes of its shares of AMB common stock to a person other than AMB, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property it receives on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if it has held the stock for more than one year. In general, if a U.S. holder recognizes loss upon the sale or other disposition of stock that it has held for six months or less, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from AMB which were required to be treated as long-term capital gains.
     Tax Rates. The maximum tax rate of non-corporate taxpayers for (i) capital gains, including “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which AMB may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) dividends has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on dividends, except to the extent the REIT’s dividends are attributable either to dividends received from taxable corporations (such as AMB’s taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if AMB distributes taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by AMB as “capital gain dividends.” After December 31, 2012, absent Congressional action the maximum tax rate of non-corporate taxpayers on capital gains is scheduled to increase to 20% and the maximum tax rate of non-corporate taxpayers on dividends is scheduled to increase to 39.6%.
     Information Reporting and Backup Withholding. AMB reports to its U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. A U.S. holder of AMB common stock may be subject to backup withholding with respect to dividends paid by AMB unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A U.S. holder of AMB common stock that does not provide AMB with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability.
     Tax-Exempt Holder
     Except as described below, dividend income from AMB and gain arising upon the sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as “debt financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.
     For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from AMB common stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its AMB common stock. These prospective holders should consult their tax advisors concerning these “set aside” and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests of a REIT. A REIT will not be a “pension held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in AMB’s charter, AMB does not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to AMB stockholders. However, because AMB’s stock will be publicly traded, AMB cannot guarantee that this will always be the case.
     Non-U.S. Holders
     The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of AMB common stock by non-U.S. holders. The rules governing the U.S. federal income taxation of the ownership and disposition of AMB common stock by non-U.S. holders are complex, and no attempt is made herein to provide more than a brief summary. Accordingly, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a non-U.S. holder of AMB common stock in light of such stockholder’s particular circumstances and does not address any state, local or foreign tax consequences. AMB urges non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the ownership and disposition of shares of AMB common stock, including any reporting requirements.
     Distributions Generally. Distributions that are neither attributable to gain from the sale or exchange by AMB of USRPIs nor designated by AMB as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of AMB’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. holder of AMB common stock that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
     Distributions in excess of AMB’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder of AMB common stock to the extent that such distributions do not exceed the non-U.S. holder’s adjusted basis in its AMB common stock, but rather will reduce the adjusted basis of such stock. To the extent that these distributions exceed a non-U.S. holder’s adjusted basis in its AMB common stock, they will give rise to gain from the sale or exchange of such stock. The tax treatment of this gain is described below. Except as otherwise described below, AMB expects to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder of AMB common stock unless:
•	a lower treaty rate applies and the non-U.S. holder files with AMB an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or
•	the non-U.S. holder files an IRS Form W-8ECI with AMB claiming that the distribution is income effectively connected with the non-U.S. holder’s U.S. trade or business.
     However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of AMB’s current and accumulated earnings and profits.

     Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder of AMB common stock that AMB properly designates as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:
•	the ownership of AMB common stock is treated as effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders of AMB common stock with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty), as discussed above; or
•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.
     Pursuant to FIRPTA, distributions to a non-U.S. holder of AMB common stock that are attributable to gain from the sale or exchange of USRPIs (whether or not designated as capital gain dividends) will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders of AMB common stock would generally be taxed at the same rates applicable to U.S. holders of AMB common stock, subject to a special alternative minimum tax in the case of nonresident alien individuals. AMB also will be required to withhold and to remit to the IRS 35% (or less to the extent provided in applicable Treasury Regulations) of any distribution to a non-U.S. holder of AMB common stock that is designated as a capital gain dividend, or, if greater, 35% (or less to the extent provided in applicable Treasury Regulations) of a distribution to the non-U.S. holder of AMB common stock that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will be treated as ordinary dividend distributions.
     Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts AMB designates as retained capital gains in respect of the capital stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by AMB of capital gain dividends. Under this approach, a non-U.S. holder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by AMB on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. holder’s proportionate share of such tax paid by AMB exceeds its actual U.S. federal income tax liability.
     Sale of AMB Common Stock. Gain recognized by a non-U.S. holder upon the sale or exchange of AMB common stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a USRPI. AMB’s common stock will not constitute a USRPI so long as AMB is a “domestically-controlled qualified investment entity.” A “domestically-controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. holders. AMB believes, but cannot guarantee, that AMB has been a “domestically-controlled qualified investment entity,” but because AMB’s capital stock is, and AMB’s capital stock will be, publicly traded, no assurance can be given that AMB is or will continue to be a “domestically- controlled qualified investment entity.”
     Notwithstanding the foregoing, gain from the sale or exchange of AMB common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (1) the ownership of AMB common stock is treated as effectively connected with the non-U.S. holder’s U.S. trade or business or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if AMB is a domestically-controlled qualified investment entity, upon disposition of AMB common stock (subject to the exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of AMB common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2)

acquires, or enters into a contract or option to acquire, other shares of AMB’s stock within 30 days after such ex-dividend date.
     Even if AMB does not qualify as a “domestically-controlled qualified investment entity” at the time a non-U.S. holder sells or exchanges AMB common stock, gain arising from such a sale or exchange would not be subject to U.S. federal income taxation under FIRPTA as a sale of a USRPI if:
•	AMB common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and
•	such non-U.S. holder owned, actually and constructively, 5% or less of the outstanding AMB common stock throughout the five-year period ending on the date of the sale or exchange.
     If gain on the sale or exchange of AMB common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or exchange of AMB common stock were subject to taxation under FIRPTA, and if shares of AMB common stock were not “regularly traded” on an established securities market, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price.
     Information Reporting and Backup Withholding. Generally, AMB must report annually to the IRS the amount of dividends paid to a non-U.S. holder of AMB common stock, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder’s country of residence.
     Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. holder of AMB common stock may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either AMB has or its paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a U.S. person.
     Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.
     New Legislation
     Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, imposes a withholding tax of 30% on certain payments (including dividends on, and gross proceeds from the disposition of, AMB common stock) made to certain foreign financial institutions (including in their capacity as agents or custodians for beneficial owners of AMB common stock) and to certain other foreign entities unless various information reporting and certain other requirements are satisfied. Holders of AMB common stock should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their ownership of shares of AMB common stock.

CERTAIN CONSIDERATIONS FOR ERISA AND OTHER U.S. EMPLOYEE BENEFIT PLANS
     Subject to the following discussion, the AMB LP Notes may be acquired in the applicable exchange offers and held by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and entities that are deemed to hold the assets of such plans (collectively, “ERISA Plans”) or by an individual retirement account or other plan subject to Section 4975 of the Code (together with ERISA Plans, “Plans”). A fiduciary of an ERISA Plan must determine that the acquiring and holding of an AMB LP Note is consistent with its fiduciary duties under ERISA. The fiduciary of a Plan or a non-U.S. plan, governmental plan or certain church plans subject to laws similar to ERISA and Section 4975 of the Code law must also determine that its acquisition and holding of AMB LP Notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or any similar law.
Representation
     By acquiring an AMB LP Note (or interest therein), each acquirer and transferee is deemed to represent and warrant that either (i) it is not acquiring the AMB LP Note (or interest therein) with the assets of a Plan or (ii) the acquisition and holding of the AMB LP Note (or interest therein) will not give rise to a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any similar law.
     The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the AMB LP Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar law to such investment and whether an exemption would be applicable to the purchase and holding of the AMB LP Notes.

LEGAL MATTERS
     Certain legal matters in connection with this offering will be passed upon for us, including the validity of the issuance of the notes, by Latham & Watkins LLP, San Francisco, California and by Tamra D. Browne, Esq., AMB’s General Counsel. Certain legal matters relating to Maryland law will be passed upon for us by Ballard Spahr LLP, Baltimore, Maryland. Certain tax matters with respect to the AMB LP Notes offered in the exchange offers will be passed upon by Latham & Watkins LLP, Los Angeles, California and Mayer Brown LLP, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the dealer managers by Shearman & Sterling LLP, New York, New York.
EXPERTS
     The financial statements of AMB and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated into this prospectus by reference to AMB’s Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements and schedule of ProLogis as of December 31, 2010 and 2009, and for each of the years in the three-year period ending December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein and in this prospectus, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2010 (unaudited)	F-4
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2010 (unaudited)	F-5
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-6

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Introduction
     On January 30, 2011, AMB Property Corporation (“AMB”) and ProLogis entered into a definitive agreement (the “Merger Agreement”) to combine through a merger of equals (the “Merger”). The terms of the Merger are contained in the Merger Agreement that is described in this prospectus. AMB and ProLogis encourage you to read the Merger Agreement carefully.
     Under the terms of the Merger Agreement, ProLogis shareholders will receive 0.4464 of a newly issued share of AMB common stock for each ProLogis common share that they own. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing. Changes in the price of AMB common stock prior to the Merger will affect the market value of the merger consideration that ProLogis shareholders will receive on the closing date of the Merger. On January 30, 2011, the date the Merger Agreement was signed, ProLogis had approximately 570,083,000 common shares outstanding. Subject to shareholder approvals and the other closing conditions described in this prospectus, the Merger is expected to be consummated in the second quarter of 2011.
     Based on current information, it is expected that former ProLogis shareholders will own approximately 60%, and current AMB stockholders will own approximately 40%, of the common stock of the combined company outstanding after consummation of the Merger. After consideration of all applicable factors pursuant to the business combination accounting rules, the Merger results in a reverse acquisition in which AMB is considered the “legal acquirer”, because AMB is issuing its common stock to ProLogis shareholders, and ProLogis is the “accounting acquirer” due to various factors, including that ProLogis shareholders will hold the largest portion of the voting rights in the merged entity and ProLogis appointees will represent a majority of the board of directors of the combined entity.
Pro Forma Information
     The following unaudited pro forma condensed consolidated financial statements combine the historical consolidated financial statements of ProLogis and AMB as if the Merger had previously occurred on the dates specified below. The accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 has been prepared as if the Merger had occurred as of that date. The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2010 has been prepared as if the Merger had occurred as of January 1, 2010.
     Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements, which are referred to in this section as the Notes.
     The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. The total merger consideration and the assignment of fair values to AMB’s assets and liabilities has not been finalized, is subject to change and could vary materially from the actual amounts at the time the Merger is completed. The purchase price allocation will not be finalized until after the Merger is consummated.
     The pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). All significant adjustments necessary to reflect the effects of the Merger that can be factually supported within the SEC regulations covering the preparation of pro forma financial statements have been made. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position.
     You are urged to read the pro forma information below, together with ProLogis’ and AMB’s publicly available historical consolidated financial statements and accompanying notes, which are incorporated by reference elsewhere herein.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
Merger Consideration
     The pro forma financial information reflects estimated aggregate consideration of approximately $6.2 billion for the Merger, as calculated below due to ProLogis being the accounting acquirer (in millions, except price per share):

ProLogis shares and limited partnership units outstanding at December 31, 2010 (assumed to be 60% of total shares of the combined company)	570.8
Total shares of the combined company (for accounting purposes)	951.4

Number of AMB shares to be issued (assumed to be 40% of total shares of the combined company)	380.6
Multiplied by price of ProLogis common shares on April 25, 2011*	$16.28

Estimated aggregate consideration*	$6,195.5

*	As ProLogis is the accounting acquirer, the calculation of the purchase price for accounting purposes is based on ProLogis shares. However, under the terms of the Merger Agreement, ProLogis shareholders will receive 0.4464 of a newly issued share of AMB common stock for each ProLogis common share that they own. This will result in approximately 424.2 million common shares of the combined company outstanding at the time of the Merger.

The estimated aggregate consideration has been determined based on the closing price of ProLogis’ common shares on April 25, 2011 of $16.28. An increase or decrease in share price of $1.00 results in an increase or decrease to the total merger consideration of $381 million. Pursuant to business combination accounting rules, the final aggregate consideration will be based on the price of ProLogis’ common shares as of the closing date and, therefore, will be different from the amount shown above.

The above estimated aggregate consideration does not include an estimate for the fair value of the precombination portion of AMB’s share-based compensation awards, as this amount is not expected to be material to the total aggregate consideration. In addition, AMB and ProLogis have not included an adjustment to the pro forma statement of operations to reflect the change in compensation expense as a result of the estimated fair value of AMB’s share-based compensation awards attributable to the postcombination period as the impact is not expected to be material.
Transaction Costs
     For purposes of the pro forma information, adjustments for estimated transaction and integration costs for the Merger have been excluded. These aggregate estimated transaction and integration costs are expected to be approximately $160 million to $180 million and include estimated costs associated with investment banker advisory fees, legal and accounting fees, termination and severance costs of both companies, system conversion and other integration costs. These costs will impact the results of operations and will be recognized when incurred. Certain costs will be recognized pre-merger by both ProLogis and AMB, and the remainder will be recognized by the combined company after the Merger.
     The unaudited condensed consolidated financial statements included herein do not give effect to any potential cost reductions or other operating efficiencies that AMB and ProLogis expect to result from the Merger.

PROLOGIS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2010
(In thousands)

					AMB		ProLogis,
	ProLogis	AMB	Pro Forma		Historical,		Inc.
	Historical	Historical(A)	Adjustments		as Adjusted		Pro Forma
ASSETS
Investments in real estate properties	$12,879,641	$6,906,176	$1,026,990	(B)	$7,933,166		$20,812,807
Less accumulated depreciation	1,595,678	1,268,093	(1,268,093	)(C)	—		1,595,678

Net investment in properties	11,283,963	5,638,083	2,295,083		7,933,166		19,217,129
Investments in and advances to unconsolidated investees	2,024,661	907,027	452,779	(D)	1,359,806		3,384,467
Notes receivable backed by real estate	302,144	—	—		—		302,144
Assets held for sale	574,791	242,098	21,792	(E)	263,890		838,681

Net investments in real estate	14,185,559	6,787,208	2,769,654		9,556,862		23,742,421
Cash and cash equivalents	37,634	198,424	—		198,424		236,058
Restricted cash	27,081	29,991	—		29,991		57,072
Accounts receivable and other assets	619,633	314,963	170,718	(F)	485,681		1,105,314
Goodwill	32,760	42,309	364,887	(G)	407,196		439,956

Total assets	$14,902,667	$7,372,895	$3,305,259		$10,678,154		$25,580,821

LIABILITIES AND EQUITY
Liabilities:
Debt	$6,506,029	$3,331,299	$68,681	(H)	$3,399,980		$9,906,009
Accounts payable, accrued expenses and other liabilities	856,534	339,474	152,864	(I)	492,338		1,348,872
Liabilities related to assets held for sale	19,749	—	—		—		19,749

Total liabilities	7,382,312	3,670,773	221,545		3,892,318		11,274,630

Equity:
Shareholders’ equity:
Preferred shares	350,000	223,412	5,612	(J)	229,024		579,024
Common shares	5,701	1,684	(3,149	)(K)	(1,465)		4,236
Additional paid-in capital	9,668,404	3,071,134	2,822,431	(K)	5,893,565		15,561,969
Accumulated other comprehensive income (loss)	(3,160)	42,188	(42,188	)(K)	—		(3,160)
Distributions in excess of net earnings	(2,515,722)	(17,695)	17,695	(K)	—		(2,515,722)

Total shareholders’ equity	7,505,223	3,320,723	2,800,401		6,121,124	(1)	13,626,347
Noncontrolling interests	15,132	325,590	264,776	(L)	590,366		605,498
Limited partnership unitholders	—	55,809	18,537	(L)	74,346	(1)	74,346

Total equity	7,520,355	3,702,122	3,083,714		6,785,836		14,306,191

Total liabilities and equity	$14,902,667	$7,372,895	$3,305,259		$10,678,154		$25,580,821

PROLOGIS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(In thousands, except per share data)

					AMB
	ProLogis	AMB	Pro Forma		Historical,	ProLogis, Inc.
	Historical	Historical(A)	Adjustments		as Adjusted	Pro Forma
Revenues:
Rental income	$771,308	$602,640	$1,832	(M)	$604,472	$1,375,780
Property management and other fees and incentives	120,326	30,860	(8,455	)(N)	22,405	142,731
Development management and other income	17,521	—	—		—	17,521

Total revenues	909,155	633,500	(6,623)		626,877	1,536,032

Expenses:
Rental expenses	223,924	188,710	—	(O)	188,710	412,634
Investment management expenses	40,659	12,074	—	(O)	12,074	52,733
General and administrative	165,981	114,390	—	(O)	114,390	280,371
Impairment of real estate properties	736,612	—	—		—	736,612
Depreciation and amortization	319,602	196,636	7,691	(P)	204,327	523,929
Restructuring charges	—	4,874	—		4,874	4,874
Other expenses	16,355	3,197	—		3,197	19,552

Total expenses	1,503,133	519,881	7,691		527,572	2,030,705

Operating income (loss)	(593,978)	113,619	(14,314)		99,305	(494,673)
Other income (expense):
Earnings (loss) from unconsolidated investees, net	23,678	17,372	(13,470	)(Q)	3,902	27,580
Interest income	5,022	1,390	—		1,390	6,412
Interest expense	(461,166)	(130,338)	25,002	(R)	(105,336)	(566,502)
Impairment of goodwill and other assets	(412,745)	—	—		—	(412,745)
Other income (expense), net	10,825	(1,891)	—		(1,891)	8,934
Net gains on dispositions of investments in real estate	28,488	6,739	—		6,739	35,227
Foreign currency exchange gains (losses), net	(11,081)	4,044	—		4,044	(7,037)
Gain (loss) on early extinguishment of debt, net	(201,486)	(2,892)	—		(2,892)	(204,378)

Total other income (expense)	(1,018,465)	(105,576)	11,532		(94,044)	(1,112,509)

Earnings (loss) before income taxes	(1,612,443)	8,043	(2,782)		5,261	(1,607,182)
Current income tax expense (benefit)	21,724	(2,928)	—		(2,928)	18,796
Deferred income tax expense (benefit)	(52,223)	1,619	—		1,619	(50,604)

Total income taxes	(30,499)	(1,309)	—		(1,309)	(31,808)

Earnings (loss) from continuing operations	(1,581,944)	9,352	(2,782	)(O)	6,570	(1,575,374)
Net earnings attributable to noncontrolling interests	(43)	(6,078)	1,808	(S)	(4,270)	(4,313)

Earnings (loss) from continuing operations attributable to controlling interests	(1,581,987)	3,274	(974)		2,300	(1,579,687)
Less preferred share dividends and allocation to participating securities	25,424	16,269	—		16,269	41,693

Loss from continuing operations attributable to common shares	$(1,607,411)	$(12,995)	$(974	)(O)	$(13,969)	$(1,621,380)

Weighted average common shares outstanding — Basic(T)	491,744	161,988				416,808
Weighted average common shares outstanding — Diluted(T)	491,744	161,988				416,808
Net loss from continuing operations per share attributable to common shares — Basic(T)	$(3.27)	$(0.08)				$(3.89)
Net loss from continuing operations per share attributable to common shares — Diluted(T)	$(3.27)	$(0.08)				$(3.89)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)	Basis of Preliminary Purchase Price Allocation

The following preliminary allocation of the AMB purchase price is based on the preliminary estimate of the fair value of the tangible and intangible assets and liabilities of AMB as of December 31, 2010. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the Merger and will be completed after the Merger is consummated. Such final determination of the purchase price may be significantly different from the preliminary estimates used in the pro forma financial statements.

The estimated purchase price of AMB of $6.2 billion (as calculated in the manner described above) is allocated to the assets and liabilities to be assumed based on the following preliminary basis as of December 31, 2010 (dollar amounts in thousands):

Investments in properties	$7,933,166
Investments in and advances to unconsolidated investees	1,359,806
Assets held for sale	263,890
Cash, accounts receivable and other assets	714,096
Goodwill	407,196
Debt	(3,399,980)
Accounts payable, accrued expenses and other liabilities	(492,338)
Noncontrolling interests	(590,366)

Total estimated purchase price	$6,195,470

(2)	Pro Forma Adjustments — determined using foreign currency exchange rates at December 31, 2010, if applicable.
(A)	The AMB Historical amounts include the reclassification of certain AMB balances to conform to the ProLogis presentation as described below:

Balance Sheet:
•	Receivables from affiliates were classified as a component of Accounts Receivable and Other Assets. This balance has been reclassified to Investments In and Advances to Unconsolidated Investees to conform to ProLogis’ presentation.
Statement of Operations:
•	AMB includes only expenses directly related to unconsolidated investees in Investment Management Expenses. ProLogis includes the direct expenses associated with the asset management of the property funds provided by individuals who are assigned to ProLogis’ investment management segment. ProLogis also allocates the costs of the property management function to the properties owned by ProLogis (reported in Rental Expenses) and the properties included in the Investment Management Segment (included in Investment Management Expenses) by using the square feet owned at the beginning of each quarter by the respective portfolios. AMB’s allocated Investment Management Expenses have been reclassified to conform to ProLogis’ presentation.

•	AMB includes Interest Income and Foreign Currency Exchange Gains (Losses) in Other Income (Expense). ProLogis presents these balances as separate line items within the same section of the income statement. AMB’s interest income and foreign currency exchange gains have been reclassified to conform to ProLogis’ presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
•	AMB includes Current Income Tax Expense and Deferred Income Tax Expense as a component of General and Administrative Expenses. ProLogis presents both current and deferred income tax expense as separate line items following Earnings (Loss) Before Income Taxes. AMB’s current and deferred income tax balances have been reclassified to conform to ProLogis’ presentation.
Balance Sheet Adjustments
(B)	AMB’s real estate assets have been adjusted to their estimated fair value as of December 31, 2010. AMB and ProLogis estimated the fair value generally by applying a capitalization rate to estimated net operating income of a property, recent third party appraisals or other available market data. AMB and ProLogis determined the capitalization rates that were appropriate by market based on recent appraisals, transactions or other market data. The fair value also includes a portfolio premium that AMB and ProLogis estimate a third party would be willing to pay for the entire portfolio.

(C)	AMB’s historical accumulated depreciation balance is eliminated.

(D)	AMB’s investments in joint ventures have been adjusted to their estimated fair value as of December 31, 2010. The fair values for the investments were calculated using similar valuation methods as those used for consolidated real estate assets and debt.

(E)	As of December 31, 2010, AMB had ten properties held for sale and eight properties held for contribution to unconsolidated investees that were classified as held for sale and carried at the lesser of cost or fair value less costs to sell. Adjustments to AMB’s historical balances associated with these properties reflect the real estate assets at their estimated fair value less costs to sell.

(F)	Adjustments to AMB’s historical balance of accounts receivable and other assets are as follows (in thousands):

Elimination of deferred financing costs, net	$(38,079)
Elimination of straight-line rent receivable	(81,661)
Adjustment to reflect certain corporate and other assets at fair value	(46,495)
Recognition of value of acquired in place leases and leases that have above market rents	215,215
Recognition of value of existing management agreements	121,738

$170,718

The fair value of in place leases was calculated based upon AMB’s and ProLogis’ best estimate of the costs to obtain tenants, primarily leasing commissions, in each of the applicable markets. An asset or liability (see note I) was recognized for acquired leases with favorable or unfavorable rents based on AMB’s and ProLogis’ best estimate of current market rents in each of the applicable markets. The recognition of value of existing management agreements was calculated by discounting future expected cash flows under these agreements.

(G)	Reflects estimated goodwill from the purchase price allocation of $407.2 million and the elimination of AMB’s historical goodwill of $42.3 million.

(H)	AMB’s debt balances have been adjusted to the estimated fair value as of December 31, 2010. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for the issuance of debt with similar terms and remaining maturities.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
(I)	Adjustments to AMB’s historical balance of accounts payable, accrued expenses and other liabilities are as follows (in thousands):

Elimination of deferred revenue	$(4,250)
Elimination of the liability associated with acquired in place leases that have below market lease rates	(7,440)
Recognition of a liability associated with acquired in place leases that have below market lease rates	122,554
Adjustment to deferred tax liabilities as a result of certain fair market value adjustments	42,000

$152,864

(J)	Fair value adjustment to AMB’s preferred stock based on quoted market prices as of December 31, 2010.

(K)	Adjustments represent the elimination of historical AMB balances and the issuance of AMB common stock in the Merger.

(L)	The adjustment for non-controlling interests in consolidated joint ventures as of December 31, 2010 is based on the non-controlling interests’ share in the fair value adjustments described above. The adjustment for the limited partnership unitholders represents the allocation of the purchase price to the limited partners based on the number of units outstanding as of December 31, 2010.
Statement of Operations Adjustments — The pro forma adjustments to the Statement of Operations assume that a purchase price allocation done as of January 1, 2010 would have been equivalent to the amounts (in United States dollars) assigned based on the purchase price allocation done as of December 31, 2010 and reflected in the Pro Forma Condensed Consolidated Balance Sheet.
(M)	Rental income is adjusted to: (i) remove $15.4 million of AMB’s historical straight-line rent; (ii) recognize $33.1 million of total minimum lease payments provided under the acquired leases on a straightline basis over the remaining term from January 1, 2010; (iii) remove $0.9 million of AMB’s historical amortization of the asset or liability created from previous acquisitions of leases with favorable or unfavorable rents; and (iv) amortization of the asset or liability from the acquired leases with favorable or unfavorable rents relative to estimated market rents, including a reduction of $33.7 million from amortization of the asset and an increase of $18.7 million from amortization of the liability, both from January 1, 2010. We amortized the asset or liability from the acquired leases with favorable or unfavorable rents relative to estimated market rents using the remaining lease term associated with these leases, which approximated 5 years.

(N)	AMB and ProLogis have adjusted management fee income to reflect the amortization of the intangible asset recognized based on the estimated fair value of the acquired management contracts. The fair value of the acquired management contracts was estimated by discounting the expected future cash flows, and the amortization is calculated based on the estimated remaining term of the related property fund or joint venture management agreement, which approximated 14 years.

(O)	AMB and ProLogis expect that the Merger will create operational and general and administrative cost savings, including property management costs, investment management expenses, costs associated with corporate administration and infrastructure, including duplicative public company costs. There can be no assurance that AMB and ProLogis will be successful in achieving these anticipated cost savings. As these adjustments cannot be factually supported, AMB and ProLogis have not included any estimate of the expected future cost savings.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
(P)	Depreciation and amortization expense is adjusted to: (i) remove $196.6 million of AMB’s historical depreciation and amortization expense; (ii) recognize real estate depreciation expense of $188.7 million as a result of the adjustment of AMB real estate assets to estimated fair value as of January 1, 2010; (iii) reflect amortization expense of $14.3 million on intangible assets recognized related to the estimated value of in-place leases as of January 1, 2010; and (iv) recognize depreciation expense of $1.3 million on corporate and other non-real estate assets based on the estimated fair value as of January 1, 2010. For purposes of this adjustment, AMB and ProLogis estimated the depreciable and non-depreciable components and used an estimated average useful life of 25 years for industrial properties, five years corporate and other assets and the remaining lease term associated with the in-place leases that approximated five years.

(Q)	AMB and ProLogis adjusted AMB’s investment in unconsolidated investees to fair value. As a result, AMB and ProLogis adjusted the equity in earnings that AMB recognized from these investees to reflect the impact from the amortization of these fair value adjustments would have had on AMB’s earnings from these unconsolidated investees.

(R)	As of January 1, 2010, AMB and ProLogis reflected AMB’s debt at fair value. The adjustment to interest expense includes: (i) removal of AMB’s historical interest expense of $130.3 million, including amortization of deferred financing costs; and (ii) recognition of interest expense of $105.3 million based on the estimated fair value of acquired debt as of January 1, 2010 and net of adjustment to capitalized interest. The fair value represented a weighted average interest rate of 4.25% as of December 31, 2010 (see note H).

(S)	An adjustment of $1.8 million was made to reflect: (i) the adjustment to the income allocated to non-controlling interests in the joint ventures that AMB consolidates; and (ii) the adjustment related to the limited partnership unitholders ownership percentage of 1.2% in the consolidated results of AMB Property, L.P. The adjustment was calculated based on AMB’s historical ratio of Net Earnings Attributable to Noncontrolling Interests to Earnings (Loss) from Continuing Operations multiplied by the net impact of the purchase accounting adjustments to continuing operations.

(T)	The calculation of basic and diluted loss from continuing operations attributable to common shares per share were as follows (in thousands, except per share data):

	Year Ended December 31, 2010
	ProLogis	AMB	ProLogis, Inc.
	Historical	Historical	Pro Forma
Loss from continuing operations attributable to common shares	$(1,607,411)	$(12,995)	$(1,621,380)

Weighted average common shares outstanding — Basic and Diluted	491,744	161,988	416,808 (*)

Net loss from continuing operations per common share — Basic and Diluted	$(3.27)	$(0.08)	$(3.89)

(*)	The pro forma weighted average shares outstanding assumes the issuance of 254,820,000 shares of AMB common stock on January 1, 2010. The shares were calculated based on the number of ProLogis common shares outstanding as of December 31, 2010 and used the exchange ratio of 0.4464 to calculate the number of shares of AMB common stock issued in the Merger. Since AMB and ProLogis have a loss from continuing operations, both basic and diluted weighted average shares outstanding were the same.

AMB Property, L.P.
Unconditionally Guaranteed by AMB Property Corporation
OFFERS TO EXCHANGE
ALL OUTSTANDING NOTES OF PROLOGIS SPECIFIED ABOVE
AND SOLICITATION OF CONSENTS TO AMEND
THE RELATED INDENTURE

PROSPECTUS

The Exchange Agent for the Exchange Offers and the Consent Solicitations is:
Global Bondholder Services Corporation

By Facsimile (Eligible Institutions Only):	By Mail or Hand:
(212) 430-3775 Attention: Corporate Actions For Information or Confirmation by Telephone:	65 Broadway — Suite 723 New York, New York 10006 Attention: Corporate Actions
(212) 430-3774
     Any questions or requests for assistance may be directed to the Dealer Managers at the addresses and telephone numbers set forth below. Requests for additional copies of this Prospectus and the Letter of Transmittal may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offers and the Consent Solicitations.
The Information Agent for the Exchange Offers and the Consent Solicitations is:
Global Bondholder Services Corporation
65 Broadway — Suite 723
New York, New York 10006
Attn: Corporate Actions
Bank and Brokers Call Collect: (212) 430-3774
All Others, Please Call Toll-Free: (866) 470-3700
The Dealer Managers for the Exchange Offers and the Consent Solicitations are:

Citigroup Global Markets Inc. Liability Management Group 390 Greenwich Street, 1st Floor New York, New York 10013 Toll-Free: (800) 558-3745	RBS Securities Inc. Liability Management Group 600 Washington Boulevard Stamford, CT 06901 Toll-Free: (877) 297-9832